UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Cadence Financial Corporation

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Cadence Shareholders:

You are cordially invited to attend the special meeting of shareholders of Cadence Financial Corporation (“Cadence”) to be held on Thursday, December 9, 2010 at 10:00 a.m. (local time) at 301 University Drive, Starkville, Mississippi 39759.

At this special meeting, you will be asked to consider and vote on the approval of the Agreement and Plan of Merger entered into on October 6, 2010 by Cadence and Community Bancorp LLC (“CBC”), pursuant to which a wholly-owned subsidiary of CBC will be merged with and into Cadence, with Cadence continuing thereafter as a wholly-owned subsidiary of CBC. If the merger is completed, each outstanding share of Cadence common stock will be converted into the right to receive $2.50 in cash, without interest and less any applicable withholding taxes (other than shares of Cadence common stock held by Cadence or CBC, which will be cancelled without payment). In addition, CBC has offered to purchase the $44.0 million of Cadence preferred stock and the associated warrant issued to the U.S. Department of the Treasury (“Treasury”) under the Capital Purchase Program for approximately $38.0 million in cash plus accrued dividends through the signing of the definitive purchase agreement with the Treasury. Treasury has indicated its willingness to agree to sell its Cadence preferred stock and warrant for such cash consideration subject to entry into definitive documentation acceptable to Treasury in its sole discretion.

Upon completion of the merger, shares of Cadence common stock will no longer be listed on any stock exchange or quotation system, and you will not participate in our future earnings or growth.

We cannot complete the merger unless we obtain the necessary regulatory approvals and unless our shareholders approve the merger agreement. We are asking our shareholders to consider and vote on this merger proposal at a special meeting of shareholders. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Cadence or submit your proxy by telephone or over the Internet following instructions on the proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement.

The board of directors of Cadence enthusiastically supports the merger and recommends that you vote “FOR” the merger agreement.

This proxy statement contains a more complete description of the special meeting and the terms of the merger. We urge you to carefully review this entire proxy statement and the documents included with this proxy statement.

Sincerely yours,

Lewis F. Mallory, Jr. Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

Proxy statement dated November 3, 2010 and first mailed to shareholders of Cadence on or about November 5, 2010.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 9, 2010

TO THE SHAREHOLDERS OF CADENCE FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Cadence Financial Corporation (“Cadence”) will be held at 301 University Drive, Starkville, Mississippi 39759, on Thursday, December 9, 2010, at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 6, 2010, by and among Cadence, Community Bancorp LLC (“CBC”) and Maroon Acquisition Corp., a wholly-owned subsidiary of CBC (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Cadence, with Cadence continuing thereafter as a wholly-owned subsidiary of CBC on and subject to the terms and conditions contained therein.

2.	To consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

These proposals are described in detail in the attached proxy statement. Only shareholders of record at the close of business on November 3, 2010 are entitled to notice of and to vote at the special meeting.

The board of directors of Cadence unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” adjustment of the meeting to a later date or dates to permit further solicitation of proxies, if necessary.

Your vote is important regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least a majority of the shares of Cadence common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope or submit your proxy by telephone or over the Internet following instructions on the proxy card. You may revoke your proxy card in the manner described in the proxy statement at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

By order of the Board of Directors,

Lewis F. Mallory, Jr. Chairman of the Board and Chief Executive Officer

Starkville, Mississippi

November 3, 2010

i

APPENDICES

Appendix A Agreement and Plan of Merger

Appendix B Opinion of Keefe, Bruyette & Woods, Inc.

Appendix C Cadence’s Annual Report on Form 10-K for year ended December 31, 2009

Appendix D Cadence’s Annual Report on Form 10-Q for the quarter ended June 30, 2010

ii

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which we refer you. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the topics we have summarized. See also “Where You Can Find More Information.”

Except as otherwise specifically noted in this proxy statement, “Cadence,” “we,” “our,” “us” and similar words in this proxy statement refer to Cadence Financial Corporation and its subsidiaries.

The Parties to the Merger (page 18)

Cadence Financial Corporation is a Mississippi corporation and a bank holding company. Through its wholly-owned subsidiary, Cadence Bank, N.A., which we refer to as Cadence Bank, Cadence operates in the states of Mississippi, Alabama, Tennessee, Florida and Georgia. Cadence’s primary business is providing traditional commercial and retail banking services to customers. Cadence also provides other financial services, including trust services, mortgage services and investment products.

Community Bancorp LLC, which we refer to as CBC, is a Delaware limited liability company formed in November 2009 and a bank holding company. CBC is headquartered in Houston, Texas. CBC has raised equity capital commitments in excess of $900 million for the purpose of making investments in the U.S. banking sector, with a particular focus on community banks that are well positioned to benefit from the equity capital and industry expertise CBC can provide.

Maroon Acquisition Corp., a wholly-owned subsidiary of CBC to which we refer as Merger Sub, is a Delaware corporation formed on September 20, 2010 for the purpose of effecting the merger. At the effective time of the merger, Merger Sub will be merged with and into Cadence and the name of the resulting company will be Cadence Financial Corporation. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

The Merger (page 18)

If Cadence’s shareholders approve the merger agreement at the special meeting, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of all other conditions to the merger, Merger Sub will merge with an into Cadence with Cadence being the surviving corporation. As a result of the merger, Cadence will become a wholly-owned subsidiary of CBC. Upon completion of the merger, shares of Cadence common stock will no longer be listed on any stock exchange or quotation system and each such outstanding share of Cadence common stock will be converted into the right to receive $2.50 in cash, without interest and less any applicable withholding taxes (other than shares of Cadence common stock held by Cadence or CBC, which will be cancelled without payment). We currently expect to complete the merger in the first quarter of 2011, however, we cannot predict the exact timing of the consummation of the merger and whether the merger will be consummated.

We have included the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in full, as it is the legal document that governs the merger.

The Special Meeting (page 15)

Date, Time and Place. The special meeting will be held on Thursday, December 9, 2010, starting at 10:00 a.m. (local time) at 301 University Drive, Starkville, Mississippi 39759.

Purpose. You will be asked to consider and vote upon (1) the adoption of the merger agreement, and (2) the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Cadence common stock at the close of business on November 3, 2010, the record date for the special meeting. You will have one vote for each share of Cadence common stock that you owned on the record date. As of the record date, there were 11,909,127 shares of Cadence common stock issued and outstanding and entitled to vote. A majority of Cadence common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required. The adoption of the merger agreement requires the affirmative vote of holders of at least a majority of the shares of Cadence common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Cadence common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Voting and Proxies. Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet you must do so no later than 4:00 p.m. central time on the date prior to the date of the special meeting. If you do not return your proxy card, submit your proxy by phone or the Internet or attend the special meeting, your shares of Cadence common stock will not be voted. Even if you plan to attend the special meeting, if you hold your shares of common stock in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card, by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, if applicable.

If your shares of Cadence common stock are held in “street name,” you should instruct your broker, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker, bank, trust or other nominee. If your shares of Cadence common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your nominee with instructions on how to vote your shares of Cadence common stock, your nominee will not be able to vote such shares at the special meeting. Because the proposals to adopt the merger agreement and to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of common stock present in person or represented at the special meeting and entitled to vote thereon, and because your broker, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to instruct your nominee with voting instructions on how to vote your shares will have no effect on the approval of those proposals.

Revocability of Proxy. Any shareholder of record of Cadence common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special meeting by any of the following actions:

•	delivering to Cadence’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Cadence common stock and bearing a later date; or

•

submitting another proxy by telephone or on the Internet before 4:00 p.m. central time on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Cadence common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cadence Financial Corporation

301 University Drive

Starkville, Mississippi 39759

Background of the Merger (page 18)

On October 6, 2010, Cadence sent notice to Trustmark Corporation (“Trustmark”), Jackson, Mississippi, terminating the Agreement and Plan of Reorganization entered into by Cadence and Trustmark on September 21, 2010. Cadence terminated the Trustmark merger agreement because it received a bona fide acquisition proposal from CBC that our board determined in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the advice of independent legal counsel and as to financial matters on the advice of its financial advisor, to be a superior proposal. Immediately thereafter, on October 6, 2010, Cadence entered into the merger agreement with CBC. See “Background of the Merger.”

Reasons for the Merger (page 24)

In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, Cadence’s board of directors consulted with Cadence’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision.

Recommendation of Cadence’s Board of Directors (page 24)

Cadence’s board of directors believes that the merger is advisable and in the best interests of Cadence’s shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” adjournment of the meeting to a later date or dates to permit further solicitation of proxies, if necessary.

Opinion of Cadence’s Financial Advisor (page 26)

Cadence’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion to our board of directors that, as of the date of the opinion, based on and subject to the considerations described in its opinion, the merger consideration is fair from a financial point of view to Cadence’s shareholders. The full text of this opinion is attached as Appendix B to this proxy statement. We encourage you to read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in rendering its fairness opinion.

Merger Financing (page 36)

CBC’s obligation to complete the merger is not subject to a financing condition. The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $75 million, which includes approximately $38 million to pay for the TARP Preferred and $30 million to pay Cadence’s shareholders, option holders and holders of restricted and phantom units the amounts due to them under the merger agreement at the closing of the merger, with the remaining funds to be used to pay customary fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by CBC from cash on hand.

Effect of the Merger on Options, Restricted Stock and Phantom Stock (page 36)

Cadence Stock Options

Owners of vested options must exercise them prior to consummation of the merger to be entitled to receive the merger consideration. Options that are not exercised will be cancelled and converted into the right to receive $0.20 per option, subject to the execution of a release and termination of such option by the optionholder prior to the consummation of the merger.

Restricted Stock

All shares of Cadence common stock subject to time lapse restrictions are fully vested and will become free of restrictions as of the effective time of the merger and holders of such shares will be entitled to receive the merger consideration.

Phantom Stock

At the effective time of the merger, phantom stock units with respect to shares of Cadence common stock will be converted in to the right to receive a cash payment equal to $2.50 per phantom stock unit plus accumulated dividends on such phantom stock unit.

Material U.S. Federal Income Tax Consequences of the Merger (page 34)

In general, the merger will be a taxable transaction for U.S. holders of Cadence common stock (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). For U.S. federal income tax purposes, a U.S. holder will generally realize and recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Holders are strongly encouraged to consult their tax advisors regarding the tax consequences of the merger to them. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Interest of Cadence’s Directors and Executive Officers in the Merger (page 32)

Some of the directors and officers of Cadence have interests in the merger that differ from, or are in addition to, their interests as shareholders of Cadence. The independent members of Cadence’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved.

The merger will constitute a “change in control” of Cadence that will trigger certain obligations that Cadence owes to Lewis F. Mallory, Jr., Mark A. Abernathy and Richard T. Haston under their respective employment agreements and to John Davis pursuant to a change of control agreement.

Under the merger agreement, current and former officers and directors of Cadence are entitled to indemnification under Cadence’s articles of incorporation, bylaws or indemnification contracts or undertakings for a period of six years from the effective time of the merger. In addition, CBC is obligated to maintain Cadence’s existing director’s and officer’s liability insurance for a period of six years or purchase a tail policy providing coverage no less favorable than Cadence’s exiting policy. Cadence is prohibited from providing these benefits to management while Cadence’s preferred stock and the associated warrant issued under the TARP Capital Purchase Program are outstanding. In addition, Cadence may not provide these benefits pursuant to FDIC regulations for so long as Cadence is under a consent order. These restrictions will only be removed with FDIC approval and are expected to be in place following the consummation of the merger. Moreover, CBC has indicated to us that it intends to continue to employ our management team. To the extent that Messrs. Mallory, Abernathy and Haston continue to be employed by Cadence such employees will not be entitled to change of control payments under these agreements.

The merger agreement provides that all of Cadence’s outstanding vested options that are not exercised as of the effective time of the merger will be cancelled and converted into the right to receive $0.20 per option, all Cadence restricted common stock granted subject to time lapse restrictions will become free of such restrictions and all phantom stock units will be converted into the right to receive the merger consideration and all accumulated dividends.

Security Ownership of Certain Beneficial Owners and Management (page 53)

As of November 3, 2010, the record date for the special meeting, the directors and executive officers of Cadence beneficially owned in the aggregate approximately 1,260,837 shares of Cadence’s outstanding common stock entitled to vote at the special meeting or approximately 10.6% of Cadence’s outstanding common stock.

Dissenter’s Rights of Appraisal (page 46)

As a shareholder of Cadence, you do not have any dissenter’s or appraisal rights under Mississippi law in connection with the merger or the other matters described in this proxy statement.

Regulatory Approvals (page 35)

The merger is subject to the approval of the Board of Governors of the Federal Reserve System. CBC filed an application with the Board of Governors of the Federal Reserve on October 25, 2010. Neither Cadence nor CBC can be certain if or when all such approvals will be obtained.

Other Conditions to the Merger (page 40)

A number of other conditions must be met for the parties to complete the merger. Any of these conditions may be waived by the party for whose benefit the condition exists. Currently, neither party intends to waive any condition to the merger. Other conditions include:

•	the receipt of the approval of Cadence shareholders;

•	the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger and related transactions;

•	approval from all necessary governmental agencies and authorities, including the Federal Reserve Board and any other regulatory agency whose approval must be received;

•	the continuing accuracy of the parties’ representations and warranties to each other as of the closing date of the merger subject to the materiality standards in the merger agreement;

•	the absence of any change in the business or financial condition of Cadence which would have a material adverse effect on the condition of Cadence;

•	the aggregate amount of loans charged off between the date of the merger agreement and the second business day prior to the closing must not exceed $100 million; and

•	the performance or compliance in all material respects by each party with its respective covenants and conditions required by the merger agreement.

Modifications or Waiver (page 44)

The parties may amend the merger agreement and each party may waive its right to require the other party to adhere to any term or condition of the merger agreement.

Payment of Trustmark Termination Fee (page 44)

Upon execution of the merger agreement, CBC advanced to Cadence $2.0 million to be used by Cadence to pay the termination fee due upon termination of the Trustmark merger agreement. If the merger agreement is terminated by CBC for any reason or by Cadence due to receipt of a superior acquisition proposal, failure to obtain shareholder approval or mutual written consent with CBC to terminate the agreement, then Cadence must reimburse CBC for the $2.0 million advance. Cadence is not required to reimburse CBC for the advanced $2.0 million, if the merger agreement is terminated by Cadence for any reason other than for receipt of a superior acquisition proposal, failure to obtain shareholder approval or mutual written consent with CBC to terminate the agreement and Cadence is not in material breach of any of its representations, warranties and covenants.

Termination of the Merger Agreement (page 44)

The parties can mutually agree at any time to terminate the merger agreement.

Either party can unilaterally terminate the merger agreement if:

•

the merger has not become effective on or before March 30, 2011, unless the failure to complete the merger by that time is due to a material breach of the merger agreement by the party that seeks to terminate the merger agreement;

•

any court or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•

any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions and such disapproval has become final and non-appealable;

•	the approval of the merger agreement by the shareholders of Cadence is not obtained;

•

the other party fails to comply in any material respect with any covenant or agreement contained in the merger agreement or breaches any of the representations or warranties and such breach would, individually or in the aggregate, cause the conditions for the merger not to be satisfied, and such breach has not been cured by the earlier of 15 days after the terminating party gives written notice of such breach to the breaching party or March 30, 2011.

Cadence may terminate the merger agreement, without the consent of CBC, if:

•

Cadence receives an acquisition proposal from a third party and the Cadence board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties.

CBC may terminate the merger agreement, without the consent of Cadence, if Cadence’s board of directors:

•

withdraws or modifies, in any manner that is adverse to CBC, its recommendation or approval of the merger agreement or recommends to the shareholders of Cadence the acceptance or approval of any alternative acquisition proposal or has resolved to do so.

If the merger agreement is terminated by Cadence in connection with the receipt of an alternative acquisition proposal, or by CBC upon the withdrawal or modification of Cadence’s recommendation or approval of the merger agreement or recommendation of the approval of an alternative acquisition proposal, Cadence must reimburse CBC for up to $1.0 million for CBC’s expenses incurred in connection with the merger agreement and pay CBC a termination fee calculated as follows:

•	$2.5 million if the merger agreement is terminated on or before the date that is 10 days from the date of execution of the merger agreement;

•

$3.5 million if the merger agreement is terminated after 10 days from the date of the execution of the merger agreement and on or before the date that is 30 days from the date of execution of the merger agreement; and

•	$4.5 million if the merger agreement is terminated after that date that is 30 days from the date of execution of the merger agreement.

In addition, if the merger agreement was terminated by either party because shareholder approval was not received and prior to such time a third party proposed or publicly announced an acquisition proposal, then Cadence shall pay CBC the expense reimbursement, and if an acquisition proposal (i) is signed within 12 months of such termination and later consummated or (ii) consummated within 12 months of such termination, then in each case Cadence shall on consummation of the acquisition proposal also pay CBC the termination fee (in addition to the expense reimbursement).

No Solicitations (page 39)

In addition to the restrictions on Cadence outlined above, so long as the merger agreement is in effect, Cadence and its subsidiaries have agreed not to directly take any of the following actions:

•	solicit, facilitate, initiate or encourage the making of any acquisition proposal; or

•	enter into any negotiations concerning, furnish any information relating to Cadence in connection with, or agree to any acquisition proposal.

However, Cadence may furnish information or participate in negotiations or discussions after the board of directors of Cadence has determined, based on the advice of outside counsel, that the failure to furnish any information or participate in such negotiations or discussions would or could reasonably be expected to constitute a potential breach of any of the fiduciary obligations of Cadence’s board of directors. Cadence has agreed to notify CBC of any acquisition proposal received.

Cadence may terminate the merger agreement if it has received an acquisition proposal from a third party which it determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, to be superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties under applicable law.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that Cadence shareholders may have regarding the merger and the special meeting, and brief answers to those questions. You are encouraged to read carefully this entire proxy statement, including the Appendices, and the other documents to which this proxy statement refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this proxy statement to CBC are to Community Bancorp LLC, a Delaware limited liability company; all references to Merger Sub are to Maroon Acquisition Corp., a Delaware corporation; all references to Cadence are to Cadence Financial Corporation, a Mississippi corporation, and its subsidiaries; all references to Cadence Bank are to Cadence Bank, N.A.; and all references to the merger agreement are to the Agreement and Plan of Merger, dated October 6, 2010, by and between CBC, Merger Sub and Cadence, a copy of which is attached as Appendix A to this proxy statement and is incorporated herein by reference.

Q:	Why am I receiving this document?

A:	CBC and Cadence have agreed to a merger, pursuant to which Merger Sub will merge with and into Cadence and Cadence will continue as the surviving corporation as a direct, wholly-owned subsidiary of CBC and will cease to be a publicly held corporation. To complete the merger, Cadence shareholders must vote to approve and adopt the merger agreement, and Cadence is holding a special meeting of shareholders to obtain such shareholder approval.

This document is the proxy statement by which the Cadence board of directors is soliciting proxies from you to vote on the approval and adoption of the merger agreement, as it may be amended from time to time, at the special meeting or at any adjournment or postponement of the special meeting.

Q:	Does Cadence’s board of directors recommend that shareholders approve and adopt the merger agreement?

A:	Yes. The Cadence board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions are advisable and in the best interests of Cadence and its shareholders. Therefore, the Cadence board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement at the special meeting. See “The Merger—Reasons for the Merger and Recommendations of the Board of Cadence.”

In considering the recommendation of Cadence’s board of directors, shareholders of Cadence should be aware that members of Cadence’s board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Cadence shareholders. See “The Merger—Interest of Cadence’s Directors and Executive Officers of Cadence in the Merger.”

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will merge with and into Cadence and Cadence will continue as the surviving corporation as a direct, wholly-owned subsidiary of CBC and will cease to be a publicly held corporation.

Q:	What will I receive in the merger?

A:

If the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Cadence common stock held by Cadence or CBC, which will be cancelled without payment) will be converted into the right to receive $2.50 in cash (the “Merger Consideration”), without interest and less any applicable withholding tax. The closing sale price of our common stock as quoted on the NASDAQ Global Market on October 5, 2010, the last trading day prior to announcement of the execution of the merger agreement, was $2.08 per share. The $2.50 per share to be paid for each share of common stock in the merger represents a premium of approximately 20% to the closing sale price on October 5, 2010 and a premium of approximately 45% to the closing sale price on September 22, 2010 (the day prior to the announcement of the agreement with Trustmark).

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2009, included as Appendix C to this proxy statement and any updates to those risks and uncertainties set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 included as Appendix D to this proxy statement. Under specified circumstances, we may be required to pay CBC a termination fee and expenses as described under the caption “The Merger Agreement—Termination of Merger Agreement.”

Q:	What am I being asked to vote on?

A:	Cadence shareholders are being asked to vote on the following proposals:

•	to approve and adopt the merger agreement, as it may be amended from time to time; and

•

to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

The approval by Cadence shareholders of the proposal to approve and adopt the merger agreement is a condition to the obligations of CBC and Cadence to complete the merger.

Q:	What shareholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•

Approval and Adoption of the Merger Agreement. The affirmative vote of holders of at least a majority of the shares of Cadence common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting. If you abstain, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

•

Adjournment. The affirmative vote of holders of a majority of the shares of Cadence common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Abstentions and broker “non-votes” will have the same effect as a vote “AGAINST” the proposal.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:	What constitutes a quorum for the special meeting?

A:	The presence in person or by proxy of the holders of a majority of the outstanding shares of Cadence common stock is necessary to constitute a quorum at the special meeting. If a shareholder is not present in person or represented by proxy at the special meeting, such shareholder’s shares will not be counted for purposes of calculating a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will they automatically vote my shares for me?

A:	No. If you hold shares of Cadence common stock in an account at a bank, broker or other nominee and do not chose to attend the special meeting in person, you must provide your bank, broker or other nominee with instructions as to how to vote your shares of Cadence common stock. You may also vote in person at the special meeting; however, if you wish to do so, you must bring a proxy from the bank, broker or other nominee identifying you as the beneficial owner of such shares of Cadence common stock and authorizing you to vote. Brokers will NOT vote shares of Cadence common stock held in “street name” unless you have instructed your broker how to vote.

Q:	If my Cadence stock is certificated, should I send in my stock certificates with my proxy card?

A:	No. Please do not send your Cadence stock certificates with your proxy card. Rather, promptly after the merger becomes effective, we will deliver or mail to you a form of letter of transmittal and instructions for the surrender of your Cadence stock certificates.

Q:	Will the proceeds I receive for my shares in the merger be taxable to me?

A:	In general, the merger will be a taxable transaction for U.S. holders of Cadence common stock (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). For U.S. federal income tax purposes, a U.S. holder will generally realize and recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Please review carefully the information under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a description of material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. You are strongly encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	When do CBC and Cadence expect to complete the merger?

A:	CBC and Cadence are working to complete the merger as quickly as practicable. We currently expect the merger to be completed during the first quarter of 2011, subject to the approval and adoption of the merger agreement by Cadence shareholders, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur. See “The Merger—Conditions to the Completion of the Merger.”

Q:	Am I entitled to dissent from the merger?

A:	No. You do not have the right under Mississippi law to dissent from the merger.

Q:	When and where is the special meeting?

A:	The special meeting will be held on Thursday, December 9, 2010 at 10:00 a.m., local time, at Cadence’s principal executive offices located at 301 University Drive, Starkville, Mississippi 39759.

Q:	Who can vote at the special meeting?

A:

All holders of Cadence common stock who held shares at the close of business on the record date for the special meeting (November 3, 2010) are entitled to receive notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting or any adjournment or postponement thereof. As of the close of business on November 3, 2010, there were 11,909,127 shares of Cadence common stock outstanding and entitled to vote, held by approximately 2,340 holders of record. Each share of Cadence common stock is entitled to one vote.

Q:	Is my vote important?

A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for Cadence to obtain the necessary quorum to hold the special meeting. In addition, if you abstain, that will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement, and if you fail to vote, it will have no effect on the outcome of the proposal. If you hold your shares through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on the approval and adoption of the merger agreement without instructions from you. The Cadence board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your Cadence shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by Cadence’s shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of Cadence common stock will be represented and voted at the special meeting.

Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which voting options are available to you.

The Internet and telephone proxy submission procedures are designed to verify your stock holdings and to allow you to confirm that your instructions have been properly recorded.

The method by which you submit a proxy will in no way limit your right to vote at the special meeting if you later decide to attend the meeting in person. If your shares of Cadence common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the special meeting.

Q:	How will my proxy be voted?

A:	All shares of Cadence common stock entitled to vote and represented by properly completed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Cadence common stock should be voted, the shares of Cadence common stock represented by your proxy will be voted as the Cadence board of directors recommends and therefore “FOR” the approval and adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke or change your proxy at any time before your proxy is voted by any of the following actions:

•	delivering to Cadence’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Cadence common stock and bearing a later date; or

•

submitting another proxy by telephone or on the Internet before 4:00 p.m. central time on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Cadence common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Who can answer my questions?

A:	Cadence shareholders, banks and brokers should call Corporate Communications Inc. toll-free at 866-695-6075 with any questions about the merger or the special meeting, or to obtain additional copies of this proxy statement or proxy cards.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and are considered “forward-looking.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue”, “predicts”, “potential”, “ongoing”, or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. These forward-looking statements, including without limitation, those relating to future actions, effects on us if the merger is not completed, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the SEC. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	we may be unable to obtain the required shareholder approval for the merger at the special meeting;

•

the conditions to the closing of the merger may not be satisfied, or the merger agreement may be terminated prior to closing, which would, in some cases, require us to pay up to a $4.5 million termination fee, plus up to $1.0 million for expenses to CBC and to reimburse CBC for the $2.0 million advanced to pay the Trustmark Termination fee;

•

the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule;

•

disruptions and uncertainty, including diversion of management attention, resulting from our proposed merger may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	we have and will continue to incur significant expenses related to the merger prior to its closing and the merger may involve unexpected costs or unexpected liabilities;

•	the impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Cadence’s outstanding preferred stock issued under TARP is repaid;

•

legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages, increases in regulatory capital requirements, and changes in the U.S. Treasury’s Capital Purchase Program;

•

Cadence’s ability to comply with any requirements imposed on us and Cadence Bank, including the consent order entered into on May 19, 2010, by our respective regulators, and the potential negative consequences that may result;

•	the outcome of any legal proceedings that may be instituted against Cadence or CBC and others related to the merger agreement;

•	changes in accounting principles, policies, and guidelines applicable to bank holding companies and banking;

•	changes in the general economic business conditions;

•	inability to attract and retain deposits;

•	changes in the level of non-performing assets and charge-offs;

•	changes in the financial performance and/or condition of borrowers;

•	inflation, interest rate, cost of funds, securities market and monetary fluctuations;

•	changes in the competitive environment in which we operate; and

•

additional factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 included as Appendix C to this proxy statement, under the headings “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk,” and as such factors were updated in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 included as Appendix D to this proxy statement.

See “Where You Can Find More Information.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Cadence’s shareholders as part of the solicitation of proxies by the Cadence board of directors for use at the special meeting to be held on Thursday, December 9, starting at 10:00 a.m. (local time), at 301 University Drive, Starkville, Mississippi 39759, or at any adjournment or postponement thereof. The purpose of the special meeting is for Cadence’s shareholders to consider and vote on adoption of the merger agreement and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Cadence’s shareholders must adopt the merger agreement in order for the merger to occur. If Cadence’s shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Appendix A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on November 3, 2010 as the record date for the special meeting, and only holders of record of Cadence common stock on the record date are entitled to vote at the special meeting. As of the record date, there were 11,909,127 shares of Cadence common stock outstanding and entitled to vote. Each share of Cadence common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Cadence common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Cadence common stock present in person or represented at the special meeting but not voted, including shares of Cadence common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of holders of at least a majority of the shares of Cadence common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting. A majority of Cadence common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of the special meeting. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The adoption of the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Cadence common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the proposal to adjourn or postpone the special meeting and if you fail to vote, it will have no effect on the outcome of the proposal.

Proxies and Revocation

If you are a shareholder of record of your shares of Cadence common stock and you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail that is received by Cadence at any time prior to 4:00 p.m. central time on the date prior to the date of the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of the Cadence board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof.

If your shares of Cadence common stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee. Brokers, banks, trusts or other nominees who hold shares of Cadence common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank, trust or other nominee that are present in person or represented at the meeting, but with respect to which the broker, bank, trust or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank, trust or other nominee holds your shares of Cadence common stock in “street name,” your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Because it is expected that brokers, banks, trusts and other nominees will not have discretionary authority to vote on either proposal, Cadence anticipates that there will not be any broker non-votes in connection with either proposal.

Proxies received by Cadence at any time before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a shareholder of record of shares of Cadence common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting:

•	by delivering to Cadence’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of Cadence common stock and bearing a later date; or

•

submitting another proxy by telephone or on the Internet before 4:00 p.m. central time on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Cadence common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cadence Financial Corporation

301 University Drive

Starkville, Mississippi 39759

Attn: Corporate Secretary

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by Cadence prior to 4:00 p.m. central time on the date prior to the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, holders of a majority of Cadence shares of common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Because a majority of the votes present in person or represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Cadence’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

Cadence will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and other employees of Cadence or its subsidiaries may solicit proxies personally, by telephone, by facsimile or otherwise. None of these people will receive any special compensation for soliciting proxies. Cadence will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such brokerage firms and other custodians, nominees and fiduciaries, and Cadence will, upon request, reimburse these record holders for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, Cadence shareholders, banks and brokers should call Corporate Communications Inc. toll-free at 866-695-6075.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement is delivered upon written or oral request of such person. In addition, our list of shareholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any shareholder present at the meeting. See the section entitled “Where You Can Find Additional Information” for more information regarding where you request any of the documents incorporated by reference in this proxy statement or other information concerning Cadence.

Recommendation of the Cadence Board of Directors

Cadence’s board of directors has unanimously approved the merger agreement and believes that the merger is in the best interests of Cadence and its shareholders. Cadence’s board of directors unanimously recommends that Cadence’s shareholders vote “FOR” approval of the merger agreement and “FOR” adjournment of the meeting to a later date or dates to permit further solicitations of proxies, if necessary. See “The Merger—Reasons for the Merger and Recommendations of the Board of Cadence.”

THE MERGER

The following information describes the material aspects of the merger. This description does not purport to be complete, and is qualified in its entirety by reference to the merger agreement which is attached to this proxy statement as Appendix  A. All shareholders are urged to read the merger agreement in its entirety.

The Parties to the Merger

Cadence Financial Corporation

Cadence Financial Corporation is a Mississippi corporation and a bank holding company. Through its wholly-owned subsidiary, Cadence Bank, N.A. (“Cadence Bank”), Cadence operates in the states of Mississippi, Alabama, Tennessee, Florida and Georgia. Cadence’s primary business is providing traditional commercial and retail banking services to customers. Cadence also provides other financial services, including trust services, mortgage services and investment products.

Cadence Financial Corporation

301 University Drive

Starkville, Mississippi, 39759

Telephone: (662) 323-1341

Community Bancorp LLC

Community Bancorp LLC, a Delaware limited liability company formed on November 18, 2009, is a bank holding company headquartered in Houston, Texas. CBC has raised equity capital commitments in excess of $900 million for the purpose of making investments in the U.S. banking sector, with a particular focus on community banks that are well positioned to benefit from the equity capital and industry expertise CBC can provide.

Community Bancorp LLC

5151 San Felipe Street

Houston, Texas, 77056

Telephone: (713) 235-8803

Maroon Acquisition Corp.

Maroon Acquisition Corp., a wholly-owned subsidiary of CBC, is a Mississippi corporation formed on September 20, 2010 for the purpose of effecting the merger. At the effective time of the merger, Maroon Acquisition Corp. will be merged with and into Cadence and the name of the resulting company will be Cadence Financial Corporation. Maroon Acquisition Corp. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Maroon Acquisition Corp.,

c/o Community Bancorp LLC

5151 San Felipe Street

Houston, Texas, 77056

Telephone: (713) 235-8803

Background of the Merger

As part of our board of directors’ general oversight of our business and strategy, the board of directors and executive officers have periodically discussed and reviewed our business, performance and prospects, including various strategic alternatives, to maximize value for our shareholders. The strategic alternatives considered by the board have included, among other things, continuing our on-going operation as an independent institution, possible business combination opportunities, securities offerings and the potential sale or recapitalization of the company.

In recent periods, the board also considered the effects on our operating results of the significant operating restrictions imposed on us by virtue of the formal agreement that we entered into with the Office of the Comptroller of the Currency (the “OCC”) on April 17, 2009 and, subsequently, the consent order that we entered into with the OCC on May 19, 2010. Additionally, the board considered the effects and restrictions imposed on us as a result of our participation in the Capital Purchase Program under the TARP operated by the U.S. Department of the Treasury, pursuant to which we issued $44 million of preferred stock (the “TARP Preferred”) to the U.S. Treasury, as well as a warrant that permits the U.S. Treasury to purchase up to 1,145,833 shares of our common stock.

The board of directors and management have also been aware in recent years of changes in the financial services industry and the regulatory environments as well as the competitive challenges facing a financial institution such as ours. These challenges have included increasing government regulations, increasing expense burdens and commitments for technology and training, an interest rate environment which has resulted in significant compression in the interest rate spread and margin, a deep and long recession which has created issues with respect to our asset quality, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products from financial institutions.

As a result of the formal agreement and consent order, we needed to raise additional Tier 1 capital in order to meet and maintain minimum Tier 1 leverage and risk-based capital ratios to achieve those mandated by the formal agreement and consent order. In 2009, we retained FBR Capital Markets Corporation, as our financial advisor to raise capital for Cadence. FBR was unable to consummate the offering due to unstable market conditions. Following several discussions during the early part of 2010 with Keefe, Bruyette & Woods (“KBW”), concerning our strategic alternatives, we decided to work with KBW to pursue a public offering of our common stock, which would allow us to exceed the capital ratios mandated by the OCC. On May 19, 2010, the same day we announced our consent order with the OCC, we filed a Registration Statement on Form S-1 in connection with an offering of approximately $80 million of our common stock. Over the next few weeks, as we worked with the SEC to clear our registration statement for the offering, market conditions continued to worsen. As a result, KBW advised us that the market would not currently support the offering of our common stock and that the offering would have to be delayed until such time as the market would be more receptive to a capital raise by us.

In the event conditions for a public offering did not improve, we directed KBW in July 2010 to approach private investors that might be interested in providing capital to us or acquiring us. As a result of such inquiries, in July and early August of 2010, we entered into non-disclosure agreements with eight interested parties, one of whom was CBC which signed the non-disclosure agreement on July 23, 2010. Over the next several weeks, we provided these parties with confidential information and allowed such parties to access a data room for the purpose of conducting a confidential preliminary due diligence review of us. Of the eight parties that signed non-disclosure agreements, only CBC expressed interest in writing in pursuing a transaction as outlined below.

During this period, Cadence also directed KBW to contact financial institutions that may have an interest in acquiring Cadence. One of the financial institutions was Trustmark Corporation (“Trustmark”) which signed the non-disclosure agreement on August 17, 2010. At that time, our board of directors had not made a definitive determination whether or not to remain independent, undertake a merger or acquisition transaction, or attempt a further capital raise when market conditions permitted.

To facilitate the diligence process, we invited interested parties to conduct a limited on-site due diligence review of our operations, including our loan portfolio. During August, on-site due diligence of our operations was conducted by interested parties, including CBC and Trustmark.

On August 5, 2010, CBC requested the exclusive right to negotiate an acquisition transaction with Cadence, but did not indicate a price or a price range for such a transaction. Cadence declined that request.

On August 17, CBC and Cadence held a conference call regarding the structure of a possible transaction and the necessity of CBC to do additional due diligence regarding our loan portfolio and CBC’s desire to have a third party to conduct such diligence.

On August 18, 2010, CBC proposed that we retain a third party to perform valuation work on our loan portfolio and that we reconsider CBC’s request for the exclusive right to negotiate an acquisition transaction with Cadence, but did not indicate a price or a price range for such a transaction. Cadence declined that request.

On August 24, 2010, CBC indicated that it desired to conduct further due diligence regarding certain aspects of our loan portfolio and again requested that we pay for an independent third party to conduct such a review. In addition, CBC indicated that although an estimate of value was difficult to project because the loan review work and other confirmatory diligence was critical to understanding the value of the Company, CBC estimated a price range of $.50 to $1.50 per share of our common stock. We agreed on August 24, 2010 to pay for such third party review.

On August 25, 2010, our senior management held a meeting with Richard Hickson, Chief Executive Officer of Trustmark. Following this meeting, Trustmark indicated a willingness to enter into a stock for stock transaction with Cadence at a price equal to approximately $3.00 per share of our common stock, calculated based upon a exchange ratio using a Trustmark common stock price of $19.60, subject to its continued due diligence and provided that the U.S. Treasury would discount the TARP Preferred by 60% as they had previously verbally agreed to do in connection with a proposed public offering of our common stock.

On August 27, 2010, our board of directors met to discuss the Trustmark proposal and the CBC indication of interest. After a lengthy discussion our board of directors authorized management to negotiate and execute a letter of intent with Trustmark at a price of $3.00 per common share payable in Trustmark common stock.

On a conference call with CBC held on August 27, 2010, Cadence advised CBC to cease their efforts with respect to their due diligence evaluation of Cadence. On that same day CBC sent us a letter expressing disappointment that it had been requested to stop diligence and urging us to continue to engage with them regarding a possible transaction.

On August 30, 2010, we received a letter from CBC repeating its interest in a transaction and requesting that it be able to conduct an on on-site review of our loan portfolio.

On August 31, 2010, we entered into a non-binding letter of intent with Trustmark providing for, among other things, an exchange of Trustmark common stock for our common stock with a value at the time of approximately $3.00 per share of our common stock, for an aggregate value of approximately $36 million. The letter of intent contemplated that the number of shares of Trustmark issued in the exchange would be fixed and as a result the value of the transaction to the holders of our common stock would change as the market value of the Trustmark common stock changed. Additionally, the letter of intent provided for the purchase by Trustmark of the TARP Preferred for approximately $17.6 million, an approximately 60% discount to the $44 million face value of the TARP Preferred, conditioned on obtaining U.S. Treasury approval of such discount. Under the terms of the letter of intent, Trustmark was granted exclusivity until September 15 to negotiate a definitive agreement. During the exclusivity period, we suspended all meetings and discussions with CBC.

On September 3, 2010, we executed an engagement letter with KBW for the purpose of rendering financial advisory and investment banking services in connection with our possible sale.

On September 7, 2010, we received a letter from CBC pursuant to which CBC expressed its continued interest in a transaction with us at a price range of $2.00 to $3.50 per share of common stock, conditioned on satisfactory due diligence and approval of the U.S. Treasury. We notified Trustmark of another party’s continued interest.

On September 13, 2010, Cadence expressed to Trustmark Cadence’s desire to participate in any discussions Trustmark was to have with U.S. Treasury regarding the Cadence TARP Preferred, and Trustmark agreed to allow us to participate in any such conversations.

Based on Trustmark’s discussion with the U.S Treasury, that occurred without Cadence participating, with respect to the purchase by Trustmark of the Treasury’s TARP Preferred investment in Cadence, in particular the unwillingness of Treasury to sell the preferred stock to Trustmark for an aggregate amount less than common shareholders were receiving, on September 13, 2010, Trustmark’s financial advisor indicated to us that Trustmark had reduced its proposed price per share of our common stock from $3.00 per share to $2.00 per share and unilaterally adjusted the exchange ratio based upon the closing price of the Trustmark common stock price of $20.64 on September 14, 2010.

On September 13, 2010, CBC repeated its interest in conducting additional due diligence at Cadence’s offices on September 15, 2010.

On September 15, 2010, our board discussed the reduction of the price offered by Trustmark and the board’s disappointment that the Cadence team had not been offered the chance to be involved with Trustmark’s discussions with U.S. Treasury and that Trustmark had changed the exchange ratio. Later that day, we contacted Trustmark reiterating our desire to be involved with future conversations with U.S. Treasury and requested that Trustmark reconsider its $2.00 price which was based upon a higher price to be paid to U.S. Treasury. Trustmark responded that its price was not negotiable and requested Cadence to sign the current draft of the definitive agreement without further negotiation. We informed Trustmark at this time we would not extend the exclusivity period that expired on September 15, 2010 under the letter of intent.

On September 16, 2010, we sent CBC a draft merger agreement for its consideration and encouraged CBC to submit a proposal to us by September 20, 2010. Also on September 16, 2010, CBC’s executive team and CBC’s independent loan portfolio evaluator visited Cadences’ offices to conduct due diligence and hold meetings with Cadence’s executives. CBC spent the next three days reviewing Cadence’s diligence material. On September 16, 2010 and over the next several days, we continued to negotiate a merger agreement with Trustmark and to respond to their due diligence requests.

On September 17, 2010, CBC presented us with a proposal for $2.50 in cash per share of our common stock as well as payments to the U.S. Treasury for the TARP Preferred in excess of $38 million, conditioned on satisfactory due diligence and reaching an acceptable agreement with the U.S. Treasury regarding the TARP Preferred.

On September 17, 2010, Trustmark indicated to us that a definitive agreement must be entered into between us and Trustmark by September 20, 2010 or Trustmark would terminate discussions with us.

On September 19, 2010, CBC furnished substantial comments to the form of merger agreement and expressed their willingness to continue negotiations on an agreement.

Cadence continued to negotiate with both CBC and Trustmark. On September 20, 2010, we reached agreement on all terms of a definitive merger agreement with Trustmark. Also on September 20, 2010, CBC sent us an indication of interest that reiterated its $2.50 cash price.

On September 20, 2010, our board of directors met to evaluate the proposals of both Trustmark and CBC. The board of directors was updated on the status of the proposed agreements and legal and financial due diligence. In addition, outside legal counsel advised the board regarding their fiduciary duties and KBW delivered its fairness opinion regarding the Trustmark transaction. The board of directors considered all information available to them, including the fact that the CBC proposal potentially offered higher value than the current Trustmark proposal. However, CBC had not completed its discussions with the U.S. Treasury, negotiation of a definitive agreement with CBC was expected to take a additional time, Cadence had not completed its due diligence with respect to CBC (including that our board was concerned about and had not confirmed that CBC had received approval of a shelf charter (which they subsequently received) and our board had not received financial information from CBC), and Cadence was not in a position to request a fairness opinion from KBW regarding a transaction with CBC. Considering the status of the negotiations with CBC, Trustmark’s threat to terminate discussions, the uncertainty as to whether a satisfactory merger agreement could be reached with CBC and the uncertainty as to, among other things, how long it would take to reach such agreement, the board of directors determined that the proposal from Trustmark was in the best interests of the shareholders and that we should move forward and execute a definitive agreement with Trustmark. In connection with this decision, the board of directors considered that the Trustmark merger agreement could be terminated by Cadence upon payment of a $2 million termination fee if Cadence were to receive a bona fide “Acquisition Proposal” (as defined in the Trustmark merger agreement) that the board determined was a Superior Proposal (as defined in the Trustmark merger agreement).

Following approval by our board of directors, on September 21, 2010, we and Trustmark signed a merger agreement. The transaction with Trustmark was publicly announced after the close of the market on September 22, 2010.

On September 21, 2010, CBC sent a letter to our board of directors indicating CBC’s continued interest in a transaction with us and a second letter stating that CBC was interested in discussing structural alternatives.

On September 24, 2010, CBC sent a letter to our board of directors stating its belief that the definitive agreement entered into between us and Trustmark was inferior in several respects to CBC’s September 17 all cash proposal.

On September 28, 2010, the board of directors with advice from outside legal counsel considered whether the September 24 letter from CBC constituted an “Acquisition Proposal” under the terms of the agreement with Trustmark. Given the letter only expressed CBC’s disappointment and did not reflect their continued interest in pursuing a transaction or affirmatively state that it was reaffirming its offer, our board with advice of counsel determined that the September 24 letter from CBC did not qualify as an “Acquisition Proposal” as defined in the Trustmark merger agreement.

On September 29, 2010, CBC sent a another letter to our board of directors indicating that CBC’s September 17, 2010 offer of $2.50 in cash per share of our common stock remained open and that CBC was ready, willing and able to execute and complete the proposed transaction. CBC indicated that it was its belief that its September 17, 2010 offer constituted a “Superior Proposal” under the terms of the merger agreement between us and Trustmark. On September 29, 2010, the board of directors with advice from outside legal counsel determined that CBC’s third letter constituted a valid “Acquisition Proposal” as defined in the merger agreement and that the failure to furnish information to CBC or participate in negotiations or discussions with CBC would or could reasonably be expected to constitute a potential breach of fiduciary obligations of the board of directors. The board of directors authorized counsel to provide information to and commence discussions with CBC in light of their fiduciary duties.

On September 30, 2010, we notified Trustmark that we had received an “Acquisition Proposal.”

On October 1, 2010, Trustmark sent a letter to our board of directors indicating that Trustmark was aware of our receipt of an “Acquisition Proposal” and that it was their expectation that we would abide by our agreement with Trustmark.

On October 2, 2010, CBC submitted to us a proposed merger agreement and Cadence’s legal counsel met with CBC’s management and its legal counsel to discuss and negotiate the CBC merger agreement. On October 3, CBC sent us a revised merger agreement.

On October 3, 2010, we advised Trustmark and CBC that on October 5, 1010, they would each be given an opportunity to meet with our board of directors and that Trustmark and CBC should provide any additional information with respect to their respective proposals they would like the board to consider to KBW by 8:00 a.m. on October 5, 2010.

On October 4, 2010, Trustmark indicated in a letter that there was no additional information that it desired to provide to our board of directors regarding the Trustmark offer.

On October 5, 2010, our board of directors listened to presentations from KBW with respect to the financial terms of the proposals as well as from outside legal counsel regarding the fiduciary duties of the board of directors and factors they may consider in evaluating the two transactions, as well as the issues associated with terminating the Trustmark merger agreement. Presentations from both CBC and Trustmark were also made to our board of directors. During its presentation, Trustmark indicated that it would be open to a “collar” arrangement to limit the potential downside risk and upside opportunity of Cadence shareholder arising from changes in the value of the Trustmark common stock prior to closing. Later that day, while the board of directors was still convened to evaluate the Trustmark and CBC proposals, Trustmark called us and indicated that it would be willing to raise its price by $.25 and enhance certain provisions of the Trustmark merger agreement. Trustmark stated that this was its best and final offer.

Following the presentations of each of CBC and Trustmark, the board considered both the Trustmark and CBC proposals including their terms, the effects of each proposal on our shareholders and other constituencies, the risks of closing and other factors. Although Trustmark did not submit a revised offer in writing, nonetheless, the board of directors evaluated the additional consideration and other changes offered by Trustmark and determined that the revised Trustmark proposal was still inferior to the CBC proposal both as to price and other factors. Thereafter, our board of directors’ instructed our outside legal counsel to finalize and obtain certain enhancements to the merger agreement with CBC. Following the completion of such negotiations, our outside legal counsel advised the board of directors of the final proposed terms of the CBC proposal and the existing agreement with and the verbal offer from Trustmark. In addition, KBW delivered its fairness opinion regarding the CBC transaction to the board.

After further consideration of the CBC proposal and the existing agreement with and the verbal offer from Trustmark, our board of directors determined that the proposal by CBC was superior to the Trustmark agreement and consistent with the proper exercise of the board of directors’ fiduciary duties. Following such determination, our board of directors agreed to authorize the execution of the agreement and plan of merger with CBC, subject to the prior termination of the agreement with Trustmark and receipt of the applicable termination fee by Trustmark. CBC advanced to us the $2 million termination fee payable under the Trustmark merger agreement.

On October 6, 2010, we delivered a notice of termination and the applicable termination fee of $2 million to Trustmark. Following such termination, we executed the agreement and plan of merger with CBC. The termination of the agreement with Trustmark and the entry into the agreement with CBC was publicly announced prior to the opening of the market on October 6, 2010.

Reasons for the Merger and Recommendation of the Board of Cadence

The Cadence board of directors believes that the merger is in the best interests of Cadence and its shareholders. Accordingly, the Cadence board has unanimously approved the merger agreement and unanimously recommends that Cadence shareholders vote “FOR” the proposal to approve the merger agreement.

In approving the merger agreement, the Cadence board consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. The terms of the merger agreement, including the consideration to be paid to Cadence shareholders, were the result of arm’s length negotiations between representatives of CBC and Cadence. In evaluating whether to merge with CBC, Cadence’s board of directors considered a number of factors, including, without limitation, the following:

•	the current financial services industry environment, including increased competition and consolidation trends;

•	the effects of increased regulatory requirements on the financial services industry generally and on our income and expenses;

•

the fact that we were required to meet and maintain minimum Tier 1 leverage and risk-based capital ratios to achieve those mandated by the consent orders on or before September 19, 2010 or be subject to possible additional regulatory action;

•	the additional capital, liquidity and resources needed for Cadence’s operations to continue to grow;

•

the process conducted by Cadence’s management with the assistance of KBW to identify potential merger partners and to solicit proposals as to the financial terms, structure and other aspects of a potential transaction from potential merger partners;

•

the opinion of KBW dated October 5, 2010 delivered to our board as to the fairness, from a financial point of view as of the date of the opinion, of the $2.50 per share cash Merger Consideration to be received by holders of our common stock pursuant to the merger. See Appendix B to this proxy statement and “—Opinion of Cadence’s Financial Advisor” for more information on the analyses and opinion, including the assumptions made, matters considered and limitations stated;

•

the current and historical prices of our common stock and the fact that the merger consideration of $2.50 in cash per share of our common stock represented a premium of approximately 20% over the market price of our common stock on October 5, 2010, the date immediately prior to the announcement of the merger Agreement, and a premium of approximately 45% to the closing sale price on September 21, 2010 (the day prior to the announcement of the agreement with Trustmark) ;

•

the limited strategic alternatives available to Cadence, notwithstanding the extensive search and evaluation of alternatives conducted by management with the assistance of legal and financial advisors;

•	the concerns about the ability of Cadence to raise sufficient capital in a common stock offering to meet the requirements of the Consent Order imposed by the OCC;

•	CBC’s ability to negotiate and execute a definitive agreement and to close the merger on an expedited basis;

•

subject to certain conditions, including the payment of a termination fee under certain circumstances, the terms of the merger agreement allow our board to exercise its fiduciary duties to consider potential alternative transactions and to withdraw its recommendation to our shareholders to adopt the merger agreement and to terminate the merger agreement to accept a superior proposal;

•

the proposed merger is for all cash, which provides a specific value to our shareholders compared to a transaction pursuant to which shareholders receive stock or other non-cash consideration that could fluctuate in value;

•	the non-economic terms of the transaction, including the impact on existing customers and employees;

•	the financial condition and resources of CBC;

•	the terms of the merger agreement generally;

•	the fact that Trustmark indicated its proposal to increase its offer by $.25 was its best and final offer;

•	the fact that the terms of the CBC agreement were generally more favorable to Cadence than the terms of the Trustmark merger agreement;

•	the likelihood of consummating the transaction generally; and

•	the likelihood that the transaction will be approved by regulatory authorities.

Our board also considered a number of countervailing risks and factors concerning the proposed merger. These countervailing risks and factors included the following:

•

the fact that we will no longer exist as an independent company and our shareholders will be unable to participate in any future earnings, if any, or receive any benefit from any future increase in value of Cadence;

•	the fact that an all cash transaction would be taxable to shareholders of Cadence for U.S. federal income tax purposes;

•	the low price per share of common stock reflected by the merger consideration compared to the historical prices of our common stock;

•	employee attrition and the potential effect on business and customer relationships;

the interest of our officers and directors in the merger as described in “The Merger—Interest of Cadence’s Directors and Executive Officers of Cadence in the Merger;”

•

the fact that our officers and employees will have to focus extensively on actions required to complete the merger, as well as the substantial transaction costs that we will incur for the merger, even if it is not consummated;

•

the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and are subject to certain restrictions on the conduct of our business prior to the closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company; and

•

the restrictions on Cadence’s ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving Cadence, and the up to $4,500,000 termination fee and the up to $1,000,000 in expenses payable to CBC upon the occurrence of certain events, and the possible deterrent effect that paying such fee might have on the desire of other potential acquirers to propose an alternative transaction that may be more advantageous to our shareholders.

The discussion of the information, risks and factors that our board considered in arriving at its decision to approve the merger agreement and recommend that our shareholders vote to adopt the merger agreement is not intended to be exhaustive, but includes all material factors considered by our board. In view of the wide variety of factors and risks considered in connection with its evaluation of the merger, our board did not and did not believe it necessary to, and did not attempt to, rank or quantify the risks and factors, although individual members of the board may have assigned different weights to the factors and risks in their individual assessments of the merger. The overall analysis of the factors described above included multiple discussions with and questioning of our management, financial advisors and legal counsel. Our board carefully considered the risks and uncertainties associated with our remaining an independent publicly-traded company. Many of those risks and uncertainties are described in our Annual Report on Form 10-K for the year ended December 31, 2009 included as Appendix C to this proxy statement, any updates to those risks and uncertainties set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 included as Appendix D to this proxy statement and the factors described below under “—Effects on Cadence if the Merger is Not Completed.”

BASED ON THE REASONS STATED, CADENCE’S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CADENCE AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF CADENCE THEREFORE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE CADENCE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

Opinion of Cadence’s Financial Advisor

The fairness opinion of KBW is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Cadence. You should not rely on any of these statements as having been made or adopted by Cadence.

Cadence engaged KBW to render financial advisory and investment banking services. KBW assisted Cadence in analyzing, structuring, negotiating and reviewing the financial aspects of the merger. KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Cadence and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On October 5, 2010, the Cadence board held a meeting to evaluate the proposed merger with CBC. At this meeting, KBW rendered an oral opinion, subsequently confirmed in writing, that the consideration to be received by Cadence shareholders in the merger was fair to those shareholders from a financial point of view. The Cadence board approved the merger agreement at this meeting.

The full text of KBW’s opinion, dated October 5, 2010, is attached as Appendix B to this proxy statement. Cadence shareholders are encouraged to read KBW’s opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by KBW in connection with the rendering of its opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Cadence board and addresses only the fairness, from a financial point of view, of the consideration offered to the Cadence shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Cadence shareholder as to how the shareholder should vote at the Cadence special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement;

•	Annual Reports to shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2009 of Cadence;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Cadence and certain other communications from Cadence to its stockholders; and

•	other financial information concerning the businesses and operations of Cadence and CBC furnished to KBW by Cadence and CBC, respectively, for purposes of KBW’s analysis.

•	held discussions with members of senior management of Cadence and CBC regarding

•	past and current business operations;

•	regulatory relations;

•	financial condition; and

•	future prospects of their respective companies.

•

reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Cadence and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt to, or assume any responsibility to, verify such information independently. KBW relied upon the management of Cadence and CBC as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed that the aggregate allowance for loan and lease losses for Cadence is adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any property, assets or liabilities of CBC or Cadence, nor did it examine or review any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Cadence’s and CBC’s senior management teams. Cadence and CBC do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no adjustments to the per share common stock consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied, including the purchase of the TARP Preferred, without any waivers or modifications of the merger agreement;

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Cadence common stock will trade since the announcement of the proposed merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Cadence and CBC. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Cadence board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Cadence board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Cadence board on October 5, 2010, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Cadence board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of Cadence will be converted into and represent the right to receive an amount in cash, without interest, equal to $2.50 per share. The terms and conditions of the merger are more fully described in the merger agreement.

Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Cadence to the following groups of depository institutions that KBW considered comparable to Cadence.

Companies included in Cadence’s peer group were:

Ameris Bancorp	First M&F Corporation
BancTrust Financial Group, Inc.	First Security Group, Inc.
Capital City Bank Group, Inc.	Green Bankshares, Inc.
CenterState Banks, Inc.	Renasant Corporation

To perform this analysis, KBW used financial information as of the three month period ended June 30, 2010 except for the comparison of net charge-offs to average loans, for which the twelve month period ended June 30, 2010 was used. Market price information was as of October 4, 2010. Certain financial data prepared by KBW, and as referenced in the tables presented below may not correspond to the data presented in Cadence’s and CBC’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Cadence’s financial performance:

	Cadence	Peer Group Minimum	Peer Group Maximum
Net Interest Margin	2.30%	2.93%	4.43%
Net Interest Margin Change(1)	(11) bps	(24) bps	51 bps
Yield on Loans	5.13%	5.17%	6.71%
Cost of Interest Bearing Liabilities	1.79%	0.74%	2.04%
Provision / Net Charge-Offs	32%	46%	157%
Non-Interest Income / Average Assets	0.83%	0.76%	2.31%
Non-Interest Expense / Average Assets	3.04%	2.90%	5.17%
Efficiency Ratio	83%	61%	84%
Return on Average Assets	(0.35%)	(1.45%)	0.44%
Return on Average Equity	(5.47%)	(13.30%)	4.83%

(1)	Measures change over linked quarters

KBW’s analysis showed the following concerning Cadence’s financial condition:

	Cadence	Peer Group Minimum	Peer Group Maximum
Tangible Equity / Tangible Assets	6.27%	6.52%	11.23%
Tangible Common Equity / Tangible Assets	4.02%	4.70%	11.06%
Leverage Ratio	5.70%	7.70%	12.65%
Tier 1 Ratio	10.02%	10.32%	18.68%
Total Capital Ratio	11.30%	11.57%	19.94%
Loans / Deposits	65%	66%	97%
Nonperforming Assets / Assets	5.79%	4.34%	9.04%
Nonperforming Assets / Loans + OREO	10.57%	6.76%	12.46%
Last Twelve Months Net Charge-Offs / Average Loans	3.54%	0.70%	3.81%
Loan Loss Reserve / Nonperforming Loans	50%	28%	61%
Loan Loss Reserve / Loans	3.56%	1.76%	3.44%

KBW’s analysis showed the following concerning Cadence’s market performance (pricing as of October 4, 2010):

	Cadence	Peer Group Minimum	Peer Group Maximum
Market Capitalization ($ Million)	$24	$19	$324
1-Year Stock Price Change	11%	(70%)	38%
Change from 52-Week High	(59%)	(70%)	(15%)
Stock Price / Book Value per Share	31%	18%	94%
Stock Price / Tangible Book Value per Share	31%	18%	146%
Stock Price / 2010 Estimated EPS(1)	NM	19.9x	19.9x
Stock Price / 2011 Estimated EPS(1)	NM	13.5x	24.3x
Dividend Yield	0.0%	0.0%	4.4%
Common Dividend Payout Ratio	NM	0.0%	250%
Insider Ownership	12.0%	5.5%	30.3%
Institutional Ownership	9.2%	4.0%	52.0%
3 Month Average Daily Trading Volume ($ Thousand)	$36	$16	$1,279

(1)	Earnings estimates are consensus of Wall Street analysts’ estimates as compiled by First Call; Cadence estimates per Management

Comparable Transaction Analysis. KBW reviewed publicly available information related to select acquisitions of nationwide banks and bank holding companies announced in the 18 months prior to the announcement date, with Target Assets greater than $1.0 billion and Nonperforming Assets / Assets greater than 4.00%. The transaction criteria resulted in 2 transactions:

Acquiror	Target
People’s United Financial, Inc.	Smithtown Bancorp, Inc.
Toronto-Dominion Bank	South Financial Group, Inc.

Transaction multiples for the merger were derived from an offer price of $2.50 per share for Cadence. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition

•	market premium based on the latest closing price 1-day prior to the announcement of the acquisition

The results of the analysis are set forth in the following table:

Transaction Price to:	CBC / Cadence Merger	Comparable Bank Transactions Minimum	Comparable Bank Transactions Maximum
Book Value	39%	10%	49%
Tangible Book Value	39%	17%	51%
Core Deposit Premium	(4.1%)	(4.2%)	(1.0%)
Market Premium(1)	25.6%	(58.2%)	3.7%

(1)	Based on Cadence closing price of $1.99 on October 4, 2010

No company or transaction used as a comparison in the above analysis is identical to Cadence, CBC or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Cadence could provide to equity holders through 2015, assuming a $90.0 million common equity offering in the third quarter of 2010 at $1.00 per share. The analysis assumed a 6.00% underwriting discount and $300,000 of additional offering expenses. In performing this analysis, KBW used earnings and asset growth estimates for Cadence for 2010 through 2015 from Company management and assumed discount rates ranging from 12.0% to 16.0%. The range of values was determined by adding (1) the present value of projected cash dividends to Cadence shareholders from 2010 to 2015, assuming excess capital is paid out to Cadence shareholders and (2) the present value of the terminal value of Cadence’s common stock. In calculating the terminal value of Cadence, KBW applied multiples ranging from 10.0x to 14.0x 2015 forecasted earnings. In determining cash flows available to shareholders, KBW assumed that Cadence would maintain a tangible common equity / tangible assets ratio of 7.00% and any excess capital would be paid out to Cadence shareholders. This resulted in a range of values of Cadence from $0.93 to $1.32 per share.

KBW also considered and discussed with the Cadence board how this analysis would be affected by changes in the underlying assumptions of the capital raise, including variations with respect to the amount raised and offer price per share. To illustrate this impact, KBW performed a similar discounted cash flow analysis assuming capital raises ranging from $80.0 million to $100.0 million at offer prices from $0.50 per share to $1.50 per share. The analysis assumes a 12.0x terminal multiple on 2015 earnings and a 14.0% discount rate. This resulted in a range of values of Cadence from $0.57 to $1.64.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Cadence.

Other Analyses. KBW reviewed the relative financial and market performance of Cadence to a variety of relevant industry peer groups and indices.

As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Cadence and CBC. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Cadence for KBW’s own account and for the accounts of its customers.

Cadence paid KBW a cash fee of $500,000 concurrently with the rendering of the fairness opinion relating to the merger. Additionally, the Company will pay to KBW at the time of closing of the merger a cash fee equal to $1,000,000. Pursuant to the KBW engagement agreement, Cadence also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Interest of Cadence’s Directors and Executive Officers in the Merger

Some of the directors and officers of Cadence have interests in the merger that differ from, or are in addition to, their interests as shareholders of Cadence. The independent members of Cadence’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved.

Treatment of Outstanding Equity Awards. The merger agreement provides that all of Cadence’s outstanding vested options not exercised as of the effective time of the merger will be cancelled and converted into the right to receive $0.20 per option, subject to the execution of a release and termination of such option by the optionholder prior to the consummation of the merger and all Cadence common stock granted subject to time lapse restrictions will become free of such restrictions. The merger agreement also provides that each phantom stock unit with respect to shares of Cadence common stock granted under Cadence’s executive retirement benefit agreements will be converted into the right to receive $2.50 per phantom stock unit plus all accumulated dividends as of the effective time of the merger.

Assuming a closing date of January 31, 2011, the estimated aggregate number and value of equity awards held by executive officers and directors is as follows:

	Value of Unvested Equity Awards that will Accelerate Upon a Change in Control			Value of Vested Options	Aggregate Value of Equity Awards Payable Upon Consummation of Merger (Total Value of Equity Awards)
Name	Options	Restricted Stock	Phantom Stock
Mark A. Abernathy	$0	$0	$0	$8,000	$43,623
David C. Byars	$0	$0	$0	$0	$0
Robert S. Caldwell, Jr.	$0	$0	$0	$0	$0
Robert L. Calvert, Jr.	$0	$0	$0	$0	$0
Robert A. Cunningham	$0	$0	$0	$0	$0
John R. Davis	$0	$0	$0	$2,800	$2,800
J. Nutie Dowdle	$0	$0	$0	$0	$0
James C. Galloway, Jr.	$0	$0	$0	$0	$0
Richard T. Haston	$0	$0	$0	$5,200	$5,200
Clifton S. Hunt	$0	$0	$0	$1,487	$1,487
Lewis F. Mallory, Jr.	$0	$0	$0	$20,000	$135,878
Allen B. Puckett, III	$0	$0	$0	$0	$0
H. Stokes Smith	$0	$0	$0	$0	$0
Sammy J. Smith	$0	$0	$0	$0	$0

Change of Control Arrangements. Cadence has entered into agreements with a number of employees that provide for certain benefits in connection with a change of control of Cadence. The merger will constitute a “change of control” of Cadence that will trigger certain obligations that Cadence owes to certain executive officers, Lewis F. Mallory, Jr., Mark A. Abernathy and Richard T. Haston, under their respective employment agreements and to John Davis pursuant to a change of control agreement. Cadence is prohibited from providing these benefits to management while Cadence’s preferred stock and the associated warrant issued under the TARP Capital Purchase Program are outstanding. In addition, Cadence may not provide these benefits pursuant to FDIC regulations for so long as Cadence is under a consent order. These restrictions will only be removed with FDIC approval and are expected to be in place following the consummation of the merger. Moreover, CBC has indicated to us that it intends to continue to employ our management team. To the extent that Messrs. Mallory, Abernathy and Haston continue to be employed by Cadence such employees will not be entitled to change of control payments under these agreements. In the event the employment of any of Messrs. Mallory, Abernathy or Haston is terminated by Cadence without cause (as defined in the applicable employment agreement) within one year following the merger or if his responsibilities and compensation are materially diminished as a result of the merger, Messrs. Mallory and Abernathy will be entitled to a lump sum payment equal to 2.99 times the executive’s base salary and Mr. Haston will be entitled to a lump sum payment equal to 2 times his base salary. In addition, each of such executives will receive an amount equal to his monthly medical insurance premium times 12. In the event Mr. Davis’ employment is terminated by Cadence without cause (as defined in the change of control agreement) or by Mr. Davis with good reason (as defined in the change of control agreement) within one year following the merger, Mr. Davis will be entitled to receive a payment in the amount of one time his base salary and an amount equal to his monthly medical insurance premium times 12.

Pursuant to the merger agreement, CBC will assume the obligations under the employment agreements and change of control agreement described above. The merger agreement provides that upon the closing of the merger, the above-described change of control payments will be payable by CBC. However, if any bank regulatory condition, ruling or limitation prohibits the payment of such amounts, CBC will offer continued employment to Messrs. Mallory, Abernathy Haston and Davis and enter into an employment agreement, consulting agreement or similar arrangement with each such person that provides for payments equal to the amount of the change of control payments they would otherwise receive.

Assuming that the merger was completed and the executive officers were terminated on February 1, 2011 and that the executive officers were entitled to full benefits available under their respective employment agreements or change of control agreements and such payments are not prohibited by any bank regulatory authority, the executive officers would receive the approximate amounts set forth in the table below (in addition to the equity values in the table above). You should note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available and will need to be updated. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Name	Severance Pay	Benefits
Lewis F. Mallory, Jr.	$897,000	$10,997
Mark A. Abernathy	$726,570	$11,748
Richard T. Haston	$391,800	$14,165
John Davis	$139,517	$14,165

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance. Under the merger agreement, current and former officers and directors of Cadence are entitled to indemnification under Cadence’s articles of incorporation, bylaws or indemnification contracts or undertakings for a period of six years from the effective time of the merger. In addition, CBC is obligated to maintain Cadence’s existing director’s and officer’s liability insurance for a period of six years or purchase a tail policy providing coverage no less favorable than Cadence’s existing policy, but in no event will CBC be required to pay more than 300% of the annual premiums currently paid by Cadence for such insurance.

Effects on Cadence if the Merger is Not Completed

If the merger is not consummated for any reason, our shareholders will not receive the merger consideration, our current management, under the direction of our board, will continue to manage us as a stand-alone, independent business, and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2009 included as Appendix C to this proxy statement and any updates to those risks and uncertainties set forth in our Quarterly

Report on Form 10-Q for the quarter ended June 30, 2010 included as Appendix D to this proxy statement. See also “Where You Can Find More Information.”

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences to “U.S. holders” (as defined below) of Cadence common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the tax laws of any state, local or non-U.S. jurisdiction and does not address tax considerations applicable to holders of stock options, restricted stock or restricted stock units or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who acquired their shares of Cadence common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for U.S. federal income tax purposes or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, or the Code.

As used herein, the term “U.S. holder” means a beneficial owner of Cadence common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds Cadence common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Cadence common stock should consult their own tax advisors.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect as of the date of this document. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

In general, the receipt of cash for Cadence common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. If you receive cash in exchange for your shares of Cadence common stock pursuant to the merger, you will generally realize and recognize capital gain or loss equal to the difference, if any, between the cash received and your tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains recognized by non-corporate U.S. holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

You may be subject to backup withholding on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service.

The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisor as to the tax consequences of the merger to you, including the effects of applicable foreign, state, local and other tax laws.

Regulatory Approvals

The merger is subject to approval by the Board of Governors of the Federal Reserve System (“Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In considering the approval of the merger, the BHC Act requires the Federal Reserve to review the financial conditions and future prospects of CBC and Cadence and our subsidiary bank, the managerial resources, the convenience and needs of the communities to be served, and the parties’ effectiveness in combating money laundering activities.

The Federal Reserve is also required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly which in any manner would be in restraint of trade. If the Federal Reserve determines that an acquisition would substantially lessen competition, it will not approve the transaction unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

CBC filed an application with the Federal Reserve on October 25, 2010. Although CBC does not know of any reason why it will not obtain approval in a timely manner, CBC cannot be certain when it will obtain such approval or that it will obtain it at all.

A period of 15 to 30 days must expire following approval by the Federal Reserve during which time the U.S. Department of Justice may file objections to the merger under the federal antitrust laws. While Cadence and CBC do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Litigation Related to the Merger

On October 28, 2010, RSD Capital, a purported holder of shares of Cadence common stock, filed a lawsuit allegedly on behalf of a putative class of holders of shares of Cadence common stock in the Supreme Court of the State of New York of New York County, Index No. 651883/2010 (the “RSD Action”). The RSD Action names as defendants CBC, Cadence and the members of the board of directors of the Cadence. Cadence believes that the RSD Action is without merit, and Cadence and its directors intend to defend vigorously the RSD Action.

The RSD Action alleges that (i) CBC, the Company and Cadence’s directors breached their fiduciary duties to Cadence’s shareholders by entering into a merger agreement that is not in the best interest of shareholders and (ii) the board of directors of the Company breached their fiduciary duty of disclosure by filing a materially misleading and/or incomplete proxy statement. The alleged deficiencies in the proxy statement primarily relate to the fairness opinion provided by KBW.

The RSD Action also alleges that CBC aided and abetted the purported breaches of fiduciary duties. CBC believes that the RSD Action is without merit, and CBC intends to defend vigorously the RSD Action.

The RSD Action seeks, among other relief, (i) class action status, (ii) an order declaring that the defendants have breached their fiduciary duties to Cadence and/or aided and abetted such breaches, (iii) an award to the plaintiff and the class of compensatory and/or rescissory[sic] damages as allowed by law, and (iv) an award to plaintiffs of the costs of the action, including reasonable attorneys’ and experts’ fees and expenses.

THE MERGER AGREEMENT

General

The merger will result in Merger Sub merging with and into Cadence, with Cadence surviving the merger as a wholly-owned subsidiary of CBC. If the shareholders of Cadence approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2011, however, we cannot predict the exact timing of the consummation of the merger and whether the merger will be consummated.

Merger Consideration

Upon completion of the merger, shares of Cadence common stock will be converted into the right to receive $2.50 in cash, without interest and less any applicable withholding taxes (other than shares of Cadence common stock held by Cadence or CBC, which will be cancelled without payment). As a result of the merger, certificates for Cadence common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

In addition, the $44.0 million of Cadence preferred stock and the associated warrant issued to the U.S. Department of the Treasury (“Treasury”) under the Capital Purchase Program will be converted into the right to receive approximately $38.0 million in cash in the aggregate plus accrued dividends through the signing of the definitive purchase agreement with the Treasury.

Effect of the Merger on Cadence Stock Options, Restricted Shares and Phantom Shares

On November 3, 2010, Cadence had outstanding options to purchase 299,142 shares of Cadence common stock held by approximately 20 Cadence officers and one Cadence director. All of these options are currently vested. Owners of vested options must exercise them prior to consummation of the merger to be entitled to receive any part of the merger consideration. Options that are not exercised will be cancelled and converted into the right to receive $0.20 per option upon the execution of a release and termination of such option by the optionholder prior to the closing of the merger.

On November 3, 2010, Cadence had outstanding 12,917 shares of common stock subject to time lapse restrictions held by approximately 7 Cadence officers. Pursuant to the merger agreement, all such shares will become free of restrictions as of the effective time of the merger and holders of such shares will be entitled to receive the merger consideration.

In addition, on November 3, 2010, Cadence had outstanding 11,246 phantom stock units with respect to shares of Cadence common stock held by approximately 2 Cadence officers. At the effective time of the merger, such phantom stock units will be converted in to the right to receive a cash payment equal to $2.50 per phantom stock unit plus accumulated dividends on such phantom stock units.

Merger Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $75 million, which includes approximately $38 million to pay for the TARP Preferred and $30 million to pay Cadence’s shareholders, option holders and holders of restricted and phantom units the amounts due to them under the merger agreement at the closing of the merger, with the remaining funds to be used to pay customary fees and expenses in connection with the merger, the financing arrangements and the related transactions. The merger is not subject to a financing condition. These payments are expected to be funded by CBC from cash on hand.

Under the merger agreement, CBC has informed us that it will contribute additional capital to Cadence Bank of such amount as may be required under Cadence’s existing consent order dated May 19, 2010.

Exchange of Cadence Stock Certificates

When the merger is completed, shares of Cadence common will be converted into the right to receive, upon surrender of the certificate representing such shares as described below, the cash merger consideration. Prior to the effective time of the merger, we will appoint an exchange agent. Promptly after the merger becomes effective, such exchange agent will deliver or mail to you a form of letter of transmittal and instructions for the surrender of your Cadence stock certificates. When you properly surrender your certificates, or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, the exchange agent will promptly deliver to you the merger consideration to which you are entitled.

You should not send in your stock certificates until you receive the letter of transmittal and instructions.

With respect to any Cadence stock certificate that has been lost or destroyed, CBC will pay the merger consideration attributable to the shares represented by such certificate upon receipt of an affidavit certifying such loss or destruction and an indemnity reasonably satisfactory to CBC. After the merger is completed, there can be no transfers of Cadence shares.

Effective Date and Time of the Merger

The merger agreement provides that the merger will be completed on a mutually agreeable date that is no later than the 10th business day following the satisfaction or waiver of the latest to occur of the conditions to closing. The merger will become effective at the time and date specified in the articles of merger and certificate approving the merger to be issued by the Mississippi Secretary of State. It is currently anticipated that the merger will become effective in the first quarter of 2011, assuming all conditions to the respective obligations of CBC and Cadence to complete the merger have been satisfied, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the merger agreement to and including the closing date, Cadence will:

•	conduct its business in the usual regular ordinary course consistent with past practices;

•

use its reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents, and preserve relationships and goodwill with customers and regulators and advantageous business relationships; and

•

except as required by law or regulation or required by its duties to its shareholders and other constituents, take no action which would adversely affect or delay the ability of Cadence or CBC to obtain any required regulatory or other approvals.

From the date of the merger agreement to and including the closing date, except as required by law or regulation or unless permitted by the merger agreement or reflected in a disclosure, or CBC otherwise consents in writing, Cadence will not and shall cause its subsidiaries not to:

•	make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $500,000 (except pursuant to commitments made prior to the date of the merger agreement and disclosed to CBC, loans fully secured by a certificate of deposit at Cadence, or renewals, extensions and consolidations of any loans other than those previously disclosed);

•

adjust, split, combine, reclassify issue or sell or obligate itself to issue or sell any shares of its capital stock (other than issuances for Cadence options) or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock, or declare or pay any dividend in respect of its capital stock;

•	grant any stock appreciation rights, restricted stock units or stock options;

•	enter into any agreements with respect to the sale of voting of its capital stock;

•	open or close any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•

enter into, amend or terminate certain agreements specified in the merger agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices or make any investment in any other entity, or make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity;

•

increase the compensation payable or to become payable or the benefits provided to any employees except in the ordinary course of business consistent with past practice subject to certain caps on pay or grant any severance or termination pay (other than pursuant to Cadence’s policies in effect as of the date of the merger agreement), or enter into or amend any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Cadence (other than as required or contemplated by the merger agreement);

•	establish, amend, or terminate any stock-based compensation plan or other employee benefit plan or any collective bargaining agreement or accelerate the vesting or payment under such plans;

•	hire or terminate any employee with annual compensation of $75,000 or more;

•

change any actuarial or other assumptions used to calculate funding obligations with respect to any Cadence benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting practices;

•

take any action or fail to take any action that is intended or would be reasonably likely to result in any condition to the closing of the merger not being satisfied or prevent or materially delay the consummation of the merger;

•	sell, transfer, convey, mortgage, encumber or otherwise dispose of any real property (including “other real estate owned”) or interest therein with a value in excess of $500,000;

•	foreclose upon or otherwise acquire any commercial real property in excess of $500,00 prior to receipt and authorization by CBC of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Cadence’s past practices;

•	establish any new subsidiary;

•	voluntarily make any material change in the interest rate risk profile of Cadence from that as of June 30, 2010;

•

materially deviate from or modify any policies and procedures existing as of the date of the merger agreement with respect to (1) classification of assets, (2) the allowance for loan losses, (3) accrual of interest on assets or (4) the extension of credit and collateral eligibility, except as otherwise required by the provisions of the merger agreement or by regulatory authorities;

•	amend or otherwise change any provision of Cadence’s or its subsidiaries’ articles of incorporation or bylaws or other organizational documents;

•	make any capital expenditure which would exceed an aggregate of $250,000;

•

excluding deposits (other than brokered deposits), certificates of deposit, FHLB advances and borrowings consistent with past practices and permitted by Cadence’s bank regulatory authorities, undertake any additional borrowings;

•	modify any outstanding loan or acquire any loan participation, except, in the ordinary course of business and consistent with past practice;

•

settle any claim, action or proceeding other than the ordinary course of business consistent with past practice involving solely money damages not in excess of $75,000 individually or $100,000 in the aggregate, or waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

•

make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

•

commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or similar proceeding, or consent to an entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to Cadence and its subsidiaries, or any other liquidation or dissolution of Cadence or its subsidiaries; or

•

fail to use commercially reasonable efforts to take any action that is required by any agreement with the Federal Reserve Board or any other regulatory authority having jurisdiction over Cadence and its subsidiaries.

We refer you to the merger agreement, which is attached as Appendix A to this proxy statement for additional restrictions on the conduct of the business of Cadence pending the merger.

No Solicitation

In addition to the restrictions on Cadence outlined above, so long as the merger agreement is in effect, Cadence and its subsidiaries have agreed not to directly take any of the following actions:

•	solicit, facilitate, initiate or encourage the making of any acquisition proposal; or

•	enter into any negotiations concerning, furnish any information relating to Cadence in connection with, or agree to any acquisition proposal.

However, Cadence may furnish information or participate in negotiations or discussions after the board of directors of Cadence has determined, based on the advice of outside counsel, that the failure to furnish any information to or participate in such negotiations or discussions would or could reasonably be expected to result in a potential breach of any of the fiduciary obligations of Cadence’s board of directors. Cadence has agreed to notify CBC of any acquisition proposal received.

Cadence may terminate the merger agreement if it has received an acquisition proposal from a third party which it determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, to be superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties under applicable law. See the heading “The Merger—Termination.”

Conditions to Completion of the Merger

CBC’s obligation to consummate the merger is conditioned upon:

•

the representations and warranties made by Cadence regarding organization, capitalization, corporate approval and authority, absence of certain changes brokers and the fairness opinion must have been true in all respects and the remaining representations and warranties made by Cadence must be true and correct when made and as of the closing date, except where such failure would not reasonably be expected to have a material adverse effect on the condition of Cadence;

•	Cadence shall have performed or complied in all material respects with all covenants and conditions required by the merger agreement to be conformed and complied with by it;

•	there shall have been no change from the date of the merger agreement in the business or financial condition of Cadence which had or may have a “material adverse effect” on Cadence; and

•	the aggregate amount of loans charged off between the date of the merger agreement and the second business day prior to the closing must not exceed $100 million.

Cadence’s obligation to consummate the merger is conditioned upon:

•

the representations and warranties made by CBC in the merger agreement must have been true when made and shall be true as of the closing date except where such failure would not reasonably be expected to have a material adverse effect on the condition of CBC; and

•	CBC shall have performed and complied in all material respects with all covenants and conditions required by the merger agreement to be conformed or complied with by it.

Both parties’ obligations to consummate the merger are conditioned upon:

•	CBC and Cadence shall have received the final approval of the merger from all necessary governmental agencies and authorities;

•

approval of the merger agreement by holders of at least a majority of the shares of Cadence common stock present or represented and entitled to vote at the special meeting at which a quorum is present; and

•	no order injunction or decree shall prevent consummation of the merger and no statute order or injunction shall have been enacted that prohibits or makes illegal the consummation of the merger.

Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

Covenants

In the merger agreement, Cadence undertook various covenants relating to Cadence’s conduct of business pending completion of the merger. For a description of such covenants, see “The Merger—Conduct of Business Pending Effective Time.” In addition to such covenants:

•

Cadence agreed to file this proxy statement within 20 days from the date of the merger agreement, mail this proxy statement within 7 days after it is cleared by the SEC, and, as soon as practicable after the proxy statement is cleared by the SEC, call and hold a special meeting of shareholders but within 35 days after such proxy statement is mailed;

•	Cadence agreed to use its best efforts to obtain the necessary approvals by its shareholders of the merger agreement and the transactions contemplated thereby;

•

Cadence agreed, under certain circumstances, to give CBC access to all of its personnel, properties, representatives, books and records and to provide additional financial and operating data and other information about its business and properties;

•

Cadence agreed, to the extent permitted by law, to provide CBC all information concerning Cadence required for inclusion in any application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the merger agreement;

•

Cadence agreed to use its reasonable best efforts to take all actions necessary to consummate the merger, including in connection with filing applications and registration statements with, or obtaining approvals from, governmental entities and to obtain shareholder approval;

•	Cadence agreed to execute and deliver such instruments and take such actions as CBC may reasonably require to cause the amendment or termination of any of Cadence’s employee benefit plans;

•	Cadence agreed to notify the trustee of the subsidiary trust formed to issue trust preferred securities of the execution of the merger agreement; and

•	Cadence agreed to call a special meeting of its shareholders following the clearance by the SEC of this proxy statement for the purpose of approving the merger agreement.

In the merger agreement, CBC also undertook various covenants. Those covenants include:

•	CBC agreed to use its reasonable best efforts to consummate the merger agreement and preserve its business organization, commitments from investors and assets;

•

CBC agreed to confer with Cadence regarding the status of matters relating to the completion of the matters contemplated by the merger agreement and, to the extent permitted by law, to notify Cadence of any governmental complaints which would adversely affect the ability of the parties to consummate the merger;

•

CBC agreed to be reasonably responsive to requests by Cadence for access to such information and personnel regarding CBC as may be reasonably necessary for Cadence to confirm that the representations and warranties of CBC are true and correct and that the covenants of CBC have been performed in all material respects;

•

Employees of Cadence who continue their employment after the closing of the merger will be entitled to participate in existing employee benefit plans of Cadence for 12 months following the closing and will be entitled to credit for prior service with Cadence under such plans;

•	CBC agreed to reinstate the Cadence matching contribution for its 401(K) plan within 12 months of the closing;

•

Any Cadence employee terminated prior to or at the consummation of the merger will be provided COBRA coverage from Cadence, CBC will be responsible for administering such obligations after the closing date;

•

CBC will assume the obligations under any employment agreement in connection with the merger and will pay any severance or change of control payment thereunder unless such payment is restricted or prohibited by any bank regulatory condition applicable to Cadence, in which case CBC will enter into a new employment agreement with such persons providing for payments equal to the amount of the severance or change of control payment;

•	CBC agreed to file all necessary regulatory documents, notices and applications not later than the 30th day after the execution of the merger agreement;

•

CBC agreed that the rights to indemnification of current and former officers and directors of Cadence under Cadence’s articles of incorporation, bylaws or indemnification contracts or undertakings will be observed for a period of six years from the effective time of the merger. In addition, CBC will maintain Cadence’s existing director’s and officer’s liability insurance for a period of six years or purchase a tail policy providing coverage no less favorable than Cadence’s exiting policy;

•	CBC agreed that it an its affiliates will vote all shares of Cadence common stock held by them in favor of the adoption of the merger agreement;

•	Cadence agreed to lift contractual restrictions on the ability of CBC to purchase shares of Cadence common stock; and

•	CBC agreed to establish an Advisory Board of Directors for Cadence Bank and invite each of the current members of the Cadence Board of Directors to serve on such Advisory Board.

Representations and Warranties of Cadence and CBC

In the merger agreement, Cadence has made representations and warranties to CBC, and CBC has made representations and warranties to Cadence. The more significant of these made by both parties relate to (among other things):

•	corporate organization and existence;

•	capitalization;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the execution of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements; and

•	brokers or finders fees.

Cadence also has made additional representations and warranties to CBC with respect to (among other things):

•	its compliance with its Securities and Exchange Commission reporting obligations and the accuracy of such reports;

•	the accuracy of their respective financial statements and absence of undisclosed liabilities;

•	compliance with environmental laws;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory filings;

•	employee benefit plans;

•	the payment of taxes and filing of tax returns;

•	compliance with the Community Reinvestment Act;

•	the absence of certain changes and events;

•	insurance coverage;

•	its investments;

•	its real property and leases;

•	its personal property;

•	its loan portfolio and allowance for loan losses;

•	the existence of certain loan agreements and related matters;

•	the existence of certain contracts and commitments;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act and the USA PATRIOT Act;

•	employment relations;

•	its receipt of a fairness opinion;

•	the accuracy of information to be supplied for inclusion in state and federal reports and filings;

•	its outstanding trust preferred securities;

•	agreements with regulatory agencies;

•	the applicability of anti-takeover provisions; and

•	transactions with affiliates.

CBC also has made additional representations and warranties to Cadence with respect to (among other things):

•	the availability of financing to pay the merger consideration;

•	accuracy of information supplied for inclusion in this proxy statement;

•	its preliminary approval of a bank charter;

•	its capital commitments; and

•	its business plan.

Modifications or Waiver

No termination, cancellation, modification, amendment, deletion, addition or other change in the merger agreement, or any provision thereof, or waiver of any right or remedy therein provided, will be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Payment of Trustmark Termination Fee

Upon execution of the merger agreement with Trustmark, CBC advanced to Cadence $2.0 million to be used by Cadence to pay the termination fee due upon termination of the Trustmark merger agreement. If the merger agreement is terminated by CBC for any reason or by Cadence due to receipt of a superior acquisition proposal, failure to obtain shareholder approval or mutual written consent with CBC to terminate the agreement, then Cadence must reimburse CBC for the $2.0 million advance. Cadence is not required to reimburse CBC for the advanced $2.0 million, if the merger agreement is terminated by Cadence for any reason other than for receipt of a superior acquisition proposal, failure to obtain shareholder approval or mutual written consent with CBC to terminate the agreement and Cadence is not in material breach of any of its representations, warranties and covenants.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time upon the mutual consents of CBC and Cadence.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either CBC or Cadence if:

•

any court of competent jurisdiction in the United States or other United States governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•

the merger has not been completed on or before March 30, 2011 and the party exercising its termination right did not fail to perform a material obligation under the merger agreement which has been the cause of or resulted in the failure to complete the merger by that deadline;

•	the approval of the merger agreement by the shareholders of Cadence is not obtained;

•

the other party fails to comply in any material respect with any covenant or agreement contained in the merger agreement or breaches any of the representations or warranties and such breach would, individually or in the aggregate, cause the conditions for the merger not to be satisfied, and such breach has not been cured by the earlier of 15 days after the terminating party gives written notice of such breach to the breaching party or March 30, 2011.

Cadence may terminate the merger agreement if:

•

it has received an acquisition proposal from a third party and the Cadence board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such acquisition proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties.

CBC may terminate the merger agreement if Cadence’s board of directors resolves to:

•

withdraw or modify, in any manner that is adverse to CBC, its recommendation or approval of the merger agreement or recommends to Cadence shareholders acceptance or approval of any alternative acquisition proposal or has resolved to do so.

In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.

If the merger agreement is terminated by Cadence in connection with the receipt of an alternative acquisition proposal or by CBC upon the withdrawal or modification of Cadence’s recommendation or approval of the merger agreement or recommendation of the approval of an alternative acquisition proposal, Cadence must reimburse CBC for up to $1.0 million for expenses incurred in connection with the merger agreement and pay CBC a termination fee calculated as follows:

•	$2.5 million if the merger agreement is terminated on or before the date that is 10 days from the date of execution of the merger agreement;

•

$3.5 million if the merger agreement is terminated after 10 days from the date of the execution of the merger agreement and on or before the date that is 30 days from the date of execution of the merger agreement; and

•	$4.5 million if the merger agreement is terminated after that date that is 30 days from the date of execution of the merger agreement.

In addition, if the merger agreement was terminated by either party because shareholder approval was not received and prior to such time a third party proposed or publicly announced an acquisition proposal, then Cadence shall pay CBC the expense reimbursement, and if an acquisition proposal (i) is signed within 12 months of such termination and later consummated or (ii) consummated within 12 months of such termination, then in each case Cadence shall on consummation of the acquisition proposal also pay CBC the termination fee (in addition to the expense reimbursement).

DISSENTERS’ RIGHTS OF APPRAISAL

As a shareholder of Cadence, you do not have any dissenter’s or appraisal rights under Mississippi law in connection with the merger or the other matters described in this proxy statement. Section 79-4-13.02 of the Mississippi Code of 1972, as amended, provides that no dissenters’ rights are available to shareholders who hold shares that are traded on a national exchange.

IMPORTANT INFORMATION ABOUT CADENCE FINANCIAL CORPORATION

Description of Business

For a description of our business, see Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”), which is attached as Appendix C to this proxy statement. The Form 10-K that is attached to this proxy statement does not include the exhibits originally filed with such report.

Description of Property

For a description of our properties, see Item 2 of the Form 10-K, which is attached as Appendix C to this proxy statement.

Legal Proceedings

For a description of our legal proceedings, see Item 3 of the Form 10-K, which is attached as Appendix C to this proxy statement.

Financial Statements and Supplementary Data

For our audited financial statements as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008, and 2007, and the notes thereto, see Item 8 of the Form 10-K, which is attached as Appendix C to this proxy statement. For our unaudited financial statements as of June 30, 2009, and for the six month periods ended June 30, 2010 and 2009, and the notes thereto, see Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (the “Form 10-Q”), which is attached as Appendix D to this proxy statement.

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

For our management’s discussion and analysis of financial condition and results of operation, see Items 7 and 2 of the Form 10-K and Form 10-Q, respectively, which are attached as Appendix C and D, respectively, to this proxy statement.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

Selected Historical Financial Data of Cadence

The following table provides summary selected historical consolidated financial data for Cadence for the periods and as of the dates indicated. Except for the data under “Selected Financial Ratios,” “Selected Performance Ratios,” “Asset Quality Ratios” and “Capital Ratios,” the summary historical consolidated financial data for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 are derived from Cadence’s audited consolidated financial statements which are included in our Form 10-K attached as Appendix C to this proxy statement. The summary historical consolidated financial data for the years ended December 31, 2006 and December 31, 2005, and the selected financial data as of December 31, 2007, December 31, 2006 and December 31, 2005, are derived from audited consolidated financial statements not included with this proxy statement.

The summary historical consolidated financial data as of and for the six months ended June 30, 2010 and June 30, 2009 are derived from Cadence’s unaudited interim consolidated financial statements, which are included in our Form 10-Q attached as Appendix D to this proxy statement. Cadence has prepared its unaudited consolidated financial statements on the same basis as our audited financial statements and have included all adjustments, consisting of normal and recurring adjustments that Cadence considers necessary for a fair presentation of its financial position and operating results for the unaudited periods. The financial information presented in the table below is not necessarily indicative of Cadence’s financial condition, results of operations or cash flows of any other period.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)
	(Dollars in thousands, except ratios and per share data)
Summary of Operations:
Total interest income	$34,569	$42,076	$80,479	$102,723	$121,952	$96,834	$73,092
Total interest expense	14,326	19,106	35,047	47,330	64,845	46,512	27,970
Net interest income	20,243	22,970	45,432	55,393	57,107	50,322	45,122
Provision for loan losses	4,822	55,756	79,328	28,599	8,130	1,656	2,128
Net interest (loss) income after provision for loan losses	15,421	(32,786)	(33,896)	26,794	48,977	48,666	42,994
Securities gains (losses), net	833	139	3,173	385	(17)	66	159
Total other income	8,260	8,627	20,703	17,962	12,485	15,561	15,380
Noninterest expense	28,544	95,475	126,928	53,841	49,721	45,820	40,970
(Loss) income before income tax	(4,863)	(119,634)	(140,121)	(9,085)	11,741	18,407	17,404
Income tax (benefit) expense	(2,020)	(21,578)	(30,130)	(5,303)	2,458	4,719	4,176
Net (loss) income from continuing operations	(2,843)	(98,056)	(109,991)	(3,782)	9,283	13,688	13,228
Per Share Data:
Net (loss) income from continuing operations—basic	$(0.24)	$(8.23)	$(9.23)	$(0.32)	$0.78	$1.33	$1.62
Net (loss) income from continuing operations—diluted	(0.24)	(8.23)	(9.23)	(0.32)	0.78	1.33	1.62
Net (loss) income per share applicable to common shareholders—basic	(0.35)	(8.32)	(9.42)	(0.28)	0.82	1.37	1.68
Net (loss) income per share applicable to common shareholders—diluted	(0.35)	(8.32)	(9.42)	(0.28)	0.82	1.37	1.68
Dividends	—	0.05	0.05	0.60	1.00	1.00	0.98
Book value per common share	6.46	7.35	6.52	15.57	16.33	16.09	12.17
Tangible book value per common share	6.37	7.21	6.40	9.80	10.47	10.09	8.04

	As of and for the Six Months Ended June 30,				As of and for the Year Ended December 31,
	2010		2009		2009		2008		2007	2006	2005
	(unaudited)
	(Dollars in thousands, except for ratios)
Financial Condition Data:
Total assets(1)	$1,886,445		$1,980,172		$1,844,455		$1,979,269		$1,984,155	$1,899,948	$1,446,117
Net loans	962,847		1,197,505		1,048,055		1,307,599		1,322,921	1,210,710	851,332
Total deposits	1,546,435		1,545,268		1,499,810		1,461,159		1,425,566	1,460,523	1,121,684
Long-term obligations(2)	75,928		192,844		115,928		181,431		94,284	110,832	126,779
Total shareholders’ equity	119,279		129,493		119,754		185,565		194,370	191,265	116,984
Tangible shareholders’ equity	118,1390		127,826		118,370		116,716		124,632	119,923	77,330
Selected Financial Ratios:
Net interest margin(3)	2.35		2.42%		2.49%		3.07%		3.28%	3.46%	3.55%
Selected Performance Ratios:
Return on average assets	N/A	(4)	N/A	(4)%	N/A	(4)%	N/A	(4)%	0.50%	0.90%	1.00%
Return on average equity	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	5.10	9.00	11.80
Return on average tangible equity	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	8.01	13.30	18.00
Dividend payout ratio	—		—		—		—		122.00	73.00	58.30
Average equity to average asset ratio	6.37		7.64		7.27		9.60		9.90	9.60	8.20
Efficiency ratio(5)	100.14		302.16		191.92		73.40		71.45	69.55	67.72
Asset Quality Ratios(6):
Ratio of nonperforming assets to total assets	5.55%		4.52%		5.66%		2.54%		1.00%	0.38%	0.53%
Ratio of nonperforming loans to total loans	6.94		5.85		6.43		2.38		0.68	0.22	0.30
Ratio of allowance for loan losses to nonperforming loans	51.38		64.22		61.87		65.51		163.36	447.88	356.24
Ratio of allowance for loan losses to total loans	3.56		3.76		3.98		1.56		1.12	1.00	1.08
Capital Ratios(7)(8):
Tier 1 leverage ratio	5.70%		6.77%		6.33%		7.70%		8.00%	9.20%	8.70%
Tier 1 risk-based capital	10.02		10.45		9.64		10.10		10.20	11.70	12.50
Total risk-based capital	11.30		11.72		10.92		11.40		11.20	12.50	13.40

(1)	Cadence recognized a $66.5 million impairment loss on goodwill for the first quarter of 2009, eliminating all goodwill from our balance sheet.

(2)

Long-term obligations are defined as those obligations with maturities in excess of one year. Cadence’s long-term obligations consist of certain term repurchase agreements (included in the “Federal funds purchased and securities sold under agreements to repurchase” on Cadence’s consolidated balance sheets), subordinated debentures, and certain FHLB borrowings (included in the “Other borrowed funds” on Cadence’s consolidated balance sheets).

(3)	Net interest margin is net interest income divided by average earning assets.

(4)	These percentages are negative and therefore not meaningful.

(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income (excluding taxes and the provision for loan losses).

(6)	Nonperforming loans include loans 90 or more days past due, nonaccrual loans and restructured loans.

(7)	Tier 1 leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

(8)	The following are the capital ratios of Cadence Bank:

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Tier 1 leverage ratio(7)(8)	5.40%	5.86%	5.97%	7.04%	7.37%	8.07%	8.28%
Tier 1 risk-based capital	9.39	9.00	8.91	9.30	9.34	10.15	11.91
Total risk-based capital	10.67	10.14	10.19	10.42	10.22	10.94	12.73

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in Cadence’s summary consolidated financial data are not measures of financial performance recognized by generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are “tangible book value per share,” “tangible shareholders’ equity,” and “return on average tangible equity.” Cadence’s management uses these non-GAAP measures in its analysis of Cadence’s performance.

•

“Tangible book value per share” is defined as total equity reduced by recorded goodwill and other intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of a company. For companies such as ours that have engaged in business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to those transactions.

•	“Tangible shareholders’ equity” is shareholders’ equity less goodwill and other intangible assets.

•	“Return on average tangible equity” is defined as annualized net income for the period divided by average equity reduced by average goodwill and other intangible assets.

Cadence uses these non-GAAP financial measures because it believes they are useful for evaluating its financial condition, operations and performance over periods of time, as well as managing and evaluating our business and in discussions about our operations and performance. Cadence also believes these non-GAAP financial measures provide users of its financial information with a meaningful measure for assessing its financial condition, financial results and credit trends, as well as comparison to financial results for prior periods.

You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP performance measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures:

	As of June 30,				As of December 31,
	2010		2009		2009		2008		2007	2006	2005
Book value per common share	$6.46		$7.35		$6.52		$15.57		$16.33	$16.09	$12.17
Effect of intangible assets per share	(.10)		(.14)		(0.12)		(5.77)		(5.86)	(6.00)	(4.13)
Tangible book value per share	6.37		7.21		6.40		9.80		10.47	10.09	8.04
Return on average equity	N/A	(1)%	N/A	(1)%	N/A	(1)%	N/A	(1)%	5.1%	9.0%	11.8%
Effect of intangible assets	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)	3.0	4.3	6.2
Return on average tangible equity	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)	8.1	13.3	18.0

(1)	These percentages are negative and therefore not meaningful

Book Value Per Share

Our book value per share as of December 31, 2009 was $6.52.

Quantitative And Qualitative Disclosures About Market Risk

For our quantitative and qualitative disclosures about market risk, see Items 8 and 3 of the Form 10-K and Form 10-Q, respectively, which are attached as Appendix C and D, respectively, to this proxy statement.

MARKET DATA AND DIVIDEND DATA

Cadence common stock is traded on the NASDAQ Global Select Market under the ticker symbol of “CADE.” The following table sets forth for the high and low sale prices for our common stock as reported by the NASDAQ Global Select Market:

Quarter Ended	High	Low	Cash Dividend
September 30, 2010	$2.10	$1.08	$—
June 30, 2010	4.80	1.01	—
March 31, 2010	1.99	1.44	—
December 31, 2009	2.15	1.29	—
September 30, 2009	2.53	1.48	—
June 30, 2009	5.29	1.94	—
March 31, 2009	5.56	3.05	0.05
December 31, 2008	10.39	4.10	0.05
September 30, 2008	11.63	8.27	0.05
June 30, 2008	16.87	10.50	0.25
March 31, 2008	16.99	13.88	0.25

The closing sale price of our common stock on the NASDAQ Global Select Market on October 5, 2010, the last trading day prior to the announcement of the merger, was $2.08. On November 2, 2010, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NASDAQ Global Select Market was $2.46 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. Following the merger, there will be no market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows, as of November 3, 2010, the number of shares of Cadence common stock beneficially owned by each person or entity known by Cadence to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director, all executive officers named in our summary compensation table, and all directors and executive officers as a group. Unless otherwise noted, (i) the address for the named person is c/o Cadence Financial Corporation, 301 University Drive, Starkville, Mississippi 39759 and (ii) the named persons have sole voting and investment power with respect to the shares indicated.

Name	Number of Shares Beneficially Owned(1)	Options Exercisable Within 60 Days(2)	Percentage Ownership(3)
Mark A. Abernathy(4)	33,395	39,999	*
David C. Byars(5)	30,295		*
Robert S. Caldwell, Jr.	57,000		*
Robert L. Calvert, Jr.(6)	181,414		1.5%
Robert A. Cunningham(7)	117,229		*
J. Nutie Dowdle	249,437		2.1%
James C. Galloway, Jr.	107,654		*
Clifton S. Hunt(8)	45,300	11,154	*
Lewis F. Mallory, Jr.(9)	176,526	99,999	1.9%
Allen B. Puckett, III(10)	187,500		1.6%
H. Stokes Smith(11)	40,185		*
Sammy J. Smith	9,968		*
Richard T. Haston(12)	16,744	26,001	*
John R. Davis(13)	8,190	14,001	*

Directors and Executive Officers as a Group (14 persons)	1,260,837	191,154	12.2%

*	Less than one percent

(1)

Includes shares as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended.

(2)	Options to acquire Cadence common stock were granted in 2001, 2002 and 2004. All options shown in this column are vested and exercisable within 60 days.

(3)	Based upon 11,909,127 shares of common stock outstanding, and includes, where applicable, the shares that may be acquired upon the exercise of stock options.

(4)

Includes 783 shares held by Cadence’s employee stock ownership plan with respect to which Mr. Abernathy has voting power and 12,876 shares held by Cadence’s Salary Reduction Thrift Plan with respect to which Mr. Abernathy has investment authority. Also includes 4,725 shares held in trust for the benefit of his wife, as to which he disclaims beneficial ownership.

(5)

Includes 3,582 shares owned by Mr. Byars’ wife, 11,133 shares held through a 401(k) plan, 966 shares held in a business investment account, 778 shares held by a family exempt trust, 1,333 shares held by a marital income trust, 600 shares held in trust for the children of a friend, and 700 shares held for the benefit of his wife, over all of which Mr. Byars exercised investment and voting control. Also includes 5,337 shares held in trust for his mother, over which Mr. Byars serves as trustee and exercises investment and voting control.

(6)	Includes 52,712 shares held by two companies over which Mr. Calvert has sole investment and voting control and 1,561 shares owned by Mr. Calvert’s wife, as to which he disclaims beneficial ownership.

(7)

Includes 18,577 shares held in a trust with respect to which Mr. Cunningham has shared voting and investment power and 72,730 shares owned by a partnership, as to which Mr. Cunningham has sole voting and investment power.

(8)

Includes 17,000 shares owned by a company as to which Mr. Hunt has sole voting and investment power. Also includes 6,100 shares held in an IRA for Mr. Hunt’s wife, as to which he disclaims beneficial ownership.

(9)

Includes 70,221 shares held by Cadence’s employee stock ownership plan with respect to which Mr. Mallory has voting power and 3,116 shares held by Cadence’s Salary Reduction Thrift Plan with respect to which Mr. Mallory has investment authority.

(10)

Includes 16,000 shares owned by a corporation, over which Mr. Puckett has sole voting and investment authority. Also includes 6,000 shares owned by Mr. Puckett’s wife, as to which he disclaims beneficial ownership.

(11)	Includes 12,490 shares owned by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

(12)

Includes 265 shares held by Cadence’s employee stock ownership plan with respect to which Mr. Haston has voting power and 7,835 shares held by Cadence’s Salary Reduction Thrift Plan with respect to which Mr. Haston has investment authority. Also includes 367 shares held in an IRA for Mr. Haston’s wife, as to which he disclaims beneficial ownership.

(13)

Includes 2,369 shares held by Cadence’s employee stock ownership plan with respect to which Mr. Davis has voting power and 4,023 shares held by Cadence’s Salary Reduction Thrift Plan with respect to which Mr. Davis has investment authority. Also includes 133 shares held in an IRA for Mr. Davis’s wife and 666 shares held in his wife’s name, to both of which he disclaims beneficial ownership.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that we do not have sufficient votes for a quorum or to approve the matters to be considered by our shareholders at the special meeting of shareholders, Cadence intends to adjourn the meeting to permit further solicitation of proxies. We can only use proxies we receives at the time of its meeting to vote for adjournment, if necessary, by submitting the question of adjournment to its shareholders as a separate matter for consideration.

The board of directors of Cadence recommend that the shareholders vote “FOR” the proposal to adjourn the meeting to a later date or dates to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

If shareholders properly execute their proxy, Cadence will consider that those shareholders voted in favor of the adjournment proposal unless their proxy indicates otherwise. If Cadence adjourns its special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the meeting.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, whether or not a quorum is present.

OTHER BUSINESS

As of the date of this proxy statement, our board of directors is not aware of any business to come before the special meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the special meeting or an adjournment or postponement thereof, shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. We intend to hold an annual meeting of shareholders in 2011 only if the merger is not completed (the “2011 Annual Meeting”). Proposals of shareholders intended to be presented at the 2011 annual meeting of shareholders must be received by Lewis F. Mallory, Jr., our Chairman of the Board and Chief Executive Officer, at 301 University Drive, Starkville, Mississippi 39759, no later than Friday, December 10, 2010, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 annual meeting. Nominees to be proposed for election as directors must be delivered in accordance with our bylaws and received by the Corporate Secretary, at 301 East Main Street, Starkville, Mississippi 39759, no later than Monday, January 10, 2011, in order for such nominations to be considered duly nominated. Nominations received after business reopens on Tuesday, January 11, 2011 will be untimely.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Shareholders who share a single address will receive only one proxy statement at that address unless Cadence has received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce Cadence’s printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (if applicable), he or she may contact Cadence Financial Corporation, 301 East Main Street, Starkville, Mississippi 39759, Attention: Corporate Secretary. Cadence will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a shareholder of record receiving multiple copies of this proxy statement, you can request householding by contacting Cadence in the same manner. If you own your shares of Cadence common stock through a bank, broker or other shareholder of record, you can request additional copies of this proxy statement or request householding by contacting the shareholder of record.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our website at www.cadencebanking.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Cadence Financial Corporation, 301 University Drive, Starkville, Mississippi 39759, Attention: Corporate Secretary, on our website at www.cadencebanking.com or from the SEC through the SEC’s website at http://www.sec.gov.

CBC has supplied all information pertaining to CBC and Merger Sub, and we have supplied all information pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED NOVEMBER 3, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

COMMUNITY BANCORP LLC

and

CADENCE FINANCIAL CORPORATION

Dated as of October 6, 2010

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) dated as of October 6, 2010 is by and between Community Bancorp LLC, a Delaware limited liability company (“CBC”), Maroon Acquisition Corp., a Mississippi corporation (“Merger Sub”) and Cadence Financial Corporation, a Mississippi corporation (“Cadence”).

WHEREAS, Cadence entered into an Agreement and Plan of Reorganization with Trustmark Corporation dated as of September 21, 2010 (the “Trustmark Agreement”).

WHEREAS, immediately prior to the execution and delivery of this Agreement, Cadence terminated the Trustmark Agreement in accordance with its terms;

WHEREAS, Cadence desires to enter into a business combination transaction (“Merger Transaction”) with CBC and CBC desires to enter into the Merger Transaction in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of CBC and Cadence believe that the Merger Transaction in the manner provided by, and subject to the terms and conditions set forth in, this Agreement is desirable and in the best interests of their respective companies, shareholders and members; and

WHEREAS, the respective Boards of Directors of CBC and Cadence have approved the execution of this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

INTRODUCTION

This Agreement provides for the merger of Merger Sub with and into Cadence, with Cadence as the survivor (the “Merger”), all pursuant to the terms and conditions set forth in this Agreement. In connection with the Merger, all of the issued and outstanding shares of (i) common stock, $1.00 par value, of Cadence (“Cadence Common Stock”) and (ii) Series A Preferred Stock, $10.00 par value, of Cadence (“Cadence Preferred Stock”) (collectively, the Cadence Common Stock and the Cadence Preferred Stock are sometimes referred to herein as the “Cadence Stock”) will receive cash on the terms, and subject to the conditions, set forth in this Agreement.

I. THE MERGERS

Section 1.1. Mergers. Upon the terms and subject to the conditions set forth in this Agreement and the Articles of Merger in the form attached hereto as Exhibit A, at the Effective Time (as defined in Section 7.2 of this Agreement), Merger Sub shall be merged with and into Cadence (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) under the Articles of Incorporation of Cadence and pursuant to the provisions of, and with the effect provided in the Mississippi Business Corporation Act.

Section 1.2. Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation and Bylaws of Continuing Corporation shall be the Articles of Incorporation and Bylaws of Cadence as in effect at the Effective Time. The main office of Continuing Corporation shall be the main office of Cadence as of the Effective Time. The established offices and facilities of Cadence immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. The Board of Directors of the Merger Sub shall be the Board of Directors of the Continuing Corporation at the Effective Time, each of whom shall serve until duly elected and qualified. The executive officers of the Continuing Corporation shall be the executive officers of Merger Sub at the Effective Time. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Cadence and Merger Sub and their respective shareholders, Boards of Directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Cadence and CBC, respectively, as of the Effective Time. The Continuing Corporation shall continue to be subject to the Consent order dated May 19, 2010.

Section 1.3. Effect of Merger. At the Effective Time, the corporate existence of Cadence and Merger Sub shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Cadence and Merger Sub. All rights, franchises and interests of Cadence and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without any deed or other transfer. Continuing Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Cadence and CBC, respectively, as of the Effective Time. At the Effective Time, the directors and executive officers of Merger Sub shall become the directors and executive officers of Continuing Corporation.

Section 1.4. Liabilities of Continuing Corporation. At the Effective Time of the Merger, Continuing Corporation shall be liable for all liabilities of Cadence and Merger Sub. All deposits, debts, liabilities, obligations and contracts of Cadence and of Merger Sub, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Cadence or Merger Sub, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Cadence or Merger Sub shall be preserved unimpaired subsequent to the Merger.

Section 1.5. Effect on Cadence Stock; Merger Consideration.

(a) As a result of and as part of the Merger and subject to the adjustments and limitations provided for in this Agreement, shares of Cadence Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall, by virtue of the Merger and without any action on the part of CBC, Cadence, Merger Sub or the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to $2.50 per share (the “Per Share Common Stock Consideration”) (subject to any applicable withholding Tax).

(b) Each share of Cadence Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CBC, Cadence, Merger Sub or the holder thereof, be converted into and represent the right to receive the Per Share Preferred Stock Consideration (subject to any applicable withholding Tax). The Per Share Common Stock Consideration together with the Per Share Preferred Stock Consideration is sometimes referred to herein as the “Merger Consideration.” The aggregate amount paid for the Preferred Stock and warrant held by the U.S. Treasury shall not exceed approximately $38 million plus accrued dividends through the signing of the definitive purchase agreement with the U.S. Treasury with respect to such preferred stock and warrant and the Per Share Preferred Stock Consideration shall be such amount expressed on a per share of Preferred Stock basis.

(c) All shares of Cadence Common Stock or Cadence Preferred Stock held in the treasury of Cadence or owned by CBC or any CBC Subsidiary (collectively, “Cancelled Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration thereof, provided that any shares of Cadence Common Stock or Cadence Preferred Stock owned by a Subsidiary of Cadence shall not be cancelled at the Effective Time but shall be converted into a number of shares of the Continuing Corporation that represents the same proportional ownership of the Continuing Corporation as such Subsidiary held of Cadence immediately prior to the Effective Time.

Section 1.6. Cadence Options and Cadence Restricted Shares.

(a) Cadence shall take all actions necessary to accelerate vesting of all the outstanding options to purchase Cadence Common Stock (“Cadence Options”) held by employees or former employees of Cadence that are outstanding on the date of this Agreement (which Cadence Options are listed in Disclosure Schedule 2.2). Holders of vested Cadence Options who exercise them prior to the Effective Time in accordance with the terms of the applicable employee benefit plan and option agreement shall be entitled to payment of the Per Share Common Stock Consideration in accordance with this Article I. Any Cadence Options which have not been exercised as of the Effective Time shall be cancelled and converted into the right to receive $0.20 per share of Cadence Options and shall no longer be exercisable following the Effective Time, such consideration to be delivered upon execution of a release and termination of such Cadence Option of each holder to be delivered at the Effective Time.

(b) Each share of Cadence Common Stock granted to employees or former employees of Cadence subject to vesting or other lapse restrictions (“Cadence Restricted Shares”) that is outstanding on the date of this Agreement (which Cadence Restricted Shares are listed in Disclosure Schedule 2.2) shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof and, at the Effective Time, such Cadence Restricted Shares shall be treated in the same manner as all other shares of Cadence Common Stock under this Agreement.

(c) As of the Effective Time, each phantom stock unit with respect to shares of Cadence Common Stock granted under the Executive Retirement Benefit Agreements that is outstanding immediately prior to the Effective Time (collectively, the “Cadence Phantom Units”) shall be converted into the right to receive, as such time as the plan or agreements governing such Cadence Phantom Units provide, a cash payment equal to Per Share Common Stock Consideration plus accumulated dividends as accrued immediately prior to the Effective Time of the Merger.

(d) Prior to the Effective Time, Cadence, the Board of Directors of Cadence and the Compensation Committee of the Board of Directors of Cadence, as applicable, shall adopt resolutions and take all other actions necessary to effectuate the provisions of this Section 1.6 and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no service provider of Cadence and its Subsidiaries shall have any right to acquire any securities of Cadence, the Continuing Corporation or any Subsidiary thereof or to receive any payment, right or benefit with respect to any award or right previously granted under the stock option, equity incentive or deferred compensation plans of Cadence (and any predecessor entities) or otherwise, except the right to receive the consideration as provided in this Section 1.6

Section 1.7. Surrender and Payment.

(a) Prior to the Effective Time, CBC shall appoint an agent reasonably acceptable to Cadence (the “Exchange Agent”) for the purpose of: (i) exchanging the Per Share Common Stock Consideration for certificates representing shares of Cadence Common Stock or uncertificated shares of Cadence Common Stock; and (ii) exchanging the Per Share Preferred Stock Consideration for certificates representing shares of Cadence

Preferred Stock or uncertificated shares of Cadence Preferred Stock. At or as needed promptly following the Effective Time, CBC shall or shall cause the Continuing Corporation to make available to the Exchange Agent funds equal to the aggregate of the Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration.

(b) As soon as reasonably practicable after the Effective Time (but not later than two Business Days thereafter), the Continuing Corporation shall cause the Exchange Agent to mail to each record holder of shares of Cadence Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title to the shares of Cadence Common Stock and Cadence Preferred Stock shall pass, only upon proper delivery of stock certificates or transfer of the uncertificated shares to the Exchange Agent) for use in such exchange. Each record holder of shares of Cadence Stock that have been converted into the right to receive the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, shall be entitled to receive, upon (i) surrender to the Exchange Agent (or, subsequent to the first anniversary of the Effective Time, the Continuing Corporation) of the applicable share certificate, together with a properly completed and executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable (subject to any applicable withholding Tax) in respect of the Cadence Common Stock or Cadence Preferred Stock represented by a certificate or uncertificated share. Until so surrendered or transferred, as the case may be, any certificate, or uncertificated share, of Cadence Common Stock or Cadence Preferred Stock shall represent after the Effective Time for all purposes only the right to receive, in accordance with the terms hereof and without interest, the applicable Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration. If any portion of applicable consideration is to be paid to a person other than the person in whose name a surrendered certificate or uncertificated share is registered, it shall be a condition to such payment that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such uncertificated share shall be properly transferred, in each case, as determined by the Exchange Agent and as set forth in the letter of transmittal and related instructions and (ii) the person requesting such payment shall pay to the Exchange Agent any Taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the Exchange Agent and the Continuing Corporation that such Tax has been paid or is not payable.

(c) After the Effective Time, shares of Cadence Common Stock shall be no longer outstanding and shall be automatically canceled and shall cease to exist and shall thereafter by operation of this Agreement represent only the right to receive, in the case of the Cadence Common Stock, the Per Share Common Stock Consideration, and, in the case of the Cadence Preferred Stock, the Per Share Preferred Stock Consideration, all as provided for in Section 1.5, and the stock transfer ledger of Cadence shall be closed and there shall be no transfers on the stock transfer books of Cadence of the shares of Cadence Stock which were outstanding immediately prior to such time (other than to settle transfers of Cadence Stock that occurred prior to the Effective Time). If, after the Effective Time, certificates representing Cadence Common Stock are presented to CBC, they shall be promptly canceled and exchanged for the applicable consideration as provided in this Section 1.7.

(d) Any portion of the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration made available to the Exchange Agent pursuant to Section 1.7(a) (including any proceeds of any investments thereof) that remains unclaimed by the holders of Cadence Stock twelve months after the Effective Time shall be returned to CBC, upon demand, and any such holder who has not exchanged shares of Cadence Common Stock or Cadence Preferred Stock for the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as applicable, in accordance with this Section 1.7 prior to that time shall thereafter look only to the Continuing Corporation (subject to abandoned property, escheat or other similar applicable laws) for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither CBC, Cadence, or any other person shall be liable to any former holder of shares of Cadence Stock for any cash properly delivered to a governmental official pursuant to applicable abandoned property, escheat or similar laws.

Section 1.8. Calculations and Adjustments. If, between the date of this Agreement and the Effective Time, the number of shares of Cadence Common Stock issued shall change, the Per Share Common Stock Consideration and any other relevant provision of this Agreement shall be appropriately adjusted to reflect all of the issued and outstanding shares of Cadence Common Stock at the Effective Time; provided in no event shall the aggregate of the Per Share Common Stock Consideration exceed approximately $29,775,000.

Section 1.9. Lost or Destroyed Certificates. Any person whose certificates representing shares of Cadence Common Stock or Cadence Preferred Stock shall have been lost or destroyed may nevertheless obtain from the Exchange Agent the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, to which such holder is entitled as a result of the Merger if such holder provides CBC with an affidavit certifying such loss or destruction and an indemnity reasonably satisfactory to CBC sufficient to indemnify CBC against any loss or expense that may occur as a result of such lost or destroyed certificate being thereafter presented to CBC.

Section 1.10. Ratification by Shareholders. This Agreement shall be submitted to the shareholders of Cadence, and Cadence and CBC shall proceed expeditiously and cooperate in the procurement of consents and approvals and satisfaction of all other requirements necessary for consummation of the Merger in accordance with Section 4.1.

Section 1.11. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, CBC and the Continuing Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable law. If the Exchange Agent, CBC or the Continuing Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cadence Common Stock or Cadence Preferred Stock in respect of which the Exchange Agent, CBC, or the Continuing Corporation, as the case may be, made such deduction and withholding.

Section 1.12. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available under Mississippi law, shares of Cadence Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Sections 79-4-13.02 et seq of the Mississippi Business Corporation Act (“MBCA”), shall not be converted into the right to receive the Per Share Common Stock Consideration payable pursuant to Section 1.5, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of the MBCA and, at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the MBCA or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the MBCA, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the MBCA shall be forfeited and cease and shall have become, the right to receive, without interest thereon, the Per Share Common Stock Consideration pursuant to Section 1.5. Cadence shall deliver prompt notice to CBC of any demands for appraisal of any shares of Cadence Common Stock and provide CBC with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the MBCA. Prior to the Effective Time, Cadence shall not, without the prior written consent of CBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

II. REPRESENTATIONS AND WARRANTIES OF CADENCE

Except (a) as described in the required reports, forms, schedules, registration statements and other documents filed with the Securities and Exchange Commission (the “SEC”) since December 31, 2007 (the “Cadence Reports”) (excluding, in each case, any disclosures set forth in any risk factor section and any forward looking statements) or (b) as set forth in the Cadence Disclosure Schedule, Cadence represents and warrants as follows:

Section 2.1. Organization.

(a) Cadence is a Mississippi corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Cadence Bank, N.A. (“Cadence Bank”) is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Except as set forth in the Cadence Reports or Disclosure Schedule 2.1(a), each of Cadence and Cadence Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence.

(b) Cadence is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Cadence Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). True and complete copies of the Articles of Incorporation and Bylaws of Cadence and the Articles of Association and Bylaws of Cadence Bank, each as amended to date, have been delivered or made available to CBC.

(c) Other than as set forth in Disclosure Schedule 2.1(c), (i) Cadence does not have any Subsidiaries or Affiliates, (ii) Cadence is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) to Cadence’s Knowledge there is no arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Cadence.

(d) The deposit accounts of Cadence Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owning as of the date hereof required in connection therewith have been paid by Cadence Bank. Other than as set forth in Cadence Reports or Regulatory Reports made available to CBC, no proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Cadence, threatened.

Section 2.2. Capitalization. The authorized capital stock of Cadence consists of 140,000,000 shares of Cadence Common Stock, of which 11,909,127 are issued and outstanding, and 10,000,000 shares of Cadence Preferred Stock, $10.00 par value, of which 44,000 are issued and outstanding. The authorized capital stock of Cadence Bank consists of 1,250,000 shares of Cadence Bank common stock, $1.00 par value, 1,200,000 of which are issued and outstanding and owned by Cadence. No other shares of Cadence Stock are issued as of the date of this Agreement. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary are owned by Cadence, directly or indirectly, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. All of the issued and outstanding shares of Cadence Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Disclosure Schedule 2.2 sets forth for each Cadence Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Cadence Common Stock subject to each Cadence Option, and the number of shares of Cadence Common Stock that are currently exercisable and the exercise price per share. Other than as set forth in Disclosure Schedule 2.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Cadence to issue any authorized and unissued Cadence Common Stock nor does Cadence have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Disclosure Schedule 2.2 sets forth for each Cadence Restricted Share award and Cadence Phantom Unit, the name of the grantee, the date of the grant, the type of grant and the number of shares of Cadence Common Stock granted pursuant to each Cadence Restricted Share award or underlying such Cadence Phantom Unit. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Cadence Common Stock.

Section 2.3. Corporate Approval and Authority.

(a) Cadence has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Cadence has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions, subject to the receipt of any required regulatory approvals and the required approval of this Agreement by the shareholders of Cadence.

(b) The Board of Directors of Cadence has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Cadence as required by law, and, other than shareholder and regulatory approvals, no further corporate proceedings of Cadence are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly and validly executed and delivered by Cadence and, subject to receipt of any required regulatory approvals and the required approval of this Agreement by the shareholders of Cadence and the due and valid execution and delivery of this Agreement by CBC, constitutes the legally binding agreement of Cadence enforceable against Cadence in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c) The affirmative vote of the holders of a majority of the shares of Cadence Common Stock present and voting at a shareholder meeting held for such purpose is the only vote required of the holders of Cadence Common Stock necessary to approve the Merger and the related transactions contemplated thereby (the required approval of the Cadence Common Stock is referred to as the “Required Shareholder Approval”).

Section 2.4. Investments. Cadence has furnished to CBC a complete list, as of June 30, 2010, of all securities, including municipal bonds, owned by Cadence (the “Securities Portfolio”). Except as set forth in Disclosure Schedule 2.4, all such securities are owned by Cadence (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all material liens, licenses, pledges, charges, encumbrances, adverse rights or claims and security interests (“Liens”). Disclosure Schedule 2.4 also discloses any entities in which the ownership interest of Cadence equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 2.5. SEC Documents; Other Reports; Internal Controls.

(a) Cadence has filed all Cadence Reports and all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (collectively, the “Required Reports”), that they were required to file since January 1, 2007 with (i) any industry self-regulatory organization (“SRO”), (ii) the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), (iii) the FDIC,

and (iv) any other federal, state or foreign governmental or regulatory agency or authority, and all other Required Reports required to be filed by them since January 1, 2007 and has paid all fees and assessments due and payable in connection therewith. Any such Required Report regarding Cadence or any of its Subsidiaries made in any Required Report filed with or otherwise submitted to any regulatory agency complied in all material respects with relevant legal requirements, including as to content. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), Cadence Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Cadence Reports, and none of the Cadence Reports when filed with the SEC, or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Cadence Reports. None of Cadence’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Cadence has disclosed, based on its most recent evaluation prior to the date hereof, to Cadence’s auditors and the audit committee of Cadence’s board of directors and on Disclosure Schedule 2.5(b) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Cadence’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cadence’s internal controls over financial reporting.

(c) Except as set forth on Disclosure Schedule 2.5(c), the records, systems, controls, data and information of Cadence and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Cadence or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Cadence and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”).

(d) Cadence has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Cadence and its Subsidiaries is made known to the management of Cadence by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to Cadence Reports.

Section 2.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Cadence (including any related notes and schedules thereto) included in Cadence Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Cadence and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of Cadence and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b) Except as set forth in Disclosure Schedule 2.6(b) and for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Cadence included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as filed with the SEC, (ii) this Agreement or actions emanating from the consent order dated May 19, 2010 by regulatory authorities or any Regulatory Reports made available to CBC, (iii) liabilities incurred since June 30, 2010 in the ordinary course of business consistent with past practice, neither Cadence nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), that either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), has had, or would reasonably be expected to have, a Material Adverse Effect on the Condition of Cadence.

Section 2.7. Allowance for Loan Losses. The allowance for loan losses shown on the Cadence Reports as of and for the period ended June 30, 2010, was, and the allowance for loan losses to be shown on the Cadence Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Cadence, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Cadence and other extensions of credit (including letters of credit or commitments to make loans or extend credit). The allowance for loan losses described in the preceding sentence has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that Cadence makes no representation or warranty as to the sufficiency of collateral securing or the collectibility of loans outstanding.

Section 2.8. Certain Loans and Related Matters.

(a) All loans and other extensions of credit (including commitments to extend credit) (each a “Loan”) as of the date hereof by Cadence and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Cadence or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable laws.

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Cadence’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of laws, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence.

(c) None of the agreements pursuant to which Cadence or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Disclosure Schedule 2.8(d) identifies (A) each Loan that as of August 31, 2010 had an outstanding balance and/or unfunded commitment of $250,000.00 or more and that as of such date (i) was contractually past due sixty (60) days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Cadence, any of its Subsidiaries or the rules of any applicable regulatory authority, (iv) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) where a specific reserve allocation existed in connection therewith, or (vi) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (B) each asset of Cadence or any of its Subsidiaries that as of August 31, 2010 had a book value of over $250,000.00 and that was classified as other real estate owned or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (A) above, Disclosure Schedule 2.8(d) sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of August 31, 2010.

(e) Each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) to Cadence’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except where the failure to do so would not have a Material Adverse Effect on the Condition of Cadence. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Cadence and are complete and correct in all material respects.

Section 2.9. Allowance for Loan Losses. The allowance for loan losses shown on the Cadence Reports as of and for the period ended June 30, 2010, was, in the reasonable judgment of management of Cadence, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Cadence and other extensions of credit (including letters of credit or commitments to make loans or extend credit). The allowance for loan losses described in the preceding sentence has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that Cadence makes no representation or warranty as to the sufficiency of collateral securing or the collectability of loans outstanding.

Section 2.10. Environmental Laws. To the Knowledge of Cadence, and except as would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence, Cadence and any properties or business owned or operated by Cadence, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder and Cadence has not received notice of any violation of any Environmental Laws. CBC and its consultants, agents and representatives shall have the right to inspect Cadence’s assets for the purpose of conducting asbestos and other environmental surveys, provided that such inspection shall be at the expense of CBC and at such time as may be mutually agreed upon between Cadence and CBC.

Section 2.11. Title to Property.

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Disclosure Schedule 2.11(a) contains a list that is true, correct and will be complete in all material respects of all real property owned or leased by Cadence. True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Disclosure Schedule 2.11(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to CBC upon their request.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Condition of Cadence, Cadence has good, valid and defeasible title to, or valid leasehold interests in, all property and assets reflected in the most recent balance sheet included in the Cadence Reports, except for properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except for (x) Liens for current Taxes not yet due and payable and, with respect to real property, other standard exceptions commonly found in title policies in the jurisdiction where any real property is located, (y) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations.

(c) All leases of real property and all other leases material to Cadence under which Cadence leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by Cadence or, to the Knowledge of Cadence, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, Cadence quietly enjoys the use of the premises provided for in such lease, except in any such cases as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence.

Section 2.12. Litigation and Other Proceedings. Except as set forth in Disclosure Schedule 2.12, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the Knowledge of Cadence, threatened before any court or administrative body in any manner against Cadence, or any of its properties or capital stock, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Condition of Cadence or the transactions proposed by this Agreement. To the Knowledge of Cadence, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on the Condition of Cadence or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Except as set forth in Cadence Reports, Regulatory Reports made available to CBC or Disclosure Schedule 2.12, Cadence is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.13. Taxes.

(a) Except as set forth in Disclosure Schedule 2.13, Cadence has filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports required to be filed, and has paid all Taxes and assessments required to be paid (whether or not shown or claimed to be due thereon). The Tax Returns as filed were correct in all material respects. Cadence has not executed or filed with any governmental authority any agreement extending the period for assessment and collection of any Tax. Cadence is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim for assessment or collection of Taxes been asserted against Cadence. Cadence has not waived any statute of limitations with respect to any Tax or other assessment or levy, and all such Taxes and other assessments and levies which Cadence is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Cadence, as required by law.

(b) True and complete copies of the income tax returns of Cadence as filed with the Internal Revenue Service (“IRS”) or state or local authorities for the years ended December 31, 2009, 2008 and 2007 have been delivered or made available to CBC.

(c) Neither Cadence nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Cadence) filing a consolidated Tax Return or (ii) has any material liability for Taxes of any person (other than Cadence and any of its Subsidiaries arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(d) None of Cadence or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax shares, Tax indemnity or Tax allocation agreement or similar contract or arrangement.

(e) None of Cadence or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) Cadence has disclosed on its federal income Tax Return all positions therein, which, if not disclosed, could reasonably be expected to give rise to accuracy related penalties under Section 6662 of the Code, and has not taken positions that could reasonably be expected to give rise to accuracy related penalties under Section 6662(d)(2)(C) of the Code. Neither Cadence nor any of its Subsidiaries have participated in a “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

Section 2.14. Contracts and Commitments.

(a) Except as set forth in Cadence Reports, Regulatory Reports made available to CBC or Disclosure Schedule 2.14, neither Cadence nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by Cadence on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Cadence Reports filed prior to the date hereof;

(ii) the termination or breach of which would reasonably be expected to have a Material Adverse Effect on the Condition of Cadence;

(iii) that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of Cadence or any of its affiliates;

(iv) that obligates Cadence or any of its affiliates to conduct business with any third party on an exclusive or preferential basis,

(v) that requires referrals of business or requires Cadence or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis; or

(vi) which is not of the type described in clauses (i) through (v) above and which involved payments by, or to, Cadence or any of its Subsidiaries in fiscal year ended December 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2010, of more than $250,000 (other than pursuant to loans originated or purchased by Cadence and its Subsidiaries in the ordinary course of business consistent with past practice).

Each contract, arrangement, commitment or understanding of the type described in this Section 2.14(a), whether or not publicly disclosed in Cadence Reports or set forth on Disclosure Schedule 2.14, is referred to herein as a “Cadence Contract.”

(b) (i) Each Cadence Contract is valid and binding on Cadence or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Cadence, is valid and binding on the other parties thereto, (ii) Cadence and each of its Subsidiaries and, to the Knowledge of Cadence, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Cadence Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of Cadence or any of its Subsidiaries or, to the Knowledge of Cadence, any other party thereto, under any such Cadence Contract.

(c) Disclosure Schedule 2.14(c) lists each employment, change in control, severance or similar contract with any present or former employee, director or consultant of Cadence (each, a “Compensation Agreement”), the payments due under each Compensation Agreement and the date when such payments are due, including any payments arising as a result of the Merger, and any payments arising from the termination of employment prior to or after the Effective Time (upon request from CBC, in the event it is unclear to CBC, Cadence will provide a good faith estimate of any amounts not subject to precise quantification as of the date of this Agreement, such as excise taxes or tax indemnification payments in respect of income or excise taxes).

Section 2.15. Insurance. A true and complete list of all material insurance policies owned or held by or on behalf of Cadence (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates has been provided to CBC. Such policies are in full force and effect and contain only standard cancellation or termination clauses.

Section 2.16. No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of Cadence’s Articles of Incorporation or Bylaws, or (b) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cadence or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause CBC or Cadence to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Cadence under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Cadence is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Cadence.

Section 2.17. Compliance with Laws and Regulatory Filings. Except as disclosed in the Cadence Reports, Regulatory Reports made available to CBC or Disclosure Schedule 2.17, Cadence is in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to it except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence. Except for approvals by the Federal Reserve Board, the OCC and the SEC, no prior consent, approval or authorization of, or declaration, filing or registration with, any regulatory authority is required of Cadence in connection with the execution, delivery and performance by Cadence of this Agreement and the transactions contemplated hereby, or the resulting change of control of Cadence except for the filing of certain instruments with the Mississippi Secretary of State, as necessary to consummate the Merger contemplated hereby. Cadence has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board or any other regulatory authority having jurisdiction over Cadence and its Subsidiaries, and such reports, registrations and statements are, to the Knowledge of Cadence, true and correct in all material respects.

Section 2.18. Absence of Certain Changes. Except as disclosed in the Cadence Reports, Regulatory Reports made available to CBC, since June 30, 2009, (a) Cadence and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Condition of Cadence.

Section 2.19. Employment Relations. The relations of Cadence with its employees are satisfactory. Cadence has not received any complaints or any notice of any controversies with, or organizational efforts or other pending actions by, its employees or representatives or its employees, except any such complaints or notices which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Condition of Cadence. Neither Cadence nor any of its Subsidiaries are a party to any collective bargaining or other labor contract with respect to their employees.

Section 2.20. Employee Benefit Plans.

(a) Disclosure Schedule 2.20(a) contains a true and complete list of each Plan. “Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), stock purchase, equity-based compensation, stock option, severance, employment, loan, change-in-control, pension, profit sharing, retirement, fringe benefit, vacation, paid time off, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, programs, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any current or former employee, officer, director, consultant or independent contractor of Cadence or any of its Subsidiaries (“Cadence Employees”) has had or has any present or future vested or contingent right to benefits and which are contributed to, sponsored by, maintained by, or for which there is or may be any liability of Cadence or any of its Subsidiaries or ERISA Affiliates. “ERISA Affiliate” shall mean any person or entity that, together with Cadence, is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

(b) With respect to each Plan, Cadence has delivered or made available to CBC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust, insurance or group annuity agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination letter; (iii) any summary plan description and other material written communications by Cadence or any of its Subsidiaries or ERISA Affiliates concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans (other than amendments or changes required by applicable law) at any time within the twelve months immediately following the date hereof that could reasonably be expected to result in an increase in benefits provided under the Plan or the expense of maintaining the Plan; (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) most recent audited financial statements, if any, and (C) most recent actuarial valuation reports, if any, and (vi) with respect to any employee stock ownership plan, all fiduciary administrative minutes and similar records for the prior three year period.

(c) Each Plan has been established and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws.

(d) Each Plan (and the related trust) which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as set forth on the Disclosure Schedule 2.20(d) or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence or on the Condition of CBC following the Merger, (i) no event has occurred and no condition exists that would subject Cadence or any of its Subsidiaries or ERISA Affiliates to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws; (ii) for each Plan with respect to which a Form 5500 has been filed, no change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (iii) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (iv) neither Cadence nor any Subsidiary or ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, or will engage in, a transaction described in Section 4069 or 4212(c) (i.e., certain transactions to evade liability) of ERISA; (v) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code and the regulations thereunder; and (vi) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any

Controlled Group Liability that would be a liability of Cadence or any of its Subsidiaries or ERISA Affiliates, or of CBC following the Merger. As of December 31, 2009, the tax-qualified defined benefit retirement Plan had a fair market value less than the projected benefit obligation of approximately $600,000 according to actuarial calculations at that time by Towers Watson.

(e) None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) and none of Cadence, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any liability or obligation with respect to a multiemployer plan or a multiple employer plan within the preceding six (6) years that remains unsatisfied. Except as set forth in the Disclosure Schedule 2.20(e), no Plan provides post-employment welfare (including but not limited to health, medical or life insurance) benefits and neither Cadence nor any of its Subsidiaries or ERISA Affiliates has any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) With respect to any Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence or on the Condition of CBC following the Merger contemplated by this Agreement, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Cadence, threatened, (ii) no facts or circumstances exist that would give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or, to the Knowledge of Cadence, threatened.

(g) Except as set forth in Disclosure Schedule 2.20(g), neither the execution and delivery of this Agreement, nor the consummation of (or any other event associated with) the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Cadence or any of its Subsidiaries under any Plan or any other agreement with any employee, including, for the avoidance of doubt, change of control agreements, (ii) increase any benefits otherwise payable under any Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of CBC or Cadence or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust. Disclosure Schedule 2.20(g) sets forth a formula to calculate the maximum amount of severance, non-qualified retirement, deferred compensation or other payments or benefits that could become payable by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (or a termination of employment thereafter). Except as set forth in the Disclosure Schedule 2.20, there is no Plan that, individually or collectively, would give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated under this Agreement, including as a result of any termination of employment on or following the Closing, and no Plan provides for a gross-up for the tax imposed under Section 4999 or Section 409A of the Code.

Section 2.21. Brokers, Finders and Financial Advisors. Except for amounts payable to Keefe, Bruyette and Woods, Inc. which has been disclosed to CBC, neither Cadence nor any of its officers, directors or employees have employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 2.22. Trust Preferred Securities.

(a) Cadence has issued and presently outstanding $30,928,000 of Floating Junior Subordinated Debentures due 2033 issued by NBC Capital Corporation (MS) Statutory Trust I (“Trust I”) pursuant to an

Indenture dated as of December 30, 2003 between Cadence and U.S. Bank National Association, as Trustee (the “Trustee”). Trust I has issued and outstanding $30,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of December 30, 2003 among Cadence, the Trustee, and the administrators named therein (the “Trust Preferred Securities”). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default under any of the agreements relating to the Trust Preferred Securities), and at the Effective Time CBC will have all of the rights presently held by Cadence under such agreements as Cadence’s successor in interest. Cadence has deferred interest payments on the Floating Junior Subordinated Debentures due 2033 as of September 2010.

(b) All representations and warranties made by Cadence in the documents related to the issuance of the Trust Preferred Securities were true in all material respects when made. Disclosure Schedule 2.22(b) sets forth the commencement and termination dates (if any) of any Extended Interest Payment Period election and any amounts owed as of the date of this Agreement arising from such elections.

Section 2.23. Derivative Contracts. Cadence is not a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Cadence Reports which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”).

Section 2.24. Deposits. Except as set forth on Disclosure Schedule 2.24, to the Knowledge of Cadence, none of the deposits of Cadence is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 2.25. Community Reinvestment Act. Cadence is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder, and Cadence has supplied CBC with copies of Cadence’s current CRA Statement, all support papers therefor, all letters and written comments received by Cadence since January 1, 2007 pertaining thereto and any responses by Cadence to such comments, and Cadence has a rating of “satisfactory” as of its most recent CRA compliance examination.

Section 2.26. Intellectual Property Rights. Disclosure Schedule 2.26 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Cadence or any Subsidiary or used under license by them in the conduct of their business (the “Intellectual Property”). Cadence and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither Cadence nor any Subsidiary is, to their Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Cadence or any Subsidiary, to their Knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

Section 2.27. Bank Secrecy Act; USA PATRIOT Act. Other than as set forth in Disclosure Schedule 2.27, Cadence has had no incidents of fraud or defalcation during the last two years. Cadence is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, Cadence is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, and all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws.

Section 2.28. Fairness Opinion. Prior to the execution of this Agreement, Cadence has received an opinion from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the holders of Cadence Common Stock pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

Section 2.29. Transactions with Affiliates. Except as disclosed in the Cadence Reports or Regulatory Reports made available to CBC, there are no agreements, contracts, plans, arrangements or other transactions between Cadence or any of its Subsidiaries, on the one hand, and any (i) officer or director of Cadence or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Cadence, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Cadence, on the other hand.

Section 2.30. Disclosure Documents. With respect to information supplied or to be supplied by Cadence for inclusion in the proxy statement of Cadence to be filed with the SEC in connection with the Merger (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”), at the time of the mailing thereof to shareholders of Cadence and at the time of the special meeting of Cadence’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.31. Agreements with Regulatory Agencies. Except as set forth in the Disclosure Schedule 2.31, neither Cadence nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any regulatory agency or other governmental entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule 2.31, a “Company Regulatory Agreement”), nor does Cadence have Knowledge of any pending or threatened regulatory investigation or other action by any regulatory agency or other governmental entity that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

Section 2.32. Anti-takeover Provisions Not Applicable. Cadence has taken all action required to be taken by it in order, and plan to present and recommend this Agreement for the approval of the Cadence Shareholders, so as to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, any anti-takeover or similar provisions of the Articles of Incorporation, and Bylaws of Cadence and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state, including the Mississippi Business Corporation Act, Mississippi Shareholder Protection Act, and the Mississippi Control Share Act.

III. REPRESENTATIONS AND WARRANTIES OF CBC

CBC, for itself and Merger Sub, makes the following representations and warranties to Cadence:

Section 3.1. Organization. CBC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CBC owns 100% of the issued and outstanding capital stock of Merger Sub. CBC and Merger Sub have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Condition of CBC.

Section 3.2. Capitalization. CBC is authorized to issue limited liability company interests as Class A Common Units and Class B Non-Voting Common Units. The authorized capital stock of Merger Sub will consist of 1,000 shares of common stock, $0.01 par value per share. All of the issued and outstanding limited liability company interests of CBC are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

Section 3.3. Corporate Approval and Authority.

(a) CBC has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the receipt of any required regulatory approvals.

(b) The Board of Directors of CBC has approved this Agreement and the transactions contemplated herein are not subject to any approval thereof by the members of CBC under applicable law, and no further limited liability company proceeding of CBC is needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly and validly executed and delivered by CBC and, subject to receipt of any required regulatory approvals and the due and valid execution and delivery of this Agreement by Cadence, constitutes the legally binding agreement of CBC enforceable against CBC in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4. No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (a) violate any provision of the respective Articles of Organization or Operating Agreement of CBC, or (b) assuming all required shareholder and regulatory consents and approvals are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBC or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause CBC to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of CBC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which CBC is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of CBC.

Section 3.5. Brokers, Finders and Financial Advisors. Except for Goldman, Sachs & Co., neither CBC nor any of its officers, directors, members, managers or employees have employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 3.6. Financing. CBC has, and will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay in full all amounts, including any fees and expenses, due and payable by CBC pursuant to the terms of this Agreement.

Section 3.7. Disclosure Documents. With respect to any information supplied or to be supplied by CBC for inclusion in the Proxy Statement, the Proxy Statement, at the time of the mailing thereof to shareholders of Cadence and at the time of the special meeting of Cadence’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.8. Bank Charter. CBC has obtained preliminary approval from the OCC to establish CBC National Bank and such approval has not been withdrawn or terminated.

Section 3.9. Capital Commitments. CBC has obtained subscriptions and capital commitments in the aggregate of approximately $900 million in the forms of such subscriptions and commitments made available to Cadence and its advisors. Such commitments are in full force and effect. CBC has the unconditional right to call such capital pursuant to such commitments.

Section 3.10. Business Plan. CBC’s business plan has been reviewed by the applicable federal regulators and permits CBC to acquire Cadence.

Section 3.11. Balance Sheet. As of the date hereof, CBC has cash and cash equivalents in excess of $40 million.

Section 3.12. Federal Reserve Board.

(a) CBC has discussed with the Federal Reserve Board its management, ownership, financial condition and structure, and has not been advised by the Federal Reserve Board of any issues relating to such matters that would preclude its becoming a bank holding company with respect to Cadence.

(b) To the Knowledge of CBC, no holder of the equity interests of CBC will require approval from the Federal Reserve Board under the Bank Holding Company Act in connection with the Merger.

IV. COVENANTS OF CADENCE

Cadence covenants and agrees with CBC as follows and to the extent applicable, CBC covenants and agrees with Cadence as follows:

Section 4.1. Approvals; Regulatory Filings; Restructuring Efforts.

(a) Shareholder Approval. Cadence will within twenty (20) days of the date hereof file the Proxy Statement with the SEC and, as soon as practicable after the Proxy Statement is cleared by the SEC, take all steps under applicable law to call, give notice of, convene and hold a meeting of its shareholders (the “Cadence Shareholder Meeting”) as promptly as practicable but within 35 days after such proxy statement is mailed for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. Cadence will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. In connection with the Cadence Shareholder Meeting, Cadence shall mail the Proxy Statement and all other proxy materials for such meeting by first class mail to its shareholders within seven (7) days after the Proxy Statement is cleared by the SEC. Cadence agrees to submit this Agreement to the shareholders of Cadence.

(b) Regulatory Filings and Consents; Efforts. Cadence will, and will cause its Subsidiaries to, use their respective reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions, including the Merger, contemplated by this Agreement, including such actions as CBC reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement. CBC and Cadence shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Cadence or CBC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by this Agreement, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Federal Reserve Board and the OCC.

Section 4.2. Activities of Cadence Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, except with the written consent of CBC, Cadence shall, and shall cause its Subsidiaries to, (i) conduct its business in the usual, regular ordinary course consistent with past practices; (ii) use its reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve relationships and goodwill with customers and regulators and advantageous business relationships; and (iii) except as required by law or regulation or required by its duties to its shareholders and other constituents, take no action which would adversely affect or delay the ability of Cadence or CBC to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except in the usual, regular or ordinary course of business or as required by law or regulation, as long as this Agreement remains in effect or unless CBC otherwise consents in writing, Cadence shall not, and shall cause its Subsidiaries not to:

(i) make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $500,000 (except (A) pursuant to commitments made prior to the date of this Agreement and disclosed to CBC, (B) loans fully secured by a certificate of deposit at Cadence, and (C) renewals, extensions and consolidations of any loans other than those loans listed in Disclosure Schedule 2.6(c); provided, however, that in the event that Cadence desires to make or renew any such loan in excess of $500,000, Cadence shall so advise CBC in writing. CBC shall notify Cadence in writing within one (1) business day of receipt of such notice whether CBC consents to such loan or extension of credit, provided that if CBC fails to notify Cadence with such time frame, CBC shall be deemed to have consented to such loan or extension of credit;

(ii) (A) adjust, split, combine or reclassify any capital stock, (B) issue or sell or obligate itself to issue or sell any shares of its capital stock (other than issuances for the Cadence Options) or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, or declare or pay any dividend or make any distribution in respect of its capital stock, (C) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(iii) open or close any branch office (or file any application to do so), or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of CBC with respect to basic policies relating to branching, site location and relocation;

(iv) enter into, amend or terminate any agreement of the type that is, or would be required to be, disclosed in Disclosure Schedule 2.12, or any other material agreement, (B) acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices or as contemplated by this Agreement or (C) make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity;

(v) except as required under applicable law or the terms of any Cadence benefit plan existing as of the date hereof, (A) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries, other than increases in annual base salary at times and in amounts in the ordinary course of business consistent with past practice, which shall not exceed 3% in the aggregate or 5% for any individual to employees at a level below senior vice president (in each case, on an annualized basis), (B) pay or grant any severance or termination pay (other than pursuant to Cadence’s policies in effect on the date hereof which have been disclosed to CBC) to, or enter into or amend any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Cadence, either individually or as part of a class of similarly situated persons (other than as required or contemplated by this Agreement), (C) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any of the current or former directors, officers or employees of Cadence or its Subsidiaries (or newly hired employees), (D) accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits, (E) amend, extend, renew or enter into any collective bargaining agreement or Cadence benefit plan or make any material determinations not in the ordinary course of business consistent with past practice under any Cadence benefit plan, (F) hire or terminate the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) target total compensation (cash and target equity) of $75,000 or more, or (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Cadence benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(vi) take any action or fail to take any action that is intended or would be reasonably likely to result in any of the conditions set forth in Articles IX, X or XI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law or as contemplated herein;

(vii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any real property (including “other real estate owned”) or interest therein with a value in excess of $500,000;

(viii) foreclose upon or otherwise acquire any commercial real property in excess of $500,000 prior to receipt and authorization by CBC of a Phase I environmental review thereof;

(ix) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Cadence’s past practices;

(x) establish any new Subsidiary;

(xi) voluntarily make any material change in the interest rate risk profile of Cadence from that as of June 30, 2010;

(xii) materially deviate from or modify any policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses, (C) accrual of interest on assets, (D) the extension of credit and collateral eligibility, in each case except as otherwise required by the provisions of this Agreement or by regulatory authorities;

(xiii) amend or otherwise change any provision of Cadence’s or its Subsidiaries’ Articles of Incorporation, Bylaws or other organizational documents;

(xiv) make any capital expenditure which would exceed an aggregate of $250,000;

(xv) excluding deposits (other than brokered deposits), certificates of deposit, FHLB advances and borrowings consistent with past practices and permitted by Cadence’s bank regulatory authorities, undertake any additional borrowings;

(xvi) modify any outstanding loan or acquire any loan participation, not in the ordinary course of business and consistent with past practice;

(xvii) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $75,000 individually or $100,000 in the aggregate, or waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

(xviii) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes; or

(xix) commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or similar proceeding, or consent to an entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to Cadence and its Subsidiaries, or any other liquidation or dissolution of Cadence or its Subsidiaries.

(xx) fail to use commercially reasonable efforts to take any action that is required by any agreement with the Federal Reserve Board or any other regulatory authority having jurisdiction over Cadence and its Subsidiaries.

Section 4.3. Access to Properties and Records. To the extent permitted by applicable law and under a confidentiality arrangement, Cadence shall (a) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of CBC reasonable access during normal hours and upon reasonable notice to the personnel, properties, representatives (including legal counsel, accountants and consultants), books and records of Cadence; provided, however, that Cadence shall not be required to take any action that would provide access to or disclose information where such access or discharge would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel, provided that Cadence shall provide such access to the maximum extent possible in a manner that does not violate or prejudice such rights, interests or confidence or waiver of privilege, and (b) furnish CBC with such additional financial and operating data and other information as to the business and properties of Cadence as CBC shall, from time to time, request. All financial statements shall be prepared in accordance with GAAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, CBC will return to Cadence all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 4.4. Information for Regulatory Applications. To the extent permitted by law, Cadence will furnish CBC with all information concerning Cadence required for inclusion in any application, filing, registration statement or document to be made or filed by CBC or Cadence with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Cadence represents and warrants that all information so furnished for such applications and filings shall, to the best of its Knowledge, be true and correct in all material respects without omission of any material fact required to be stated therein to make the information not misleading. Cadence agrees at any time, upon the request of CBC, to furnish to CBC a written letter or statement confirming the accuracy of the information with respect to Cadence contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Cadence contained in such document or draft was furnished by Cadence expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Cadence expressly for use therein.

Section 4.5. Standstill Provision. So long as this Agreement is in effect, neither Cadence nor any of its Subsidiaries shall, and Cadence agrees and will use its best efforts to cause its directors, officers, employees, agents and representatives not to directly take any action to solicit, facilitate, initiate, or encourage the making of any Acquisition Proposal (as hereinafter defined); nor will they enter into any negotiations concerning, furnish any information relating to Cadence in connection with, or agree to any Acquisition Proposal; except where the Board of Directors of Cadence determines, based on the advice of outside counsel, that the failure to furnish any information, or participate in such negotiations or discussions, would or could reasonably be expected to constitute a potential breach of the any of the fiduciary obligations of the Board of Directors, Cadence may furnish such information to and participate in discussions and negotiations with the relevant party. Cadence agrees to notify CBC promptly of any Acquisition Proposal received.

Section 4.6. Trust Preferred Issue. As soon as practicable following the execution of this Agreement, Cadence shall notify the Trustee with respect to its issue of trust preferred securities of the execution of this Agreement and shall obtain from the Trustee confirmation that (a) no Default or Event of Default (as those terms are defined in the Indenture and related Guarantee Agreement) exists or is continuing; (b) no Default or Event of Default will occur as a result of the execution, delivery and performance by Cadence of its obligations under the terms of this Agreement; and (c) other than the amounts reflected on Disclosure Schedule 2.20(b) relating to any Extended Interest Payment Period, no other amounts are due as of the date of this Agreement under the terms of the Indenture.

Section 4.7. Employee Benefit Plans. Cadence shall execute and deliver such instruments and take such other actions as CBC may reasonably request in order to cause the amendment or termination of any of its employee defined benefit plans on terms satisfactory to CBC and Cadence in accordance with applicable law, provided that no such amendment or termination shall adversely affect any rights to any benefits or payments that may now exist or that may arise under such plans or as a result of the transactions contemplated by this Agreement, including without limitation COBRA, change in control, employment agreements, severance, retirement and other similar rights. CBC agrees that nothing in this Section will require Cadence to cause the final dissolution and liquidation of any employee benefit plan prior to the Closing Date and that this Section may be satisfied by delivery by Cadence to CBC of an executed Board resolution or other similar instrument providing for the termination of the employee benefit plan, which may be contingent on the Closing Date, immediately prior to the Closing Date. CBC agrees that CBC will not object to any amendment that Cadence may make before the Closing Date to the Cadence Financial Corporation Employees’ Pension Plan in connection with the termination of that plan to allocate any residual assets to participants and beneficiaries of that plan in a manner that complies with the Code and ERISA and that CBC will cause the termination of that plan to be administered in accordance with such amendment after the Closing Date.

Section 4.8. Cadence Stockholder Meeting. Cadence shall, in accordance with Section 4.1, duly call, give notice of, convene and hold a meeting of its stockholders (the “Cadence Stockholder Meeting”) following the clearance by the SEC of the Proxy Statement for the purpose of obtaining the approval of this Agreement by the shareholders of Cadence.

V. COVENANTS OF CBC

CBC covenants and agrees with Cadence as follows:

Section 5.1. Activities of CBC Pending Closing.

(a) During the period from the date of this Agreement to the Effective Time, CBC shall use its reasonable best efforts to take all actions necessary to consummate the Merger Transaction and other transactions contemplated hereby, including the satisfaction of all conditions contained herein, and receive all regulatory approvals as soon as reasonably practicable and except with the written consent of Cadence, which consent will not be unreasonably withheld, CBC will, and it will cause each Subsidiary to use reasonable efforts to preserve intact its business organization, its commitments from its investors, and assets and maintain its rights and franchises; and voluntarily take no action or fail to use reasonable best efforts to take any action that would, or would be reasonably likely to individually or in the aggregate: (i) prevent, materially delay or materially impede the ability of CBC and Merger Sub to consummate the Merger Transaction and other transactions contemplated herein; (ii) adversely affect the ability of the parties to obtain all necessary regulatory approvals required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (iii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iv) result in the representations and warranties contained in Article III of this Agreement not being true and correct in all material respects on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Articles IX or XI hereof not being satisfied.

(b) During the period from the date of this Agreement to the Effective Time, CBC will cause one or more of its representatives to confer with representatives of Cadence and report the general status of matters relating to the completion of the transactions contemplated hereby, at such times as Cadence may reasonably request. CBC will promptly notify Cadence, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which would adversely affect the ability of the parties to obtain any necessary regulatory approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving CBC. CBC shall be reasonably responsive to requests by Cadence for access to such information and personnel regarding CBC and its Subsidiaries as may be reasonably necessary for Cadence to confirm that the representations and warranties of CBC contained herein are true and correct in all material respects and that the covenants of CBC contained herein have been performed in all material respects; provided, however, that CBC shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in CBC’s reasonable judgment, would interfere with the normal conduct of CBC’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

(c) During the period from the Date of this Agreement to the Effective Time, CBC shall take all action necessary to cause the Merger Sub to perform its obligations under this Agreement and to consummate the Merger Transaction and other transactions contemplated hereby.

Section 5.2. Regulatory Filings; Efforts. CBC will, and will cause its Subsidiaries to, use their respective reasonable best efforts to take or cause to be taken all actions and to do our cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions, including the Merger, contemplated by this Agreement in the most expeditious manner practicable, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, including adding additional capital to Cadence Bank of such amount as may be required under Cadence’s existing consent order dated May 19, 2010.

Section 5.3. Employee Benefit Plans. CBC agrees that the employees of Cadence as of the Effective Time who continue their employment after the Closing Date (the “Continuing Employees”) will continue as employees of Cadence and will be entitled to participate in existing employee benefit plans and programs of Cadence for the 12 months following the Effective Time, and thereafter, at CBC’s discretion, employee benefit plans and programs on terms substantially comparable in the aggregate to those maintained for similarly situated employees of CBC on the Closing Date, in accordance with the respective terms of such plans and programs, it being understood that the continued participation by the Continuing Employees in Plans sponsored or maintained by Cadence immediately prior to the Effective Time at CBC’s election shall be deemed to satisfy the foregoing. CBC shall reinstate the Cadence matching contribution for the 401(K) plan within 12 months of the Effective Time, and CBC shall take all actions necessary or appropriate and permissible under applicable law to facilitate immediate coverage of the Continuing Employees in such plans and programs from and after the Closing Date, including the following:

(a) Each Continuing Employee will be entitled to credit for prior service with Cadence for all purposes under any CBC employee benefit plans on the same basis as and to the extent Cadence recognized such service for this purpose, except as provided in clauses (ii) through (iv) of Section 5.3(b) below. Any eligibility waiting period and pre-existing condition exclusion applicable to such CBC plans and programs shall be waived with respect to each Continuing Employee and their eligible dependents unless such conditions would not have been waived under the comparable Plan in which such employee participated immediately prior to the Closing. CBC shall assume and honor any earned and unused vacation time accrued as of the Effective Time by the Continuing Employees, to the extent not paid by Cadence prior to the Effective Time. After the Closing, CBC will provide vacation time to the Continuing Employees based on their prior service credit with Cadence (on the same basis as and to the extent Cadence recognized such service for this purpose). To the extent commercially practicable and subject to the provision of such information in a form reasonably acceptable to CBC and its benefit plan administrator and insurer, CBC further agrees to credit the Continuing Employees and their eligible dependents for the year during which coverage under CBC’s group health plan begins, with any deductibles already incurred during such year, under Cadence’s group health plan. CBC further agrees that so long as it is permitted under the terms of the Plans sponsored or maintained by Cadence and applicable law (but not beyond the plan year in which the Closing Date occurs), CBC shall recognize all unexpended spending account amounts in any flexible spending account or health reimbursement account of Cadence immediately prior to the Closing Date.

(b) The Continuing Employees shall be entitled to credit for past service with Cadence for the purpose of satisfying any eligibility, vesting and service based contribution periods applicable to CBC’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, CBC’s 401(k) Profit Sharing Plan), in each case on the same basis as and to the extent Cadence recognized such service for any such purpose; provided, however, that the foregoing shall not apply (i) with respect to benefit accrual under any defined benefit pension plan, (ii) for purposes of any new plan under which similarly-situated employees of CBC do not receive credit for prior service, (iii) for purposes of any plan that is grandfathered or frozen, either with respect to level of benefits or participation or (iv) to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) Any Continuing Employee who is terminated by CBC other than for cause and other than due to death or disability during the six month period following the Closing Date shall be entitled to receive severance under the terms of the Cadence Severance Pay Plan and Change in Control Agreement as in effect on the date hereof from CBC, subject to the execution and effectiveness of a general release of claims in favor of Cadence and CBC. With respect to qualifying severance terminations occurring after such six month period, Continuing Employees shall participate in the CBC severance plan and be given credit for their years of service with Cadence on the same basis as and to the extent Cadence recognized service for this purpose.

(d) Any Continuing Employee terminated immediately prior to the Effective Time shall be eligible to elect to receive continuation coverage under Section 4980B of the Code on the same basis as such Continuing Employee would have been eligible to elect to receive such coverage if the Merger had not occurred, and CBC shall be responsible for administering such obligations after the Effective Time of the Merger.

(e) CBC shall assume the obligations under any employment agreement, change of control agreement or other agreement listed in Disclosure Schedule 5.3(e) (the “Severance Agreements”) by operation of law in connection with the Merger, in accordance with the terms and conditions of such agreements. CBC and Cadence agree that after the Closing Date, any severance, change of control or other payments under the Severance Agreements, as applicable, as a result of the transactions contemplated by this Agreement shall be payable by CBC in accordance with the terms of the applicable Severance Agreement (each such payment, a “Change of Control Payment”); provided, however, that in the event that any bank regulatory condition or ruling or limitation applicable to or imposed on Cadence by a bank regulatory authority restricts or prohibits the payment of any such Change of Control Payment by CBC to an intended recipient in the amounts and on the terms established by the instrument establishing such payment obligations, CBC shall offer continued employment to each such intended recipient and shall enter into an employment agreement, consulting agreement or similar arrangement on terms mutually agreeable to CBC and each intended recipient of such Change of Control Payment, which agreement shall provide for payments equal to the amount of the Change of Control Payment for each such recipient (subject to the terms and conditions of any such Severance Agreement), as well as other terms and conditions reasonable and customary in such agreements and as are mutually agreed upon by CBC and each such other party.

Section 5.4. Regulatory Approvals. CBC will file all necessary regulatory documents, notices and applications not later than the 30th day after the execution of this Agreement and will provide Cadence with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Merger. CBC and Cadence will each use their reasonable best efforts to consummate the transaction at the last day of the month following 60 days of the execution of this Agreement.

Section 5.5. Indemnification and Insurance.

(a) All rights to indemnification under Cadence’s articles of incorporation, bylaws or indemnification contracts or undertakings existing in favor of those persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement shall survive the Merger and CBC shall cause such rights to be observed by the Continuing Corporation to the fullest extent permitted by law for a period of six (6) years from the Effective Time.

(b) For a period of six (6) years following the Effective Time, CBC will provide the director’s and officer’s liability insurance maintained on the date of this Agreement, which policies (i) serve to reimburse the current and former officers and directors of Cadence or any of its Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) and (ii) shall contain coverage that is no less favorable than Cadence’s existing policy, provided that if the coverage described above cannot be obtained or can only be obtained by paying aggregate annual premiums in excess of 300% of the aggregate annual amount currently paid by Cadence for such coverage, CBC shall only be required to provide as much coverage as is available on commercially reasonable terms by paying aggregate annual premiums equal to 300% of the current annual premium paid by Cadence; provided further that in lieu of the foregoing CBC may satisfy its obligations pursuant to this Section by purchasing a tail policy providing for coverage that is no less favorable than Cadence’s existing policy.

Section 5.6. Voting of Shares. Each of CBC and its Affiliates shall vote all shares of Cadence Common Stock beneficially owned by it or its Affiliates in favor of the adoption of this Agreement at the Cadence Shareholder Meeting.

VI. MUTUAL COVENANTS OF CBC AND CADENCE

Section 6.1. Notification. Cadence shall give prompt notice to CBC, and CBC shall give prompt notice to Cadence, of (a) any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on the Condition of Cadence or on the Condition of CBC, as applicable, (including, without limitation, any adverse changes or events arising from a party’s failure to comply with the requirements of any regulatory authority having jurisdiction over it, other than the consent order dated May 19, 2010), (b) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (c) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 6.2. Publicity. Except as otherwise required by applicable law, the rules of the Nasdaq Stock Market or in connection with the regulatory application process, as long as this Agreement is in effect, neither CBC nor Cadence shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 6.3. Purchase of Cadence Common Stock. Prior to any termination of this Agreement, the parties hereto agree that, notwithstanding anything contained in the agreement between CBC and Keefe, Bruyette & Woods, Inc. dated July 23, 2010 (the “Confidentiality Agreement”) and other than compliance with applicable law, there shall be no restrictions imposed by this Agreement on CBC’s ability to purchase shares of Cadence Common Stock, including pursuant to open-market transactions or private purchases.

Section 6.4. Advisory Board. Effective as of the Closing, CBC will establish an Advisory Board of Directors for Cadence Bank and invite each of the current members of the Cadence Board of Directors to serve on such Advisory Board.

Section 6.5. Trustmark Fee. CBC shall, concurrently with the execution of this Agreement and the termination of the Trustmark Agreement, advance to Cadence $2,000,000 (the “Advance”). Cadence shall pay such funds to Trustmark and secure the termination of the Trustmark Agreement without any further obligation to Cadence or CBC. The Advance shall be forfeited and CBC shall have no further claim thereto, if this Agreement is terminated by Cadence pursuant to Section 8.1(b) or by Cadence pursuant to Sections 8.1(a)(i), (ii) or (iii) (and, in each case, at the time of such termination Cadence is not in material breach of any of its representations, warranties and covenants), otherwise Cadence shall reimburse CBC for the amount of the Advance by wire transfer of immediately available funds on the day of any termination of the merger agreement and in the case of any termination by Cadence as a condition to such termination.

Section 6.6. Offer to U.S. Treasury. CBC agrees to offer to purchase the preferred stock and warrant held by the U.S. Treasury for approximately $38 million, plus accrued dividends through the signing of the definitive purchase agreement with the U.S. Treasury with respect to such preferred stock and warrant.

VII. CLOSING

Section 7.1. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a mutually acceptable date no later than ten business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Articles IX, X or XI (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

Section 7.2. Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, on the Closing Date, Merger Sub and Cadence shall cause the Merger to be consummated by filing with the Mississippi Secretary of State the articles of merger in accordance with the Mississippi Business Corporation Act, and the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in such articles of merger and the certificate approving the Merger to be issued by the Mississippi Secretary of State (“Effective Time”).

VIII. TERMINATION

Section 8.1. Termination.

(a) This Agreement may be terminated by action of CBC or Cadence at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved (and such disapproval has become final and non-appealable) by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before March 30, 2011, or such later date as shall have been approved in writing by the Boards of Directors of CBC and Cadence (the “Outside Date”); provided, however, that the right to terminate under this Section 8.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date.

(b) This Agreement may be terminated at any time prior to the Closing by Cadence if CBC shall fail to comply with any of its covenants or agreements contained in this Agreement, or breach any of the representations or warranties of CBC contained herein and such failure or breach would, individually or together with all such other then uncured breaches by CBC, constitute grounds for the conditions set forth in Articles X or XI not to be satisfied on the Closing Date. In the event Cadence desires to terminate this Agreement because of an alleged failure or breach described above, Cadence must notify CBC in writing of its intent to terminate stating the reason therefor. CBC shall have until the earlier of (i) fifteen (15) days from the receipt of such notice or (ii) the Outside Date to cure the alleged failure or breach, subject to the approval of Cadence (which approval shall not be unreasonably withheld) and if such failure or breach is so cured, Cadence shall not be entitled to terminate this Agreement pursuant to this section in respect of such failure or breach.

(c) This Agreement may be terminated at any time prior to the Closing by CBC if Cadence shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or breach any of the representations or warranties of Cadence contained herein and such failure or breach would, individually or together with all such other then uncured breaches by Cadence, constitute grounds for the conditions set forth in Articles IX or XI not to be satisfied on the Closing Date. In the event CBC desires to terminate this Agreement because of an alleged failure or breach described above, CBC must notify Cadence in writing of its intent to terminate stating the cause therefor. Cadence shall have until the earlier of (i) fifteen (15) days from the receipt of such notice or (ii) the Outside Date to cure the alleged failure or breach, subject to the approval of CBC (which approval shall not be unreasonably withheld) and if such failure or breach is so cured, CBC shall not be entitled to terminate this Agreement pursuant to this section in respect of such failure or breach.

(d) This Agreement may be terminated at any time prior to the Closing with the mutual written consent of CBC and Cadence and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated by Cadence at any time prior to the date of Closing, if subsequent to the date hereof and prior to such date, Cadence shall have received an Acquisition Proposal and Cadence’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the advice of independent legal counsel and as to financial matters on the advice of Keefe, Bruyette & Woods, Inc. or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal, and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (e) shall not be deemed effective until payment of the Termination Fee required by Section 8.3 is tendered to CBC.

(f) This Agreement may be terminated at any time prior to the Closing by CBC if Cadence’s Board of Directors shall have withdrawn or modified, in any manner that is adverse to CBC, its recommendation or approval of this Agreement or the Merger or recommended to Cadence shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

(g) This Agreement may be terminated at any time prior to Closing by CBC or Cadence, if the shareholders of Cadence fail to approve the Merger at any meeting of shareholders called for such purpose (or any adjournment thereof).

Section 8.2. Effect of Termination. In the event of termination of this Agreement by either CBC or Cadence as provided in Section 8.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Sections 6.2, 6.5, 8.2, 8.3, 12.4, 12.6, 12.7, 12.14, 12.16 and 12.17 and any other section which by its terms relates to post-termination rights or obligations) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 8.2 shall relieve any party hereto of any liability (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) for fraud or an intentional and material breach of this Agreement.

Section 8.3. Termination Fee. To compensate CBC for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by CBC, Cadence and CBC agree as follows:

(a) if this Agreement is terminated by Cadence pursuant to Section 8.1(e) or by CBC pursuant to Section 8.1(f), then immediately prior to such termination, Cadence shall pay to CBC, by wire transfer of immediately available funds, the Termination Fee and the Expense Reimbursement.

(b) if this Agreement is terminated by either party pursuant to Section 8.1(g) and prior to such termination any person shall have proposed or publicly announced an Acquisition Proposal, then in the case of any such termination, Cadence shall on such termination pay CBC, by wire transfer of immediately available funds, the Expense Reimbursement and if an Acquisition Proposal (i) is signed within twelve months of the termination of this Agreement pursuant to Section 8.1(g) and is thereafter consummated or (ii) is consummated within twelve months of the termination of this Agreement pursuant to Section 8.1(g), then in either case Cadence shall on the consummation of such transaction pay to CBC, by wire transfer of immediately available funds, the Termination Fee.

(c) The payment of the Termination Fee and Expense Reimbursement shall be CBC’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 8.3(a) and Section 8.3(b).

(d) For purposes of this Agreement, the Expense Reimbursement shall mean the amount of CBC’s actual, reasonable and documented out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including all Taxes, filing fees, fees and expenses of attorneys, consultants and accounting and financial advisers incurred by or on behalf of CBC in connection with the transactions contemplated pursuant to this Agreement) less any expenses previously paid by Cadence or expense allowances provided by Cadence to CBC or Contractors on CBC’s behalf; provided in no event shall the Expense Reimbursement exceed $1,000,000.

(e) For purposes of this Agreement, the Termination Fee shall mean:

(i) $2,500,000 if this Agreement is terminated on or after the date hereof and on or before the date that is 10 days from the date hereof;

(ii) $3,500,000 if this Agreement is terminated after the date that is 10 days from the date hereof and on or before the date that is 30 days from the date hereof;

(iii) $4,5000,000 if this Agreement is terminated after the date that is 30 days from the date hereof;

IX. CONDITIONS TO OBLIGATIONS OF CBC

The obligations of CBC under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by CBC in its sole discretion:

Section 9.1. Compliance with Representations and Covenants. (a) The representations and warranties made by Cadence in Section 2.1 (Organization), Section 2.2 (Capitalization), Section 2.3 (Corporate Approval and Authority), Section 2.18 (Absence of Certain Changes), Section 2.21 (Brokers) and Section 2.28 (Fairness Opinion) of this Agreement must have been true except in any de minimis respects and (b) the remaining representations and warranties made by Cadence in this Agreement (disregarding all Materiality and Materially Adverse Effect qualifications contained therein) shall be true and correct except where the failure to be true and correct has not and would not reasonably be expected to have individually and in the aggregate a Material Adverse Effect on the Condition of Cadence, in each case of clauses (a) and (b) above, when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date), and Cadence shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied in all material respects with prior to or at the Closing. CBC shall have been furnished with a certificate, executed by an appropriate representative of Cadence and dated as of the Closing Date, to the foregoing effect.

Section 9.2. Absence of Material Adverse Effect. There shall have been no change after the date hereof in the business or financial condition of Cadence which have a Material Adverse Effect on the Condition of Cadence.

Section 9.3. Absence of Credit Events. As measured on the second business day prior to the Closing Date, the aggregate Charge-Offs between the date of this Agreement and such second business day prior to the Closing Date shall not exceed $100 million.

X. CONDITIONS TO OBLIGATIONS OF CADENCE

The obligations of Cadence under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Cadence in its sole discretion:

Section 10.1. Compliance with Representations and Covenants. The representations and warranties made by CBC in this Agreement (disregarding all Materiality and Material Adverse Effect qualifications contained therein) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date), except where the failure of such representations to be true and correct has not had and would not reasonably be expected to have, individually and in the aggregate a Material Adverse Effect on the Condition of CBC and CBC shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by CBC prior to or at the Closing. Cadence shall be furnished with a certificate, executed by appropriate representatives of CBC and dated as of the Closing Date, to the foregoing effect.

XI. CONDITIONS TO RESPECTIVE OBLIGATIONS OF CBC, AND CADENCE

The respective obligations of CBC and Cadence under this Agreement are subject to the satisfaction of the following conditions which may be waived by CBC and Cadence, respectively:

Section 11.1. Government Approvals. The parties to this Agreement shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board and any other regulatory agency whose approval must be received in order to consummate the Merger.

Section 11.2. Shareholder Approval. This Agreement and the transactions contemplated by this Agreement shall have received the Required Shareholder Approval.

Section 11.3. No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the Merger or the other transactions contemplated hereby.

XII. MISCELLANEOUS

Section 12.1. Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Acquisition Proposal” means any written proposal (other than the transactions contemplated by this Agreement) regarding: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving at least 51% of the assets or deposits of Cadence or any Cadence Subsidiary or equity securities representing 51% or more of the voting power of Cadence or any Subsidiary, in a single transaction or series of related transactions; (ii) any tender offer or exchange offer for all or substantially all shares of the capital stock of Cadence or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(b) “Affiliate” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.

(c) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

(d) “Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. ; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq. ; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq. ; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq. ; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. ; the Clean Air Act, 42 U.S.C. § 7401, et seq. ; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

(e) “Knowledge” means the actual knowledge of the senior executive officers of the respective parties.

(f) “Material Adverse Effect” means, (i) with respect to Cadence, any effect that, in the context of difficult and possibly deteriorating market conditions, is material and adverse to the business, financial condition or results of operations of Cadence and the Cadence Subsidiaries taken as a whole other than those items set forth on Disclosure Schedule 12.1 (the “Condition of Cadence”), (ii) with respect to CBC, in the context of difficult and possibly deteriorating market conditions, any effect that is material and adverse to the business, financial condition or results of operations of CBC and the CBC Subsidiaries taken as a whole (the “Condition of CBC”), or (iii) with respect to CBC or Cadence, any effect that materially threatens or materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) other than with respect to changes in laws and regulations that would reasonably be expected to have the effect of making illegal or commercially impracticable the carrying on of the business of the parties hereto and their respective subsidiaries, changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental entities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) changes after the date hereof in general economic and market conditions, whether global, national or regional in nature (including prevailing interest rates, currency exchange rates, securities markets or other economic or monetary conditions) affecting banks or bank holding companies generally, (d) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (e) the announcement of this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including acts of competitors and losses of employees to the extent resulting therefrom, the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and, in the case of CBC, the payment of the Merger Consideration or Termination Fee, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, (g) any failure by Cadence or its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including any underlying causes thereof), or (h) changes in the trading price of a party’s common stock, in and of itself (but not including any underlying causes thereof), except, in the cases of clauses (a), (b), (c) or (f), to the extent such effect has a disproportionate effect on Cadence and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which Cadence and its Subsidiaries operate. Any determination as to whether any condition or other matter has a Material Adverse Effect shall be made only after taking into account all proceeds or amounts that are expected to be received with respect to such condition or matter from insurance policies.

(g) “Regulatory Reports” means those reports of examination or compliance by regulatory authorities.

(h) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% of the issued and outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest.

(i) “Superior Proposal” means a written Acquisition Proposal made by a person that the Board of Directors of Cadence determines in its good faith judgment to be more favorable to Cadence’s shareholders than the Merger (taking into account, in good faith, the advice of Cadence’s independent counsel and financial advisor).

(j) “Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto.

(k) “Tax Return” shall mean any return, declaration, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 12.2. Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of CBC and Cadence contained in this Agreement shall terminate at the Closing.

Section 12.3. Amendments. This Agreement may be amended only by a written instrument signed by CBC and Cadence at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Cadence pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 12.4. Expenses. Subject to the obligations of Cadence set forth in Section 8.3 hereto, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Except as disclosed herein, CBC and Cadence represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction.

Section 12.5. Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to CBC or Merger Sub:

Community Bancorp LLC

Sage Plaza

5151 San Felipe, Suite 425

Houston, Texas 77056

Attention: Paul B. Murphy, Jr.

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   Edward D. Herlihy

                    David E. Shapiro

If to Cadence:

Cadence Financial Corporation

PO Box 1187

Starkville, Mississippi 39760

Attention: Lewis F. Mallory, Jr.

With a copy to:

Jackson Walker L.L.P.

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Attention: Mark L. Jones

and to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: William L. Taylor

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered on the date set forth on the courier’s delivery receipt and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 12.6. Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Mississippi and, to the extent applicable, by the laws of the United States of America in any action or proceeding between the parties arising out of or related to this Agreement and transactions contemplated hereby, the parties hereby consent and submit to the exclusive jurisdiction and venue of the Mississippi State Court in Jackson, Mississippi.

Section 12.7. Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 12.8. Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Section 12.9. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 12.10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 12.11. Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with the Confidentiality Agreement (except as modified herein) and any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 12.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 12.13. Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 12.14. Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 12.15. Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other section or subsection to which the relevance of such item is reasonably apparent.

Section 12.16. Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

Section 12.17. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies, except that the provisions of Section 5.5 shall inure to the benefit of the persons referred to in such Section.

Section 12.18. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including to cause CBC to call the subscriptions and capital commitments referred to in Section 3.9 to the extent necessary to pay any amounts due and payable by CBC pursuant to the terms of this Agreement) in any court having jurisdiction pursuant to Section 12.6, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COMMUNITY BANCORP LLC

/s/ Paul B. Murphy
Paul B. Murphy Chief Executive Office and President

MAROON ACQUISITION CORP.

/s/ Paul B. Murphy
Paul B. Murphy Chief Executive Officer and President

CADENCE FINANCIAL CORPORATION

/s/ Lewis F. Mallory, Jr.
Lewis F. Mallory, Jr. Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

October 5, 2010

The Board of Directors

Cadence Financial Corporation

301 East Main Street

Starkville, Mississippi 39759

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Cadence Financial Corporation (“CADE”) of the Per Share Common Stock Consideration, as defined below, in the proposed merger (the “Merger”) of CADE with and into Maroon Acquisition Corp., a wholly-owned subsidiary of Community Bancorp LLC (“CBC”), pursuant to the Agreement and Plan of Merger, dated as of October 5, 2010 (the most recent draft made available to us) between CADE and CBC (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of CADE common stock (“CADE Common Stock”), par value $1.00 per share, will receive $2.50 per share in cash (the “Per Share Common Stock Consideration”). We further understand that, in connection with the Merger, CBC will purchase from the United States Department of the Treasury all of the outstanding shares of Series A Variable Rate Cumulative Perpetual Senior Preferred Stock of CADE and the associated warrant to purchase common stock issued by CADE (together the “TARP Purchase”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to CADE. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, CADE and CBC, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of CADE for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to CADE. We have acted exclusively for the Board of Directors of CADE in rendering this fairness opinion and will receive a fee from CADE for our services. A portion of our fee is contingent upon the successful completion of the Merger. During the past two years we acted as financial advisor to CADE and received a fee for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CADE and CBC and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual report to stockholders and Annual Report on Form 10-K for the three years ended December 31, 2009 of CADE; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CADE and certain other communications from CADE to its stockholders; and (iv) other financial information concerning the businesses and operations of CADE and CBC furnished to us by CADE and CBC for purposes of our analysis. We have also held discussions with senior management of CADE and CBC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for CADE with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently

B-1

verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of CADE and CBC as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the aggregate allowance for loan and lease losses for CADE is adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of CADE, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement with no adjustments to the Per Share Common Stock Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied, including the TARP Purchase, without any waivers or modifications of the Merger Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of CADE; (ii) the assets and liabilities of CADE; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of CADE to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to CADE.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the CADE or CBC’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of CADE in connection with the transaction. Additionally, we were not requested to, nor are we expressing any opinion with respect to the TARP Purchase to be effected by CBC.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Common Stock Consideration in the Merger is fair, from a financial point of view, to holders of CADE Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

B-2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 1-15773

Cadence Financial Corporation

(Exact name of registrant as specified in its charter)

Mississippi	64-0694775
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

301 East Main Street, Starkville, Mississippi	39759
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(662) 323-1341

Securities registered pursuant to Section 12(b) of the Act:

Common stock, $1 par value	The NASDAQ Global Select Market
(Title of Class)	(Exchange on Which Registered)

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

Aggregate market value of the voting stock held by nonaffiliates as of June 30, 2009, was approximately $23,611,093, based on most recent sale.

The number of shares outstanding of the registrant’s common stock as of February 28, 2010 is 11,912,564 shares.

Documents incorporated by reference

Portions of the Corporation’s proxy statement for the 2010 annual meeting of shareholders expected to be filed on or before March 29, 2010 are incorporated by reference into Part III and portions of the Corporation’s annual report to shareholders are incorporated by reference into Part IV.

FORM 10-K

PART I

Forward-Looking Statements

This report, other reports filed by the Corporation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other written or oral statement by or on behalf of the Corporation may contain forward-looking statements and information based on management’s beliefs, expectations and conclusions, drawn from certain assumptions and information currently available. The Private Securities Litigation Act of 1995 encourages the disclosure of forward-looking information by management by providing a safe harbor for such information. This discussion includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Although we believe that the expectations and conclusions reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties, which could cause the actual results to differ materially from our expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “objective,” “project,” “forecast,” “goal” and similar expressions contained in the reports and statements referenced above are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, increased competition, regulatory factors, economic conditions, changing interest rates, changing market conditions, availability or cost of capital, changes in accounting standards and practices, employee workforce factors, ability to achieve cost savings and enhance revenues, the assimilation of acquired operations and establishing credit practices and efficiencies therein, acts of war or acts of terrorism or geopolitical instability and other effects of legal and administrative proceedings, changes in federal, state or local laws and regulations and other factors identified in Item 1A, “Risk Factors,” and Item 7A, “Quantitative and Qualitative Disclosures about Market Risk” of this report and that may be discussed from time to time in other reports filed with the Securities and Exchange Commission (“SEC”) subsequent to this report. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of the Corporation. Any such statement speaks only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

ITEM 1 - BUSINESS

Cadence Financial Corporation

Cadence Financial Corporation (the “Corporation”) is a bank holding company organized under the laws of the State of Mississippi in 1984. The Corporation’s assets consist primarily of its investment in Cadence Bank, N.A. (“Cadence” or the “Bank”), a national banking corporation, and its primary activities are conducted through Cadence. Cadence and its subsidiaries are collectively referred to herein as “Cadence”.

The Corporation’s principal executive offices are located at 301 East Main Street, Starkville, MS 39759, and its telephone number is 662-323-1341.

Cadence Bank, N.A.

Cadence is engaged in general banking business and activities closely related to banking, as permitted by the banking laws and regulations of the United States.

Cadence provides a variety of wholesale and retail financial services, including mortgage loans, investment services and trusts. Cadence’s customer base is well diversified and consists of business, agriculture, government, education and individual accounts in the states of Alabama, Florida, Georgia, Mississippi and Tennessee. Profitability and growth have been important goals throughout Cadence’s history. To maintain such growth and profitability, given a relatively slow economy and low loan demand in its core Mississippi market area, the Corporation began to expand into higher growth markets. As part of this business strategy, the Corporation acquired Enterprise Bancshares in Tennessee in 2004, SunCoast Bank in Florida in 2006, and Seasons Bank in Georgia in 2006. Cadence has also opened new branches in Hoover, Alabama and Brentwood and Franklin, Tennessee.

Mississippi. Cadence is the largest commercial bank domiciled in the north central “Golden Triangle” area of Mississippi. In Mississippi, a total of nineteen banking facilities and an operations/administration center serve the communities of Aberdeen, Amory, Brooksville, Columbus, Hamilton, Maben, New Hope, Philadelphia, West Point and Starkville. This area extends into six Mississippi counties with a radius of approximately 65 miles from the main office in Starkville.

Alabama. Cadence also serves the Tuscaloosa and Hoover, Alabama areas with seven banking facilities.

Tennessee. Cadence has five banking facilities and an operations/data center in the Memphis, Tennessee area, and two banking facilities in the Brentwood and Franklin, Tennessee areas.

Florida. Cadence has three banking facilities in Sarasota and Bradenton, Florida.

Georgia. Cadence has two banking facilities in Blairsville and Blue Ridge, Georgia.

The following chart reflects, as of December 31, 2009, the distribution of total assets, loans, deposits and branches in the states in which Cadence conducts its business:

State	Assets	Loans	Deposits	Branches
Alabama	11%	18%	12%	18%
Florida	8%	12%	11%	8%
Georgia	2%	3%	2%	5%
Mississippi	52%	30%	55%	50%
Tennessee	27%	37%	20%	19%

	100%	100%	100%	100%

Other Operations. Cadence has two active wholly-owned subsidiaries, NBC Service Corporation (“Service”), and NBC Insurance Services of Alabama, Inc. (“Insurance”). Service was formed to provide additional financial services that otherwise might not be provided by Cadence. For 2009, its primary activity was limited to its investment in Commerce National Insurance Company (“CNIC”). CNIC is a credit life insurance company whose primary source of income is from investment income on securities held in its portfolio. In 2002, Cadence discontinued selling credit life insurance on loans. As a result, the Corporation plans to allow CNIC’s outstanding insurance policies to run-off over the next several years or sell the insurance portion of the business, if possible, and then to dissolve and liquidate CNIC. Insurance was formed in 1999 for the purpose of selling annuity products in the state of Alabama. For 2009, its activities were insignificant.

Galloway-Chandler-McKinney Insurance Agency, Inc. (“GCM”) was a wholly-owned subsidiary of Cadence that operated as an independent insurance agency, with its primary source of revenue coming from commissions and premiums on the sale of property and casualty insurance, title insurance, life insurance, annuities and other commercial lines. On August 31, 2009, the Bank completed the disposition of the assets used in and liabilities arising from GCM’s operations to four limited liability companies established by former owners and employees of GCM. Subsequent to the sale, the name of GCM was changed to Cadence Insurance Services of Mississippi, Inc., and it became inactive.

Competition

Cadence encounters strong competition in each of its markets, based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges relating to loans, the quality and scope of services provided, the convenience of banking facilities and, in the case of loans to commercial borrowers, relative lending limits.

Cadence currently serves six counties and ten municipalities in north central Mississippi. In this area, the Bank competes directly with numerous banking institutions, credit unions, finance companies, brokerage firms and mortgage companies. The competing banking institutions range in asset size from approximately $729 million to in excess of $140 billion (size of parent companies). Cadence is the largest bank domiciled in its immediate service area in Mississippi.

Cadence also serves the cities of Tuscaloosa and Hoover, Alabama; Memphis, Brentwood and Franklin, Tennessee; Sarasota and Bradenton, Florida; and Blairsville and Blue Ridge, Georgia. In these markets, Cadence competes with numerous financial institutions ranging in asset size from approximately $221 million to $2.3 trillion (based on the size of parent companies). Cadence also competes with numerous credit unions, finance companies, brokerage firms and mortgage companies in these markets.

In recent years, mergers and acquisitions have led to greater concentration in the banking industry, placing added competitive pressure on Cadence’s core banking products and services. Consolidation efforts continued during 2009 as the challenges of the liquidity crises and market disruption led to redistribution of deposits and certain banking assets to stronger and larger financial institutions. Financial institutions with liquidity challenges sought mergers, and the deposits and certain banking assets of the 140 banks that failed during 2009, representing approximately $171 billion in total assets, were redistributed through the Federal Deposit Insurance Corporation’s least-cost resolution process. Additionally, the conversion of traditional investment banks to bank holding companies also affected the competitive landscape. These factors intensified the concentration of the industry and placed increased competitive pressure on Cadence’s core banking products and services.

Refer to “Item 1A - Risk Factors,” for discussion of the Corporation’s risks related to competition.

Supervision and Regulation

The Corporation and Cadence are subject to an extensive regulatory framework of state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. To the extent that the following summary describes statutory or regulatory provisions, it is not intended to be comprehensive and is qualified in its entirety by reference to the full text of the statutes, regulations and regulatory agency policies to which such discussion refers. We cannot predict changes in the applicable laws, regulations and regulatory agency policies, yet such changes may have a material effect on the Corporation’s business, financial condition or results of operations. U. S. Federal regulation of banks, bank holding companies and financial holding companies is intended primarily for the protection of depositors, the Deposit Insurance Fund and the banking system as a whole, rather than for the protection of security holders and creditors.

Bank Holding Company Act and Gramm-Leach-Bliley Act. The Corporation is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHC Act”) and is registered as such with the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

The BHC Act restricts the Corporation’s non-banking activities to those that are determined by the Federal Reserve to be financial in nature, incidental to such financial activity or complementary to a financial activity. The BHC Act does not place territorial restrictions on the activities of non-bank subsidiaries of holding companies. Cadence is subject to limitations with respect to transactions with affiliates.

The BHC Act further requires every holding company to obtain the prior approval of the Federal Reserve before acquiring substantially all the assets of or direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned. The BHC Act also prohibits a holding company, with certain exceptions, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in non-banking activities. One of the principal exceptions to these prohibitions is for engaging in or acquiring shares of a company engaged in activities found by the Federal Reserve by order or regulation to be closely related to banking or managing banks. The BHC Act permits the acquisition by a holding company of more than 5% of the outstanding voting shares of a bank located outside the state in which the operations of its banking subsidiaries are principally conducted, subject to certain state laws, including the establishment by states of a minimum age of their local banks before such banks can be acquired by an out-of-state institution. The BHC Act and regulations of the Federal Reserve also prohibit a holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services.

In addition, and subject to certain exceptions, the BHC Act and the Change in Bank Control Act require Federal Reserve approval prior to any person or company acquiring “control” of a holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is refutably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under Section 12 of the Exchange Act or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

A bank holding company may engage in permissible activities including factoring accounts receivable, acquiring and servicing loans, leasing personal property, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and conducting certain insurance underwriting activities. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order any bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable grounds to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial soundness, safety, or stability of any bank subsidiary of the bank holding company. Bank holding companies are required to file with the Federal Reserve an annual report and such other information as may be required. The Federal Reserve also performs examinations of bank holding companies and has the authority to regulate provisions of certain holding company debt.

The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (2) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (3) it may merge or consolidate with any other bank holding company.

The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977 (the “CRA”), both of which are discussed below.

The Gramm-Leach-Bliley Financial Modernization Act of 1999 (the “GLB Act”) also permits securities brokerage firms and insurance companies to own banks and bank holding companies. The GLB Act also seeks to streamline and coordinate functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

Under the GLB Act, a national bank may engage in expanded financial activities through a “financial subsidiary,” provided the aggregate assets of all of its financial subsidiaries do not exceed the lesser of 45 percent of the bank’s assets or $50 billion. A financial subsidiary may underwrite any financial product other than insurance and may sell any financial product, including title insurance. A national bank itself may not sell title insurance, however, unless the state in which the bank is located permits state banks to sell title insurance.

In accordance with Federal Reserve policy, the Corporation is expected to act as a source of financial strength to its subsidiaries. The Federal Reserve may require a holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the holding company. Further, federal bank regulatory authorities have additional discretion to require a holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

FDIC. Cadence is a member of the Federal Deposit Insurance Corporation (“FDIC”), and as such, its deposits are insured by the FDIC to the extent provided by law.

Under the Federal Deposit Insurance Act (“FDIA”), insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

The FDIA, as amended by Financial Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. In 1995, the federal bank regulatory agencies adopted guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the “prompt corrective action” provisions of FDICIA. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earning standards.

The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the “liquidation or other resolution” of such an institution by any receiver.

OCC. Dividends paid by the Corporation are substantially provided from dividends from Cadence. Generally, the approval of the Office of the Comptroller of the Currency (the “OCC”) is required if the total of all dividends declared by a bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. For 2010, without approval from the OCC, Cadence does not have the ability to pay dividends to the Corporation. In May 2009, the Corporation’s Board of Directors voted to suspend paying cash dividends on common stock until further notice.

The OCC is the primary supervisory authority for Cadence. The OCC regulates or monitors virtually all areas of operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuance of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC also imposes limitations on the aggregate investment by a national bank in real estate, bank premises, and furniture and fixtures. In addition to regular examinations, each national bank must furnish to its regulator quarterly reports containing a full and accurate statement of its affairs.

Capital and Operational Requirements. The Federal Reserve, FDIC and OCC have established risk-based capital guidelines for holding companies, such as the Corporation, and for the subsidiary banks of holding companies, such as Cadence. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” However, a bank’s primary regulator has the ability to impose higher ratios if the regulator believes the bank’s risk profile is higher than it considers appropriate.

The FDIC, OCC and Federal Reserve have historically had common capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. The leverage capital requirement establishes a minimum ratio of capital as a percentage of total assets. The FDIC, OCC and Federal Reserve require institutions to maintain a minimum leverage ratio of Tier 1 capital to total average assets based on the institution’s rating under the international bank rating system, commonly referred to as the “CAMELS” rating system. “CAMELS” is an acronym for “Capital Adequacy, Asset Quality, Management Quality, Earnings, Liquidity and Sensitivity to Market Risk.” Institutions with a CAMELS rating of 1 that are not anticipating or experiencing significant growth and have well-diversified risk are required to maintain a minimum leverage ratio of 3 percent. An additional 100 to 200 basis points are required for all but these most highly rated institutions.

The risk-based capital requirement also establishes a minimum ratio of capital as a percentage of total assets, but gives weight to the relative risk of each asset. The FDIC, OCC and Federal Reserve require institutions to maintain a minimum ratio of Tier 1 capital to risk-weighted assets of 4 percent. Banks must also maintain a minimum ratio of total capital to risk-weighted assets of 8 percent.

As part of an agreement entered into with the OCC in April 2009, Cadence was required to achieve by September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. As of December 31, 2009, Cadence had a Tier 1 leverage ratio of 6.0% and a total risk-based capital ratio of 10.2% and, therefore, was not in compliance with the OCC’s mandated capital ratios and may be subject to further enforcement action by the OCC.

Refer to “Item 1A - Risk Factors,” for discussion of the Corporation’s risks relating to Cadence’s formal agreement with the OCC.

Other Banking Regulations. Banks are subject to the provisions of Sections 23A and 23B of the Federal Reserve Act. Section 23A places limits on the amount of loans or extensions of credit to, investments in, or certain other transactions with affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Section 23B, among other things, prohibits an institution from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution, as those prevailing at the time for comparable transactions with non-affiliated companies.

Cadence is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

National banks, like Cadence, are required by the National Bank Act to adhere to branch office banking laws of the states in which they operate. Furthermore, federal legislation permits interstate branching. The law also permits out of state acquisitions by bank holding companies (subject to veto by state law), interstate branching by banks if allowed by state law, interstate merging by banks, and de novo branching by national banks if allowed by state law. Effective June 1, 1997, the Interstate Banking Act allows banks with different home states to merge, unless a particular state opts out of the statute. The Interstate Banking Act also permits national and state banks to establish de novo branches in another state if the state law applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches.

The CRA requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or the OCC shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

Interest and certain other charges collected or contracted by banks are often subject to state usury laws and certain federal laws concerning interest rates. The loan operations are also subject to certain federal laws applicable to credit transactions. These include but are not limited to: (i) the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; (ii) the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution will be fulfilling its obligation to help meet the housing needs of the community it serves; (iii) the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; and (iv) the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations also are subject to certain laws and regulations, including but not limited to, the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CNIC and Insurance are subject to a variety of regulations by applicable state agencies. These agencies set reserve requirements and reporting standards and establish regulations, all of which affect business operations.

In 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) was signed into law. The USA Patriot Act broadened anti-money laundering requirements on financial institutions, including national banks such as Cadence. Among its provisions, the USA Patriot Act requires a financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, the USA Patriot Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

Public Company Regulations. The Corporation’s common stock is registered with the Securities and Exchange Commission (“SEC”) under the Exchange Act. Consequently, the Corporation is subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the SEC under the Exchange Act.

The Corporation’s common stock is traded on The NASDAQ Global Select Market (“NASDAQ”) and is subject to the rules and by-laws of NASDAQ. Penalties for violations of the rules can result in fines for the Corporation and in certain cases the suspension of trading in the Corporation’s common stock or delisting.

In 2002, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) was signed into law. The Sarbanes-Oxley Act attempts to strengthen the independence of public company auditors by, among other things, (i) prohibiting public company auditors from providing certain non-audit services to their audit clients, (ii) requiring a company’s audit committee to pre-approve all audit and non-audit services being provided by its independent auditor, (iii) requiring the rotation of audit partners and (iv) prohibiting an auditor from auditing a client that has as its chief executive officer, chief financial officer, chief accounting officer or controller a person that was employed by the auditor during the previous year.

The Sarbanes-Oxley Act also seeks to enhance the responsibility of corporate management by, among other things, (i) requiring the chief executive officer and chief financial officer of public companies to provide certain certifications in their companies’ periodic reports regarding the accuracy of the periodic reports filed with the SEC, (ii) prohibiting officers and directors of public companies from fraudulently influencing an accountant engaged in the audit of the company’s financial statements, (iii) requiring chief executive officers and chief financial officers to forfeit certain bonuses in the event of a misstatement of financial results, (iv) prohibiting officers and directors found to be unfit from serving in a similar capacity with other public companies and (v) prohibiting officers and directors from trading in the company’s equity securities during pension blackout periods. In addition, public companies with securities listed on a national securities exchange or association must satisfy the following additional requirements: (i) the company’s audit committee must appoint and oversee the company’s auditors; (ii) each member of the company’s audit committee must be independent; (iii) the company’s audit committee must establish procedures for receiving complaints regarding accounting, internal accounting controls and audit-related matters; (iv) the company’s audit committee must have the authority to engage independent advisors; and (v) the company must provide appropriate funding to its audit committee, as determined by the audit committee.

The Sarbanes-Oxley Act contains several provisions intended to enhance the quality of financial disclosures of public companies, including provisions that (i) require that financial disclosures reflect all material correcting adjustments identified by the company’s auditors, (ii) require the disclosure of all material off-balance sheet transactions, (iii) require the reconciliation by public companies of pro forma financial information to financial statements prepared in accordance with generally accepted accounting principles, (iv) with certain limited exceptions, including an exception for financial institutions making loans in compliance with federal banking regulations, prohibit a public company from making personal loans to its officers and directors, (v) with certain limited exceptions, require directors, officers and principal shareholders of public companies to report a change in their ownership in the company’s securities within two business days of the change, (vi) require a company’s management to provide a report of management’s assessment of the internal controls of the company in the company’s annual report and requires an opinion from the company’s independent auditors on the effectiveness of the company’s internal control over financial reporting, (vii) require public companies to adopt codes of conduct and ethics for senior executive officers and (viii) require a public company to disclose whether the company’s audit committee has a financial expert as a member.

The Sarbanes-Oxley Act imposes criminal liability for certain acts, including altering documents involving federal investigations, bankruptcy proceedings, and corporate audits and the act increases the penalties for certain offenses, including mail and wire fraud. In addition, the Sarbanes-Oxley Act gives added protection to corporate whistle-blowers.

Recent Regulatory Developments. In response to the worsening financial and economic conditions in late 2008, the Emergency Economic Stabilization Act of 2008 (the “Emergency Economic Stabilization Act”) was signed into law. Among other things the Emergency Economic Stabilization Act granted the U.S. Treasury the power, under a program called the Troubled Asset Relief Program (“TARP”), to purchase assets and equity from financial institutions in order to strengthen their financial position and the economy as a whole. Part of TARP included the Capital Purchase Program (“CPP”) where the U.S. Treasury could purchase preferred stock and equity warrants from qualifying institutions in exchange for direct capital infusion.

On January 9, 2009, the Corporation completed the sale of $44 million of non-voting preferred stock to the U. S. Treasury under the CPP. These senior preferred shares pay a cumulative annual dividend at a 5% rate for the first five years and will reset to a rate of 9% after five years if not redeemed by the Corporation prior to that time. In connection with the issuance of the senior preferred shares, the Corporation also issued to the U. S. Treasury a warrant to purchase the Corporation’s common stock up to a maximum of 15% of the senior preferred amount, or $6.6 million.

Institutions participating in CPP, like us, must comply with certain restrictions under the terms of the program. For so long as any preferred stock issued under the CPP remains outstanding, we are prohibited from increasing dividends on our common stock. We are also prohibited from making certain repurchases of equity securities, including our common stock, without the U.S. Treasury’s prior consent until the third anniversary of the U.S. Treasury’s investment or until the U.S. Treasury has transferred all of the preferred stock it purchased under the CPP to third parties.

Additional restrictions were placed on us under the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Under the ARRA, institutions participating in TARP are restricted in their ability to pay bonuses and so-called “golden parachutes” to senior executives and certain other employees. ARRA also requires greater participation of shareholders in executive pay decisions. On June 10, 2009, the U.S. Treasury released an interim final rule (the “IFR”), effective June 15, 2009, that provided guidance on the compensation and governance standards for TARP recipients, and promulgated regulations to implement the restrictions and standards set forth in Section 7001 of the ARRA. Among other things, the IFR and the ARRA significantly expanded the executive compensation restrictions previously imposed by the Emergency Economic Stabilization Act. Such restrictions apply to any entity that has received or will receive financial assistance under TARP, and shall generally continue to apply for as long as any obligation arising from financial assistance provided under TARP, including preferred stock issued under the CPP, remains outstanding. These ARRA restrictions shall not apply to any TARP recipient during such time when the federal government (i) only holds any warrants to purchase common stock of such recipient or (ii) does not hold any preferred stock or warrants to purchase common stock of such recipient. On December 7, 2009, the U.S. Treasury published technical amendments to the IFR. As a result of our participation in the CPP, the restrictions and standards set forth in Section 7001 of the ARRA, as well as the IFR promulgated by the U.S. Treasury apply to us.

Future Legislation. Changes to the laws of the states in which the Corporation and its subsidiaries do business could affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. Moreover, in light of recent events and current conditions in the U. S. financial markets and economy, Congress and regulators have continued to increase their focus on the regulation of the financial services industry. The Corporation cannot accurately predict whether legislative changes will occur or, if they occur, the ultimate effect they would have upon the financial condition or results of operations of the Corporation.

Governmental Monetary Policies

As a bank chartered under the laws of the United States, Cadence is a member of the Federal Reserve System. Its earnings are affected by the fiscal and monetary policies of the Federal Reserve System, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. The techniques used by the Federal Reserve System include setting the reserve requirements of depository institutions and establishing the discount rate on member bank borrowings. The Federal Reserve System also conducts open market operations in United States government securities. Refer to “Item 1A - Risk Factors,” for a discussion of the Corporation’s risks relating to governmental monetary policies.

Sources and Availability of Funds

The materials essential to the business of the Corporation and its subsidiaries consist primarily of funds derived from deposits and other borrowings in the financial markets. The availability of funds is primarily dependent upon the economic policies of the government, the economy in general and the institution’s ability to compete in its markets. Refer to “Item 1A - Risk Factors,” for discussion of the Corporation’s risks relating to governmental monetary policy, economic conditions, and competition.

Seasonality

Neither the Corporation nor any of its subsidiaries are engaged in a business that is seasonal in nature.

Dependence Upon A Single Customer

Neither the Corporation nor any of its subsidiaries are dependent upon a single customer or any small group of customers.

Available Information

The Corporation maintains an Internet address at www.cadencebanking.com. The Corporation makes available, free of charge on or through its Internet website, access to the Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments thereto filed pursuant to Section 13(a) of the Exchange Act. These documents are made available on the Corporation’s website as soon as reasonably practicable after such material is filed with or furnished to the SEC. The Corporation is not incorporating the information on that website into this report, and the website and the information appearing on the website are not included in, and are not a part of, this report.

You may also request a copy of these filings, at no cost, by writing or telephoning the Corporation at the following address:

ATTENTION: Mr. Richard T. Haston

Cadence Financial Corporation

301 East Main Street

P.O. Box 1187

Starkville, MS 39759

(662) 323-1341

Additionally, the public may read and copy any materials the Corporation files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-6330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of such site is http://www.sec.gov.

Personnel

At December 31, 2009, Cadence had 428 full-time employees. The Corporation, Service, Insurance and CNIC had no employees at December 31, 2009.

Executive Officers of the Registrant

The executive officers of the Corporation and a brief description of their principal employment during the last five years are listed below:

Name and Title	Age	Five-Year Experience
L. F. Mallory, Jr. Chairman and Chief Executive Officer, Cadence Financial Corporation and Cadence	67	Chairman and Chief Executive Officer, Cadence Financial Corporation and Cadence, since 1993

Mark A. Abernathy President and Chief Operating Officer and Chairman of Executive Committee, Cadence Financial Corporation and Cadence	53	President and Chief Operating Officer, Cadence Financial Corporation and Cadence, since 1997; Chairman of Executive Committee, Cadence Financial Corporation and Cadence, since 2006

Richard T. Haston Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Cadence Financial Corporation; Executive Vice President, Chief Financial Officer, and Secretary, Cadence	63	Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Cadence Financial Corporation, since May 2008; Executive Vice President, Chief Financial Officer, and Assistant Secretary, Cadence Financial Corporation, from July 2005 - May 2008; Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary, Cadence Financial Corporation, from January 1997 - July 2005; Executive Vice President, Chief Financial Officer, and Secretary, Cadence, since May 2008; Executive Vice President and Chief Financial Officer, Cadence, from 1996 - May 2008

John R. Davis Vice President, Cadence Financial Corporation; Executive Vice President and Manager of Consumer Financial Services, Cadence	54	Vice President, Cadence Financial Corporation, since January 1999; Executive Vice President and Manager of Consumer Financial Services, Cadence, since December 2005; Senior Vice President and Trust Officer, Cadence, from January 1999 - December 2005

Officers of the Corporation are elected annually by the Board of Directors at its January meeting and serve at the discretion of the Board of Directors.

ITEM 1A - RISK FACTORS

There are many risks and uncertainties related to the Corporation’s business that may adversely affect our business operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may adversely affect our business operations. Any of the following risks could negatively impact our business, results of operations and financial condition. The risks discussed below also include forward-looking statements, and actual results may differ materially from those discussed. See “Forward-Looking Statements” above.

The current economic environment poses significant challenges for us and our industry and could adversely affect our financial condition and results of operations.

We are operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions. Financial institutions like us continue to be affected by sharp declines in the real estate market and constrained financial markets. Dramatic declines in the housing market over the past year, including falling home prices and increasing delinquencies, foreclosures and unemployment, have resulted in significant write-downs of asset values by many financial institutions, including us. Concerns over the stability of the financial markets and the economy and the need to protect capital have resulted in decreased lending by financial institutions to their clients and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of consumer confidence, increased market volatility and widespread reduction in general business activity. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition and results of operations.

Continued economic uncertainty, declines in real estate values, constrained financial markets, housing market decline and financial stress on borrowers as a result of the uncertain economic environment could continue to have an adverse effect on our borrowers or their clients, adversely affecting our financial condition and results of operations. We cannot predict when economic conditions are likely to improve. We may also face additional risks in connection with the current economic environment, including the following:

•

Economic conditions that negatively affect housing prices and the job market have caused, and may continue to cause, the credit quality of our loan portfolios to deteriorate, and that deterioration in credit quality has had, and could continue to have, a negative effect on our business and results of operations.

•	Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities.

•	The value of our securities portfolio may decline.

•	We face increased regulation of our industry, and compliance with that regulation has increased our costs and increased compliance challenges and may continue to do so.

As these conditions or similar ones continue to exist or worsen, we could experience continuing or increased adverse effects on our financial condition and results of operations.

We are heavily regulated, and that regulation could limit or restrict our activities and adversely affect our earnings.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies, including the OCC, the Federal Reserve, the FDIC, and to a limited degree, the regulators in the states in which our branches are located. Our compliance with these regulations is costly and may restrict some of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates and locations of offices. As further discussed below, we are also subject to capitalization guidelines established by our regulators, which require us to maintain certain levels of capital to support our business.

In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. In recent months, the U.S. financial regulators responding to directives of the Obama Administration and Congress have intervened on an unprecedented scale. New legislative proposals continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including with respect to compensation, interest rates and the effect of bankruptcy proceedings on consumer real property mortgages. Further, federal and state regulatory agencies may adopt changes to their regulations and/or change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulation to us. Compliance with current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance. Additionally, evolving regulations concerning executive compensation may impose limitations on us that affect our ability to compete successfully for executive and management talent.

On June 17, 2009, the Obama Administration proposed a white paper, “Financial Regulatory Reform—A New Foundation: Rebuilding Financial Supervision and Regulation,” that provides recommendations for overhauling the nation’s financial regulatory system in the wake of the global financial crisis. The plan urges Congress and regulators to adopt sweeping changes to financial sector regulation and oversight, dramatically increasing the federal government’s role in nearly every aspect of the financial markets. The administration proposes both new substantive authorities and practices in government regulation and supervision, and a restructuring of the regulatory system, including the creation of new federal agencies, offices and councils. If this proposal or some other similar proposal is adopted, it may result in additional restrictions, oversight or costs that may have an adverse effect on our business, results of operations or the price of our common stock.

In addition, given the current economic and financial environment, our regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management or other operational practices for financial services companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of the regulations and laws and their interpretation of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency’s assessment of the quality of our assets differs from our assessment, we may be required to take additional charges that would have the effect of materially reducing our earnings, capital ratios and stock price.

We have entered into a formal written agreement with the OCC that requires us to take specified actions.

The OCC, Cadence’s primary governmental regulator, reviews us annually. In this examination, the OCC reviews our business, including credit and other risks, accounting issues, operational matters, internal controls and management systems. Those reviews have required us to enhance our operational, risk management and internal control practices, planning processes, procedures and policies.

Following our most recent OCC review, we entered into an agreement with the OCC on April 17, 2009. In this agreement, we committed to enhance Cadence’s existing practices and procedures in several areas, including the following: strategic planning, credit risk management, other real estate owned, criticized assets, internal loan review, internal audit, commercial real estate concentration risk management, brokered deposits, and financial subsidiaries. As a result of entering into a written agreement with the OCC, we are deemed to be in a “troubled condition” under applicable banking laws. Consequently, we will not be eligible for expedited processing of branch applications and other regulatory approvals, and we will be required to obtain OCC or FDIC approval before making severance payments to departing executives and adding new directors or senior executives. Cadence’s regulators have considerable discretion in whether to grant required approvals, and we may not be able to obtain approvals if requested.

As of September 30, 2009, and December 31, 2009, in connection with such agreement, we did not meet certain capital ratios that were imposed upon Cadence by the OCC, although management believes we complied in all other material respects with such agreement. As a result of not meeting such capital ratios, the OCC has broad authority to take additional adverse actions against both the Corporation and Cadence. For more information see – “We are required to maintain high capital levels” below.

We are required to maintain high capital levels.

As previously disclosed, the OCC has required Cadence to achieve as of September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. These capital ratios are higher than the regulatory capital ratios required to meet “well-capitalized” standards in a stable economy. As of September 30, 2009, and December 31, 2009, Cadence had a Tier 1 leverage ratio of 5.9% and 6.0%, respectively, and a total risk-based capital ratio of 10.1% and 10.2%, respectively, and, therefore, was not in compliance with the OCC’s mandated capital ratios. Because Cadence is not in compliance with the written agreement with the OCC, the OCC has available a broad range of adverse actions, including imposing a consent order and taking control of Cadence. Management has been taking action and implementing programs to comply with the requirements of the OCC and believes that it has complied in all material respects with the agreement with the OCC with the exception of such ratios. The OCC may determine, however, in its sole discretion, to take additional enforcement action as discussed above, any of which could further limit the Corporation’s and Cadence’s businesses and negatively affect their ability to implement their business plan, the Corporation’s ability to pay dividends on its common stock and preferred stock, the value of the Corporation’s common stock and preferred stock, and the financial condition and results of operations of both the Corporation and Cadence.

Our loan portfolio is highly concentrated in commercial real estate in certain geographic areas.

Commercial real estate and farm loans totaled $612.7 million as of December 31, 2009. Additionally, construction and development loans totaled $166.2 million as of December 31, 2009. Our construction and development loan portfolio includes residential and non-residential construction and development loans. Our residential construction and development portfolio consists mainly of loans for the construction, development, and improvement of residential lots, homes, and subdivisions. Our non-residential construction and development portfolio consists mainly of loans for the construction and development of office buildings, hotels, and other non-residential commercial properties. Our commercial real estate and farm loan portfolio consists primarily of loans secured by office buildings, retail centers, warehouses, farm land and other commercial properties located primarily in our Mississippi, Memphis, Florida, Tuscaloosa, and Nashville market areas. The regional economic conditions in areas in which we conduct our business have an impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our deposit funding sources.

Commercial real estate loans are typically larger than residential real estate loans and consumer loans and depend on sales, in the case of construction and development loans, and cash flows, in the case of other commercial real estate loans, from the property to service the debt. Sales and cash flows have been and may continue to be adversely affected by general economic conditions, and a further deterioration in the markets where our collateral is located could increase the likelihood of default. Because our loan portfolio contains a significant number of commercial real estate loans with relatively large balances, the deterioration of a few of these loans has caused and could continue to cause increases in our non-performing loan balances. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

The level of our commercial real estate loan portfolio has subjected us to additional regulatory scrutiny.

The concentration of residential construction and development in our commercial real estate loan portfolio is a primary factor that led to our agreement with the OCC. The FDIC, the Federal Reserve and the OCC have promulgated joint guidance on sound risk management practices for financial institutions like Cadence with concentrations in commercial real estate lending. Under the guidance, management should employ heightened risk management practices including board and management oversight and strategic planning, enhancement of underwriting standards, risk assessment and monitoring through market analysis and stress testing. While we believe we have implemented and are continuing to implement policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance and with the requirements of the OCC agreement, the OCC could require us to implement additional policies and procedures consistent with their interpretation of the guidance that could result in additional costs to us or restrict our business in a manner that could have a material adverse effect on our results of operations.

Our allowance for loan losses may not be adequate to cover actual losses.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease. Management maintains an allowance for loan losses based upon, among other things:

•	historical experience;

•	repayment capacity of borrowers;

•	an evaluation of local, regional and national economic conditions;

•	regular reviews of delinquencies and loan portfolio quality;

•	collateral evaluations;

•	current trends regarding the volume and severity of problem loans;

•	the existence and effect of concentrations of credit;

•	results of regulatory examinations; and

•	from time to time, the advice of consultants.

Based on those factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, our Board of Directors and the OCC periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs. The OCC judgments may differ from those of our management. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, which may be beyond our control, including changes in interest rates, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. There can be no assurance that we will not need to increase our allowance for loan losses or that regulators will not require an increase in our allowance. Either of these occurrences could materially and adversely affect our financial condition and results of operations.

We are subject to restrictions on executive compensation as a result of our participation in the CPP.

Under the terms of the CPP, the U.S. Treasury has imposed specified standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds any equity or warrants issued pursuant to the CPP. These standards generally apply to our chief executive officer, chief financial officer, chief operating officer, and the two next most highly compensated senior executive officers. The standards include:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten our value;

•	required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibition on making golden parachute payments to senior executives; and

•	an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

Under the ARRA, further compensation restrictions, including significant limitations on incentive compensation, have been imposed on our senior executive officers and most highly compensated employees. Those restrictions, and any future restrictions on executive compensation that may be adopted, could adversely affect our ability to hire and retain senior executive officers.

Competition in the banking industry is intense and may adversely affect our profitability.

The banking business is highly competitive, and we experience competition from many other financial institutions in our markets. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other regional, super-regional, national and international financial institutions that operate offices in our markets and elsewhere. Moreover, this highly competitive industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Many of our competitors have fewer regulatory constraints, and some have lower cost structures. In recent years, competition has intensified as a result of consolidation efforts. During 2009, competition continued to intensify as the challenges of the liquidity crises and market disruption led to further redistribution of deposits and certain banking assets to stronger and larger financial institutions. We expect this trend to continue. The competitive landscape was also affected by the conversion of traditional investment banks to bank holding companies during the liquidity crises due to the access it provides to government-sponsored sources of liquidity.

We compete with these institutions both in attracting deposits and in making loans. Price competition for loans might result in us originating fewer loans, or earning less on our loans, and price competition for deposits might result in a decrease in our total deposits or higher rates on our deposits. We have to attract our client base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. We may face a competitive disadvantage as a result of our smaller size and inability to spread our marketing costs across a broader market. Our ability to compete successfully depends on a number of factors, including, among other things, concentrating our marketing efforts in our communities with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local clients. Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which could materially and adversely affect our financial condition and results of operations.

Operating results may require us to raise additional capital, but that capital may not be available or may be dilutive.

As part of an agreement entered into with the OCC in April 2009, Cadence was required to achieve by September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. As of December 31, 2009, Cadence had a Tier 1 leverage ratio of 6.0% and a total risk-based capital ratio of 10.2%. As a result of our 2009 losses and Cadence’s requirement for additional capital to meet these higher ratios, we have a need to raise additional capital. We are currently seeking to raise this capital through all available sources, including public or private equity offerings. Our ability to raise capital will depend on conditions in the capital markets, which are outside of our control, and on our financial performance. Accordingly, we cannot be assured of our ability to raise capital when needed or on favorable terms. If we cannot raise additional capital when needed, we could be subject to increased regulatory supervision and the imposition of restrictions on our growth and business. Any additional capital that we generate in the future, whether through exchange offers, underwritten offerings of common stock, or other public or private transactions, would be dilutive to our common shareholders and may reduce the market price of our common stock. Our inability to raise capital could materially and adversely affect our business, financial condition, or results of operations.

Liquidity needs could adversely affect our results of operations and financial condition.

Cadence’s primary sources of funds are client deposits, maturing or called securities and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors outside of our control, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to clients on alternative investments, financial condition or regulatory status of Cadence, actions by the OCC and general economic conditions. Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Those sources may include Federal Home Loan Bank (“FHLB”) advances, federal funds lines of credit from correspondent banks, and the Federal Reserve discount window.

Our financial flexibility will be constrained if we continue to incur losses and are unable to maintain our access to funding or if adequate financing is not available at acceptable interest rates. We may seek additional debt in the future. Additional borrowings, if sought, may not be available to us or, if available, may not be available on reasonable terms. If additional financing sources are unavailable, or are not available on reasonable terms, our financial condition, results of operations, growth and future prospects could be materially adversely affected. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In addition, we may be required to slow or discontinue capital expenditures or make other investments or liquidate assets should those sources not be adequate. Until Cadence maintains a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12% established by the OCC, Cadence is expecting to continue to reduce its loan portfolio and the interest income related thereto.

The preferred stock sold to the U. S. Treasury may impact net income available to our common shareholders, and the warrant may be dilutive to our common shareholders.

On January 9, 2009, we completed the sale of $44 million of non-voting preferred stock to the U. S. Treasury under the CPP. These senior preferred shares pay a cumulative annual dividend at a 5% rate for the first five years and will reset to a rate of 9% after five years if not redeemed by us prior to that time. In connection with the issuance of the senior preferred shares, we also issued to the U. S. Treasury a warrant to purchase our common stock up to a maximum of 15% of the senior preferred amount, or $6.6 million. Such capital has increased our equity and the number of dilutive outstanding common shares. In addition, the dividends declared and the accretion of discount on the senior preferred shares reduces the net income available to our common shareholders and earnings per common share. The senior preferred shares will also receive preferential treatment in the event of our liquidation, dissolution or winding up. Additionally, the ownership interest of our existing common shareholders will be diluted to the extent the warrant we issued to the U. S. Treasury is exercised.

We may not be permitted to repurchase the U. S. Treasury’s CPP investment if and when we request approval to do so.

While it is our plan to repurchase the securities sold to the U. S. Treasury, in whole or in part, as soon as is practicable, we must establish to our regulators’ satisfaction that we have satisfied all of the conditions to repurchase and must obtain the approval of the Federal Reserve and the U. S. Treasury. There can be no assurance that we will be able to repurchase the U. S. Treasury’s investment in our non-voting preferred stock. In addition to limiting our ability to return capital to our shareholders, the U. S. Treasury’s investment could limit our ability to retain key executives and other key employees, and limit our ability to develop business opportunities.

If we are unable to repurchase the U. S. Treasury’s investment after five years, the cost of this capital will increase substantially.

If we are unable to redeem the senior preferred shares sold to the U. S. Treasury prior to January 9, 2014, the cost of this capital will increase substantially on that date, from 5.0% per annum to 9.0% per annum. Depending on our financial condition at the time, this increase in the annual dividend rate on the senior preferred shares could have a material negative effect on our liquidity.

We face litigation and legal liability risks.

We have been named, from time to time, as a defendant in various legal actions, including arbitrations and other litigation arising in connection with our activities. Threatened legal actions could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We are also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. We maintain reserves for certain claims if deemed appropriate based upon our assessment of the claims. Whether any particular claims and legal actions are founded or unfounded, if such claims and legal actions are not resolved in our favor they may result in significant financial liability and/or adversely affect how the market perceives us and our products and services, as well as impact customer demand for those products and services. Any financial liability for which we have not adequately maintained reserves, and/or any reputation damage from such claims and legal actions, could materially and adversely affect our business, financial condition or results of operations.

Actions of the U.S. Treasury, the Federal Reserve and other governmental and regulatory bodies for the purpose of stabilizing the financial markets may not achieve the intended effect.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system. On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act in response to the current crisis in the financial sector and on February 17, 2009, President Obama signed into law the ARRA. The U.S. Treasury and banking regulators have implemented a number of programs under this legislation to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual impact that the Emergency Economic Stabilization Act or the ARRA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the Emergency Economic Stabilization Act or the ARRA to help stabilize the financial markets and a continuation or worsening of current financial market conditions could have a material adverse effect on our business, financial condition, results of operations, access to credit or the value of our securities.

These programs and measures also subject participating financial institutions, like us, to additional restrictions, oversight and costs that may have an adverse effect on our business, financial condition, results of operations or the price of our common stock. In particular, the ARRA amended the executive compensation provisions of the Emergency Economic Stabilization Act, under which TARP was established. These amendments apply not only to future participants under TARP, but also apply retroactively to companies like us that are current TARP participants. The full scope and effect of these amendments is uncertain and difficult to predict. The ARRA directs the Secretary of the U.S. Treasury to adopt standards that implement the amended provisions of the Emergency Economic Stabilization Act and directs the SEC to issue rules in connection with some of the amended provisions. While the U.S. Treasury has adopted interim final rules, the full scope and effect of the new standards and rules is not fully known.

Changes in monetary policy and interest rates could adversely affect our profitability.

Our results of operations are affected by credit policies of monetary authorities, particularly the Federal Reserve. Our profitability depends to a significant extent on our net interest income. Net interest income is the difference between income generated from interest-earning assets and interest expense on funding those assets. Our net interest income has declined in recent periods due to a decline in interest rates and a reduction in interest earning assets. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but those changes could also affect our ability to originate loans and obtain deposits, and the average duration of our mortgage-backed securities portfolio.

Our net interest income will be adversely affected if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest earned on loans and investments. Changes in interest rates could also adversely affect the income of some of our noninterest income sources. For example, if mortgage interest rates increase, the demand for residential mortgage loans will likely decrease, which will have an adverse effect on our mortgage loan fee income. Declines in security values could further reduce our trust and investment income.

In light of changing conditions in the national economy and in the financial markets, particularly the uncertain economic environment, the continuing threat of terrorist acts and the current military operations in the Middle East, we cannot predict possible future changes in interest rates, which may negatively affect our deposit levels, our loan demand and our business and earnings. Furthermore, the actions of the United States and other governments in response to ongoing economic crisis may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

We may be required to pay significantly higher FDIC premiums in the future.

Recent insured institution failures, as well as deterioration in banking and economic conditions, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio to historical lows. The FDIC expects a higher rate of insured institution failures in the next few years compared to recent years. Therefore, the reserve ratio may continue to decline. Additionally, the Emergency Economic Stabilization Act temporarily increased the limit on FDIC coverage to $250,000 through December 31, 2009, which was extended to December 13, 2013 on May 20, 2009. These developments will cause the premiums assessed on us by the FDIC to increase and materially increase other expenses. Our FDIC insurance related costs totaled approximately $4.3 million for 2009. We anticipate that 2010 costs will remain high and are unable to predict the impact of FDIC insurance costs in future periods if the economic crisis continues.

We are a bank holding company and depend on our subsidiaries for dividends, distributions and other payments.

The Corporation is a company separate and apart from Cadence, and we must provide for our own liquidity. Substantially all of our revenues are obtained from dividends declared and paid by Cadence. Cadence’s ability to declare and pay dividends is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to our subsidiaries that are regulated by various regulatory authorities. Under regulations controlling national banks, the payment of dividends by a bank without prior approval from the OCC is limited in amount to the current year’s net profit and the retained net earnings of the two preceding years. At December 31, 2009, without approval from the OCC, Cadence does not have the ability to pay dividends to the Corporation. The Federal Reserve has issued policy statements generally requiring insured banks and bank holding companies to pay dividends only out of current operating earnings.

Our inability to hire or retain key professionals, management and staff could adversely affect our revenues and net income.

We rely on key personnel to manage and operate our business, including major revenue generating functions such as the loan and deposit portfolios. The loss of key staff may adversely affect our ability to maintain and manage these portfolios effectively, which could negatively affect our revenues.

The ARRA has imposed significant limitations on executive compensation for recipients, like us, of funds under the CPP, which may make it more difficult for us to retain and recruit key personnel. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, finance, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, our success has been and continues to be highly dependent upon the abilities of our key executives, including our chairman and chief executive officer, our president and chief operating officer and chief financial officer.

An interruption or breach in security with respect to our information systems, as well as information systems of our outsourced service providers, could have a material adverse effect on our financial condition and results of operations.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security with respect to our information system, as well as information systems of our outsourced service providers, could damage our reputation, result in a loss of client business, subject us to additional regulatory scrutiny, or expose us to civil litigation, any of which could result in failures or disruptions in our client relationship management, general ledger, deposit, loan and other systems resulting in a material adverse effect on our financial condition and results of operations.

We have a significant deferred tax asset and cannot assure that it will be fully realized.

We had net deferred tax assets of $31.1 million as of December 31, 2009. We established a valuation allowance of $601,000 relating to our state operating loss carryforwards as of December 31, 2009. We have not established a valuation allowance against our federal net deferred tax assets because we believe that it is more likely than not that all of these assets will be realized. In evaluating the need for a valuation allowance, we estimated future taxable income based on management approved forecasts. This process required significant judgment by management about matters that are by nature uncertain. If future events differ significantly from our current forecasts, we may need to adjust our valuation allowance, which could have a material adverse effect on our results of operations and financial condition.

ITEM 1B - UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 2 - PROPERTIES

At December 31, 2009, Cadence’s properties consisted of 38 full-service bank branches (including the main office in Starkville, Mississippi), of which 30 are owned premises and 8 are leased from third parties. Cadence also owns two operations centers in Starkville, Mississippi and Memphis, Tennessee. The Corporation, Service, Insurance and CNIC did not own or lease any properties at December 31, 2009.

In the opinion of management, all properties are in good condition and are adequate to meet the needs of the communities they serve.

ITEM 3 - LEGAL PROCEEDINGS

In the normal course of business, the Corporation and its subsidiaries from time to time are involved in legal proceedings. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of any such matters will be; however, based on current knowledge and after consultation with legal counsel, management believes that there are no pending proceedings to which either the Corporation or any of its subsidiaries are a party that upon resolution are expected to have a material adverse effect upon the Corporation’s or its subsidiaries’ financial condition or results of operations.

ITEM 4 - RESERVED

PART II

ITEM 5 - MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED SHAREHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Common stock market prices for the year ended December 31, 2009 are included in “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” under the caption, “Market Information.”

Number of Security Holders

The Corporation had 2,379 security holders of record as of December 31, 2009.

Dividends

Dividends on common stock were declared quarterly in 2008 and the first quarter of 2009, and totaled as follows. On May 5, 2009, the Corporation’s Board of Directors voted to suspend paying cash dividends on common stock until further notice.

	(In Thousands) For the Twelve Months Ended December 31,
	2009	2008
Dividends declared, $0.05 per share	$595	$—
Dividends declared, $0.60 per share	$—	$7,144

Effective January 9, 2009, and continuing for so long as any preferred stock issued under the CPP remains outstanding, the Corporation is prohibited, without the consent of the U. S. Treasury, from increasing dividends on its common stock.

Performance Graph

The Securities and Exchange Commission requires that the Corporation include in its annual report on Form 10-K a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a performance indicator of the overall stock market and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The broad market index used in the graph is the NASDAQ Market Index. The Corporation has used Hemscott Industry Group 413 – Regional-Southeast Banks as its peer group index in previous years but has elected to use the SNL Southeast Bank Index as its peer group index for 2009 and future years. Thus, both peer indices are presented below. The Corporation has chosen to include the NASDAQ Bank Index as additional comparison.

The graph assumes that $100 was invested in shares of the relevant issuers on December 31, 2004, and all dividends were immediately invested in additional shares. The value of the initial $100 investment is shown at one-year intervals, for a five-year period ending December 31, 2009. For purposes of constructing this data, the returns of each component issuer have been weighted according to that issuer’s market capitalization.

ITEM 6 - SELECTED FINANCIAL DATA

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share data)
INCOME DATA
Interest and fees on loans	$61,802	$81,533	$99,591	$74,182	$53,035
Interest and dividends on securities	18,320	20,832	21,552	21,500	19,480
Other interest income	357	358	809	1,152	577

Total interest income	80,479	102,723	121,952	96,834	73,092
Interest expense	35,047	47,330	64,845	46,512	27,970

Net interest income	45,432	55,393	57,107	50,322	45,122
Provision for loan losses	79,328	28,599	8,130	1,656	2,128

Net interest income (loss) after provision for loan losses	(33,896)	26,794	48,977	48,666	42,994

Service charges on deposit accounts	8,375	9,133	9,295	8,878	7,952
Other income	12,328	8,829	3,190	6,683	7,428

Total noninterest income	20,703	17,962	12,485	15,561	15,380

Salaries and employee benefits	27,176	27,142	27,283	25,711	21,896
Occupancy and equipment expense	7,659	7,607	7,962	6,464	5,891
Other expenses	92,093	19,092	14,476	13,645	13,183

Total noninterest expenses	126,928	53,841	49,721	45,820	40,970

Income (loss) from continuing operations, before income taxes	(140,121)	(9,085)	11,741	18,407	17,404
Income tax expense (benefit)	(30,130)	(5,303)	2,458	4,719	4,176

Net income (loss) from continuing operations	$(109,991)	$(3,782)	$9,283	$13,688	$13,228

PER SHARE DATA
Net income (loss) from continuing operations - basic	$(9.23)	$(0.32)	$0.78	$1.33	$1.62
Net income (loss) from continuing operations - diluted	(9.23)	(0.32)	0.78	1.33	1.62
Dividends	0.05	0.60	1.00	1.00	0.98
FINANCIAL DATA
Total assets	$1,844,455	$1,979,269	$1,984,155	$1,899,948	$1,446,117
Net loans	1,048,055	1,307,599	1,322,921	1,210,710	851,332
Total deposits	1,499,810	1,461,159	1,425,566	1,460,523	1,121,684
Long-term obligations (1)	115,928	181,431	94,284	110,832	126,779
Total shareholders’ equity	119,754	185,565	194,370	191,265	116,984

(1)	Long-term obligations are defined as those obligations with maturities in excess of one year. The Corporation’s long-term obligations consist of certain term repurchase agreements (included in the “Federal funds purchased and securities sold under agreements to repurchase” caption on our consolidated balance sheets), subordinated debentures, and certain Federal Home Loan Bank borrowings (included in the “Other borrowed funds” caption on our consolidated balance sheets).

SUPPLEMENTAL STATISTICAL INFORMATION

I. DISTRIBUTION OF ASSETS, LIABILITIES, AND STOCKHOLDERS’ EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

A. Average balance sheets (consolidated):

The following table presents, for the years indicated, condensed daily average balance sheet information.

	(In Thousands)
	2009	2008	2007
Assets:
Cash and due from banks	$25,967	$38,836	$46,604
Securities:
Taxable	369,295	325,761	333,481
Tax-exempt	56,965	110,691	104,995

Total securities	426,260	436,452	438,476

Federal funds sold and other interest-bearing assets	160,353	17,774	17,444
Loans	1,237,411	1,350,870	1,284,762
Less allowance for loan losses	37,826	14,126	12,641

Net loans	1,199,585	1,336,744	1,272,121
Other assets	117,139	161,429	153,974

Total Assets	$1,929,304	$1,991,235	$1,928,619

Liabilities and Shareholders’ Equity:
Deposits:
Noninterest-bearing	$176,370	$180,286	$175,196
Interest-bearing	1,328,433	1,238,156	1,248,812

Total deposits	1,504,803	1,418,442	1,424,008
Federal funds purchased and securities sold under agreements to repurchase	88,749	104,334	95,406
Borrowed funds	184,840	266,024	197,681
Other liabilities	10,573	11,921	19,663

Total liabilities	1,788,965	1,800,721	1,736,758

Shareholders’ equity	140,339	190,514	191,861

Total Liabilities and Shareholders’ Equity	$1,929,304	$1,991,235	$1,928,619

B. Analysis of Net Interest Earnings

The table below shows, for the periods indicated, an analysis of net interest earnings, including the average amount of interest-earning assets and interest-bearing liabilities outstanding during the period, the interest earned or paid on such amounts, the average yields/rates paid and the net yield on interest-earning assets:

	(In Thousands) Average Balance
	2009	2008	2007
EARNING ASSETS
Loans	$1,237,411	$1,350,870	$1,284,762
Federal funds sold and other interest-bearing assets	160,353	17,774	17,444
Securities:
Taxable	369,295	325,761	333,481
Tax-exempt	56,965	110,691	104,995

Totals	1,824,024	1,805,096	1,740,682

INTEREST-BEARING LIABILITIES
Interest-bearing deposits	1,328,433	1,238,156	1,248,812
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase	273,589	370,358	293,087

Totals	1,602,022	1,608,514	1,541,899

Net Amounts	$222,002	$196,582	$198,783

	($ In Thousands) Income/Expense			Yields Earned And Rates Paid (%)
	2009	2008	2007	2009	2008	2007
EARNING ASSETS
Loans	$61,802	$81,533	$99,591	4.99	6.04	7.75
Federal funds sold and other interest-bearing assets	357	358	809	0.22	2.00	4.64
Securities:
Taxable	16,026	16,296	17,173	4.34	5.00	5.15
Tax-exempt	2,294	4,536	4,379	4.03	4.10	4.17

Totals	80,479	102,723	121,952	4.41	5.68	7.01

INTEREST-BEARING LIABILITIES
Interest-bearing deposits	27,656	35,682	49,945	2.08	2.88	4.00
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase	7,391	11,648	14,900	2.70	3.15	5.08

Totals	35,047	47,330	64,845	2.19	2.94	4.21

Net interest income	$45,432	$55,393	$57,107

Net yield on earning assets				2.49	3.07	3.28

(1)	Interest and yields on tax-exempt obligations are not on a fully taxable equivalent basis.

(2)	For the purpose of these computations, nonaccruing loans are included in the average loan balances outstanding.

(3)	Interest income on loans includes related fees.

C. Increase (Decrease) in Interest Income and Interest Expense

The following table analyzes the year-to-year changes in both the rate and volume components of net interest income at December 31:

	(In Thousands) 2009 Over 2008 Change Due To:			(In Thousands) 2008 Over 2007 Change Due To:
	Total	Rate	Volume	Total	Rate	Volume
EARNING ASSETS
Loans	$(19,731)	$(13,304)	$(6,427)	$(18,058)	$(23,550)	$5,492
Federal funds sold and other interest-bearing assets	(135)	22	(157)	(478)	(604)	126
Securities:
Taxable	(270)	75,864	(76,134)	(877)	(398)	(479)
Tax-exempt	(2,242)	(76)	(2,166)	157	(70)	227

Totals	$(22,378)	$62,506	$(84,884)	$(19,256)	$(24,622)	$5,366

INTEREST-BEARING LIABILITIES
Interest-bearing deposits	$(8,026)	$(10,882)	$2,856	$(14,263)	$(13,841)	$(422)
Interest on borrowed funds, federal funds purchased and securities sold under agreements to repurchase	(4,257)	(1,505)	(2,752)	(3,252)	(10,625)	7,373

Totals	$(12,283)	$(12,387)	$104	$(17,515)	$(24,466)	$6,951

(1)	Change in volume is the change in volume times the previous year’s rate.

(2)	Change in rate is the change in rate times the previous year’s balance.

(3)	The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change to each.

II. INVESTMENT PORTFOLIO

A. The following tables present the book values of securities as of the dates indicated:

	(In Thousands) December 31,
	2009	2008	2007
U. S. Treasury	$321	$326	$300
U. S. Government agencies and mortgage-backed securities	266,195	310,615	311,459
States and political subdivisions	30,791	107,804	113,048
Other	48,756	17,684	18,284

Total book value	$346,063	$436,429	$443,091

B. The following table sets forth the maturities of investment and mortgage-backed securities (carrying values) at December 31, 2009, and the weighted-average yield of such securities:

	($ In Thousands) Weighted-Average Yield
	0 - 1 Year	Yield (%)	1 - 5 Years	Yield (%)	5-10 Years	Yield (%)

Securities:
U. S. Treasury	$212	2.59%	$109	3.80%	$—	—
U. S. Government agencies	2,058	4.79%	6,970	4.11%	5,707	3.59%
Nontaxable municipals	—	—	184	6.48%	2,505	6.13%
Taxable municipals	41	4.25%	202	4.81%	7,844	5.35%
Other	—	—	300	7.11%	—	—

Total	$2,311		$7,765		$16,056

	10+ Years	Yield (%)

U. S. Government agencies	$24,173	3.42%
Nontaxable municipals	1,000	9.73%
Taxable municipals	19,015	5.74%
Other	48,456	3.91%

Total	$92,644

	Book Value	Yield (%)
Mortgage-backed securities	$227,287	4.82%

NOTE: Interest and yields on tax-exempt obligations are on a taxable equivalent basis, at the statutory rate of 38.25%.

Average yield on floating rate securities was determined using the current yield.

Table includes securities classified as available-for-sale and held-to-maturity at carrying values.

All mortgage-backed securities are backed by U. S. Government agencies.

C.	Investment securities in excess of 10% of shareholders’ equity.

At December 31, 2009, there were no securities from any issuers in excess of 10% of shareholders’ equity that were not securities of the U. S. Government or U. S. Government agencies or corporations.

III. LOAN PORTFOLIO

A.	Type of loans

The amount of loans outstanding by type at the indicated dates are shown in the following table:

	(In Thousands) December 31,
Type	2009	2008	2007	2006	2005
Commercial, financial and agricultural	$204,862	$244,213	$265,707	$257,661	$209,017
Real estate - construction	166,212	351,935	431,814	347,568	143,729
Real estate - mortgage	690,678	684,827	586,909	559,604	457,453
Installment loans to individuals	21,133	32,388	37,121	38,833	40,825
Other	8,592	14,966	16,296	19,280	9,620

Total loans	$1,091,477	$1,328,329	$1,337,847	$1,222,946	$860,644

B.	Maturities and sensitivities of loans to changes in interest rates

The following table sets forth as of December 31, 2009, the amount of loans due in the periods indicated:

	(In Thousands)
Type	Due Within 1 Year	Due After 1 Year Through 5 Years	Due After 5 Years	Total
Commercial, financial and agricultural	$117,542	$83,388	$3,932	$204,862
Real estate - construction	125,696	39,467	1,049	166,212

	$243,238	$122,855	$4,981	$371,074

Type	Due Within 1 Year	Due After 1 Year Through 5 Years	Due After 5 Years	Total
Loans with:
Predetermined interest rates	$180,863	$112,621	$4,981	$298,465
Floating interest rates	62,375	10,234	—	72,609

	$243,238	$122,855	$4,981	$371,074

C.	Non-performing loans

1.	The following table states the aggregate amount of loans that were non-performing on the dates indicated:

	(In Thousands) December 31,
Type	2009	2008	2007	2006	2005
Loans accounted for on a non-accrual basis	$41,096	$23,761	$3,460	$1,435	$498
Accruing loans past due 90 days or more	5,582	3,467	5,493	1,146	2,043
Renegotiated “troubled” debt	23,505	4,397	180	151	73

2.

There were no loan concentrations in excess of 10% of total loans at December 31, 2009. However, lending activities are affected by the economic trends within the areas served by the Corporation and its subsidiaries. These economic trends, in turn, can be influenced by the areas’ larger employers and industries, such as Mississippi State University and Columbus Air Force

Base in Mississippi; University of Alabama and Mercedes-Benz Automotive Plant in Alabama; Federal Express and Auto Zone in Tennessee; and the tourism industry in Florida.

3.	There were no outstanding foreign loans at December 31, 2009.

4.	Loans classified for regulatory purposes or for internal credit review purposes that have not been disclosed in the table above do not represent or result from trends or uncertainties that management expects will materially impact the financial condition of the Corporation or the Bank, or their future operating results, liquidity or capital resources.

5.	If all nonaccrual loans had been current throughout their terms, management estimates that interest income would have increased by approximately $3.5 million for the year ended December 31, 2009.

6.	Management stringently monitors loans that are classified as non-performing. Non-performing loans include nonaccrual loans, loans past due 90 days or more, and loans renegotiated or restructured because of a debtor’s financial difficulties. Loans are generally placed on non-accrual status if any of the following events occur: (a) the classification of a loan as non-accrual internally or by regulatory examiners, (b) delinquency on principal for 90 days or more unless management is in the process of collection, (c) a balance remains after repossession of collateral, (d) notification of bankruptcy, or (e) management judges that non-accrual status is appropriate.

7.	At December 31, 2009, the recorded investment in loans identified as impaired totaled approximately $67.8 million. The allowance for loan losses related to these loans approximated $11.4 million. The average recorded investment in impaired loans during the year ended December 31, 2009, was $72.4 million. For the year ended December 31, 2009, management estimates that the amount of income recognized on impaired loans was approximately $1.7 million.

D.	Other interest-bearing assets

There	were no other interest-bearing non-performing assets at December 31, 2009.

IV. SUMMARY OF LOAN LOSS EXPERIENCE

A. The following table shows changes in the Corporation’s allowance for loan losses for the periods indicated:

	($ In Thousands) Years Ended December 31,
	2009	2008	2007	2006	2005
Beginning balance	$20,730	$14,926	$12,236	$9,312	$10,914
Allowance of acquired entity	—	—	—	3,116	—

	20,730	14,926	12,236	12,428	10,914
Charge-offs:
Domestic:
Commercial, financial and agricultural	(8,143)	(1,582)	(2,547)	(749)	(1,320)
Real estate	(49,944)	(21,000)	(2,952)	(526)	(1,373)
Installment loans and other	(755)	(1,339)	(1,999)	(1,358)	(1,927)

Total charge-offs	(58,842)	(23,921)	(7,498)	(2,633)	(4,620)

Recoveries:
Domestic:
Commercial, financial and agricultural	1,224	379	408	259	52
Real estate	695	322	1,171	119	348
Installment loans and other	287	425	479	407	490

Total recoveries	2,206	1,126	2,058	785	890

Net charge-offs	(56,636)	(22,795)	(5,440)	(1,848)	(3,730)

Provision charged to operations	79,328	28,599	8,130	1,656	2,128

Ending balance	$43,422	$20,730	$14,926	$12,236	$9,312

Ratio of net charge-offs to average loans outstanding	4.58	1.69	0.42	0.19	0.46

Estimated charge-offs in 2010 are as follows: commercial, financial and agricultural - $2.5 million; real estate - $21.0 million; and installment loans and other - $1.0 million.

The following table indicates the ratio of allowance for loan losses to loans outstanding at year-end:

	December 31,
	2009	2008	2007	2006	2005
Ratio of allowance for loan losses to loans outstanding at year end	3.98	1.56	1.12	1.00	1.08

B.	Determination of Allowance for Loan Losses

The determination of the allowance for loan losses requires significant judgment. The balance of the allowance for loan losses reflects management’s best estimate of probable loan losses related to specifically identified loans, as well as probable incurred loan losses in the remaining portfolio. Reference should be made to Note A.6. (“Allowance for Loan Losses”) in the Notes to Consolidated Financial Statements and to “Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following schedule sets forth the components of the allowance for loan losses for the periods indicated. This allocation is based upon the consistent, quarterly evaluation of the adequacy of the allowance for loan losses. The entire allowance for loan losses is available to absorb loan losses in any category.

	2009		2008		2007
(In thousands)	Loan Balance	Allowance for Loan Losses	Loan Balance	Allowance for Loan Losses	Loan Balance	Allowance for Loan Losses
Allocated component:
Impaired loans	$67,785	$11,407	$59,664	$10,075	$23,824	$4,396
Pooled loans	1,023,692	29,275	1,268,665	6,655	1,314,023	5,668
Unallocated component	—	2,740	—	4,000	—	4,862

Totals	$1,091,477	$43,422	$1,328,329	$20,730	$1,337,847	$14,926

			2006		2005
(In thousands)			Loan Balance	Allowance for Loan Losses	Loan Balance	Allowance for Loan Losses
Allocated component:
Impaired loans			$13,577	$2,113	$10,544	$1,293
Pooled loans			1,209,369	7,603	850,100	6,435
Unallocated component			—	2,520	—	1,584

Totals			$1,222,946	$12,236	$860,644	$9,312

The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral-dependent. When management’s measured value of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on our current evaluation of our loss exposure for each credit, given the payment status, financial condition of the borrower and value of any underlying collateral.

We also maintain a general reserve for each loan type in the loan portfolio. Within each loan type, the portfolio is further segmented by risk ratings and by delinquency status. In determining the amount of the general reserve portion of our allowance for loan losses, we consider factors such as our historical loan loss experience, the growth, composition and diversification of our loan portfolio, current delinquency levels, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, the results of recent regulatory examinations and general economic conditions.

The unallocated portion of our allowance is determined based on various factors, including general economic conditions of our market area, the growth, composition and diversification of our loan portfolio, types of collateral securing our loans, the experience level of our lending officers and staff, the quality of our credit risk management and the results of independent third party reviews of our classification of credits.

C.	Loans and Risk Descriptions

Real Estate Loans

The Bank originates loans secured by commercial real estate, one-to-four family residential properties, and multi-family dwelling units (5 or more units). At December 31, 2009, these loans totaled $793.6 million, or approximately 73% of the Bank’s loan portfolio.

The Bank originates commercial real estate loans of up to 80% of the appraised value. Currently, it is the Corporation’s policy to originate these loans only to carefully selected borrowers and on properties in the market area. Of primary concern in commercial real estate lending are the borrower’s credit worthiness and the feasibility and cash flow potential of the project. To monitor cash flows of borrowers, annual financial statements are obtained from the borrower and loan guarantors, if any.

The Bank originates loans secured by first and junior liens on one-to-four family residences in its lending areas. Typically, such loans are single-family homes that serve as the primary residence of the borrower. Generally, these loans are originated in amounts up to 80% of the appraised value or selling price of the property. See Note D in the Notes to Consolidated Financial Statements for additional information related to these loans.

Loans for multi-family (5 or more units) residential properties are generally secured by apartment buildings. Loans secured by income generating properties are generally larger and involve greater risk than residential loans because payments are often dependent on the successful operation or management of the properties. As a result, these types of loans may be more sensitive to adverse conditions in the real estate market or the economy. Cash flow and financial statements are obtained from the borrowers and any guarantors. Also, rent rolls are often obtained.

Consumer and Other Loans

Cadence offers consumer loans in the form of home improvement loans, mobile home loans, automobile loans and unsecured personal loans. These loans totaled $20.2 million, or 2% of total loans, at December 31, 2009. Consumer loans are originated in order to provide a wide range of financial services to customers.

In connection with consumer loan applications, the borrower’s income statement and credit bureau report are reviewed. In addition, the relationship of the loan to the value of the collateral is considered. All automobile loan applications are reviewed, as well as the value of the collateral securing the loan. Cadence intends to continue to emphasize the origination of consumer loans. Management believes that its loan loss experience in connection with its consumer loan portfolio is favorable in comparison to industry averages.

The Bank makes commercial business loans on both a secured and unsecured basis with terms generally not exceeding five years. Non-real estate commercial loans primarily consist of short-term loans for working capital purposes, inventories, seasonal loans, lines of credit and equipment loans. A personal guaranty of payment by the principals of any borrowing entity is often required and the financial statements and income tax returns of the entity and its guarantors are reviewed. At December 31, 2009, commercial business loans represented $185.5 million, or approximately 17%, of the Bank’s total loan portfolio.

V. DEPOSITS

	($ In Thousands)
	2009		2008		2007
	Amount	Rate	Amount	Rate	Amount	Rate
A.Average deposits:
Domestic:
Noninterest-bearing	$176,370	—	$177,670	—	$175,196	—
Interest-bearing demand (1)	562,253	1.15%	526,918	1.80%	489,136	2.95%
Savings	43,887	0.43%	40,261	0.58%	42,310	0.78%
Time	722,293	2.91%	670,977	3.87%	717,366	4.91%
Foreign	N/A		N/A		N/A

Total	$1,504,803		$1,415,826		$1,424,008

(1)	Includes Money Market accounts

B.	Other categories - None

C.	Foreign deposits - Not applicable

D.	Time certificates of deposit of $100,000 or more and maturities at December 31, 2009:

	(In Thousands)
	Total	3 Months or Less	3 Months Through 6 Months	6 Months Through 12 Months	Over 12 Months
Time certificates of deposit of $100,000 or more	$374,351	$102,099	$67,275	$147,185	$57,792

E.	Foreign office time deposits of $100,000 or more - Not applicable

VI. RETURN ON EQUITY AND ASSETS

The following financial ratios are presented for analytical purposes:

	December 31,
	2009	2008	2007
Return on assets (net income divided by total average assets)	(5.8)%	(0.2)%	0.5%
Return on equity (net income divided by average equity)	(80.0)	(1.8)	5.1
Dividend payout ratio (dividends per share divided by basicnet income per share)	* *	* *	122.0
Equity to asset ratio (average equity divided by average total assets)	7.3	9.6	9.9

** For the years ended December 31, 2009 and 2008, dividends paid exceeded net income.

VII. SHORT-TERM BORROWINGS

	($ In Thousands)
	2009	2008	2007
Balance at year end	$37,432	$48,527	$57,060
Weighted average interest rate at year end	0.96%	0.92%	3.40%
Maximum amount outstanding at any month end for the year	$42,283	$75,068	$57,060
Average amount outstanding during the year	38,749	54,334	45,406
Weighted average interest rate during the year	0.98%	1.81%	3.58%

Note: Short–term borrowings include federal funds purchased and securities sold under agreements to repurchase (excluding certain term repurchase agreements).

ITEM 7 - MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following provides a narrative discussion and analysis of the financial condition, changes in financial condition and results of operations of the Corporation. You should read this discussion in conjunction with the Consolidated Financial Statements, including the notes thereto, and the Supplemental Financial Data included elsewhere in this report.

Introduction and Management Overview

The Corporation is a bank holding company that owns Cadence. Cadence operates in the states of Mississippi, Alabama, Tennessee, Florida and Georgia. Cadence’s primary business is providing traditional commercial and retail banking services to customers. Cadence also provides other financial services, including trust services, mortgages and investment products. Our stock is traded on The NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol of “CADE”.

Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

Noninterest income includes fees from service charges on deposit accounts, trust, investment activities and other customer services which Cadence provides. Results of operations are also affected by the provision for loan losses and noninterest expenses such as salaries, employee benefits, occupancy and other operating expenses, including taxes.

Economic conditions, competition, the regulatory environment, and the monetary and fiscal policies of the federal government in general, significantly affect financial institutions, including Cadence. Lending and deposit activities and fee income generation are influenced by the level of business spending and investment, consumer income, spending and savings, capital market activities, competition among financial institutions, customer preferences, interest rate conditions, employment levels, prevailing market rates on competing products in Cadence’s market areas, and the general state of the economy in our market areas.

Summary of Year Ended December 31, 2009

Participation in CPP. In January 2009, we sold 44,000 shares of non-voting Series A preferred stock, for an aggregate purchase price of $44.0 million, and issued a warrant to purchase up to 1,145,833 shares of our common stock to the U.S. Treasury under the CPP.

Sale of Assets and Liabilities of GCM. On August 31, 2009, we completed the disposition of the assets used in and liabilities arising from GCM’s operations to four limited liability companies established by former owners and employees of GCM. The total purchase price of the assets sold, net of liabilities assumed, was approximately $5.5 million. For the year ended December 31, 2009, we recognized a gain of approximately $613,000 on this transaction.

Net Interest Income. Our net interest income declined from $55.4 million in 2008 to $45.4 million in 2009. For 2009, our net interest margin was 2.49%, compared to 3.07% for 2008. Our loan yields declined by 105 basis points between 2008 and 2009, partly due to the 400 basis point reduction in the federal funds rate during 2008. Our yield on earning assets declined by 127 basis points between 2008 and 2009, but was offset slightly by a 1.0% increase in average earning assets.

Provision for Loan Losses. Our provision for loan losses was $79.3 million for 2009, as compared to $28.6 million for 2008. We incurred $56.6 million in net charge-offs in 2009, compared to $22.8 million in 2008. Also, we significantly increased our allowance for loan losses during 2009. Our allowance for loan losses was $43.4 million at December 31, 2009, compared with our allowance for loan losses at December 31, 2008 of $20.7 million. We have experienced an increase in non-performing loans, mostly due to real estate construction and development loans. During 2009, we had increased weakness in our Middle Tennessee market.

Other Income (Noninterest Income). Our noninterest income, exclusive of securities gains and losses, remained relatively unchanged from 2008 to 2009.

Other Expense (Noninterest Expense). During 2009, total noninterest expenses increased by $73.1 million, compared to 2008. Included in this increase is a $66.5 million impairment loss on goodwill. The remaining $6.6 million increase resulted primarily from increases in FDIC insurance premiums, increased expenses relating to other real estate owned (“OREO”), a loss on early extinguishment of debt, and expenses associated with our efforts to raise capital that were suspended during the third quarter.

Net Income/(Loss). For 2009, we reported a net loss applicable to common shareholders of $112.2 million, or $(9.42) per common share, compared to a net loss of $3.4 million, or $(0.28) per common share, for 2008.

Loan Portfolio. As of December 31, 2009, our loan portfolio was $1.091 billion, distributed among commercial real estate loans, commercial and industrial loans, 1-4 family mortgages and consumer loans. As of December 31, 2009, our loan portfolio was composed of approximately 57.0% variable rate loans and 43.0% fixed rate loans. Beginning in the third quarter of 2008, we made a concerted effort to reduce our concentration in commercial real estate loans, particularly residential construction and development loans, which typically have higher yields but also higher risk. Overall, our average loan balances declined by approximately $113.5 million, or 8.4%, from 2008 to 2009, from $1.351 billion for 2008 to $1.237 billion for 2009.

Investment Portfolio. The average balance of our investment portfolio was $426.3 million for 2009, compared to $436.5 million for 2008, representing a decrease of $10.2 million, or 2.3%. However, our yield on securities declined by 47 basis points to 4.30% over this same period.

Federal Funds Sold and Other Interest-Bearing Assets. Our average balances in federal funds sold and other interest-bearing assets increased significantly from 2008 to 2009, from $17.8 million to $160.4 million. This variance resulted from our intentionally building liquidity by accumulating deposits and investing in short-term assets. Our yields on these assets declined from 2.00% for 2008 to 0.22% for 2009, which negatively affected our overall yield on earning assets.

Deposits. Our overall cost of funds declined by 75 basis points between 2008 and 2009. Average interest-bearing deposits increased 7.3% to $1.328 billion for 2009, compared to $1.238 billion for 2008, somewhat offset by a decline of $96.8 million, or 26.1%, in average borrowed funds.

During the first quarter of 2009, we accumulated an additional $166 million in deposits. During the third quarter of 2009, we used a portion of those funds to repay FHLB borrowings. Also, during the third quarter of 2009, we evaluated our investment portfolio and determined that we were not receiving the full tax benefit of holding tax-exempt securities, due to the losses being generated from operations. Thus, with the approval of the Board of Directors, we sold most of those securities and invested the proceeds into taxable securities to generate higher levels of taxable income. The funds remaining from our investment portfolio transactions and our accumulation of deposits were held at December 31, 2009, in our Federal Reserve account.

Outlook for 2010

Our most significant challenges for 2010 are credit quality and raising capital. We have taken an aggressive stance in addressing credit issues in our loan portfolio to minimize future risks. We have increased our focus on underwriting standards and have revamped our loan policy. We also have a special assets team in place to manage workout situations and to assist in the timely disposition of defaulted assets. Our management information systems relating to loan concentrations provide us with current and detailed information about the status of the loans in our portfolio. We feel that these steps place us in the best position possible to manage credit quality; however, credit quality will remain an issue as long as current economic trends, including increasing unemployment rates and declining real estate prices, continue.

We expect our loan portfolio balance to decline slightly during the first part of 2010, as we continue to reduce our lending exposure to commercial real estate loans and face the challenges of the current economic environment. Currently, we expect that interest rates will remain flat for at least the first two quarters of 2010.

We based our 2010 projections, budgets and goals on these expectations. If these trends move differently than expected in either direction or speed, they could have a material impact on our financial condition and results of operations. The areas of our operations most directly impacted would be the net interest margin, loan and deposit growth and the provision for loan losses.

We also expect our wholesale borrowing costs to continue to decline in 2010. We intend to use our excess liquidity to absorb maturing wholesale liabilities to reduce interest expense.

As part of an agreement entered into with the OCC in April 2009, the Bank was required to achieve by September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. As of December 31, 2009, the Bank had a Tier 1 leverage ratio of 6.0% and a total risk-based capital ratio of 10.2%. As a result of our 2009 losses and the Bank’s requirement for additional capital to meet these higher ratios, we have a need to raise additional capital. We are currently seeking to raise this capital through all available sources, including public or private equity offerings. It is difficult in the current economic environment for financial institutions to raise capital; however, we will continue our efforts to raise capital and meet the required capital ratios during our 2010 fiscal year. Any capital raise that would exceed NASDAQ guidelines would require prior shareholder approval.

We will also continue our efforts to control noninterest expenses by working to achieve maximum efficiencies within our franchise. We have commissioned an earnings improvement project, which is currently in process, to look aggressively at reducing our overhead expenses during 2010 and forward. We continue to leverage the investments in infrastructure that we have made over the past few years and believe that they will continue to have a positive impact on our costs going forward. Reducing our efficiency ratio remains a key objective. However, our noninterest expenses for 2010 will continue to be negatively affected by significant FDIC insurance premiums and costs associated with OREO.

We remain focused on our strategy to build future earnings and understand that improved asset quality and margin growth are the keys to achieving that strategy. We are managing our credit problems aggressively and refining our risk management processes in order to enhance our future earnings. Additionally, we plan to raise capital to meet our capital ratio requirements imposed by the OCC.

Critical Accounting Policies and Other Accounting Issues

Our accounting and financial reporting policies conform to United States generally accepted accounting principles and, where applicable, to general practices within the banking industry. Note A of the Notes to Consolidated Financial Statements contains a summary of our accounting policies. Management is of the opinion that Note A, read in conjunction with all other information in this report, including this Management’s Discussion and Analysis, is sufficient to provide the reader with the information needed to understand our financial condition and results of operations.

Critical Accounting Policies

We believe that the areas of the financial statements that require the most difficult, subjective and complex judgments, and therefore contain the most critical accounting estimates, are as follows:

•	the provision for loan losses and the resulting allowance for loan losses;

•	the liability and expense relating to our pension and other postretirement benefit plans;

•	issues relating to other-than-temporary impairment losses in the securities portfolio;

•	goodwill and other intangible assets; and

•	income taxes.

Provision/Allowance for Loan Losses. Our allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is maintained at a level that we believe is adequate to absorb all probable losses on loans inherent in the loan portfolio as of the reporting date. Events that are not within our control, such as changes in economic factors, could change subsequent to the reporting date and could cause our allowance for loan losses to be over or understated. The amount of the allowance is affected by loan charge-offs, which decrease the allowance; recoveries on loans previously charged off, which increase the allowance; and the provision for loan losses charged to earnings, which increases the allowance. In determining the provision for loan losses, we monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and review the size and composition of the loan portfolio in light of current and anticipated economic conditions. If actual losses exceed the amount of the allowance for loan losses, our earnings could be adversely affected.

The allowance for loan losses represents management’s estimate of the amount necessary to provide for losses inherent in the loan portfolio in the normal course of business. Due to the uncertainty of risks in the loan portfolio, the allowance necessary to absorb loan losses is an estimate, based on management’s judgment, using the information available at the reporting date. The allowance for loan losses is also subject to regulatory examinations and determination by the regulatory agencies as to its adequacy.

The allowance for loan losses is comprised of the following three components: specific reserves, general reserves and unallocated reserves. Generally, all loans that are identified as impaired are reviewed on a quarterly basis in order to determine whether a specific reserve is required. A loan is considered impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of the loan agreement. Once a loan has been identified as impaired, management measures impairment in accordance with ASC Topic 310, “Receivables.” The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral-dependent. When management’s measured value of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on our current evaluation of our loss exposure for each credit, given the payment status, financial condition of the borrower and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general reserve and unallocated reserve calculations described below. Changes in specific reserves from period to period are the result in changes in the circumstances of individual loans such as charge-offs, pay-offs, changes in collateral values or other factors.

We also maintain a general reserve for each loan type in the loan portfolio. Within each loan type, the portfolio is further segmented by risk ratings and by delinquency status. In determining the amount of the general reserve portion of our allowance for loan losses, we consider factors such as our historical loan loss experience, the growth, composition and diversification of our loan portfolio, current delinquency levels, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, the results of recent regulatory examinations and general economic conditions. Through the second quarter of 2009, general reserves for these loans were based upon three-year historical loss rates. Beginning in the third quarter of 2009, general reserves for these loans are based upon historical loss rates from the most recent three years (twelve quarters), with the more recent quarters receiving the most weight. Management believes that this method of weighting the latest quarters is more representative of the current economic cycle. We use this information to set the general reserve portion of the allowance for loan losses at a level we deem prudent.

Because there are additional risks of losses that cannot be quantified precisely or attributed to particular loans or types of loans, including general economic and business conditions and credit quality trends, we have established an unallocated portion of the allowance for loan losses based on our evaluation of these risks. The unallocated portion of our allowance is determined based on various factors, including general economic conditions of our market area, the growth, composition and diversification of our loan portfolio, types of collateral securing our loans, the experience level of our lending officers and staff, the quality of our credit risk management and the results of independent third party reviews of our classification of credits. The unallocated portion of the allowance for loan losses was $2.7 million, or 6.3% of the total allowance, as of December 31, 2009, and $4.0 million, or 19.3% of the total allowance, as of December 31, 2008.

Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to the Bank’s executive committee and our full Board of Directors, indicating any change in the allowance for loan losses since the last review and any recommendations as to adjustments in the allowance for loan losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as events change. The allowance for loan losses was $43.4 million as of December 31, 2009, compared to $20.7 million as of December 31, 2008. This increase reflects further deterioration in our loan portfolio, due primarily to the lack of demand for residential housing, as well as an overall decline in the value of real estate. This also resulted in the significant increase in net charge-offs.

Pension and Other Postretirement Benefit Plans. Another area that requires subjective and complex judgments is the liability and expense relating to our pension and other postretirement benefit plans. We maintain several benefit plans for our employees. They include a defined benefit pension plan, a defined contribution pension plan, a 401(k) plan and a deferred compensation plan. We make all contributions to these plans when they are due.

The defined benefit pension plan is the only plan that requires multiple assumptions to determine the liability under the plan. This plan has been frozen to new participants for several years. Management evaluates, reviews with the plan actuaries, and updates as appropriate the assumptions used in the determination of pension liability, including the discount rate, the expected rate of return on plan assets, and increases in future compensation. Actual experience that differs from the assumptions could have a significant effect on our financial position and results of operations. The discount rate and the expected rate of return on the plan assets have a significant impact on the actuarially computed present value of future benefits that is recorded on the financial statements as a liability, together with the corresponding pension expense.

In selecting the expected rate of return, management, in consultation with the plan trustees, selected a rate based on assumptions compared to recent returns and economic forecasts. We consider the current allocation of the portfolio and the probable rates of return of each investment type. In selecting the appropriate discount rate, management, with the assistance of actuarial consultants, performs an analysis of the plan’s projected benefit cash flows against discount rates from a national Pension Discount Curve (a yield curve used to measure pension liabilities). Based on the analysis, management used discount rates of 5.75% in 2007, 6.0% in 2008, and 6.25% in 2009. We used expected rates of return of 7.5% for 2007 and 2008, and 7.00% in 2009. From a historical perspective, the rates of return on the plan were 7.6% for 2007, (21.7%) for 2008, and 23.8% for 2009. Additionally, our philosophy has been to fund the plan annually to the maximum amount deductible under the Internal Revenue Service (“IRS”) rules. As of December 31, 2009, the plan had a current accumulated benefit obligation of approximately $10.5 million, and plan assets with a fair value of approximately $12.1 million.

ASC Topic 715, “Compensation-Retirement Benefits,” requires us to recognize the funded status of the plan (defined as the difference between the fair value of plan assets and the projected benefit obligation) on the balance sheet and to recognize in other comprehensive income any gains or losses and prior service costs or benefits not included as components of periodic benefit cost. Detailed information on our pension plan and the related impacts of these changes on the amounts recorded in our financial statements can be found in Note M (Employee Benefits) of the Notes to Consolidated Financial Statements.

Other-Than-Temporary Impairment of Investment Securities. A third area that requires subjective and complex judgments on the part of management is the review of the investments in the investment portfolio for other-than-temporary impairments. ASC Topic 320, “Investments – Debt and Equity Securities,” requires us to review our investment portfolio and determine if it has impairment losses that are other-than-temporary. In making its determination, management considers the following items:

•	the length of time and extent to which the current market value is less than cost;

•	evidence of a forecasted recovery;

•

financial condition and the industry environment of the issuer, including whether the issuer is a government or government-backed agency (all of the mortgage-backed securities and collateralized mortgage obligations in our portfolio are issued by government-backed agencies);

•	downgrades of the securities by rating agencies;

•	whether there has been a reduction or elimination of dividends or interest payments;

•	whether we have the intent or ability to hold the securities for a period of time sufficient to allow for anticipated recovery of fair value; and

•	interest rate trends that may impact recovery and realization.

As of December 31, 2009, our investment portfolio included certain securities that were impaired by definition, but based on our review and consideration of the criteria listed above, we determined that none of the impairments were other-than-temporary.

During the first quarter of 2007, we recognized a $5.1 million impairment loss relating to certain collateralized mortgage obligations and mortgage-backed securities.

Goodwill and Other Intangible Assets. ASC Topic 350, “Intangibles – Goodwill and Other,” eliminated the requirement to amortize goodwill; however, it does require periodic testing for impairment using a two-step approach. The first step is to determine whether impairment could exist. If the results of the first step of testing indicate that impairment does not exist, the test is complete. If the results of the first step indicate that impairment could exist, the second step of testing must be performed. We engaged an outside consulting firm to perform the appropriate testing. We completed our periodic impairment test in accordance with ASC Topic 350 as of September 30, 2008. Based on the results of the first step of testing, we concluded that no impairment writedown was warranted as of September 30, 2008.

ASC Topic 350 requires that goodwill be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Several events occurred during the first quarter of 2009 that we believed triggered an additional test of goodwill for impairment. These events included our results of operations for the three months ended March 31, 2009, the changes in credit quality of our loan portfolio, and the continued general decline in the economy. We engaged an outside consultant to perform this additional goodwill impairment testing. Due primarily to the decline in the market value of our stock and the decline in prices paid in comparable bank acquisition transactions between December 31, 2008 and March 31, 2009, the first step of the goodwill impairment test indicated that potential impairment existed and the second step of testing should be performed to determine the amount of impairment. In the second step of the test, our consolidated balance sheet was marked to market to determine the current fair value of the goodwill that should be recorded on the balance sheet. As a result of this testing, we concluded that our goodwill was fully impaired as of March 31, 2009, and we recognized a goodwill impairment charge of $66.8 million ($304,000 of which related to GCM Insurance) for the quarter ended March 31, 2009. This charge eliminated all goodwill previously reflected on our balance sheet.

Income Taxes. The calculation of our income tax provision is complex and requires the use of estimates and judgment in its determination. We are subject to the income tax laws of the various jurisdictions where we conduct business, and we estimate income tax expense based on amounts expected to be owed to these various tax jurisdictions. We assess the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other pertinent information, and we maintain tax accruals consistent with our evaluation. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations by the taxing authorities, and newly enacted statutory, judicial, and regulatory guidance that could affect the relative merits of the tax positions. These changes, when they occur, impact accrued taxes and can materially affect our operating results. For additional information, see Note J (Income Taxes) of the Notes to Consolidated Financial Statements.

Other Accounting Issues

We own NBC Capital Corporation (MS) Statutory Trust I (the “Trust”), which was organized under the laws of the State of Connecticut for the purpose of issuing trust preferred securities (“TPSs”). In accordance with ASC Topic 810, “Consolidation,” the Trust, which is considered a variable interest entity, is not consolidated into our financial statements because the only activity of the variable interest entity is the issuance of TPSs.

Comparison of Results of Operations for the Years ended December 31, 2009, 2008 and 2007

Net Income/(Loss)

For 2009, we reported a net loss applicable to common shareholders of $112.2 million, or $(9.42) per common share, compared to a net loss of $3.4 million, or $(0.28) per common share, for 2008, and net income of $9.8 million, or $0.82 per common share, in 2007.

Net Interest Income

Net interest income, the primary source of our earnings, represents income generated from earning assets, less the interest expense of funding those assets. Changes in net interest income may be divided into two components: (1) the change in average earning assets (volume component) and (2) the change in the net interest spread (rate component). Net interest spread represents the difference between yields on earning assets and rates paid on interest-bearing liabilities. Net interest margin is net interest income divided by average earning assets.

Net interest income decreased by $10.0 million, or 18.0%, from $55.4 million in 2008 to $45.4 million in 2009. For 2009, the net interest margin declined to 2.49%, compared to 3.07% for 2008.

Average earning assets increased from $1.81 billion in 2008 to $1.82 billion in 2009, an increase of $18.9 million, or 1.0%. This increase is due to an increase in federal funds sold and other interest-bearing assets, from $17.8 million in 2008 to $160.4 million in 2009, as we intentionally built liquidity by accumulating deposits and investing in short-term assets. The increase was offset somewhat by the $113.5 million decrease in average loan balances between 2008 and 2009 and a $10.2 million decline in average investment securities.

In analyzing the rate component of net interest income, from 2008 to 2009, we lost 127 basis points of yield on our earning assets. However, during this period, the cost of funds decreased by 75 basis points. Our loan portfolio, which is comprised of approximately 57.0% variable rate loans, reflected a yield decrease from 6.04% to 4.99% from 2008 to 2009. The yield on our investment securities portfolio also declined from 2008 to 2009, from 4.77% to 4.30%. However, our cost of deposits declined from 2.88% to 2.08%, and our cost of other borrowings declined from 3.15% to 2.70%.

Our loan yields and margin were also impacted by the reversal of interest income on loans that were placed on non-accrual status. During 2009, these reversals of interest income totaled $1,539,000, compared to $1,139,000 for 2008. This difference amounted to three basis points of yield on our loan portfolio and two basis points on our margin. We are continuing to reduce our exposure to commercial real estate loans, including residential construction and development loans, which typically have higher yields but also carry higher risk.

Net interest income decreased by $1.7 million, or 3.0%, from $57.1 million in 2007 to $55.4 million in 2008. Average earning assets increased from $1.74 billion in 2007 to $1.81 billion in 2008, an increase of $64.4 million, or 3.7%. During this period, the net interest margin declined to 3.07%, compared to 3.28% for 2007.

In analyzing the rate component of net interest income, from 2007 to 2008, we lost 133 basis points of yield on our earning assets. However, during this period, the cost of funds decreased by 127 basis points. Our loan portfolio reflected a yield decrease from 7.75% to 6.04% from 2007 to 2008, due to the 400 basis point reduction in interest rates in 2008. The yield on our investment securities portfolio also declined from 2007 to 2008, from 4.92% to 4.77%. However, our cost of deposits declined from 4.00% to 2.88%, and our cost of other borrowings declined from 5.08% to 3.15%.

The reversals of interest income on loans that were placed on non-accrual status also impacted our loan yields and margin. During 2008, these reversals of interest income totaled $1,139,000, compared to $461,000 for 2007. This difference amounted to five basis points of yield on our loan portfolio and four basis points on our margin.

The increase of $64.4 million in our average earning asset balances between 2007 and 2008 is attributable primarily to a $66.1 million increase in average loan balance. From 2007 to 2008, the average balance of interest-bearing deposits decreased by $10.7 million, and the average balance of other borrowings increased by $77.3 million.

The following table shows, for the periods indicated, an analysis of net interest income, including the average amount of earning assets and interest-bearing liabilities outstanding during the period, the interest earned or paid on such amounts, the average yields/rates paid and the net yield on earning assets on both a book and tax equivalent basis:

	($ in Thousands) Average Balance
	Year Ended 12/31/09	Year Ended 12/31/08	Year Ended 12/31/07
EARNING ASSETS:
Net loans	$1,237,411	$1,350,870	$1,284,762
Federal funds sold and other interest-bearing assets	160,353	17,774	17,444
Securities:
Taxable	369,295	325,761	333,481
Tax-exempt	56,965	110,691	104,995

Totals	1,824,024	1,805,096	1,740,682

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	1,328,433	1,238,156	1,248,812
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	273,589	370,358	293,087

Totals	1,602,022	1,608,514	1,541,899

Net amounts	$222,002	$196,582	$198,783

	($ in Thousands) Interest For
	Year Ended 12/31/09	Year Ended 12/31/08	Year Ended 12/31/07
EARNING ASSETS:
Net loans	$61,802	$81,533	$99,591
Federal funds sold and other interest-bearing assets	357	358	809
Securities:
Taxable	16,026	16,296	17,173
Tax-exempt	2,294	4,536	4,379

Totals	80,479	102,723	121,952

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	27,656	35,682	49,945
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	7,391	11,648	14,900

Totals	35,047	47,330	64,845

Net amounts	$45,432	$55,393	$57,107

	Yields Earned And Rates Paid (%)
	Year Ended 12/31/09	Year Ended 12/31/08	Year Ended 12/31/07
EARNING ASSETS:
Net loans	4.99	6.04	7.75
Federal funds sold and other interest-bearing assets	0.22	2.00	4.64
Securities:
Taxable	4.34	5.00	5.15
Tax-exempt	4.03	4.10	4.17

Totals	4.41	5.68	7.01

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	2.08	2.88	4.00
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	2.70	3.15	5.08

Totals	2.19	2.94	4.21

Net amounts	2.49	3.07	3.28

Note: Yields on a tax equivalent basis would be:
Tax-exempt securities	6.20	6.31	6.42

Total earning assets	4.48	5.83	7.14

Net yield on earning assets	2.56	3.20	3.42

Provision for Loan Losses

We use our provision for loan losses to replenish the allowance for loan losses on our balance sheet. Based on our evaluation of the risk exposure contained in the loan portfolio, management believes that the level of the allowance is adequate. The Board of Directors reviews and approves management’s evaluation. This is an ongoing process through which we review and determine the amount of the provision on a quarterly basis. The provision for loan losses increased from $8.1 million in 2007 to $28.6 million in 2008 and to $79.3 million in 2009. We incurred $56.6 million in net charge-offs in 2009, compared to $22.8 million in 2008 and $5.4 million in 2007. Also, we significantly increased our allowance for loan losses over this period. Our allowance for loan losses was $43.4 million at December 31, 2009, compared with $20.7 million at December 31, 2008, and $14.9 million at December 31, 2007. Please see the “Financial Condition” section of this Management’s Discussion and Analysis for additional discussion of the allowance for loan losses.

Other Income (Noninterest Income)

Other income refers to our noninterest income, which includes various service charges, fees and commissions. One of our strategic objectives has been, and continues to be, the diversification of our other income sources so that we can be less dependent on net interest income. Our other income, exclusive of securities gains and losses, decreased by $47,000, or 0.3%, from 2008 to 2009. The following table presents for the periods indicated the major categories of noninterest income and the changes between periods:

(In thousands)	2009	2008	Change
Service charges on deposit accounts	$8,375	$9,133	$(758)
Other service charges and fees	3,218	3,294	(76)
Trust Department income	2,121	2,305	(184)
Mortgage loan fees	1,056	1,156	(100)
Securities gains (losses), net	3,173	385	2,788
Other	2,760	1,689	1,071

Total other income	$20,703	$17,962	$2,741

Our service charges on deposit accounts declined by $758,000, or 8.3%, from 2008 to 2009. This decline was due primarily to fewer insufficient funds fees charged in 2009. Our other service charges and fees, Trust Department income, and mortgage loan fees all declined slightly from 2008 to 2009, affected by a variety of factors. Other service charges and fees (specifically retail investment income) and Trust Department income were impacted by lower investment balances and activity reflecting the downturn of the equity markets during much of 2009, and mortgage loan fees were affected by fewer loan closings during 2009. The increase in other noninterest income resulted primarily from a $599,000 gain on the sale of an unused banking facility in our Mississippi market, insurance proceeds from a bank owned life insurance policy of approximately $645,000, a $150,000 reversal of an accrual that was established at the time of our most recent acquisition, and a gain of approximately $145,000 on the sale of our student loan portfolio. The other income balances reflected above do not include other income related to GCM Insurance and the sale of its assets ($4.0 million for 2009 and $5.0 million for 2008).

We recognized $3.2 million in net securities gains during 2009, compared with $385,000 in net securities gains during 2008. There were two primary reasons for this increase in securities gains. First, we liquidated virtually all of our tax-exempt securities portfolio during the third quarter of 2009. Because our operations were generating losses, we were not receiving the full tax benefit of holding these securities. Second, as of September 30, 2009, our securities portfolio included a significant amount of unrealized gains. If rates begin to increase, these gains will begin diminishing. As a result, we decided to take approximately $2.1 million of these gains in the fourth quarter of 2009.

Our other income, exclusive of securities gains and losses, decreased by $22,000, or 0.1%, from 2007 to 2008. The following table presents for the periods indicated the major categories of noninterest income and the changes between periods:

(In thousands)	2008	2007	Change
Service charges on deposit accounts	$9,133	$9,295	$(162)
Other service charges and fees	3,294	3,337	(43)
Trust Department income	2,305	2,558	(253)
Mortgage loan fees	1,156	1,690	(534)
Securities gains (losses), net	385	(17)	402
Impairment loss on securities	—	(5,097)	5,097
Other	1,689	719	970

Total other income	$17,962	$12,485	$5,477

Trust Department income declined by 9.9%, because of lower asset balances under management, reflecting the downturn of the equity markets during the year. Mortgage loan fees declined by 31.6%, as a result of reduced home sales and demand for refinancing. The increase in other noninterest income between 2007 and 2008 resulted primarily from a $232,000 gain on the sale of an asset held by the Corporation; a $443,000 gain on the sale of a previously closed branch property in Mississippi; and $110,000 in proceeds from the redemption of stock in VISA. Changes in other accounts were not individually material. The other income balances reflected above do not include other income related to GCM Insurance and the sale of its assets ($5.0 million for both 2008 and 2007).

We recognized $385,000 in net securities gains during 2008, compared with $17,000 in net securities losses during 2007. During the first quarter of 2007, we recognized a $5.1 million impairment loss on certain collateralized mortgage obligations (“CMOs”) and mortgage-backed securities. Those securities were sold in early April and the proceeds reinvested in agency securities.

Other Expense (Noninterest Expense)

Noninterest expense represents ordinary overhead expenses and, from time to time, any impairments to goodwill or other intangibles. These expenses increased by $73.1 million, or 135.7%, from 2008 to 2009. The following table presents for the periods indicated the major categories of noninterest expense and the changes between periods:

(In thousands)	2009	2008	Change
Salaries	$21,784	$22,386	$(602)
Employee benefits	5,392	4,756	636
Net occupancy	3,696	3,723	(27)
Furniture and equipment	3,963	3,884	79
Communications	1,142	1,194	(52)
Data processing	1,711	1,566	145
Professional fees	4,397	2,415	1,982
FDIC insurance	4,280	923	3,357
Intangible amortization	619	890	(271)
Loss on sale of assets/other real estate owned	3,617	3,413	204
Impairment loss on goodwill	66,542	—	66,542
Other	9,785	8,691	1,094

Total other expense	$126,928	$53,841	$73,087

Salaries expense declined by 2.7% from 2008 to 2009 due to the suspension of employee raises in 2009 and a reduction in the number of employees. Employee benefits expense increased by 13.3% from 2008 to 2009 as a result of higher pension cost caused by a larger than expected number of plan participants exiting the plan and a lower amount of deferred salary cost associated with our lending staff due to the large reduction in loan volume during 2009. The $2.0 million, or 82.1%, increase in professional fees from 2008 to 2009 is due to increased legal fees associated with OREO, the outsourcing of our internal audit function, and expenses relating to our efforts to raise capital that were suspended during the third quarter of 2009. FDIC insurance premiums increased by $3.4 million in 2009, and we expect these higher premiums to continue into 2010. In accordance with the provisions of ASC Topic 350 and based on the results of a third party analysis, we recognized a $66.8 million impairment loss on goodwill as of March 31, 2009. This impairment charge eliminated all goodwill from our balance sheet, including approximately $304,000 relating to GCM Insurance (reflected in discontinued operations on the consolidated statements of income). Our other noninterest expenses increased by $1.1 million, or 12.6%, in 2009. This increase is primarily due to $934,000 in losses on extinguishment of debt during 2009, as we prepaid several of our FHLB advances. The other expense balances reflected above do not include other expenses related to GCM Insurance and the sale of its assets ($3.6 million for 2009 and $4.5 million for 2008).

Noninterest expenses increased by $4.1 million, or 8.3%, from 2007 to 2008. The following table presents for the periods indicated the major categories of noninterest expense and the changes between periods:

(In thousands)	2008	2007	Change
Salaries	$22,386	$22,409	$(23)
Employee benefits	4,756	4,874	(118)
Net occupancy	3,723	4,162	(439)
Furniture and equipment	3,884	3,800	84
Communications	1,194	1,215	(21)
Data processing	1,566	1,674	(108)
Professional fees	2,415	1,704	711
FDIC insurance	923	248	675
Intangible amortization	890	1,328	(438)
Loss on sale of assets/other real estate owned	3,413	180	3,233
Other	8,691	8,127	564

Total other expense	$53,841	$49,721	$4,120

The 10.5% decrease in net occupancy expense is mostly due to a decrease in premises rental expense and depreciation. Professional fees increased by 41.7% in 2008, due to increased legal fees associated with OREO, attorney consultations regarding our participation in the CPP, and the outsourcing of a portion of our credit review function. FDIC insurance premiums increased by $675,000 in 2008. Prior to 2008, Cadence paid the majority of its FDIC insurance premiums using credits with the FDIC; however, these credits were depleted in early 2008. Due to the increased number of properties foreclosed on by Cadence, we incurred increased legal fees, appraisal fees and other maintenance and holding expenses, as well as losses on sales of OREO. These expenses totaled approximately $4.1 million in 2008, compared with $463,000 in 2007. The most significant component of this increase is a $2.7 million writedown representing a decline in market value of OREO property that we held and had not yet sold. This writedown is reflected in the “loss on sale of assets/other real estate owned” category of noninterest expense. None of the changes in the other expense categories were considered to be individually material. The other expense balances reflected above do not include other expenses related to GCM Insurance and the sale of its assets ($4.5 million for 2008 and $4.3 million for 2007).

Changes in our income tax expense (benefits) have generally paralleled changes in income. The income tax benefits for 2008 and 2009 result from the losses recognized for the periods, as well as the tax benefits of our tax-exempt income.

Financial Condition as of December 31, 2009

Summary

Total assets were $1.844 billion as of December 31, 2009, compared to $1.979 billion as of December 31, 2008. Our loan portfolio balance was $1.091 billion as of December 31, 2009, compared to $1.328 billion as of December 31, 2008, a decrease of $236.9 million, or 17.8%. Our investment portfolio balance was $346.1 million as of December 31, 2009, compared to $436.4 million as of December 31, 2008, a decrease of $90.4 million, or 20.7%. Total deposits were $1.500 billion as of December 31, 2009, compared to $1.461 billion as of December 31, 2008, an increase of $38.7 million, or 2.6%. Shareholders’ equity was $119.8 million as of December 31, 2009, compared to $185.6 million as of December 31, 2008, a decrease of $65.8 million, or 35.5%.

Loan Portfolio and Allowance for Loan Losses

Historically, our lending focus has been distributed among commercial real estate, commercial and industrial loans, 1-4 family mortgages and consumer loans. Total commercial and industrial loans, which consist primarily of short-term loans for working capital purposes, inventories, seasonal loans, lines of credit and equipment loans, accounted for 17.0% of our loan portfolio as of December 31, 2009, compared to 16.5% as of December 31, 2008. Total real estate loans, which are secured by commercial real estate, one-to-four family residential properties and multi-family dwelling units, accounted for 72.7% of our loan portfolio as of December 31, 2009, compared to 76.0% as of December 31, 2008. Total consumer loans, which consist of home improvement, mobile home, automobile and unsecured personal loans, made up 1.8% of our loan portfolio as of December 31, 2009, compared to 2.3% as of December 31, 2008. See Note D in the Notes to Consolidated Financial Statements for additional information regarding our loan portfolio.

Our loan portfolio declined by $236.9 million, or 17.8%, during 2009. We are continuing to reduce our concentration in commercial real estate loans, particularly residential construction and development loans.

During 2009, the allowance for loan losses increased by $22.7 million, or 109.5%, from $20.7 million to $43.4 million. This increase reflects further deterioration in our loan portfolio, due primarily to the lack of demand for residential housing, as well as an overall decline in the value of real estate. This also resulted in the significant increase in net charge-offs. See Note D in the Notes to Consolidated Financial Statements for additional information concerning the transactions in the allowance for loan losses for the three-year period ended December 31, 2009.

Higher-Risk Loans

Our loan portfolio does not include several types of loans generally considered higher-risk, such as option adjustable-rate mortgage loans, junior lien mortgages, high loan-to-value mortgages, interest-only loans, subprime loans, and loans with teaser rates. Management believes that the highest risk loans in our portfolio are our construction and land development loans.

We entered the Memphis, Birmingham, and Middle Tennessee markets late in the most recent real estate boom cycle. Consequently, our build-up in our construction and land development portfolio and the subsequent lack of demand for residential real estate due to declines in the mortgage markets caused our loan quality to deteriorate. In mid-2008, we established a moratorium on residential construction and development lending. From December 31, 2008 to December 31, 2009, we reduced our exposure in our construction and land development portfolio by $185.7 million, or 52.8%.

The following table reflects the composition of our construction and land development portfolio by market:

(In thousands)	As of December 31, 2009		As of December 31, 2008
	Balance	%	Balance	%
Birmingham	$17,043	10.3%	$24,470	7.0%
Florida	25,600	15.4%	30,673	8.7%
Georgia	10,820	6.5%	12,883	3.7%
Memphis	29,816	18.0%	86,615	24.6%
Middle Tennessee	43,420	26.1%	142,895	40.6%
Mississippi	29,796	17.9%	38,508	10.9%
Tuscaloosa	9,717	5.8%	15,892	4.5%

Total	$166,212	100.0%	$351,936	100.0%

During 2009, we have charged off approximately $38.8 million related to loans in this segment of our portfolio. As of December 31, 2009, our allowance for loan losses includes approximately $22.8 million allocated to construction and land development loans.

All commercial real estate loans, exclusive of the loans discussed above, total approximately $466.3 million as of December 31, 2009. Of this total, 54% represent owner occupied commercial real estate, and 46% represent non-owner occupied commercial real estate.

We have implemented additional risk management procedures focusing on real estate loans, so that we will reduce potential future losses. The moratorium on residential construction and development lending is continuing. We have tightened our underwriting standards for all commercial real estate loans and are not renewing certain loans to move them out of our portfolio. We are conducting builder/developer stress tests for any relationships of one million dollars or greater, and our loan officers are focusing more time on managing and reviewing existing loans, including stress testing, clearing exceptions, and collecting these loans.

We are beginning to see some positive signs in these portfolios; however, we are not ready to say that they have turned upward. We remain very proactive in monitoring these credits across our system since they represent the biggest risk to our future earnings.

Delinquent and Nonperforming Assets

We have several procedures that are designed to maintain the overall quality of our loan portfolio. We have established underwriting guidelines followed by our management and delinquency levels are monitored by our executive committee and reviewed by the Board of Directors for any negative or adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Trends in delinquency ratios represent an indicator, among other considerations, of credit risk within the loan portfolio. Nonperforming loans include nonaccrual loans, loans past due 90 days or more, and loans renegotiated or restructured because of a debtor’s financial difficulties.

We generally place loans on nonaccrual status if any of the following events occur:

•	the classification of a loan as nonaccrual internally or by regulatory examiners;

•	delinquency on principal for 90 days or more unless management is in the process of collection;

•	a balance remains after repossession of collateral;

•	notification of bankruptcy; or

•	management judges that nonaccrual status is appropriate.

Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. We are sometimes required to revise the interest rate or repayment terms in a troubled debt restructuring.

We obtain appraisals on loans secured by real estate with principal amounts in excess of $250,000 and may update those appraisals for loans categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, we evaluate the borrower’s overall financial condition to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses. We record real estate acquired through foreclosure at fair value at the time of acquisition, less estimated costs to sell the property.

The following table presents information regarding nonperforming assets as of the dates indicated:

	As of December 31,
(Dollars in thousands)	2009	2008
Nonaccrual loans	$41,096	$23,761
Accruing loans past due 90 days or more	5,582	3,467
Restructured loans	23,505	4,397

Total nonperforming loans	70,183	31,625
Other real estate	34,259	18,691

Total nonperforming assets	$104,442	$50,316

Nonperforming assets were $104.4 million as of December 31, 2009, compared to $50.3 million as of December 31, 2008. Our ratio of nonperforming assets to total loans and other real estate was 9.28% as of December 31, 2009, compared to 3.74% as of December 31, 2008. The increase in nonperforming assets in 2009 was due primarily to the continued decline in the economy, resulting in continued deterioration in the construction and development sector of our loan portfolio. As of December 31, 2009, other real estate was comprised primarily of residential real estate developments in various stages of completion.

We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list which helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans included on the watch list that are not otherwise classified show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements compared to those of a satisfactory credit.

In establishing the appropriate classification for specific assets, we consider, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s repayment history and the current delinquent status. As a result of this process, loans are classified as substandard, doubtful or loss.

Loans classified as “substandard” are those loans with clear and defined weaknesses such as a highly leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition which may jeopardize the repayment of the debt as contractually agreed. They are characterized by the distinct possibility that we will sustain some losses if the deficiencies are not corrected. Loans classified as “doubtful” are those loans which have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. Loans classified as “loss” are those loans that are in the process of being charged off. Once a loan is deemed uncollectible as contractually agreed, the loan is charged off either partially or in-full against the allowance for loan losses.

Investment Portfolio

The investment portfolio serves as a source of liquidity and earnings and is used to manage interest rate risk and to ensure that collateral is available for pledging requirements. Our investment portfolio primarily consists of agency mortgage-backed securities, pooled government guaranteed SBA loans and taxable and non-taxable municipal securities. Securities within the portfolio are classified as held-to-maturity or available-for-sale. As of December 31, 2009, we had no securities classified as trading. Fair values of securities are based on quoted market prices where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.

Securities available-for-sale are carried at fair value with unrealized holding gains and losses reported as a separate component of shareholders’ equity called accumulated other comprehensive income. Securities that are held as available-for-sale are used as a part of our asset/liability management strategy. Securities may be sold in response to interest rate changes, changes in liquidity needs, changes in tax strategies, changes in prepayment risk or changes to underlying bank funding. Available-for-sale securities were $330.1 million as of December 31, 2009, compared to $398.7 million as of December 31, 2008. As of December 31, 2009, $227.3 million, or 68.9%, of the available-for-sale securities were invested in mortgage-backed securities, compared to $220.5 million, or 55.3%, as of December 31, 2008. The remainder of the available-for-sale portfolio was invested primarily in government securities.

Securities held-to-maturity are carried at amortized historical cost. Securities that we have the intent and ability to hold until maturity or on a long-term basis are classified as held-to-maturity. Held-to-maturity securities were $2.7 million as of December 31, 2009, compared to $21.4 million as of December 31, 2008. All of the securities in the held-to-maturity category were issued by state and municipal subdivisions. During the third quarter of 2009, we evaluated our portfolio and determined that we were not receiving the full tax benefit of holding tax-exempt securities, based on our year-to-date results of operations. Thus, with the approval of the Board of Directors, we sold most of those securities and invested the proceeds into higher-yielding taxable securities. These securities are reflected in the “securities available-for-sale” caption on our consolidated balance sheet as of December 31, 2009.

See Note C in the Notes to Consolidated Financial Statements for additional information concerning our investment portfolio.

Deposits

Deposits are our primary source of funds, and we rely on our banking centers and branches to attract and retain those deposits. We offer a variety of products, which consist of noninterest-bearing and interest checking accounts, money market and savings accounts and certificates of deposit. Deposits are gathered from individuals, partnerships and corporations in our market areas. From time to time, we also purchase brokered deposits.

Our deposits totaled $1.500 billion as of December 31, 2009, compared to $1.461 billion as of December 31, 2008. This increase resulted from a $49.1 million, or 3.8%, increase in interest-bearing deposits, offset slightly by a $10.5 million, or 5.8%, decrease in noninterest-bearing deposits. As of December 31, 2009, core deposits (which consist of all deposits other than brokered deposits, 50% of time deposits $100,000 and greater and 50% of public funds) were $1.195 billion, or 79.7% of total deposits, while non-core deposits, including brokered deposits, made up 20.3% of total deposits.

The interest rates we pay are based on the competitive environments in each of our markets. We manage our interest expense through weekly deposit pricing reviews that compare our deposit rates with the competition and wholesale alternatives. The rising cost of our deposits over the past few years reflects the impact of the increase in the Federal Funds rate from 2006 through 2008. In addition, we have at times offered special products or attractive rates so that our deposits will keep up with our need for liquidity. The average cost of deposits, including noninterest-bearing deposits, for the year ended December 31, 2009, was 1.84%, compared to 2.52% for the year ended December 31, 2008.

Borrowings, Repurchase Agreements and Junior Subordinated Debentures

We use borrowings to supplement deposits in funding our lending and investing activities. From December 31, 2008 to December 31, 2009, federal funds purchased and securities sold under agreements to repurchase declined by $11.1 million, or 11.3%. Also during 2009, other borrowed funds (primarily FHLB advances) declined by $92.3 million, or 48.9%. These declines were primarily the result of rising deposits, which provided us with a less expensive and more stable funding source than wholesale borrowings. We intend to use our excess liquidity to absorb our maturing wholesale borrowings to reduce interest expense.

In addition to the borrowings and repurchase agreements discussed above, on December 20, 2003, the Corporation issued $30.9 million of floating rate junior subordinated deferrable interest debentures to the Trust. The debentures are the sole asset of the Trust. The net proceeds received by the Corporation from the issuance of the debentures were used for our acquisition of Enterprise Bancshares, Inc. The Trust issued $30.0 million of TPSs to investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the TPSs. The TPSs are redeemable at the Corporation’s option on or after December 30, 2008, on any interest payment date. The TPSs must be redeemed upon maturity of the debentures in 2033. Interest on the debentures and TPSs is the three month London Interbank Offer Rate (“LIBOR”) plus 2.85% and is payable quarterly.

The Trust is a statutory business trust organized for the sole purpose of issuing trust securities and investing the proceeds in our junior subordinated debentures. The TPSs represent preferred beneficial interests in the assets of the Trust and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the Trust. We own the common securities of the Trust. The Trust’s ability to pay amounts due on the TPSs depends solely on our making payment on the related junior subordinated debentures. The debentures, which are the only assets of the Trust, are subordinate and junior in right of payment to all of our present and future senior indebtedness.

Under the provisions of the issue of the junior subordinated debentures, we have the right to defer payment of interest on the debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the junior subordinated debentures are deferred, the distributions on the TPSs will also be deferred. However, the interest due would continue to accrue during any such interest payment deferral period.

Shareholders’ Equity

Shareholders’ equity was $119.7 million as of December 31, 2009, compared to $185.6 million as of December 31, 2008. Our ratio of average shareholders’ equity to average assets decreased to 7.3% as of December 31, 2009, compared to 9.6% as of December 31, 2008. On January 9, 2009, we sold $44 million of non-voting Series A preferred stock to the U.S. Treasury under the CPP. During 2009, we reported a net loss applicable to common shareholders of $112.2 million. Included in this amount are the payment of $1.9 million in preferred dividends and $408,000 of discount accretion related to the Series A preferred stock. Also, we declared common dividends to our shareholders of $595,000 for the first quarter of 2009. Finally, an increase in the market value of our available-for-sale investment securities and an adjustment to our pension liability caused our accumulated other comprehensive income to increase from $237,000 at December 31, 2008, to $2.6 million at December 31, 2009.

Dividends paid by the Corporation are provided from dividends received from the Bank. Under regulations controlling national banks, the payment of dividends by a bank without prior approval from the OCC is limited in amount to the current year’s net profit and the retained net earnings of the two preceding years. At December 31, 2008 and 2009, without approval from the OCC, the Bank does not have the ability to pay dividends to the Corporation. On May 5, 2009, our Board of Directors voted to suspend paying cash dividends on common stock until further notice.

Regulatory Capital

The Bank is subject to the capital adequacy requirements of the OCC. The Corporation, as a bank holding company, is subject to the capital adequacy requirements of the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Cadence must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

The risk-based capital requirements of the Federal Reserve and the OCC define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. For additional information, see Note O (Regulatory Matters) of the Notes to Consolidated Financial Statements.

The following table reflects the Tier 1 risk-based capital, total risk-based capital and Tier 1 leverage ratios for the Corporation and the Bank as of December 31, 2009:

	Corporation	Bank
Total risk-based	10.9%	10.2%
Tier 1 risk-based	9.6	8.9
Tier 1 leverage	6.3	6.0

As part of an agreement entered into with the OCC in April 2009, the Bank was required to achieve by September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. As of December 31, 2009, the Bank had a Tier 1 leverage ratio of 6.0% and a total risk-based capital ratio of 10.2%. As a result of our 2009 losses and the Bank’s requirement for additional capital to meet these higher ratios, we have a need to raise additional capital. We are currently seeking to raise this capital through all available sources, including public or private equity offerings. However, at this time, there can be no assurance as to the availability or terms upon which this capital might be available.

Liquidity, Inflation, and Asset/Liability Management

Liquidity may be defined as our ability to meet cash flow requirements created by decreases in deposits and/or other sources of funds or increases in loan demand. We have not experienced any problems with liquidity during 2009 and anticipate that all liquidity requirements will be met in the future. Our traditional sources of funds from deposit growth, maturing loans and investments, wholesale borrowing lines and earnings have generally allowed us to consistently generate sufficient funds to meet our daily operational liquidity needs. As the result of a $236.9 million decrease in loans and a $38.7 million increase in deposits in 2009 from 2008, our loan/deposit ratio declined from 90.1% in 2008 to 72.8% in 2009. Our total funding sources include not only deposits, but also federal funds purchased, securities sold under agreements to repurchase, FHLB borrowings and

Federal Reserve borrowings. When we include these sources of funding with deposits, our loans to total funding ratio declined from 76.0% in 2008 to 64.9% in 2009. Management’s target loans to deposits ratio is in the range of 75-85%, and our goal is to limit wholesale funding to no more than 25% of total assets.

We offer retail repurchase agreements to accommodate excess funds of some of our larger depositors. Management believes that these repurchase agreements stabilize traditional deposit sources as opposed to risking the potential loss of these funds to alternative investment arrangements. Retail repurchase agreements, which we view as a source of funds, totaled $48.5 million and $37.4 million at December 31, 2008 and 2009, respectively. The level of retail repurchase agreement activity is limited by the availability of investment portfolio securities to be pledged against the accounts and our asset/liability funding policy. Because of the limited amount of retail repurchase agreements and the fact that the underlying securities remain under our control, we do not consider the exposure for this service material.

In March 2008, we restructured a $25.0 million repurchase transaction initially entered into in December 2006. This transaction is a standard repurchase transaction with a fixed rate of 4.10% and a thirty-three month term. The transaction has a quarterly call option after nine months. In September 2007, we entered into a $25.0 million structured repurchase transaction. This transaction was a standard repurchase transaction with a fixed rate of 4.255% and a forty-two month term. The transaction has a quarterly call option after one year.

We believe that traditional sources of cash flow, along with additional wholesale borrowings, if necessary, will provide the cash to allow us to meet our obligations with no adverse effect on liquidity. At December 31, 2009, we had a $37.3 million available line of credit from the Federal Reserve and other unused short-term borrowing lines (federal funds purchased lines) of approximately $55.0 million from upstream correspondent banks. As of December 31, 2009, we had $95.0 million in outstanding FHLB borrowings.

In December 2007, we extended a secured line of credit with an upstream correspondent that provided us access to borrow up to $30.0 million. These borrowings would have been used to finance acquisitions and for other general corporate purposes, provided that the borrowings used for purposes other than acquisitions did not exceed $15.0 million. We did not borrow funds under this line and terminated this agreement in February 2009, because the upstream correspondent decided to exit this line of business and we had adequate liquidity at the Corporation level to meet our cash needs.

We have no plans to refinance or redeem any liabilities other than normal maturities and payments relating to the FHLB borrowings. We do not have plans at this time for any discretionary spending that would have a material impact on liquidity. Under regulations controlling bank holding companies and national banks, the Bank is limited in the amount it can lend to the Corporation, and those loans are required to be on a fully secured basis. At December 31, 2009, there were no loans between the Bank and the Corporation.

Because the majority of assets and liabilities of a financial institution are monetary in nature, a financial institution differs greatly from most commercial and industrial companies, which have significant investments in fixed assets or inventories. Fluctuations in interest rates and actions of the Federal Reserve to regulate the national money supply to mitigate recessionary and inflationary pressures have a greater effect on a financial institution’s profitability than do higher costs for goods and services.

The primary objective of rate sensitivity management is to maintain net interest income growth while reducing exposure to adverse fluctuations in rates. The Asset/Liability Management Committee of the Board of Directors evaluates and analyzes our pricing, asset/liability maturities and growth, and balance sheet mix strategies in an effort to make informed decisions that will increase income and limit interest rate risk. The Committee uses simulation modeling as a guide for decision-making and to forecast changes in net income and the economic value of equity under assumed fluctuations in interest rate levels.

Due to the potential volatility of interest rates, our goal is to stabilize the net interest margin by maintaining a relatively neutral rate sensitive position. As of December 31, 2009, our balance sheet reflected approximately

$114.8 million more in rate sensitive liabilities than assets that were scheduled to reprice within one year. This represents 6.22% of our total assets and indicates that we are in a liability-sensitive position. This computation results from a static gap analysis that weights assets and liabilities equally. Management believes that interest rates will remain flat for at least the first two quarters of 2010 and that our current position is appropriate for this rate environment. Management does not believe that it is in our best interest to speculate on changes in interest rate levels. Although earnings could be enhanced if predictions were correct, if interest rates move against predictions, then the Bank’s earnings will be less than predicted.

During 2009, we maintained a consistent and disciplined asset/liability management policy focusing on interest rate risk and sensitivity.

Off-Balance Sheet Arrangements and Contractual Obligations

During 2008, we hedged a portion of our floating rate prime based lending portfolio using floating to fixed interest rate swaps. These transactions were initiated to protect us from future downward fluctuations in the prime rate and to help ensure a more consistent cash flow from interest earned by our prime based lending portfolio. The transactions were cash flow hedges as defined by ASC Topic 815, “Derivatives and Hedging,” and they were accounted for in accordance with that guidance. As of December 31, 2009, we have no outstanding swaps.

The following table reflects our contractual obligations as of December 31, 2009:

(In thousands)	Total	Due in less than 1 year	Due in 1-3 years	Due in 3-5 years	Due after 5 years
FHLB advances	$95,000	$35,000	$15,000	$20,000	$25,000
Subordinated debentures	30,928	—	—	—	30,928
Operating leases	15,285	1,691	3,097	2,782	7,715
Federal funds purchased and securities sold under agreements to repurchase	87,432	37,432	50,000	—	—
Other borrowings	1,640	1,640	—	—	—

Total contractual obligations	$230,285	$75,763	$68,097	$22,782	$63,643

The following table reflects our other commercial commitments as of December 31, 2009:

(In thousands)	Total	Expires in less than 1 year	Expires in 1-3 years	Expires in 3-5 years	Expires after 5 years
Lines of credit (unfunded commitments)	$162,029	$105,755	$12,222	$9,014	$35,038
Standby letters of credit	12,086	5,223	3,836	3,027	—

Total commercial commitments	$174,115	$110,978	$16,058	$12,041	$35,038

Market Information

Our stock is listed on the NASDAQ and is traded under the symbol CADE. Registrar and Transfer Company acts as our transfer agent. The following table sets forth, for the periods indicated, the range of sales prices of our common stock as reported on NASDAQ for 2008 and 2009 and the dividends declared for each period.

YEAR	QUARTER	HIGH	LOW	CASH DIVIDEND DECLARED PER QUARTER
2008	First	$16.99	$13.88	$0.25
	Second	16.87	10.50	0.25
	Third	12.30	8.27	0.05
	Fourth	10.39	4.10	0.05
2009	First	$5.56	$3.05	$0.05
	Second	5.29	1.94	—
	Third	2.53	1.48	—
	Fourth	2.15	1.29	—

On May 5, 2009, our Board of Directors voted to suspend paying cash dividends on common stock until further notice.

ITEM 7A - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Corporation is exposed only to U.S. dollar interest rate changes and, accordingly, we manage exposure by considering the possible changes in the net interest margin. We do not have any trading instruments nor do we classify any portion of our investment portfolio as held for trading. In 2007 and 2008, we entered into floating to fixed interest rate swaps to hedge a portion of our floating rate prime based lending portfolio. We had no outstanding hedges as of December 31, 2009. The transactions were cash flow hedges as defined by ASC Topic 815, “Derivatives and Hedging,” and were accounted for under that guidance. These transactions were in line with our asset/liability strategy and were entered into to help protect the Corporation against an unexpected downturn in short-term interest rates. As we continue to enhance our asset/liability management, we will continue to look for opportunities to protect the Corporation from unexpected changes in interest rates. We have no exposure to foreign currency exchange rate risk, commodity price risk, and other market risks.

The following table reflects the year-end position of our interest-earning assets and interest-bearing liabilities, which can either reprice or mature within the designated time period. The interest rate sensitivity gaps can vary from day-to-day and are not necessarily a reflection of the future. In addition, certain assets and liabilities within the same designated time period may nonetheless reprice at different times and at different levels.

	($ In Thousands) December 31, 2009 Interest Sensitive Within (Cumulative)
	Three Months	Twelve Months	Five Years	Total
Interest-earning assets:
Loans	$563,918	$727,598	$1,003,233	$1,091,477
Investment and mortgage-backed securities	33,666	90,137	211,835	346,063
Federal funds sold and other	30,125	50,103	50,103	50,103

	$627,709	$867,838	$1,265,171	$1,487,643

Interest-bearing liabilities:
Deposits	$439,024	$852,639	$1,397,025	$1,499,810
Borrowed funds	70,000	130,000	190,000	215,000

	$509,024	$982,639	$1,587,025	$1,714,810

Sensitivity gap:
Dollar amount	$118,685	$(114,801)	$(321,854)	$(227,167)
Percent of total interest-earning assets	18.91%	-13.23%	-25.44%	-15.27%

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amounts of interest-earning assets and interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets maturing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing within that same time frame. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. In a rising interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a greater increase in the yield of its assets relative to the costs of its liabilities and thus an increase in the institution’s net interest income would result.

At December 31, 2009, total interest-earning assets maturing or repricing within one year were less than interest-bearing liabilities maturing or repricing within the same time period by approximately $114.8 million (cumulative), representing a negative cumulative one-year gap of 13.2% of earning assets. Management believes this position to be acceptable in the current interest rate environment.

Banking regulators have issued advisories concerning the management of interest rate risk (“IRR”). The regulators consider effective interest rate management an essential component of safe and sound banking practices. To monitor our IRR, our interest rate management practices include (a) risk management, (b) risk monitoring and (c) risk control as described below.

Risk management consists of a system in which a measurement is taken of the amount of earnings at risk when interest rates change. We first prepare a “base strategy,” which is the position of the Bank and its forecasted earnings based upon the current interest rate environment or most likely interest rate environment. The

IRR is then measured based upon hypothetical changes in interest rates by measuring the impact such a change will have on the “base strategy.”

Risk monitoring consists of evaluating the “base strategy” and the assumptions used in its development based upon the current interest rate environment. This evaluation is performed quarterly by management or more often in a rapidly changing interest rate situation and monitored by the Asset/Liability Management Committee of Cadence’s Board of Directors.

Risk control consists of setting policies and parameters regarding interest rates and performing simulations based on trends and projections. Interest rate risk is managed based upon our tolerance for interest rate exposure and the resulting effect on net interest income and the economic value of equity. A balance sheet and income statement simulation model is prepared monthly, using current month end data. A base case simulation is prepared monthly using current month growth trends, projected forward and a flat rate forecast. Two additional interest rate shock simulations are prepared, one showing rates rising 200 basis points and one showing a 200 basis point decline in rates. Our policy is that a 200 basis point shock in rates should not cause the projection of net interest income to change by more than 15% and cause the economic value of equity to change by more that than +25% and –20%. The December 2009 model reflects net interest income under this scenario increasing by 7.92% with a 200 basis point upward shock of rates and decreasing 5.59% if rates are shocked down 200 basis points. At December 31, 2009, a 200 basis point immediate increase in interest rates would have resulted in a 7.72% increase in market value of equity, and a 200 basis point instant decrease would have resulted in a 12.68% decrease in market value of equity. At December 31, 2009, we are within policy on both of these tests, and management believed that changes in net interest income and market value of equity, as reflected in our models, were acceptable.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders

Cadence Financial Corporation

We have audited the accompanying consolidated balance sheets of Cadence Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. We also have audited Cadence Financial Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in “ Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Cadence Financial Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting.” Our responsibility is to express an opinion on these financial statements and an opinion on the Corporation’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cadence Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Cadence Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ T. E. Lott & Company

Columbus, Mississippi

March 29, 2010

CADENCE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	2009	2008
	(In thousands)
ASSETS
Cash and due from banks	$17,450	$37,207
Interest-bearing deposits with banks	249,460	14,403
Federal funds sold	30,125	9,623

Total cash and cash equivalents	297,035	61,233

Securities available-for-sale	330,079	398,702
Securities held-to-maturity (estimated fair value of $2,741 in 2009 and $22,115 in 2008)	2,671	21,358
Other securities	13,313	16,369

Total securities	346,063	436,429

Loans	1,091,477	1,328,329
Less allowance for loan losses	(43,422)	(20,730)

Net loans	1,048,055	1,307,599

Interest receivable	7,338	9,714
Premises and equipment	31,247	33,409
Goodwill and other intangible assets	1,384	68,849
Other assets	113,333	62,036

Total Assets	$1,844,455	$1,979,269

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing deposits	$170,722	$181,191
Interest-bearing deposits	1,329,088	1,279,968

Total deposits	1,499,810	1,461,159
Interest payable	2,046	2,892
Federal funds purchased and securities sold under agreements to repurchase	87,432	98,527
Subordinated debentures	30,928	30,928
Other borrowed funds	96,640	188,938
Other liabilities	7,845	11,260

Total liabilities	1,724,701	1,793,704

Shareholders’ equity:
Preferred stock - $10 par value, authorized 10,000,000 shares in 2009; issued 44,000 shares in 2009	42,097	—
Common stock - $1 par value, authorized 50,000,000 shares in 2009 and 2008; issued 11,912,564 shares in 2009 and 11,914,814 shares in 2008	11,913	11,915
Surplus	95,931	93,438
Retained earnings (accumulated deficit)	(32,832)	79,975
Accumulated other comprehensive income	2,645	237

Total shareholders’ equity	119,754	185,565

Total Liabilities and Shareholders’ Equity	$1,844,455	$1,979,269

The accompanying notes are an integral part of these statements.

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME FOR

YEARS ENDED DECEMBER 31,

(Amounts in thousands, except per share data)	2009	2008	2007
INTEREST INCOME
Interest and fees on loans	$61,802	$81,533	$99,591
Interest and dividends on securities
Taxable	16,026	16,296	17,173
Tax-exempt	2,294	4,536	4,379
Other interest income	357	358	809

Total interest income	80,479	102,723	121,952

INTEREST EXPENSE
Interest on time deposits of $100,000 or greater	12,474	15,116	18,838
Interest on other deposits	15,182	20,566	31,107
Interest on borrowed funds	7,391	11,648	14,900

Total interest expense	35,047	47,330	64,845

Net interest income	45,432	55,393	57,107
Provision for loan losses	79,328	28,599	8,130

Net interest income (loss) after provision for loan losses	(33,896)	26,794	48,977

OTHER INCOME
Service charges on deposit accounts	8,375	9,133	9,295
Other service charges and fees	3,218	3,294	3,337
Trust Department income	2,121	2,305	2,558
Mortgage loan fees	1,056	1,156	1,690
Securities gains (losses), net	3,173	385	(17)
Impairment loss on securities	—	—	(5,097)
Other income	2,760	1,689	719

Total other income	20,703	17,962	12,485

OTHER EXPENSE
Salaries	21,784	22,386	22,409
Employee benefits	5,392	4,756	4,874
Net occupancy	3,696	3,723	4,162
Furniture and equipment	3,963	3,884	3,800
Communications	1,142	1,194	1,215
Data processing	1,711	1,566	1,674
Professional fees	4,397	2,415	1,704
FDIC insurance	4,280	923	248
Intangible amortization	619	890	1,328
Loss on sale of assets/other real estate owned	3,617	3,413	180
Impairment loss on goodwill	66,542	—	—
Other expense	9,785	8,691	8,127

Total other expense	126,928	53,841	49,721

Income (loss) from continuing operations, before income taxes	$(140,121)	$(9,085)	$11,741
Income tax expense (benefit)	(30,130)	(5,303)	2,458

Net income (loss) from continuing operations	(109,991)	(3,782)	9,283

Income from discontinued operations	441	710	840
Income tax expense	384	284	330

Net income from discontinued operations	57	426	510

Net income (loss)	(109,934)	(3,356)	9,793

Preferred stock dividends and accretion of discount	2,278	—	—

Net income (loss) applicable to common shareholders	$(112,212)	$(3,356)	$9,793

Net income (loss) per share from continuing operations - basic and diluted	$(9.23)	$(0.32)	$0.78

Net income (loss) per share from discontinued operations - basic and diluted	$—	$0.04	$0.04

Net income (loss) per share - basic and diluted	$(9.23)	$(0.28)	$0.82

Net income (loss) applicable to common shareholders per share - basic and diluted	$(9.42)	$(0.28)	$0.82

The accompanying notes are an integral part of these statements.

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

(In thousands)	Comprehensive Income	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2007		$—	$11,889	$93,122	$92,947	$(6,693)	$191,265
Comprehensive income:
Net income for 2007	$9,793	—	—	—	9,793	—	9,793
Net change in unrealized gains (losses) on securities available-for-sale, net of tax	5,273	—	—	—	—	5,273	5,273
Net change in unrealized gains (losses) on derivative transactions	63	—	—	—	—	63	63
Net change in pension liability	(268)	—	—	—	—	(268)	(268)

Comprehensive income	$14,861

Cash dividends declared, $1.00 per share		—	—	—	(11,897)	—	(11,897)
Net performance share activity		—	12	234	—	—	246
Unearned compensation relating to performance shares		—	—	(105)	—	—	(105)

Balance, December 31, 2007		$—	$11,901	$93,251	$90,843	$(1,625)	$194,370

Cumulative-effect adjustment for ASC Subtopic 715-60 adoption		—	—	—	(368)	—	(368)
Comprehensive income (loss):
Net loss for 2008	$(3,356)	—	—	—	(3,356)	—	(3,356)
Net change in unrealized gains (losses) on securities available-for-sale, net of tax	2,920	—	—	—	—	2,920	2,920
Net change in unrealized gains (losses) on derivative transactions	94	—	—	—	—	94	94
Net change in pension liability	(1,152)	—	—	—	—	(1,152)	(1,152)

Comprehensive income (loss)	$(1,494)

Cash dividends declared, $0.60 per share		—	—	—	(7,144)	—	(7,144)
Net performance share activity		—	14	213	—	—	227
Unearned compensation relating to performance shares		—	—	(26)	—	—	(26)

Balance, December 31, 2008		$—	$11,915	$93,438	$79,975	$237	$185,565

Balance, December 31, 2008 (brought forward)		$—	$11,915	$93,438	$79,975	$237	$185,565
Comprehensive income (loss):
Net loss for 2009	$(109,934)	—	—	—	(109,934)	—	(109,934)
Net change in unrealized gains (losses) on securities available-for-sale, net of tax	1,548	—	—	—	—	1,548	1,548
Net change in pension liability	860	—	—	—	—	860	860

Comprehensive income (loss)	$(107,526)

Issuance of preferred stock and warrants		41,689	—	2,311	—	—	44,000
Preferred stock discount accretion		408	—	—	(408)	—	—
Preferred stock dividends declared		—	—	—	(1,870)	—	(1,870)
Common stock cash dividends declared, $0.05 per share		—	—	—	(595)	—	(595)
Net performance share activity		—	(2)	(42)	—	—	(44)
Unearned compensation relating to performance shares		—	—	224	—	—	224

Balance, December 31, 2009		$42,097	$11,913	$95,931	$(32,832)	$2,645	$119,754

The accompanying notes are an integral part of these statements.

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR

YEARS ENDED DECEMBER 31,

(Amounts in thousands)	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(109,934)	$(3,356)	$9,793
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,451	3,845	4,565
Deferred income taxes	(25,088)	(2,025)	(2,424)
Provision for loan losses	79,328	28,599	8,130
Increase in cash value of life insurance, net	(875)	(683)	(681)
Securities amortization and accretion, net	1,291	331	698
Net performance share activity	180	201	141
Loss (gain) on sale of securities, net	(3,173)	(390)	17
Impairment loss on securities	—	—	5,097
Impairment loss on goodwill	66,542	—	—
Gain on sale of GCM assets	(613)	—	—
(Increase) decrease in interest receivable	2,376	3,486	(855)
(Increase) decrease in loans held for sale	2,010	452	909
(Increase) decrease in other assets	(27,569)	(13,879)	(6,131)
Increase (decrease) in interest payable	(846)	(1,740)	(2,248)
Increase (decrease) in other liabilities	(1,567)	(436)	(753)

Net cash provided by (used in) operating activities	(14,487)	14,405	16,258
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash proceeds from sale of GCM assets	242	—	—
Purchases of securities available-for-sale	(573,096)	(213,680)	(308,303)
Purchases of securities held-to-maturity	—	(4,000)	—
Purchases of other securities	(27)	(2,400)	(11,494)
Proceeds from sales of securities available-for-sale	145,031	24,497	6,738
Proceeds from sales of securities held-to-maturity	16,138	279	—
Proceeds from sales of securities held-for-trading	—	—	161,391
Proceeds from redemption of other securities	3,083	2,480	6,336
Proceeds from maturities and calls of securities available-for-sale	502,036	199,264	145,443
Proceeds from maturities and calls of securities held-to-maturity	2,983	3,296	704
Proceeds from maturities and calls of securities held-for-trading	—	—	7,069
(Increase) decrease in loans	178,206	(13,729)	(121,250)
(Additions) disposals of premises and equipment	(41)	(159)	(6,205)

Net cash provided by (used in) investing activities	274,555	(4,152)	(119,571)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits	38,651	35,593	(34,957)
Issuance of preferred stock and warrants	44,000	—	—
Dividends paid on preferred stock	(1,870)	—	—
Dividends paid on common stock	(595)	(7,144)	(11,897)
Net change in federal funds purchased and securities sold under agreements to repurchase	(11,095)	(8,533)	26,222
Net change in short-term FHLB borrowings	(20,000)	(165,972)	128,972
Proceeds from issuance of long-term debt	35,000	170,000	—
Repayment of long-term debt	(108,357)	(25,361)	(36,134)

Net cash provided by (used in) financing activities	(24,266)	(1,417)	72,206

Net increase (decrease) in cash and cash equivalents	235,802	8,836	(31,107)
Cash and cash equivalents at beginning of year	61,233	52,397	83,504

Cash and cash equivalents at end of year	$297,035	$61,233	$52,397

The accompanying notes are an integral part of these statements.

CADENCE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF ACCOUNTING POLICIES

Cadence Financial Corporation (the “Corporation”) and its subsidiaries follow accounting principles generally accepted in the United States of America, including, where applicable, general practices within the banking industry.

1. Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and Cadence Bank, N.A. (“Cadence” or the “Bank”), a wholly-owned subsidiary of the Corporation, Enterprise Bancshares, Inc. (“Enterprise”), a wholly-owned subsidiary of the Corporation, Cadence Insurance Services of Mississippi, Inc. (formerly Galloway-Chandler-McKinney Insurance Agency, Inc. (“GCM”)), a wholly-owned subsidiary of Cadence, NBC Insurance Services of Alabama, Inc., a wholly-owned subsidiary of Cadence, NBC Service Corporation, a wholly-owned subsidiary of Cadence, and Commerce National Insurance Company (“CNIC”), a wholly-owned subsidiary of NBC Service Corporation.

Significant intercompany accounts and transactions have been eliminated in consolidation.

Certain amounts reported in prior years have been reclassified to conform to the 2009 presentation. These reclassifications did not significantly impact the Corporation’s consolidated financial condition or results of operations.

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events,” requires companies to disclose the date through which subsequent events have been evaluated by management. The Corporation’s management has evaluated the effect of subsequent events on these financial statements through the date the financial statements were issued.

2. Nature of Operations

The Corporation is a bank holding company. Its primary asset is its investment in Cadence, its subsidiary bank. Cadence operates under a national bank charter and is subject to regulation by the Office of the Comptroller of the Currency. Cadence provides full banking services in five southeastern states as follows: the north central region of Mississippi; the Tuscaloosa and Hoover (Birmingham MSA), Alabama market areas; the Memphis, Tennessee market area; the Brentwood and Franklin (Nashville MSA), Tennessee market area; the Sarasota (Sarasota-Bradenton-Venice MSA), Florida market area; and the cities of Blairsville and Blue Ridge in northeast Georgia.

Enterprise is an inactive subsidiary of the Corporation. Effective August 31, 2009, Cadence completed the disposition of the assets used in and liabilities arising from GCM’s operations. See Note B for additional information relating to this transaction. Subsequent to the sale, the name of the company was changed to Cadence Insurance Services of Mississippi, Inc., and it became inactive.

NBC Insurance Services of Alabama, Inc., sells annuity contracts in Alabama. The primary asset of NBC Service Corporation is its investment in CNIC, a wholly-owned life insurance company.

3. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Securities

Securities are accounted for as follows:

Securities Available-for-Sale

Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported as accumulated other comprehensive income (loss), net of tax, until realized. Premiums and discounts are recognized in interest income using the interest method.

Gains and losses on the sale of securities available-for-sale are determined using the adjusted cost of the specific security sold.

Securities Held-to-Maturity

Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method.

Trading Account Securities

Trading account securities are securities that are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2009 and 2008.

Other Securities

Other securities are carried at cost and are restricted in marketability. Other securities consist of required investments in the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank.

Derivative Instruments

Derivative instruments are accounted for under the requirements of ASC Topic 815, “Derivatives and Hedging.”

During 2008 and 2009, the Corporation hedged a portion of its floating rate prime based lending portfolio using two floating to fixed interest rate swaps. These transactions were cash flow hedges as defined by ASC Topic 815 and were accounted for under that guidance. As of December 31, 2009, the Corporation had no outstanding swaps.

For the year ended December 31, 2008, $94,000 in unrealized gains (net of tax) was recorded as an adjustment to accumulated other comprehensive income (loss) for the change in fair value of the Corporation’s outstanding swaps.

5. Loans

Loans are carried at the principal amount outstanding adjusted for the allowance for loan losses, net deferred origination fees, and unamortized discounts and premiums. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan.

A loan is considered to be impaired when it appears probable that the entire amount contractually due will not be collected. Factors considered in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan-by-loan basis using the fair value of the supporting collateral.

Loans are generally placed on a nonaccrual status when principal or interest is past due ninety days or when specifically determined to be impaired. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded as interest income. Past due status is determined based upon contractual terms.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Premiums and discounts on purchased loans are recognized as an adjustment of yield over the contractual life of the loan.

Fees on mortgage loans sold individually in the secondary market, including origination fees, service release premiums, processing and administrative fees, and application fees, are recognized as other income in the period in which the loans are sold. These loans are underwritten to the standards of upstream correspondents and are held on the Corporation’s consolidated balance sheets until the loans are sold.

6. Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is maintained at a level that management believes is adequate to absorb all probable losses on loans inherent in the loan portfolio as of the reporting date. Events that are not within the Bank’s control, such as changes in economic factors, could change subsequent to the reporting date and could cause the allowance for loan losses to be over or understated. The amount of the allowance is affected by loan charge-offs, which decrease the allowance; recoveries on loans previously charged off, which increase the allowance; and the provision for loan losses charged to earnings, which increases the allowance. In determining the provision for loan losses, management monitors fluctuations in the allowance resulting from actual charge-offs and recoveries and reviews the size and composition of the loan portfolio in light of current and anticipated economic conditions.

The allowance for loan losses is comprised of the following three components: specific reserves, general reserves and unallocated reserves. Generally, all loans that are identified as impaired are reviewed on a quarterly basis in order to determine whether a specific reserve is required. A loan is considered impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of the loan agreement. Once a loan has been identified as impaired, management measures impairment in accordance with ASC Topic 310, “Receivables.” The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral-dependent. When management’s measured value of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the loss exposure for each credit, given the payment status, financial condition of the borrower and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general reserve and unallocated reserve calculations described below. Changes in specific reserves from period to period are the result in changes in the circumstances of individual loans such as charge-offs, pay-offs, changes in collateral values or other factors.

A general reserve is also maintained for each loan type in the loan portfolio. Within each loan type, the portfolio is further segmented by risk ratings and by delinquency status. In determining the amount of the general reserve portion of the allowance for loan losses, management considers factors such as historical loan loss experience, the growth, composition and diversification of the loan portfolio, current delinquency levels, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, the results of recent regulatory examinations and general economic conditions. Through the second quarter of 2009, general reserves for these loans were based upon three-year historical loss rates, with each year being weighted equally. Beginning in the third quarter of 2009, general reserves for these loans are based upon historical loss rates from the most recent three years (twelve quarters), with the more recent quarters receiving the most weight. Management believes that this method of weighting the latest quarters is more representative of the current economic cycle. Management uses this information to set the general reserve portion of the allowance for loan losses at a level it deems prudent.

Because there are additional risks of losses that cannot be quantified precisely or attributed to particular loans or types of loans, including general economic and business conditions and credit quality trends, management has established an unallocated portion of the allowance for loan losses based on its evaluation of these risks. The unallocated portion of the allowance is determined based on various factors, including general economic conditions of the Bank’s market area, the growth, composition and diversification of the loan portfolio, types of collateral securing the loans, the experience level of lending officers and staff, the quality of credit risk management and the results of independent third party reviews of management’s classification of credits.

Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to the Bank’s executive committee and the full Board of Directors, indicating any change in the allowance for loan losses since the last review and any recommendations as to adjustments in the allowance for loan losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as events change.

7. Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method at rates calculated to depreciate or amortize the cost of assets over their estimated useful lives.

Maintenance and repairs of property and equipment are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gains or losses are included in operations.

8. Other Real Estate

Other real estate consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate resulting from the sale of the property or additional valuation allowances required due to further declines in market value are reported in other noninterest income or expenses.

9. Goodwill and Other Intangible Assets

ASC Topic 350, “Intangibles-Goodwill and Other,” eliminated the requirement to amortize goodwill; however, it does require periodic testing for impairment using a two-step approach. The first step is to determine whether impairment could exist. If the results of the first step of testing indicate that impairment does not exist, the test is complete. If the results of the first step indicate that impairment could exist, the second step of testing must be performed. The Corporation engaged an outside consulting firm to perform the appropriate testing. The Corporation’s periodic impairment test in accordance with ASC Topic 350 was completed as of September 30, 2008. The results of the first step of testing indicated that no impairment writedown was warranted as of September 30, 2008.

ASC Topic 350 requires that goodwill be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Several events occurred during the first quarter of 2009 that management believed triggered an additional test of goodwill for impairment. These events included the Corporation’s results of operations for the three months ended March 31, 2009, the changes in credit quality of the Corporation’s loan portfolio, and the continued general decline in the economy. The Corporation engaged an outside consultant to perform this additional goodwill impairment testing. Due primarily to the decline in the market value of the Corporation’s stock and the decline in prices paid in comparable bank acquisition transactions between December 31, 2008 and March 31, 2009, the first step of the goodwill impairment test indicated that potential impairment existed and the second step of testing should be performed to determine the amount of impairment. In the second step of the test, the Corporation’s consolidated balance sheet was marked to market to determine the current fair value of the goodwill that should be recorded on the balance sheet. As a result of this testing, management concluded that our goodwill was fully impaired as of March 31, 2009, and a goodwill impairment charge of $66.8 million ($304,000 of which related to GCM) was recognized for the quarter ended March 31, 2009. This charge eliminated all goodwill previously reflected on the Corporation’s balance sheet.

Other identifiable intangible assets consist primarily of the core deposit premium arising from acquisitions. The core deposit premium was established using the discounted cash flow approach and is being amortized using an accelerated method over the estimated remaining life of the acquired core deposits.

10. Income Taxes

The calculation of the Corporation’s income tax provision is complex and requires the use of estimates and judgment in its determination. The Corporation is subject to the income tax laws of the various jurisdictions where it conducts business, and income tax expense is estimated based on amounts expected to be owed to these various tax jurisdictions. Management assesses the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other pertinent information, and tax accruals are maintained consistent with this evaluation. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations by the taxing authorities, and newly enacted statutory, judicial, and regulatory guidance that could affect the relative merits of the tax positions.

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently payable or receivable plus deferred taxes related primarily to differences between the bases of assets and liabilities as measured by income tax laws and their bases as reported in the financial statements. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Tax credits are recognized as a reduction of the current tax provision in the period they may be utilized.

The Corporation and its subsidiaries file consolidated income tax returns. The subsidiaries provide for income taxes on a separate return basis and remit to the Corporation amounts determined to be payable.

11. Trust Assets

Except for amounts included in deposits, assets of the Trust Department are not included in the accompanying consolidated balance sheets.

12. Advertising Costs

Advertising costs are expensed in the period in which they are incurred. For the years ended December 31, 2009, 2008, and 2007, the Corporation expensed $724,000, $904,000, and $734,000, respectively, related to advertising costs.

13. Employee Benefits

Employees hired prior to January 1, 2001, participate in a noncontributory defined benefit pension plan. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation. Contributions to the plan reflect benefits attributed to employees’ services to date, as well as services expected to be provided in the future. The annual pension cost charged to expense is actuarially determined in accordance with the provisions of ASC Topic 715, “Compensation-Retirement Benefits.” The plan was amended effective January 1, 2001, to close participation in the plan. Employees hired subsequent to December 31, 2000, are not eligible to participate.

On January 1, 2001, the Corporation and its subsidiaries adopted a defined contribution profit sharing plan. Employer contributions are made annually equal to 3% of each participant’s base pay. Participant accounts are 100% vested upon completion of five years of service. Effective January 1, 2008, the plan was frozen, and employees hired subsequent to December 31, 2007, are not eligible to participate. Current participant accounts will continue to share in the earnings of the plan, and the accounts will be available to participants at retirement in accordance with the plan documents.

The Corporation and its subsidiaries provide a deferred compensation arrangement (401(k)) plan whereby employees contribute a percentage of their compensation. Prior to January 1, 2008, the plan provided for matching contributions of fifty percent of employee contributions of six percent or less for employees with less than twenty years of service. For employees with service of twenty years or more, the matching contribution was seventy-five percent of employee contributions of six percent or less. Effective January 1, 2008, the plan provides for a 100% match of employee contributions up to six percent of employee compensation, and the matching contributions are immediately vested at 100%. Effective June 1, 2009, the Corporation suspended its 401(k) matching contributions.

Employees participate in a nonleveraged Employee Stock Ownership Plan (“ESOP”) through which common stock of the Corporation is purchased at its market price for the benefit of employees. Effective January 1, 2001, the ESOP was amended to freeze the plan and to allow no new entrants into the ESOP. All participants at December 31, 2000, became 100% vested in their accounts. The ESOP is accounted for in accordance with ASC Subtopic 718-40.

The Corporation has a supplemental retirement plan that originated from an acquired bank for certain directors and officers of that acquired bank. Life insurance contracts have been purchased which may be used to fund payments under the plans. The annual cost charged to expense and the estimated present value of the projected payments are actuarially determined in accordance with the provisions of ASC Topic 715.

In 1998, the Corporation entered into agreements with certain senior officers to establish an indexed retirement plan (an unqualified supplemental retirement plan). Benefit amounts were based on additional earnings from bank owned life insurance (“BOLI”) policies compared to the yield on treasury securities. In 2008, as part of the plan amendments required for compliance with Regulation 409A, the payments to participants on this plan were changed from variable payment amounts to fixed payment amounts to begin on a monthly basis at age 65. The annual cost charged to expense and the estimated present value of the projected payments are determined in accordance with the provisions of ASC Topic 715.

The Corporation provides a voluntary deferred compensation plan for certain of its executive and senior officers. Under this plan, the participants may defer up to 25% of their annual compensation. The Corporation may, but is not obligated to contribute to the plan. Amounts contributed to this plan are credited to a separate account for each participant and are subject to a risk of loss in the event of the Corporation’s insolvency. The Corporation made no contributions to this plan in 2007, 2008 or 2009.

The Corporation provides an employee phantom stock plan whereby 11,245 units or phantom shares of the Corporation’s stock have been assigned for the benefit of certain key employees. Under the terms of the plan, retirement or similar payments will be equal to the fair market value of the stock plus all cash dividends paid since the adoption of the agreement. An expense was recorded at the establishment date based on the market value of the stock. Any increase or decrease in the value of the stock is recorded as an adjustment to employee benefits expense.

As of January 1, 2008, the Corporation adopted ASC Subtopic 715-60 (formerly Emerging Issues Task Force Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”). Under the terms of an endorsement arrangement, an employer owns and controls a policy that will provide future postretirement benefits to an employee. ASC Subtopic 715-60 requires that a liability be recognized for the postretirement benefit obligation, together with related postretirement benefit expense, based on the substantive agreement with the employee. As of January 1, 2008, the Corporation recorded a cumulative-effect debit adjustment to retained earnings of approximately $368,000 related to the adoption of ASC Subtopic 715-60. Related postretirement benefit expense is recorded monthly.

14. Other Assets

Financing costs related to the issuance of junior subordinated debentures have been capitalized and are being amortized over the life of the instruments and are included in other assets.

The Corporation has invested in a low income housing partnership as a 99% limited partner. The partnership has qualified to receive annual low income housing federal tax credits that are recognized as a reduction of current tax expense. The investment is accounted for using the equity method.

The Corporation invests in BOLI, which involves the purchasing of life insurance on a chosen number of employees. The Corporation is the owner of the policies and, accordingly, the cash surrender value of the policies is included in other assets, and increases in cash surrender values are reported as income.

15. Stock Options/Performance Share Grants

The Corporation accounts for stock options in accordance with ASC Topic 718, “Compensation-Stock Compensation.” This guidance requires that the fair value of equity instruments exchanged for employee service (as determined on the grant date of the award) be recognized as compensation cost over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). Changes in fair value during the requisite service period are recognized as compensation cost over that period.

In 2006, the Corporation’s shareholders adopted a new Long-Term Incentive Compensation Plan. This plan gave the Compensation Committee of the Board of Directors additional alternatives for using share-based compensation. During 2007 and 2008, under the provisions of the Long-Term Incentive Compensation Plan, the Compensation Committee granted performance shares of stock to certain eligible employees. The shares vest in equal amounts over a four-year period after they are earned. See Note L of these Consolidated Financial Statements for additional information concerning performance shares.

16. Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, interest-bearing deposits with banks, and federal funds sold. Generally, federal funds are sold for one to seven day periods.

17. Net Income Per Share

Basic net income per share computations are based upon the weighted average number of common shares outstanding during the periods. Diluted net income per share computations are based upon the weighted average number of common shares outstanding during the periods plus the dilutive effect of outstanding stock options.

Performance shares outstanding are included in the average diluted shares outstanding until the performance targets have been achieved. Once the performance has been attained and the shares are vesting over a time period, they are included in average primary shares outstanding.

Presented below is a summary of the components used to calculate basic and diluted net income per share for the years ended December 31, 2009, 2008, and 2007:

	Years Ended December 31,
(In thousands, except per share data)	2009	2008	2007
Basic Net Income (Loss) Per Share
Weighted average common shares outstanding	11,913	11,907	11,896

Net income (loss) from continuing operations	$(109,991)	$(3,782)	$9,283

Net income from discontinued operations	57	426	510

Net income (loss)	(109,934)	(3,356)	9,793

Net income (loss) applicable to common shareholders	$(112,212)	$(3,356)	$9,793

Basic net income (loss) per share from continuing operations	$(9.23)	$(0.32)	$0.78

Basic net income (loss) per share from discontinued operations	—	0.04	0.04

Basic net income (loss) per share	(9.23)	(0.28)	0.82

Basic net income (loss) per share applicable to common shareholders	$(9.42)	$(0.28)	$0.82

Diluted Net Income (Loss) Per Share
Weighted average common shares outstanding	11,913	11,907	11,896
Net effect of weighted average outstanding but unearned performance shares	1	24	17
Net effect of the assumed exercise of stock options based on the treasury stock method	—	—	2

Total weighted average common shares and common stock equivalents outstanding	11,914	11,931	11,915

Net income (loss) from continuing operations	$(109,991)	$(3,782)	$9,283

Net income from discontinued operations	57	426	510

Net income (loss)	(109,934)	(3,356)	9,793

Net income (loss) applicable to common shareholders	$(112,212)	$(3,356)	$9,793

Diluted net income (loss) per share from continuing operations	$(9.23)	$(0.32)	$0.78

Diluted net income (loss) per share from discontinued operations	—	0.04	0.04

Diluted net income (loss) per share	(9.23)	(0.28)	0.82

Diluted net income (loss) per share applicable to common shareholders	$(9.42)	$(0.28)	$0.82

18. Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines, standby letters of credit and commitments to purchase securities. Such financial instruments are recorded in the financial statements when they are exercised.

19. Business Segments

ASC Topic 280, “Segment Reporting,” requires public companies to report (i) certain financial and descriptive information about their reportable operating segments (as defined) and (ii) certain enterprise-wide financial information about products and services, geographic areas, and major customers. Management believes the Corporation’s principal activity is commercial banking and that other activities are not considered significant segments.

20. Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-16, “Improving Disclosures about Fair Value Measurements” (ASC Subtopic 820-10). This guidance requires additional disclosures concerning transfers into and out of Levels 1 and 2 of the fair value measurement hierarchy and activity in Level 3 measurements. ASU No. 2010-16 also clarifies existing disclosure requirements regarding the level of disaggregation and inputs and valuation techniques. ASU No. 2010-16 is generally effective for reporting periods beginning after December 15, 2010. The Corporation is currently reviewing the impact of ASC Subtopic 820-10 on its financial statement disclosures.

NOTE B - DISCONTINUED OPERATIONS

On August 31, 2009, the Bank completed the disposition of the assets used in and liabilities arising from GCM’s operations to four limited liability companies established by former owners and employees of GCM. The total purchase price of the assets sold, net of liabilities assumed, was approximately $5.5 million.

As a result of this transaction, the consolidated statements of income have been restated for all periods to reflect GCM’s operations as discontinued operations. The net income from discontinued operations for the year ended December 31, 2009, includes a gain on sale of approximately $613,000.

Summarized financial information for discontinued operations is as follows:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Income	$3,448	$5,164	$5,161
Expense	3,620	4,454	4,321

Income (loss) from discontinued operations	(172)	710	840
Gain on sale	613	—	—
Income tax expense	384	284	330

Net income from discontinued operations	$57	$426	$510

NOTE C - SECURITIES

A summary of amortized cost and estimated fair value of securities available-for-sale and securities held-to-maturity at December 31, 2009 and 2008, follows:

	December 31, 2009
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U. S. Treasury securities	$310	$11	$—	$321
Obligations of other U. S. government agencies	38,675	467	234	38,908
Obligations of states and municipal subdivisions	27,402	915	197	28,120
Mortgage-backed securities	219,635	8,358	706	227,287
Other securities	34,848	694	99	35,443

	$320,870	$10,445	$1,236	$330,079

Securities held-to-maturity:
Obligations of states and municipal subdivisions	$2,671	$70	$—	$2,741

	December 31, 2008
Securities available-for-sale:
U. S. Treasury securities	$310	$16	$—	$326
Obligations of other U. S. government agencies	88,593	1,567	—	90,160
Obligations of states and municipal subdivisions	86,940	582	1,076	86,446
Mortgage-backed securities	213,736	6,736	17	220,455
Other securities	1,685	3	373	1,315

	$391,264	$8,904	$1,466	$398,702

Securities held-to-maturity:
Obligations of states and municipal subdivisions	$21,358	$757	$—	$22,115

The scheduled maturities of securities available-for-sale and securities held-to-maturity at December 31, 2009 were as follows:

	Available-for-Sale		Held-to-Maturity
(In thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$2,250	$2,311	$—	$—
Due after one year through five years	7,152	7,465	—	—
Due after five years through ten years	14,247	14,385	1,671	1,726
Due after ten years	42,738	43,188	1,000	1,015
Mortgage-backed securities and other securities	254,483	262,730	—	—

	$320,870	$330,079	$2,671	$2,741

Gross gains of $3,616,000, $440,000, and $124,000, and gross losses of $874,000, $50,000, and $141,000, were realized on securities available-for-sale in 2009, 2008, and 2007, respectively.

During the third quarter of 2009, management evaluated the Corporation’s portfolio and determined that the full tax benefit of tax-exempt securities was not being received, based on the Corporation’s losses. Thus, with the approval of the Board of Directors, the Corporation sold most of those securities, with a total carrying value of approximately $18.6 million, and realized gross and net gains of $431,000. The proceeds were invested into higher-yielding taxable securities, which are reflected as “securities available-for-sale” on the Corporation’s consolidated balance sheet as of December 31, 2009.

The Corporation recognized a $5.1 million impairment loss in the first quarter of 2007 relating to certain collateralized mortgage obligations and mortgage-backed securities. These securities were sold early in the second quarter of 2007, and the proceeds were invested in agency securities.

Securities with a carrying value of $250.2 million and $319.8 million at December 31, 2009 and 2008, respectively, were pledged to secure public and trust deposits, FHLB borrowings, repurchase agreements and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2009 and 2008, were as follows:

	Losses < 12 Months		Losses 12 Months or >		Total
(In thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
2009
Obligations of other U.S. government agencies	$13,801	$234	$—	$—	$13,801	$234
Obligations of states and municipal subdivisions	—	—	803	197	803	197
Mortgage-backed securities	41,164	706	—	—	41,164	706
Other securities	—	—	529	99	529	99

	$54,965	$940	$1,332	$296	$56,297	$1,236

2008
Obligations of other U.S. government agencies	$—	$—	$—	$—	$—	$—
Obligations of states and municipal subdivisions	33,898	1,055	1,217	21	35,115	1,076
Mortgage-backed securities	2,315	17	—	—	2,315	17
Other securities	336	150	477	223	813	373

	$36,549	$1,222	$1,694	$244	$38,243	$1,466

There were no securities classified as held-to-maturity with unrealized losses as of December 31, 2009 or 2008.

As of December 31, 2009, approximately 16% of the number of securities in the investment portfolio reflected an unrealized loss. Management does not believe any individual security with an unrealized loss as of December 31, 2009, is other-than-temporarily impaired, as discussed in more detail below:

Obligations of Other U. S. Government Agencies The unrealized losses on the Corporation’s investments in obligations of other U. S. government agencies were caused by interest rate fluctuations. Because none of these investments have been downgraded by rating agencies and the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired as of December 31, 2009.

Obligations of States and Municipal Subdivisions The unrealized losses on the Corporation’s investments in obligations of states and municipal subdivisions were caused by interest rate fluctuations. Because none of these investments have been downgraded by rating agencies and the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired as of December 31, 2009.

Mortgage-Backed Securities Contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Corporation’s investment, unless they have early prepayments that would place any unamortized premium at risk. The total amount of unamortized premium at December 31, 2009, is not material to the Corporation. Because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired as of December 31, 2009.

Other Securities The unrealized losses on the Corporation’s investments in other securities primarily relate to various mutual funds held in deferred compensation accounts. The amount of these securities and the related unrealized losses are not material and the Corporation has the ability and intent to hold the investments until a recovery of fair value; thus, the Corporation does not consider these investments to be other-than-temporarily impaired as of December 31, 2009.

NOTE D - LOANS

Loans outstanding included the following types:

	December 31,
(In thousands)	2009	2008
Commercial and industrial	$185,466	$219,236
Personal	20,177	30,921
Real estate:
Construction	30,000	179,381
Commercial real estate	612,707	670,595
Real estate secured by residential properties	129,040	130,060
Mortgage	21,889	29,702

Total real estate	793,636	1,009,738
Other	92,198	68,434

	1,091,477	1,328,329
Allowance for loan losses	(43,422)	(20,730)

	$1,048,055	$1,307,599

Transactions in the allowance for loan losses are summarized as follows:

	Years Ended December 31,
(In thousands)	2009	2008	2007
Balance at beginning of year	$20,730	$14,926	$12,236
Additions:
Provision for loan losses charged to operating expense	79,328	28,599	8,130
Recoveries of loans previously charged off	2,206	1,126	2,058

	81,534	29,725	10,188

Deductions:
Loans charged off	58,842	23,921	7,498

	58,842	23,921	7,498

Balance at end of year	$43,422	$20,730	$14,926

At December 31, 2009, 2008, and 2007, the recorded investment in loans considered to be impaired (as defined in ASC Topic 310) totaled approximately $67.8 million, $59.7 million, and $23.8 million, respectively. The allowance for loan losses related to these loans approximated $11.4 million, $10.1 million, and $4.4 million at December 31, 2009, 2008, and 2007, respectively. The average recorded investment in impaired loans during the years ended December 31, 2009, 2008, and 2007 was approximately $72.4 million, $35.5 million, and $17.2 million, respectively. For the years ended December 31, 2009 and 2008, management estimates that the amount of income recognized on impaired loans was approximately $1.7 million and $1.5 million, respectively. For the year ended December 31, 2007, the amount of income recognized on impaired loans was immaterial. At December 31, 2009, 2008, and 2007, nonaccrual loans amounted to approximately $64.6 million, $28.2 million, and $3.6 million, respectively (balances include restructured loans of $23.5 million, $4.4 million, and $124,000, respectively). At December 31, 2009, 2008, and 2007, loans past due ninety days or more and still accruing interest amounted to approximately $5.6 million, $3.5 million, and $5.5 million, respectively (December 31, 2007 balance includes restructured loans of $56,000).

Generally, mortgage loans are originated in amounts up to 80% of the appraised value or selling price of the property. However, certain loans may allow the borrower to borrow more than 80% of the appraised value, often without buying private mortgage insurance, therefore subjecting the Corporation to greater credit risk. The amount of residential mortgage loans with loan-to-value ratios greater than 80% was approximately $9.5 million and $8.4 million as of December 31, 2009 and 2008, respectively.

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	Estimated Useful Lives In Years	December 31,
(In thousands)		2009	2008
Premises:
Land	—	$12,962	$13,130
Buildings, construction and improvements	10 - 50	28,223	29,082

		41,185	42,212
Equipment	3 - 10	15,026	14,822

		56,211	57,034
Less accumulated depreciation and amortization		(24,964)	(23,625)

		$31,247	$33,409

The amount charged to operating expenses for depreciation was $2,494,000 for 2009, $2,658,000 for 2008, and $2,832,000 for 2007.

NOTE F - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2009 and 2008, was $374,251,000 and $425,901,000, respectively.

At December 31, 2009, the scheduled maturities of time deposits included in interest-bearing deposits were as follows:

Year	Amount
(In thousands)
2010	$590,240
2011	88,892
2012	10,198
2013	6,196
2014	6,199
Thereafter	1,568

NOTE G - BORROWED FUNDS

Federal funds purchased and securities sold under agreements to repurchase, excluding the term repurchase transactions discussed in the following paragraphs, generally mature within one to seven days from the transaction date. Securities underlying the repurchase agreements remain under the control of the Corporation.

In September 2007, the Corporation entered into a $25.0 million structured repurchase transaction. This transaction is a standard repurchase transaction with a fixed rate of 4.255% and a forty-two month term. The transaction has a quarterly call option after one year.

In March 2008, the Corporation restructured a $25.0 million repurchase transaction initially entered into in December 2006. This transaction is a standard repurchase transaction with a fixed rate of 4.10% and a thirty-three month term. The transaction has a quarterly call option after nine months.

Information concerning federal funds purchased and securities sold under agreements to repurchase is summarized as follows:

($ In thousands)	2009	2008
Balance at year end	$87,432	$98,527
Average balance during the year	88,749	104,334
Average interest rate during the year	2.81%	2.99%
Maximum month-end balance during the year	$92,283	$125,068

Repurchase agreements are treated as collateralized financing obligations and are reflected as a liability in the consolidated financial statements.

On December 30, 2003, the Corporation issued $30.9 million of floating rate junior subordinated deferrable interest debentures to the NBC Capital Corporation (MS) Statutory Trust I (“Trust”), a Connecticut business trust, in which the Corporation owns all of the common equity. The debentures are the sole asset of the Trust. The net proceeds received by the Corporation from the issuance of the debentures were used for the Enterprise acquisition. The Trust issued $30.0 million of Trust Preferred Securities (“TPSs”) to investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the TPSs. The TPSs are redeemable at the

Corporation’s option on or after December 30, 2008, on any interest payment date. The TPSs must be redeemed upon maturity of the debentures in 2033. Interest on the debentures and TPSs is the three month London Interbank Offer Rate (“LIBOR”) plus 2.85% and is payable quarterly.

With the 2004 acquisition of Enterprise, the Corporation assumed the liability for an additional $6.2 million in subordinated debentures issued to support TPSs. As a result, the Corporation became the sole shareholder of Enterprise (TN) Statutory Trust I, a Connecticut business trust. The TPSs were fully redeemed in December 2007, and the trust was dissolved in January 2008.

In accordance with ASC Topic 810, “Consolidation,” neither of the above-referenced trusts are consolidated into the financial statements of the Corporation.

Other borrowed funds consisted of the following at December 31:

(In thousands)	2009	2008
FHLB advances	$95,000	$188,357
Treasury tax and loan note	1,640	581

	$96,640	$188,938

Advances due to the FHLB consist of term borrowings with maturity dates ranging from October 2010 to January 2019. Interest is payable monthly at rates ranging from 1.90% to 3.32%. Advances due to the FHLB are collateralized by FHLB stock and specific loans totaling $357.0 million as of December 31, 2009. The treasury tax and loan note generally matures within one to sixty days from the transaction date. Interest is paid at an adjustable rate as set by the U. S. Government.

Annual principal repayment requirements on FHLB borrowings at December 31, 2009, were as follows:

Year	Amount
(In thousands)
2010	$35,000
2011	15,000
2012	—
2013	20,000
2014	—
Thereafter	25,000

$95,000

In December 2007, the Corporation extended a revolving credit agreement (the “Agreement”) that provided the Corporation with access to borrow up to $30.0 million. These borrowings could have been used to finance acquisitions and for other general corporate purposes, provided that the borrowings used for purposes other than acquisitions did not exceed $15.0 million. Interest on each borrowing would have been paid at the lender’s base rate or at LIBOR, plus 1.25% annually. The Corporation also paid a commitment fee, accruing at the annual rate of 0.15%, on the daily amount of the unused commitment. Borrowings were contingent on the Corporation’s ability to maintain various operational and financial covenants, unless the Corporation was granted a waiver. The Corporation had pledged 605,000 shares of Cadence stock as collateral for these borrowings and had covenanted to pledge shares with a minimum book value of $75.0 million. The Corporation had no outstanding borrowings under the Agreement as of December 31, 2008, and the Corporation terminated the Agreement in February 2009.

NOTE H - OTHER ASSETS AND OTHER LIABILITIES

Other assets and other liabilities at December 31, 2009 and 2008, consisted of the following:

	December 31,
(In thousands)	2009	2008
Other assets:
Cash surrender value of life insurance	$23,255	$23,584
Deferred income tax benefits	31,111	7,514
Other real estate	34,259	18,691
Prepaid expenses and other	24,708	12,247

	$113,333	$62,036

Other liabilities:
Accrued expenses	$4,047	$5,366
Pension obligation	581	2,242
Other	3,217	3,652

	$7,845	$11,260

NOTE I - COMPREHENSIVE INCOME

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income. The disclosures of the reclassification amounts are as follows:

	Years Ended December 31,
(In thousands)	2009	2008	2007
Net change in unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities available-for-sale	$5,679	$5,119	$3,425
Reclassification adjustment for (gains) losses on securities available-for-sale	(3,173)	(390)	5,114

Net change in unrealized gains (losses) on securities available-for-sale before tax	2,506	4,729	8,539

Income tax:
Net unrealized gains (losses) on securities available-for-sale	(2,172)	(1,958)	(1,310)
Reclassification adjustment for (gains) losses on securities available-for-sale	1,214	149	(1,956)

Total income tax	(958)	(1,809)	(3,266)

Net change in unrealized gains (losses) on securities	$1,548	$2,920	$5,273

The balances in accumulated other comprehensive income as of December 31, 2009, are as follows:

Pension liability	$(3,000)
Unrealized gains on securities available-for-sale	5,645

Total accumulated other comprehensive income	$2,645

NOTE J - INCOME TAXES

The provision for income taxes including the tax effects of securities transactions (2009—$1,214,000; 2008—$149,000; 2007—($1,956,000)) was as follows:

	Years Ended December 31,
(In thousands)	2009	2008	2007
Current:
Federal	$(4,644)	$(1,180)	$4,872
State	(907)	(767)	340
Deferred	(24,796)	(3,072)	(2,424)
Valuation allowance	601	—	—

Total income tax benefit	$(29,746)	$(5,019)	$2,788

The difference between the total expected tax expense at the federal tax rate and the reported income tax expense is as follows:

	Years Ended December 31,
(In thousands)	2009	2008	2007
Tax on income before income taxes	$(48,712)	$(2,727)	$4,405
Increase (decrease) resulting from:
Tax-exempt income	(888)	(1,908)	(1,829)
Nondeductible expenses	70	186	251
Goodwill impairment charge	23,290	—	—
State income taxes, net of federal benefit	(2,731)	(604)	221
Tax credits	(172)	(172)	(291)
Other, net	(603)	206	31

	$(29,746)	$(5,019)	$2,788

The components of the net deferred tax asset included in the consolidated balance sheets are as follows:

	December 31,
(In thousands)	2009	2008
Deferred tax assets:
Allowance for loan losses	$16,826	$7,929
Deferred compensation	1,025	1,370
Pension	225	877
Net operating loss carryforwards	14,806	792
Other	4,211	2,818

Total deferred tax assets	37,093	13,786

Deferred tax liabilities:
Premises and equipment	(227)	(812)
FHLB stock	(218)	(490)
Core deposit intangible premium	(527)	(757)
Unrealized gain on securities available-for-sale	(3,554)	(2,977)
Other	(855)	(1,236)

Total deferred tax liabilities	(5,381)	(6,272)

Net temporary differences	31,712	7,514
Valuation allowance	(601)	—

Net deferred tax asset	$31,111	$7,514

At December 31, 2009, the Corporation had state net operating loss carryforwards of $2.6 million, with varying expiration dates. The Corporation reviewed its deferred tax assets, including these carryforwards, to determine whether it is more likely than not that some portion of the deferred tax assets would not be realized. Based on this review, the Corporation established a valuation allowance of $601,000 for the tax benefit of a portion of these carryforwards as of December 31, 2009.

ASC Topic 740, “Income Taxes,” implements accounting requirements associated with uncertainty in income taxes and requires a company to evaluate whether the tax position taken by a company will more likely than not be sustained upon examination by the appropriate taxing authorities. This is the minimum recognition threshold and measurement methodology required for a tax position taken or expected to be taken in a tax return to be recognized in the financial statements. It also provides guidance for derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. As of December 31, 2009, the Corporation had no uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.

NOTE K - GOODWILL AND OTHER INTANGIBLE ASSETS

The following table summarizes goodwill and intangible assets at December 31:

(In thousands)	2009	2008
Core deposit intangible, net of accumulated amortization	$1,360	$1,980
Trademarks, net of accumulated amortization	24	24

Total intangible assets	1,384	2,004

Goodwill	—	66,845

Total goodwill and intangible assets	$1,384	$68,849

The amortization expense relating to intangible assets was $619,000, $890,000, and $1,328,000 for 2009, 2008, and 2007, respectively.

As discussed in Note A, ASC Topic 350 requires that goodwill be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. As a result of this testing, management concluded that our goodwill was fully impaired as of March 31, 2009, and a goodwill impairment charge of $66.8 million ($304,000 of which related to GCM) was recognized for the quarter ended March 31, 2009. This charge eliminated all goodwill previously reflected on the Corporation’s balance sheet.

Estimated intangible assets amortization expense for the next five years and thereafter is:

Year	Amount
(In thousands)
2010	$450
2011	333
2012	249
2013	191
2014	79
Thereafter	58

NOTE L - PERFORMANCE SHARES AND STOCK OPTIONS

The Corporation has one active Long Term Incentive Compensation Plan (the “LTIP”), administered by the Compensation Committee of the Board of Directors. Under the LTIP, 750,000 shares of common stock have been reserved for issuance to the Corporation’s eligible employees, as well as the directors and employees of certain of the Corporation’s affiliates. The form of share awards that may be awarded under the LTIP include the following: (i) incentive stock options under Section 422 of the Internal Revenue Code, as amended (the “Code”); (ii) non-statutory stock options not covered by Section 422 of the Code; (iii) stock appreciation rights, granting the recipient the right to receive an excess in the fair market value of shares of common stock over a specified exercise price; (iv) restricted stock, which will be non-transferable until it vests over time; (v) qualified performance-based incentives to employees who qualify as covered employees within the meaning of Section 162(m) of the Code; and (vi) performance shares, consisting of common stock, cash, or a combination of common stock and cash.

In 2007 and 2008, under the provisions of the LTIP, the Compensation Committee awarded performance shares of stock to certain eligible employees. No awards were granted in 2009. The shares vest in equal amounts over a four-year period after they are earned.

A summary of the Corporation’s performance share activity for the years ended December 31, 2009, 2008 and 2007, follows:

	2009	2008	2007
Shares outstanding, beginning of year	46,632	35,450	18,750
Shares granted	—	79,332	70,300
Shares forfeited	(4,250)	(68,150)	(53,600)

Shares outstanding, end of year	42,382	46,632	35,450

Shares earned, beginning of year	44,632	30,950	18,750
Shares earned	—	13,682	15,200
Shares forfeited	(2,250)	—	(3,000)

Shares earned, end of year	42,382	44,632	30,950

Shares unearned, end of year	—	2,000	4,500

Shares outstanding, end of year	42,382	46,632	35,450

Compensation expense for year	$166,652	$202,354	$148,928

Prior to 2006, the Corporation had certain nonqualified stock option plans administered by the Compensation Committee. Employees eligible to receive incentives under these plans were those designated, individually or by groups or categories, by the Compensation Committee. The following grants were issued under these plans:

Grant Date	Number of Shares	Option Price
June 2001	112,000	$20.75
June 2002	117,868	$24.11
April 2004	139,187	$25.18
January 2005	16,300	$25.28

Initially under these plans, the options were to vest in equal amounts over a four-year period. However, during the third quarter of 2005, the Compensation Committee reviewed the Corporation’s stock option plans and the options outstanding. At the time of the review, all outstanding options that were not vested were out-of-the-money. This situation had existed for much of 2005. In the opinion of the Compensation Committee, the options were not achieving their intended purposes of incentive compensation and employee retention. As a result, the Compensation Committee recommended to the Board of Directors that all outstanding options be vested to avoid recognizing future expense for options that were not achieving their intended results, and the Board of Directors voted to vest all outstanding options, effective August 31, 2005.

In April of 2004, the Corporation exchanged its options for options that had been issued by Enterprise. As a result of this transaction, the Corporation issued 16,731 options at an exercise price of $16.14 per share and

22,308 options at an exercise price of $17.21 per share. All of these options became fully vested at the change of control and expire between 2010 and 2013. At December 31, 2009, 11,154 of the $16.14 options and 14,872 of the $17.21 options were outstanding and exercisable.

ASC Topic 718 requires that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements; however, since all options were fully vested as of the effective date of this pronouncement, no expense was recognized in the income statement in 2007, 2008 or 2009.

A summary of the status of the Corporation’s stock option plans for the three years ended December 31, 2009, 2008, and 2007, follows:

	2009		2008		2007
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	327,286	$23.01	327,286	$23.01	339,286	$23.07
Options granted	—	—	—	—	—	—
Options exercised	—	—	—	—	—	—
Options cancelled	(22,000)	23.54	—	—	(12,000)	24.65

Options outstanding, end of year	305,286	22.97	327,286	23.01	327,286	23.01

Options exercisable at end of year	305,286	22.97	327,286	23.01	327,286	23.01

Weighted average fair value of options granted during year	$—		$—		$—

The following table summarizes information about stock options outstanding at December 31, 2009:

Exercise Price	Number Outstanding and Exercisable	Remaining Contractual Life In Years
$20.75	82,134	1.5
24.11	86,400	2.5
25.18	94,426	4.3
16.14	3,718	0.1
17.21	7,436	1.1
17.21	7,436	2.1
16.14	7,436	3.1
25.28	16,300	5.0

NOTE M - EMPLOYEE BENEFITS

The Corporation accounts for its defined benefit plan in accordance with ASC Topic 715. This guidance requires companies to recognize the funded status of a defined benefit plan (measured as the difference between the fair value of plan assets and the projected benefit obligation) on the balance sheet and to recognize in other comprehensive income any gains or losses and prior service costs or benefits not included as components of periodic benefit cost.

The following table sets forth the defined benefit plan’s funded status and amounts recognized in the Corporation’s consolidated financial statements at December 31, 2009 and 2008:

	December 31,
$ in thousands	2009	2008
Change in benefit obligation:
Benefit obligation at beginning of year	$12,949	$13,210
Service cost	714	821
Interest cost	745	675
Actuarial loss (gain)	517	(219)
Administrative expenses paid	(126)	(129)
Benefits paid	(2,231)	(1,409)
Curtailments	63	—

Benefit obligation at end of year	12,631	12,949

Change in plan assets:
Fair value of plan assets at beginning of year	10,707	12,196
Return on plan assets	2,599	(2,651)
Employer contributions	1,100	2,700
Administrative expenses paid	(125)	(129)
Benefits paid	(2,231)	(1,409)

Fair value of plan assets at end of year	12,050	10,707

Funded status	$(581)	$(2,242)

Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	5.50%	6.25%
Compensation increase rate	3.50%	3.50%
Measurement date	12/31/2009	12/31/2008
Census date	1/1/2009	1/1/2008

	Years Ended December 31,
	2009	2008	2007
Weighted average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	6.25%	6.00%	5.75%
Expected return on plan assets	7.00%	7.50%	7.50%
Rate of compensation increase	3.50%	4.00%	4.00%
Components of net periodic benefit cost:
Service cost	$714	$821	$638
Interest cost	745	675	691
Expected return on plan assets	(902)	(770)	(831)
Amortization of prior service costs	(87)	(93)	(126)
Recognized net actuarial loss	336	275	346
Cost of curtailments	60	—	—
Cost of settlements	828	—	—

Net periodic benefit cost	$1,694	$908	$718

Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$(4,840)	$(7,185)	$(4,257)
Prior service cost (credit)	(19)	71	165

	(4,859)	(7,114)	(4,092)
Tax effect	(1,859)	(2,721)	(1,565)

Net	$(3,000)	$(4,393)	$(2,527)

The amounts in accumulated other comprehensive income that are expected to be recognized as components of net periodic benefit cost in 2010 are as follows:

Amount
(In thousands)
Amortization of net actuarial loss	$353
Amortization of prior service cost	(79)

Total	$274

The accumulated benefit obligation for the defined benefit pension plan was $10.5 million and $10.7 million at December 31, 2009 and 2008, respectively.

Retiree benefit payments, which reflect expected future service, are anticipated to be paid as follows:

Year	Amount
(In thousands)
2010	$1,133
2011	2,972
2012	907
2013	870
2014	1,268
2015-2019	5,588

Total	$12,738

In determining the expected return on plan assets, the Corporation considers the relative weighting of plan assets, the historical performance of total plan assets, individual asset classes, and economic and other indicators of future performance. In addition, the Corporation may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.

The Corporation’s pension plan fair values and weighted-average asset allocations at December 31, 2009 and 2008, by asset category were as follows:

	12/31/09		12/31/08
($ in thousands)	Fair Value of Plan Assets	Asset Allocations	Fair Value of Plan Assets	Asset Allocations
Asset Category
Equity securities	$7,354	61%	$4,218	40%
Debt securities	4,619	38%	2,920	27%
Cash and cash equivalents	77	1%	3,569	33%

Total	$12,050	100%	$10,707	100%

The primary investment objective of the Corporation’s defined benefit pension plan is to maximize total return while accepting and managing a moderate to average degree of risk. The assets are invested based upon a moderate growth asset allocation model, which seeks to provide long-term growth of capital with a moderate level of current income and a somewhat higher level of principal volatility. For 2009, the assets are allocated in a target mix of 39% fixed income, 60% equity and 1% money market. For 2008, the assets were allocated in a target mix of 37% fixed income, 53% equity and 10% money market. The fixed income class is divided between a short-term government bond fund, a core fixed income bond fund, a high-yield bond fund and an international bond fund. The equity class is diversified among large, mid and small cap growth and value stock funds with an emphasis being placed on large cap. There is also an exposure in the international equity market. This diversification among all of the equity sectors is an effort to reduce risk and attempt to generate higher returns. As a result of market conditions and cash contributions by the Corporation, the target percentages may not be achieved at any one point in time. The asset category percentages for 2008 reflect a $2.7 million cash contribution made by the Corporation in late December. This contribution was worked into the portfolio gradually in 2009.

The Employee Benefit Committee of the Corporation reviews annually the investments of the plan made throughout the year and approves and ratifies the investment model used for the upcoming year. The investments are managed by the Trust Division of the Corporation within the guidelines established by the Employee Benefit Committee. It is the intent of management and the Committee to give the investment managers flexibility within the overall parameters designated in the investment model selected by the Employee Benefit Committee for the plan.

Equity securities do not include common stock of the Corporation. The fair values of all plan assets as of December 31, 2009 and 2008, were measured using quoted prices in active markets for identical assets and liabilities (Level 1 inputs, as defined by ASC Topic 820, “Fair Value Measurements and Disclosures”).

The Corporation has until September 15, 2010, to make any necessary cash contributions to the plan for 2009. While there is no minimum required contribution for 2009, the Corporation expects to contribute approximately $450,000 to the plan to maximize funding levels. There is no requirement to make a 2010 plan contribution by December 31, 2010.

No contributions were made to the Corporation’s nonleveraged ESOP in each of the three years ended December 31, 2009. At December 31, 2009, the plan held 289,280 shares of the Corporation’s common stock. Contributions to the 401(k) plan amounted to $525,000 in 2009, $1.1 million in 2008, and $604,000 in 2007.

Contributions to the defined contribution plan totaled $515,000 in 2007. There were no contributions made to the defined contribution plan in 2009 or 2008.

The accrued liability for the supplemental retirement plan, accounted for under ASC Topic 715 approximates the projected benefit obligation. The accrued liability for this plan was $1,734,000 and $1,806,000 at December 31, 2009 and 2008, respectively. The amounts recognized in compensation expense were $118,000 for the year ended December 31, 2009, and $154,000 for the years ended December 31, 2008 and 2007.

Projected benefit payments under the supplemental retirement plan are anticipated to be paid as follows:

Year	Amount
(In thousands)
2010	$191
2011	191
2012	189
2013	168
2014	96
2015-2019	501

Total	$1,336

The accrued liability for the supplemental retirement and deferred compensation plans was $2,570,000 and $2,879,000 at December 31, 2009 and 2008, respectively. The amounts recognized in compensation expense were $390,000, ($368,000), and $29,000 for the years ended December 31, 2009, 2008, and 2007, respectively. Compensation expense is impacted by the changes in market values of plan assets. As market values declined during 2008, the liabilities under the plans declined and the plans recognized income.

NOTE N - RELATED PARTY TRANSACTIONS

In the normal course of business, loans are made to directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. The activity in loans to current directors, executive officers, and their affiliates during 2009 and 2008 is summarized as follows:

	December 31,
(In thousands)	2009	2008
Loans outstanding at beginning of year	$19,736	$13,966
New loans	8,209	24,084
Repayments	(13,702)	(18,314)

Loans outstanding at end of year	$14,243	$19,736

Also, in the normal course of business, the Corporation and its subsidiaries enter into transactions for services with companies and firms whose principals are directors and shareholders.

NOTE O - REGULATORY MATTERS

Generally, dividends paid by the Corporation are provided from dividends received from Cadence. Under regulations controlling national banks, the payment of any dividends by a bank without prior approval of the OCC is limited to the current year’s net profits (as defined by the OCC) and retained net profits of the two preceding years. At December 31, 2009, Cadence can not make dividend payments to the Corporation without prior approval. The Federal Reserve, as primary regulator for bank holding companies, has also stated that all common stock dividends should be paid out of current earnings. As the Corporation does not generate earnings on a stand-alone basis, it does not have the capability to pay common stock dividends without receiving dividends from Cadence.

Cadence is subject to the capital adequacy requirements of the OCC. The Corporation, as a bank holding company, is subject to the capital adequacy requirements of the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s Consolidated Financial Statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Cadence must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

The risk-based capital requirements of the Federal Reserve and the OCC define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have a Tier 1 leverage ratio of at least 4.0% to be “adequately capitalized” and at least 6.0% to be “well-capitalized” and a total risk-based capital ratio (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets to be “adequately capitalized” and at least 10.0% to be “well-capitalized.” Tier 1 capital generally includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. Tier 2 capital may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses.

The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% in order to be categorized as “adequately capitalized” and at least 5.0% to be categorized as “well-capitalized.” These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

The actual capital amounts and ratios are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

	Cadence Financial Corporation (Consolidated)		Cadence
($ In thousands)	Amount	Ratio	Amount	Ratio
December 31, 2009:
Total risk-based	$125,730	10.9%	$117,053	10.2%
Tier 1 risk-based	110,980	9.6%	102,338	8.9%
Tier 1 leverage	110,980	6.3%	102,338	6.0%
December 31, 2008:
Total risk-based	$164,255	11.4%	$153,652	10.4%
Tier 1 risk-based	146,164	10.1%	135,607	9.3%
Tier 1 leverage	146,164	7.7%	135,607	7.0%

The minimum amounts of capital and ratios as established by banking regulators are as follows:

December 31, 2009:
Total risk-based	$92,103	8.0%	$91,878	8.0%
Tier 1 risk-based	46,052	4.0%	45,939	4.0%
Tier 1 leverage	70,136	4.0%	68,616	4.0%
December 31, 2008:
Total risk-based	$115,569	8.0%	$115,274	8.0%
Tier 1 risk-based	57,785	4.0%	57,637	4.0%
Tier 1 leverage	76,472	4.0%	76,132	4.0%

Cadence is subject to capital adequacy guidelines of the OCC at the bank level that are substantially similar to the Federal Reserve guidelines. Although current regulatory guidelines state that a financial institution must have a total risk-based capital ratio of 10.0%, a Tier 1 risk-based capital ratio of 6.0%, and a Tier 1 leverage ratio of 5.0% to be considered “well-capitalized” in accordance with the regulations, the primary regulator has the ability to impose higher ratios on financial institutions. These higher standards are imposed if the regulator believes that the risk profile on the institution is higher than they consider appropriate. As part of an agreement entered into with the OCC in April 2009, Cadence was required to achieve by September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. As of December 31, 2009, Cadence had a Tier 1 leverage ratio of 6.0% and a total risk-based capital ratio of 10.2%. As a result of not meeting the capital ratio requirements, the OCC has broad authority to take additional adverse actions against Cadence.

As a result of losses experienced by the Corporation in 2009 and Cadence’s requirement for additional capital to meet these higher ratios, there is a need for the Corporation to raise additional capital. The Corporation is currently seeking to raise this capital through all available sources, including public or private equity offerings. However, at this time, there can be no assurance as to the availability or terms upon which this capital might be available.

The Corporation is required to maintain average reserve balances in the form of cash or deposits with the Federal Reserve Bank. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2009 and 2008, the required reserve balance on deposit with the Federal Reserve Bank was approximately $600,000 and $250,000, respectively.

NOTE P - COMMITMENTS AND CONTINGENT LIABILITIES

The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of banking business and which involve elements of credit risk, interest rate risk, and liquidity risk. The commitments and contingent liabilities are commitments to extend credit, home equity lines, overdraft protection lines, and standby letters of credit. Such financial instruments are recorded when they are funded. A summary of commitments and contingent liabilities at December 31, 2009 and 2008 is as follows:

	Contractual Amount December 31,
(In thousands)	2009	2008
Commitments to extend credit	$162,029	$257,797
Standby letters of credit	12,086	16,027

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the three years ended December 31, 2009, nor are any significant losses as a result of these transactions anticipated.

In June 2008, the FHLB of Dallas issued a $35 million standby letter of credit to the Bank to secure public funds.

The Corporation leases various premises and equipment under operating leases. At December 31, 2009, future minimum rental commitments are as follows:

Year	Amount
(In thousands)
2010	$1,691
2011	1,582
2012	1,515
2013	1,425
2014	1,357
Thereafter	7,715

Rental expense for premises and equipment for the years ended December 31, 2009, 2008, and 2007, were $1,491,000, $1,539,000, and $1,776,000, respectively.

The Corporation is a defendant in various pending and threatened legal actions arising in the normal course of business. In the opinion of management, based upon the advice of legal counsel, the ultimate disposition of these matters will not have a material effect on the Corporation’s consolidated financial statements.

NOTE Q - CONCENTRATIONS OF CREDIT

Most of the loans, commitments and letters of credit have been granted to customers in the Corporation’s market areas. Generally, such customers are also depositors. Investments in state and municipal securities also involve governmental entities within the Corporation’s market areas. The concentrations of credit by type of loan are set forth in Note D of these Consolidated Financial Statements. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers.

NOTE R - SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended December 31,
(In thousands)	2009	2008	2007
Cash paid during the year for:
Interest	$35,893	$49,070	$67,093
Income taxes, net of refunds	—	2,554	7,064
Non-cash activities:
Transfers of loans to other real estate	34,357	16,251	8,979

NOTE S - DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with ASC Topic 825, “Financial Instruments.” The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents – For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities – For securities held as investments, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities; however, as of December 31, 2009, quoted market prices were available for all securities. The fair value of other securities, which consist of FHLB stock and Federal Reserve Bank stock, is estimated to be the carrying value, which is par.

Loans – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits – The fair values of demand deposits are, as required by ASC Topic 825, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase – The fair value of any federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings generally approximates their carrying value. The fair value of structured repurchase agreements is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of arrangements.

Subordinated Debentures – The subordinated debentures bear interest at a variable rate and the carrying value approximates the fair value.

FHLB and Other Borrowings – The fair value of the fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowings approximates their fair values.

Off-Balance Sheet Instruments – Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

The estimated fair values of financial instruments, none of which are held for trading purposes, were as follows:

	December 31, 2009		December 31, 2008
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Instruments:
Assets:
Cash and cash equivalents	$297,035	$297,035	$61,233	$61,233
Securities available-for-sale	330,079	330,079	398,702	398,702
Securities held-to-maturity	2,671	2,741	21,358	22,115
Other securities	13,313	13,313	16,369	16,369
Loans	1,048,055	1,049,952	1,307,599	1,305,410
Liabilities:
Noninterest-bearing deposits	170,722	170,722	181,191	181,191
Interest-bearing deposits	1,329,088	1,315,583	1,279,968	1,285,294
Federal funds purchased and securities sold under agreements to repurchase	87,432	89,582	98,527	101,427
Subordinated debentures	30,928	30,928	30,928	30,928
FHLB and other borrowings	96,640	94,985	188,938	192,491

ASC Topic 820, “Fair Value Measurements and Disclosures,” provides guidance for using fair value to measure assets and liabilities and establishes a hierarchy to prioritize the inputs used to measure fair value. The fair value hierarchy gives the highest priority to a valuation based on quoted prices in active markets for identical assets and liabilities (Level 1), moderate priority to a valuation based on quoted prices in active markets for similar assets and liabilities and/or based on assumptions that are observable in the market (Level 2), and the lowest priority to a valuation based on assumptions that are not observable in the market (Level 3).

In accordance with the disclosure requirements of ASC Topic 820, the following table reflects assets measured at fair value on a recurring basis as of December 31, 2009. U. S. Treasury securities are reported at fair value utilizing Level 1 inputs. Other securities classified as available-for-sale are reported at fair value using Level 2 inputs. For these securities, the Corporation obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and bond terms and conditions, among other things.

(In thousands)	Total	Level 1	Level 2
Available-for-sale securities	$330,079	$321	$329,758

The following valuation methodologies are used for assets measured at fair value on a non-recurring basis and recognized in the Corporation’s consolidated balance sheets, as well as the general classification of these assets within the valuation hierarchy.

Impaired Loans – A loan is considered impaired when, based on current information, it is probable that the Corporation will not receive all amounts due in accordance with the contractual terms of the loan agreement. Once a loan has been identified as impaired, management measures impairment in accordance with ASC Topic 310, “Receivables.” The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral-dependent. When management’s measured value of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve within the allowance for loan losses. Any subsequent measurement adjustments are recorded as adjustments to the allowance for loan losses. Impaired loans are classified within Level 3 of the fair value hierarchy.

Other Real Estate Owned – Other real estate owned (“OREO”) consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate resulting from the sale of the property or additional valuation allowances required due to further declines in market value are reported in other noninterest income or expenses. OREO is classified within Level 3 of the fair value hierarchy.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis. Fair value for these assets was determined based on the methodology discussed above, using assumptions that are not observable in the market (Level 3 inputs).

(In thousands)	Fair Value at December 31, 2009
Impaired loans	$67,785
Other real estate owned	34,259

NOTE T - CONDENSED PARENT COMPANY STATEMENTS

Balance sheets as of December 31, 2009 and 2008, and statements of income and cash flows for the years ended December 31, 2009, 2008 and 2007, of Cadence Financial Corporation (parent company only) are presented below:

BALANCE SHEETS

	December 31,
(In thousands)	2009	2008
Assets
Cash and cash equivalents	$8,385	$9,638
Securities available-for-sale	928	565
Investment in and advances to subsidiaries	141,057	206,661
Other assets	1,780	1,005

	$152,150	$217,869

Liabilities and Shareholders’ Equity
Other liabilities	$1,468	$1,376
Subordinated debentures	30,928	30,928
Shareholders’ equity	119,754	185,565

	$152,150	$217,869

STATEMENTS OF INCOME

	Years Ended December 31,
(In thousands)	2009	2008	2007
Dividends from subsidiaries	$—	$6,548	$11,897
Other	37	427	929

Total income	37	6,975	12,826
Total expense	2,947	2,226	3,539

Income (loss) before income taxes and equity in undistributed earnings of subsidiaries	(2,910)	4,749	9,287
Income tax benefit	1,261	683	998

Income (loss) before equity in undistributed earnings of subsidiaries	(1,649)	5,432	10,285
Equity in undistributed earnings (losses) of subsidiaries less than dividends	(108,285)	(8,788)	(492)

Net income (loss)	$(109,934)	$(3,356)	$9,793

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2009	2008	2007
Cash Flows From Operating Activities
Net income (loss)	$(109,934)	$(3,356)	$9,793
Equity in subsidiaries’ earnings less than dividends	108,285	8,788	492
Other, net	49	395	(10)

Net cash provided by (used in) operating activities	(1,600)	5,827	10,275

Cash Flows From Investing Activities
Payments for investments in and advances to subsidiaries	(41,000)	—	(180)
Purchase of investments available-for-sale	(174)	(5,856)	(6,213)
Proceeds from sales and maturities of securities available-for-sale	31	8,730	13,128
Other, net	—	187	—

Net cash provided by (used in) investing activities	(41,143)	3,061	6,735

Cash Flows From Financing Activities
Repayment of advances from subsidiaries	—	—	(6,000)
Dividends paid on common and preferred stock	(2,466)	(7,144)	(11,897)
Proceeds from issuance of preferred stock and warrants	44,000	—	—
Other, net	(44)	225	247

Net cash provided by (used in) financing activities	41,490	(6,919)	(17,650)

Net increase (decrease) in cash and cash equivalents	(1,253)	1,969	(640)
Cash and cash equivalents at beginning of year	9,638	7,669	8,309

Cash and cash equivalents at end of year	$8,385	$9,638	$7,669

NOTE U - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	Mar. 31	June 30	Sept. 30	Dec. 31
2009
Total interest income	$21,673	$20,403	$20,170	$18,234
Total interest expense	9,353	9,753	8,577	7,364

Net interest income	12,320	10,650	11,593	10,870
Provision for loan losses	32,761	22,995	20,704	2,868

Net interest income (loss) after provision for loan losses	(20,441)	(12,345)	(9,111)	8,002
Total noninterest income, excluding securities gains (losses)	4,438	4,050	4,257	4,785
Securities gains (losses)	63	76	923	2,111
Total noninterest expenses	13,632	15,301	17,370	14,083
Impairment loss on goodwill	66,542	—	—	—
Income tax expense (benefit)	(12,088)	(9,490)	(8,475)	(77)

Net income (loss) from continuing operations	(84,026)	(14,030)	(12,826)	892
Net income (loss) from discontinued operations	(135)	20	399	(228)

Net income (loss)	(84,161)	(14,010)	(12,427)	664
Preferred stock dividend and accretion of discount	322	652	652	652

Net income (loss) applicable to common shareholders	$(84,483)	$(14,662)	$(13,079)	$12

Per share:
Net income (loss) from continuing operations, basic and diluted	$(7.05)	$(1.18)	$(1.08)	$0.07
Net income (loss) from discontinued operations, basic and diluted	(0.01)	—	0.03	(0.02)
Net income (loss), basic and diluted	(7.06)	(1.18)	(1.04)	0.06
Net income (loss) applicable to common shareholders, basic and diluted	(7.09)	(1.23)	(1.10)	—
Cash dividends declared to common shareholders	0.05	—	—	—

	Three Months Ended
(In thousands, except per share data)	Mar. 31	June 30	Sept. 30	Dec. 31
2008
Total interest income	$28,577	$25,706	$24,866	$23,574
Total interest expense	14,090	11,688	11,360	10,192

Net interest income	14,487	14,018	13,506	13,382
Provision for loan losses	3,000	3,300	11,703	10,596

Net interest income after provision for loan losses	11,487	10,718	1,803	2,786
Total noninterest income, excluding securities gains (losses)	4,420	4,127	4,735	4,295
Securities gains (losses)	203	(48)	65	165
Total noninterest expenses	12,731	12,531	16,006	12,573
Income tax expense (benefit)	809	391	(3,980)	(2,523)

Net income (loss) from continuing operations	2,570	1,875	(5,423)	(2,804)
Net income (loss) from discontinued operations	191	3	144	88

Net income (loss)	2,761	1,878	(5,279)	(2,716)
Preferred stock dividend and accretion of discount	—	—	—	—

Net income (loss) applicable to common shareholders	$2,761	$1,878	$(5,279)	$(2,716)

Per share:
Net income (loss) from continuing operations, basic	$0.22	$0.16	$(0.46)	$(0.24)
Net income (loss) from continuing operations, diluted	0.22	0.16	(0.45)	(0.23)
Net income (loss) from discontinued operations, basic and diluted	0.02	—	0.01	0.01
Net income (loss), basic and diluted	0.23	0.16	(0.44)	(0.23)
Net income (loss) applicable to common shareholders, basic and diluted	0.23	0.16	(0.44)	(0.23)
Cash dividends declared to common shareholders	0.25	0.25	0.05	0.05

NOTE V - PREFERRED STOCK

On January 9, 2009, the Corporation completed the sale of $44 million of non-voting preferred stock to the U.S. Treasury Department under the Capital Purchase Program. These senior preferred shares pay a cumulative annual dividend at a 5% rate for the first five years and will reset to a rate of 9% after five years if not redeemed by the Corporation prior to that time. In connection with the issuance of the senior preferred shares, the Corporation also issued to the U.S. Treasury a warrant to purchase the Corporation’s common stock up to a maximum of 15% of the senior preferred amount, or $6.6 million.

ITEM 9 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A - CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 of the Exchange Act, the Corporation has evaluated, with the participation of management, including the Chief Executive Officer and the Chief Financial Officer, as of the end of the period covered by this report, the effectiveness of the design and operation of its disclosure controls and procedures. Based on such evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of the period covered by this report, such disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Corporation, including its consolidated subsidiaries, is recorded, processed, summarized and reported, including being made known to the certifying officers by others within the Corporation and its consolidated subsidiaries as appropriate to allow timely decisions regarding disclosure, within the time periods specified in the SEC’s rules and forms. From time to time, the Corporation reviews the disclosure controls and procedures, and may from time to time make changes aimed at enhancing their effectiveness and to ensure that the Corporation’s system evolves with its business.

Changes in Internal Controls over Financial Reporting

There was no change in the Corporation’s internal control over financial reporting during the quarter ended December 31, 2009 that has materially affected, or is likely to materially affect, the Corporation’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) of the Securities and Exchange Act of 1934. The Corporation’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Management has in place an internal accounting control system designed to safeguard corporate assets from material loss or misuse. The internal control system includes an organizational structure that provides appropriate delegation of authority and segregation of duties, establishes policies and procedures, and comprehensive internal audit and loan review programs. Management believes that this system provides assurance that assets are adequately safeguarded and that the accounting records, which are the basis for the preparation of the financial statements, are reliable.

Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented, or overridden or misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, an effective system of control will provide only reasonable assurance with respect to the financial statement preparation.

The Board of Directors, primarily through its audit committee, oversees the adequacy of the Corporation’s internal control structure. The audit committee, consisting entirely of independent directors, meets regularly with management, internal auditors and the independent registered public accounting firm, and reviews audit plans and results as well as management’s actions taken in discharging responsibilities for accounting, financial reporting and internal control. Both the independent registered public accounting firm and the internal auditors have direct confidential access to the audit committee at all times to discuss the results of their examinations.

Management conducted an evaluation of the effectiveness of the Corporation’s internal controls over financial reporting as of December 31, 2009. This evaluation was based on criteria for effective internal control over financial reporting described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based upon that evaluation, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2009.

The effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009, has been audited by the Corporation’s independent registered public accounting firm.

ITEM 9B - OTHER INFORMATION

Not applicable.

PART III

ITEM 10 - DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Reference is made to the material under the captions, “Election of Directors” and “Audit Committee Report,” in the Corporation’s proxy statement for its 2010 annual meeting, which is incorporated herein by reference, and “Executive Officers,” included in Part I, Item 1, of this report.

The Corporation has a Code of Ethics for its directors, officers and employees. Section IV of the Code of Ethics specifically addresses the special code of ethics adopted for the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Chief Accounting Officer. This Code of Ethics is posted on the Corporation’s website at www.cadencebanking.com under the “Investor Relations” tab and under the “Corporate Governance” heading.

ITEM 11 - EXECUTIVE COMPENSATION

Reference is made to the caption, “Executive Compensation,” in the Corporation’s proxy statement for its 2010 annual meeting, which is incorporated herein by reference.

ITEM 12 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Reference is made to the caption, “Stock Ownership of Directors, Officers, and Principal Shareholders,” in the Corporation’s proxy statement for its 2010 annual meeting, which is incorporated herein by reference.

The following table gives information about the common stock that may be issued upon the exercise of options under the Corporation’s existing equity compensation plans as of December 31, 2009.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options	Weighted- Average Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
	(a)	(b)	(c)
Equity compensation plans approved by security holders	39,393	$25.22	707,618
Equity compensation plans not approved by security holders	265,893	$22.64	—

Note L to the Corporation’s Notes to Consolidated Financial Statements and the information contained under the caption, “Executive Compensation,” in the Corporation’s proxy statement to be mailed to shareholders in connection with the Corporation’s 2010 annual meeting of shareholders should also be read in connection with this item.

ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Reference is made to the caption, “Certain Relationships, Related Transactions and Indebtedness,” in the Corporation’s proxy statement for its 2010 annual meeting, which is incorporated herein by reference.

ITEM 14 - PRINCIPAL ACCOUNTING FEES AND SERVICES

Reference is made to the caption, “Independent Public Accountant Fees,” in the Corporation’s proxy statement for its 2010 annual meeting, which is incorporated herein by reference.

PART IV

ITEM 15 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a) Documents filed as part of this report:

1.	Financial Statements

The following consolidated financial statements and report of independent registered public accounting firm of Cadence Financial Corporation and subsidiaries are included in this Form 10-K (Item 8) of the registrant for the year ended December 31, 2009:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets—December 31, 2009 and 2008

Consolidated Statements of Income—Years Ended December 31, 2009, 2008, and 2007

Consolidated Statements of Shareholders’ Equity—Years Ended December 31, 2009, 2008, and 2007

Consolidated Statements of Cash Flows—Years Ended December 31, 2009, 2008, and 2007

Notes to Consolidated Financial Statements

2.	Financial Statement Schedules

Schedules not included have been omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

3.	Exhibits:

	3.1	Restated Articles of Incorporation of Cadence Financial Corporation (incorporated by reference to Exhibit 3.1 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 13, 2008).

	3.2	Amended and Restated Bylaws of Cadence Financial Corporation (incorporated by reference to Exhibit 3.2 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 12, 2009).

	3.3	Articles of Amendment to Articles of Incorporation of Cadence Financial Corporation (incorporated by reference to Annex B to the Corporation’s Definitive Proxy Statement on Schedule 14A filed with the Commission on November 18, 2008).

	3.4	Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.3 to the Corporation’s Current Report on Form 8-K filed with the Commission on January 14, 2009).

	4.1	Indenture Agreement of NBC Capital Corporation dated as of December 30, 2003, for $30,928,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures, due 2033, with U. S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 11, 2004).

**	10.1	Employment Agreement Dated March 14, 2007, by and between Cadence Financial Corporation and Lewis F. Mallory, Jr. (incorporated by reference to Exhibit 10.2 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

**	10.2	Employment Agreement Dated March 14, 2007, by and between Cadence Financial Corporation and Mark A. Abernathy (incorporated by reference to Exhibit 10.3 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

**	10.3	Employment Agreement Dated March 14, 2007, by and between Cadence Financial Corporation and Richard T. Haston (incorporated by reference to Exhibit 10.4 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 14, 2007).

**	10.4	NBC Capital Corporation 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on December 7, 2004).

**	10.5	NBC Capital Corporation Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Commission on August 8, 2007).

	10.6	Agreement by and between Cadence Bank, N.A. and the Office of the Comptroller of the Currency effective April 17, 2009 (incorporated by reference to Exhibit 99.2 to the Corporation’s Current Report on Form 8-K filed with the Commission on April 21, 2009).

	10.7	Asset Purchase Agreement, dated as of August 31, 2009, by and among Cadence Bank, N.A., Galloway-Chandler-McKinney Insurance Agency, Inc., Galloway-Chandler-McKinney Insurance Agency of Columbus, LLC, Galloway-Chandler-McKinney Insurance Agency of West Point, LLC, Galloway-Chandler-McKinney Insurance Agency of Monroe County, LLC and Galloway-Chandler-McKinney Insurance Agency of Starkville, LLC (incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on September 3, 2009).

	14	Cadence Financial Corporation’s Code of Ethics is posted on the Corporation’s website.

*	21.1	Subsidiaries of the Corporation

*	23.1	Consent of Independent Registered Public Accounting Firm

*	31.1	Certificate pursuant to Rule 13a-14(a) or 15d-14(a) of Securities Exchange Act of 1934 as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002 – Chief Executive Officer.

*	31.2	Certificate pursuant to Rule 13a-14(a) or 15d-14(a) of Securities Exchange Act of 1934 as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002 – Chief Financial Officer.

*	32.1	Certificate pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Executive Officer.

*	32.2	Certificate pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Financial Officer.
*	Filed herewith.
**	Indicates management contracts and compensatory plans and arrangements.

(b)	Exhibits

See exhibit index included in Item 15(a)(3) of this Form 10-K.

(c)	Financial Statement Schedules

See Item 15(a)(2) of this Form 10-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CADENCE FINANCIAL CORPORATION
(Registrant)

By	/s/ L. F. Mallory, Jr.
L. F. Mallory, Jr.
Chairman of Board and Chief Executive Officer

By	/s/ Mark A. Abernathy
Mark A. Abernathy
President and Chief Operating Officer

By	/s/ Richard T. Haston
Richard T. Haston
Executive Vice President and Chief Financial Officer

By	/s/ J. Aubrey Adair
J. Aubrey Adair
Vice President and Chief Accounting Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacity and on the dates indicated.

/s/ Robert L. Calvert, III	/s/ Robert S. Caldwell, Jr.
Robert L. Calvert, III Director	Robert S. Caldwell, Jr. Director

/s/ Harry Stokes Smith	/s/ Robert A. Cunningham
Harry Stokes Smith Director	Robert A. Cunningham Director

/s/ James C. Galloway, Jr.	/s/ Clifton S. Hunt
James C. Galloway, Jr. Director	Clifton S. Hunt Director

/s/ Sammy J. Smith
Sammy J. Smith Director

Date: March 29, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission File Number: 1-15773

CADENCE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	64-0694775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 East Main Street, P.O. Box 1187, Starkville, Mississippi	39760
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (662) 323-1341

(Former name, former address and former fiscal year, if changed since last report): N/A

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files.    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date:

Common Stock, $1 Par Value – 11,909,127 shares as of June 30, 2010.

PART I—FINANCIAL INFORMATION

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Unaudited)

(Amounts in thousands, except per share data)	2010	2009
INTEREST INCOME
Interest and fees on loans	$26,830	$32,175
Interest and dividends on securities	7,396	9,725
Other interest income	343	176

Total interest income	34,569	42,076

INTEREST EXPENSE
Interest on deposits	11,629	14,873
Interest on borrowed funds	2,697	4,233

Total interest expense	14,326	19,106

Net interest income	20,243	22,970
Provision for loan losses	4,822	55,756

Net interest income (loss) after provision for loan losses	15,421	(32,786)

OTHER INCOME
Service charges on deposit accounts	3,739	4,130
Trust Department income	988	973
Other income	2,700	3,385
Securities gains, net	833	139

Total other income	8,260	8,627

OTHER EXPENSE
Salaries and employee benefits	12,127	14,082
Premises and fixed asset expense	3,806	3,772
Impairment loss on goodwill	—	66,542
Other expense	12,611	11,079

Total other expense	28,544	95,475

Income (loss) from continuing operations, before income taxes	(4,863)	(119,634)
Income tax expense (benefit)	(2,020)	(21,578)

Net income (loss) from continuing operations	(2,843)	(98,056)

Income (loss) from discontinued operations, before income taxes	—	2
Income tax expense (benefit)	—	117

Net income (loss) from discontinued operations	—	(115)

Net income (loss)	(2,843)	(98,171)

Preferred stock dividend and accretion of discount	1,316	974

Net income (loss) applicable to common shareholders	$(4,159)	$(99,145)

Net income (loss) per share from continuing operations - basic and diluted	$(0.24)	$(8.23)

Net income (loss) per share from discontinued operations - basic and diluted	$—	$(0.01)

Net income (loss) per share - basic and diluted	$(0.24)	$(8.24)

Net income (loss) applicable to common shareholders per share - basic and diluted	$(0.35)	$(8.32)

Dividends per common share	$—	$0.05

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

FOR THE THREE MONTHS ENDED JUNE 30, 2010 AND 2009

(Unaudited)

(Amounts in thousands, except per share data)	2010	2009
INTEREST INCOME
Interest and fees on loans	$13,153	$15,609
Interest and dividends on securities	3,683	4,667
Other interest income	192	127

Total interest income	17,028	20,403

INTEREST EXPENSE
Interest on deposits	5,686	7,714
Interest on borrowed funds	1,347	2,039

Total interest expense	7,033	9,753

Net interest income	9,995	10,650
Provision for loan losses	3,201	22,995

Net interest income (loss) after provision for loan losses	6,794	(12,345)

OTHER INCOME
Service charges on deposit accounts	1,907	2,125
Trust Department income	503	507
Other income	1,527	1,418
Securities gains, net	846	76

Total other income	4,783	4,126

OTHER EXPENSE
Salaries and employee benefits	5,521	7,012
Premises and fixed asset expense	1,941	1,888
Other expense	6,868	6,401

Total other expense	14,330	15,301

Income (loss) from continuing operations, before income taxes	(2,753)	(23,520)
Income tax expense (benefit)	(1,124)	(9,490)

Net income (loss) from continuing operations	(1,629)	(14,030)

Income (loss) from discontinued operations, before income taxes	—	32
Income tax expense (benefit)	—	12

Net income (loss) from discontinued operations	—	20

Net income (loss)	(1,629)	(14,010)

Preferred stock dividend and accretion of discount	658	652

Net income (loss) applicable to common shareholders	$(2,287)	$(14,662)

Net income (loss) per share from continuing operations - basic and diluted	$(0.14)	$(1.18)

Net income (loss) per share from discontinued operations - basic and diluted	$—	$—

Net income (loss) per share - basic and diluted	$(0.14)	$(1.18)

Net income (loss) applicable to common shareholders per share - basic and diluted	$(0.19)	$(1.23)

Dividends per common share	$—	$—

CADENCE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	June 30, 2010	Dec. 31, 2009
	(Unaudited)
ASSETS

Cash and due from banks	$22,835	$17,450
Interest-bearing deposits with banks	400,262	249,460
Federal funds sold and securities purchased under agreements to resell	653	30,125

Total cash and cash equivalents	423,750	297,035
Securities available-for-sale	332,398	330,079
Securities held-to-maturity (estimated fair value of $2,710 at June 30, 2010 and $2,741 at December 31, 2009)	2,668	2,671
Other securities	13,231	13,313

Total securities	348,297	346,063
Loans	998,432	1,091,477
Less: allowance for loan losses	(35,585)	(43,422)

Net loans	962,847	1,048,055
Interest receivable	6,366	7,338
Premises and equipment, net	30,290	31,247
Goodwill and other intangible assets	1,140	1,384
Other assets	113,755	113,333

Total Assets	$1,886,445	$1,844,455

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Noninterest-bearing deposits	$175,149	$170,722
Interest-bearing deposits	1,371,286	1,329,088

Total deposits	1,546,435	1,499,810
Interest payable	1,600	2,046
Federal funds purchased and securities sold under agreements to repurchase	82,778	87,432
Subordinated debentures	30,928	30,928
Other borrowed funds	96,664	96,640
Other liabilities	8,761	7,845

Total liabilities	1,767,166	1,724,701

Shareholders’ Equity:
Preferred stock—$10 par value, authorized 10,000,000 shares as of June 30, 2010 and December 31, 2009; issued 44,000 shares as of June 30, 2010 and December 31, 2009	42,314	42,097
Common stock—$1 par value, authorized 140,000,000 shares as of June 30, 2010 and 50,000,000 shares as of December 31, 2009; issued 11,909,127 shares as of June 30, 2010 and 11,912,564 shares as of December 31, 2009	11,909	11,913
Surplus	96,000	95,931
Retained earnings (accumulated deficit)	(36,992)	(32,832)
Accumulated other comprehensive income	6,048	2,645

Total shareholders’ equity	119,279	119,754

Total Liabilities and Shareholders’ Equity	$1,886,445	$1,844,455

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Unaudited)

(Amounts in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,843)	$(98,171)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,587	1,779
Deferred income taxes	(1,895)	(16,717)
Provision for loan losses	4,822	55,756
Net performance share activity	65	81
Loss (gain) on sale of securities, net	(833)	(139)
Impairment loss on goodwill	—	66,846
(Increase) decrease in interest receivable	972	1,359
(Increase) decrease in loans held for sale	1,021	(935)
(Increase) decrease in other assets	(776)	(3,881)
Increase (decrease) in interest payable	(446)	(580)
Increase (decrease) in other liabilities	940	4,421

Net cash provided by (used in) operating activities	2,614	9,819

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of securities	40,162	250,671
Proceeds from sale of securities	28,176	77,123
Purchase of securities	(64,228)	(453,287)
(Increase) decrease in loans	79,365	55,273
(Additions) disposal of premises and equipment	(245)	(180)

Net cash provided by (used in) investing activities	83,230	(70,400)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits	46,625	84,109
Issuance of preferred stock	—	44,000
Dividend paid on preferred stock	(1,100)	(770)
Dividend paid on common stock	—	(595)
Net change in federal funds purchased and securities sold under agreements to repurchase	(4,654)	(10,153)
Net change in short-term FHLB borrowings	—	(20,000)
Proceeds from long-term debt	—	35,000
Repayment of long-term debt	—	(35,822)

Net cash provided by (used in) financing activities	40,871	95,769

Net increase (decrease) in cash and cash equivalents	126,715	35,188
Cash and cash equivalents at beginning of year	297,035	61,233

Cash and cash equivalents at end of period	$423,750	$96,421

Cash paid during the period for:
Interest	$14,772	$19,686

Income tax	$—	$—

CADENCE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements include the accounts of Cadence Financial Corporation (the “Corporation”), Cadence Bank, N.A. (“Cadence” or the “Bank”), a wholly-owned subsidiary of the Corporation, Enterprise Bancshares, Inc. (“Enterprise”), a wholly-owned subsidiary of the Corporation, Cadence Insurance Services of Mississippi (“CISM”) (formerly Galloway-Chandler-McKinney Insurance Agency, Inc. (“GCM”)), a wholly-owned subsidiary of Cadence, NBC Insurance Services of Alabama, Inc., a wholly-owned subsidiary of Cadence, NBC Service Corporation (“NBC Service”), a wholly-owned subsidiary of Cadence, and Commerce National Insurance Company (“CNIC”), a wholly-owned subsidiary of NBC Service. All significant intercompany accounts and transactions have been eliminated. On August 31, 2009, the Bank completed the disposition of the assets used in and liabilities arising from GCM’s operations and changed its name to Cadence Insurance Services of Mississippi. See Note 11 for additional information relating to this transaction.

In the process of preparing these financial statements, management makes certain estimates and assumptions that affect the reported amounts that appear in these statements. Management believes that such estimates and assumptions are reasonable and are based on the best information available; however, actual results could differ. The results of operations in the interim statements are not necessarily indicative of results that may be expected for the full year.

In the opinion of management, all adjustments necessary for the fair presentation of the financial statements presented in this report have been made. Such adjustments were of a normal recurring nature unless otherwise disclosed in this Form 10-Q.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2009.

The Corporation’s management has evaluated the effect of subsequent events on these financial statements through the date the financial statements were issued.

Note 1. Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASC Subtopic 820-10). This guidance requires additional disclosures concerning transfers into and out of Levels 1 and 2 of the fair value measurement hierarchy and activity in Level 3 measurements. ASU No. 2010-06 also clarifies existing disclosure requirements regarding the level of disaggregation and inputs and valuation techniques. ASU No. 2010-06 is generally effective for reporting periods beginning after December 15, 2009. The Corporation adopted the guidance in ASU No. 2010-06 for the quarter ended March 31, 2010. Please refer to Note 9 of these Notes to Consolidated Financial Statements for disclosures related to the Corporation’s fair value measurements.

In July 2010, the FASB issued ASU No. 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This guidance will require companies to provide additional disclosures relating to the credit quality of their financing receivables and the credit reserves held against them, including the aging of past-due receivables, credit quality indicators, and modifications of financing receivables. For public companies, the disclosure requirements as of the end of a reporting period are effective for periods ending on or after December 15, 2010. The disclosure requirements for activity occurring during a reporting period are effective for periods beginning on or after December 15, 2010. The Corporation is currently evaluating the possible effects of this guidance on its financial statement disclosures.

Note 2. Goodwill and Other Intangible Assets

Goodwill represents the cost of acquired institutions in excess of the fair value of the net assets acquired. In accordance with FASB Accounting Standards Codification (“ASC”) Topic 350, “Intangibles-Goodwill and Other,” the Corporation did not amortize goodwill but periodically tested it for impairment using a two-step approach. The first step is to determine whether impairment could exist. If the results of the first step of testing indicate that impairment does not exist, the test is complete. If the results of the first step indicate that impairment could exist, the second step of testing must be performed. The Corporation completed its periodic impairment test in accordance with ASC 350 as of September 30, 2008. Based on the results of the first step of testing, management concluded that no impairment writedown was warranted as of September 30, 2008.

ASC Topic 350 also requires that goodwill be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Several events occurred during the first quarter of 2009 that triggered an additional test of goodwill for impairment, including the Corporation’s results of operations for the three months ended March 31, 2009, the changes in credit quality of the Bank’s loan portfolio, and the continued general decline in the economy. The Corporation engaged an outside consultant to perform this additional goodwill impairment testing. Due primarily to the decline in the market value of the Corporation’s stock and the decline in prices paid in comparable bank acquisition transactions between December 31, 2008 and March 31, 2009, the first step of the goodwill impairment test indicated that potential impairment existed and the second step of testing should be performed to determine the amount of impairment. In the second step of the test, the Corporation’s balance sheet was marked to market to determine the current fair value of the goodwill that should be recorded on the balance sheet. The test concluded that the Corporation’s goodwill was fully impaired as of March 31, 2009. As a result, a goodwill impairment charge of $66.8 million ($304,000 of which related to GCM) was recognized as of that date, and the charge eliminated all goodwill previously reflected on the Corporation’s balance sheet.

Other identifiable intangible assets consist primarily of the core deposit premiums arising from acquisitions. The core deposit premiums were established using the discounted cash flow approach and are being amortized using an accelerated method over the estimated remaining life of the acquired core deposits.

Note 3. Performance Shares and Stock Options

The Corporation accounts for stock options in accordance with ASC Topic 718, “Compensation-Stock Compensation.” This guidance requires that the fair value of equity instruments exchanged for employee services (as determined on the grant date of the award) be recognized as compensation cost over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). Changes in fair value during the requisite service period are recognized as compensation cost over that period.

The Corporation has one active Long Term Incentive Compensation Plan (the “LTIP”), which is administered by the Compensation Committee of the Board of Directors. Under the LTIP, 750,000 shares of common stock have been reserved for issuance to the Corporation’s eligible employees, as well as the directors and employees of certain of the Corporation’s affiliates. In 2007 and 2008, under the provisions of the LTIP, the Compensation Committee awarded performance shares of stock to certain eligible employees. No awards were granted in 2009 or in the six month period ended June 30, 2010. The shares vest in equal amounts over a four-year period after they are earned.

As of June 30, 2010, a total of 38,945 performance shares are outstanding, all of which have been earned. For the three and six months ended June 30, 2010, compensation expense relating to performance shares totaled $19,000 and $66,000, respectively. For the three and six months ended June 30, 2009, compensation expense relating to performance shares totaled $16,000 and $68,000, respectively.

Note 4. Variable Interest Entities

Through a business trust subsidiary, the Corporation has issued $30.9 million in subordinated debentures that were used to support trust preferred securities. These debentures are the sole assets of the trust subsidiary. In accordance with ASC Topic 810, “Consolidation,” the trust subsidiary is not consolidated into the financial statements of the Corporation.

Note 5. Comprehensive Income

The following tables disclose comprehensive income for the periods reported in the Consolidated Statements of Income (Loss):

	Six Months Ended June 30,
(Amounts in thousands)	2010	2009
Net income (loss)	$(2,843)	$(98,171)
Net change in other comprehensive income, net of tax:
Realized (gains) losses included in net income	(514)	(86)
Unrealized gains (losses) on securities	3,917	(447)
Unrealized gains (losses) on interest rate swaps	—	(83)

Net change in other comprehensive income, net of tax	3,403	(616)

Comprehensive income (loss)	$560	$(98,787)

Accumulated other comprehensive income at beginning of period	$2,645	$237
Net change in other comprehensive income	3,403	(616)

Accumulated other comprehensive income at end of period	$6,048	$(379)

	Three Months Ended June 30,
(Amounts in thousands)	2010	2009
Net income (loss)	$(1,629)	$(14,010)
Net change in other comprehensive income, net of tax:
Realized (gains) losses included in net income	(522)	(47)
Unrealized gains (losses) on securities	3,090	(1,954)
Unrealized gains (losses) on interest rate swaps	—	(49)

Net change in other comprehensive income, net of tax	2,568	(2,050)

Comprehensive income (loss)	$939	$(16,060)

Accumulated other comprehensive income at beginning of period	$3,480	$1,671
Net change in other comprehensive income	2,568	(2,050)

Accumulated other comprehensive income at end of period	$6,048	$(379)

Note 6. Defined Benefit Pension Plan

The following table contains the components of the net periodic cost of the Corporation’s defined benefit pension plan for the periods indicated:

	Six Months Ended June 30,
	2010	2009
(Amounts in thousands)
Service cost	$340	$357
Interest cost	340	373
Expected return on assets	(400)	(451)
Net (gain)/loss recognition	180	168
Prior service cost amortization	(40)	(44)

Preliminary net periodic cost	420	403
Immediate recognition due to settlement and curtailment	—	444

Net periodic cost	$420	$847

	Three Months Ended June 30,
	2010	2009
(Amounts in thousands)
Service cost	$170	$178
Interest cost	170	186
Expected return on assets	(200)	(225)
Net (gain)/loss recognition	90	84
Prior service cost amortization	(20)	(22)

Preliminary net periodic cost	210	201
Immediate recognition due to settlement and curtailment	—	222

Net periodic cost	$210	$423

The expected rate of return for 2010 and 2009 was 7.0%.

Note 7. Investment Securities

In accordance with ASC Topic 320, “Investments – Debt and Equity Securities,” for the three and six month periods ended June 30, 2010, management reviewed the securities portfolio for securities that had unrealized losses for more than twelve months that could be considered other-than-temporary. As of June 30, 2010, approximately 1% of the number of securities in the portfolio reflected an unrealized loss.

In conducting its review for other-than-temporary impairment, management evaluated a number of factors including, but not limited to the following: the amount of the unrealized loss; the length of time in which the unrealized loss has existed; the financial condition of the issuer; rating agency changes on the issuer; and management’s intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. Based on this review, management does not believe any individual security with an unrealized loss as of June 30, 2010, is other-than-temporarily impaired.

Note 8. Derivative Instruments

In 2009, the Corporation hedged a portion of its floating rate prime based lending portfolio by entering into floating to fixed interest rate swaps. These transactions were cash flow hedges as defined by ASC Topic 815,

“Derivatives and Hedging,” and they were accounted for under that guidance. As of June 30, 2010, the Corporation had no outstanding swaps.

For the three and six month periods ended June 30, 2009, $49,000 and $83,000 in unrealized losses (net of tax), respectively, were recorded as adjustments to accumulated other comprehensive income for the change in fair value of the Corporation’s outstanding swaps.

Note 9. Fair Value

The following disclosure of the estimated fair value of financial instruments is made in accordance with ASC Topic 825, “Financial Instruments.” The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents – For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities – For securities held as investments, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair value of other securities, which consist of FHLB stock and Federal Reserve Bank stock, is estimated to be the carrying value, which is par.

Loans – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits – The fair values of demand deposits are, as required by ASC Topic 825, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase – The fair value of any federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings generally approximates their carrying value. The fair value of structured repurchase agreements is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of arrangements.

Subordinated Debentures – The floating rate junior subordinated deferrable interest debentures (“Debentures”) bear interest at a variable rate and the carrying value approximates the fair value.

FHLB and Other Borrowings – The fair value of the fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowings approximates their fair values.

Off-Balance Sheet Instruments – Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

	June 30, 2010		December 31, 2009
(Amounts in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Instruments:
Assets:
Cash and cash equivalents	$423,750	$423,750	$297,035	$297,035
Securities available-for-sale	332,398	332,398	330,079	330,079
Securities held-to-maturity	2,668	2,710	2,671	2,741
Other securities	13,231	13,231	13,313	13,313
Loans	962,847	962,805	1,048,055	1,049,952
Liabilities:
Noninterest-bearing deposits	175,149	175,149	170,722	170,722
Interest-bearing deposits	1,371,286	1,361,739	1,329,088	1,315,583
Federal funds purchased and securities sold under agreements to repurchase	82,778	83,863	87,432	89,582
Subordinated debentures	30,928	30,928	30,928	30,928
FHLB and other borrowings	96,664	95,279	96,640	94,985

ASC Topic 820, “Fair Value Measurements and Disclosures,” provides guidance for using fair value to measure assets and liabilities and establishes a hierarchy to prioritize the inputs used to measure fair value. The fair value hierarchy gives the highest priority to a valuation based on quoted prices in active markets for identical assets and liabilities (Level 1), moderate priority to a valuation based on quoted prices in active markets for similar assets and liabilities and/or based on assumptions that are observable in the market (Level 2), and the lowest priority to a valuation based on assumptions that are not observable in the market (Level 3).

In accordance with the disclosure requirements of ASC Topic 820, the following table reflects assets measured at fair value on a recurring basis as of June 30, 2010. U. S. Treasury securities are reported at fair value utilizing Level 1 inputs. Other securities classified as available-for-sale are reported at fair value using Level 2 inputs. For these securities, the Corporation obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and bond terms and conditions, among other things.

(Amounts in thousands)	Total	Level 1	Level 2
Available-for-sale securities:
U. S. Treasury securities	$319	$319	$—
Obligations of other U. S. government agencies	60,107	—	60,107
Obligations of states and municipal subdivisions	29,523	—	29,523
Mortgage-backed securities	215,126	—	215,126
Other securities	27,323	—	27,323

Total	$332,398	$319	$332,079

The following valuation methodologies are used for assets measured at fair value on a non-recurring basis and recognized in the Corporation’s consolidated balance sheets, as well as the general classification of these assets within the valuation hierarchy.

Impaired Loans – A loan is considered impaired when, based on current information, it is probable that the Corporation will not receive all amounts due in accordance with the contractual terms of the loan agreement. Once a loan has been identified as impaired, management measures impairment in accordance with ASC Topic 310, “Receivables.” The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral-dependent. When management’s measured value of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve within the allowance for loan losses. Any subsequent measurement adjustments are recorded as adjustments to the allowance for loan losses. Impaired loans are classified within Level 3 of the fair value hierarchy.

Other Real Estate Owned – Other real estate owned (“OREO”) consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate resulting from the sale of the property or additional valuation allowances required due to further declines in market value are reported in other noninterest income or expenses. OREO is classified within Level 3 of the fair value hierarchy.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis. Fair value for these assets was determined based on the methodology discussed above, using assumptions that are not observable in the market (Level 3 inputs).

(Amounts in thousands)	Fair Value at June 30, 2010
Impaired loans	$72,039
Other real estate owned	35,413

Note 10. Preferred Stock

On January 9, 2009, the Corporation completed the sale of $44 million of non-voting senior preferred stock (“Senior Preferred Stock”) to the Department of Treasury under the Capital Purchase Program (“CPP”). The Senior Preferred Stock pays a cumulative annual dividend at a 5% rate for the first five years and will reset to a rate of 9% after five years if not redeemed by the Corporation prior to that time. In connection with the issuance of the Senior Preferred Stock, the Corporation also issued to the Department of Treasury a warrant to purchase the Corporation’s common stock up to a maximum of 15% of the amount of Senior Preferred Stock issued, or $6.6 million.

Note 11. Discontinued Operations

On August 31, 2009, the Bank completed the disposition of the assets used in and liabilities arising from GCM’s operations to four limited liability companies established by former owners and employees of GCM. The total purchase price of the assets sold, net of liabilities assumed, was approximately $5.5 million.

As a result of this transaction, the Consolidated Statements of Income (Loss) for the three and six months ended June 30, 2009, have been restated to reflect GCM’s operations as discontinued operations. Summarized financial information for discontinued operations is as follows:

(Amounts in thousands)	Six Months Ended June 30, 2009	Three Months Ended June 30, 2009
Income	$2,405	$1,065
Expense	2,403	1,033

Income from discontinued operations	2	32
Income tax expense	117	12

Net income (loss) from discontinued operations	$(115)	$20

Note 12. Subsequent Events

On August 9, 2010, the Board of Directors voted to suspend quarterly dividends on its Senior Preferred Stock and defer regular interest payments on the Debentures issued to NBC Capital Corporation (MS) Statutory Trust (“Trust”).

The annual sum of quarterly dividend payments on the Senior Preferred Stock is $2.2 million for each of the first five years. The Senior Preferred Stock is non-voting, other than class voting on matters that could adversely affect the shares of Senior Preferred Stock, such as any authorizations of shares of capital stock ranking senior to the Senior Preferred Stock, any amendment to the terms of the Senior Preferred Stock, and any merger, exchange or similar transaction. If dividends on the Senior Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Department of Treasury shall have the right to appoint two directors. The right to appoint directors by the Department of Treasury will end when full dividends have been paid for four consecutive dividend periods.

On December 30, 2003, the Corporation issued $30.9 million of the Debentures to the Trust. The Trust in turn sold approximately $30 million of trust preferred securities to investors. The Corporation’s obligations under the Debentures and related documents, taken together, practically constitute a full and unconditional guarantee by the Corporation of the trust preferred securities. The Debentures provide for the deferral, from time to time, of the payment of interest of up to 20 consecutive quarterly periods. During these deferral periods, no interest shall be due and payable. At the end of the deferral period, the Corporation shall pay all accrued and unpaid interest on the Debentures, along with additional interest calculated by compounded interest payments quarterly. Interest on the Debentures, as well as the trust preferred securities, is the three month London Interbank Offer Rate (“LIBOR”) plus 2.85% and is payable quarterly. Based on the three month LIBOR rate of 0.53% as of June 28, 2010, the quarterly interest payment would be approximately $259,000.

The Board of Directors believes the suspension of the dividend on the Senior Preferred Stock and the deferral of the payment of interest on the Debentures is in the best interest of the Corporation at the present time given the Corporation’s desire to conserve and grow capital and maintain liquidity.

ITEM 2 – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Information

The following provides a narrative discussion and analysis of significant changes in our results of operations and financial condition for the three and six months ended June 30, 2010. Certain information included in this discussion contains forward-looking statements and information that are based on management’s beliefs, expectations and conclusions, drawn from certain assumptions and information currently available. The Private Securities Litigation Act of 1995 encourages the disclosure of forward-looking information by management by providing a safe harbor for such information. This discussion includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations and conclusions reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties, which could cause the actual results to differ materially from our expectations. When used in this discussion, the words “anticipate,” “believe,” “estimate,” “expect,” “objective,” “project,” “forecast,” “goal” and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, increased competition, regulatory factors, economic conditions, changing interest rates, changing market conditions (including specifically the downturn in the U. S. real estate market), availability or cost of capital, changes in accounting standards and practices, employee workforce factors, ability to achieve cost savings and enhance revenues, the assimilation of acquired operations and establishing credit practices and efficiencies therein, acts of war or acts of terrorism or geopolitical instability and other effects of legal and administrative proceedings, changes in federal, state or local laws and regulations and other factors identified in Item 1A, “Risk Factors,” and Item 7A, “Quantitative and Qualitative Disclosures about Market Risk,” of our Annual Report on Form 10-K for the year ended December 31, 2009, and in Part II, Item 1A, “Risk Factors,” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and that may be discussed from time to time in other reports filed with the Securities and Exchange Commission subsequent to this report. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of the Corporation. Any such statement speaks only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

For purposes of the following discussion and analysis of the Corporation’s financial condition and results of operations, the words the “Corporation,” “we,” “us” and “our” refer to the combined entities of Cadence Financial Corporation and Cadence, unless the context suggests otherwise.

Introduction and Management Overview

The Corporation is a bank holding company that owns Cadence. Cadence operates in the states of Mississippi, Alabama, Tennessee, Florida and Georgia. Cadence’s primary business is providing traditional commercial and retail banking services to customers. Cadence also provides other financial services, including trust services, mortgage services and investment products. Our stock is traded on The NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol of “CADE”.

Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

Summary of Six Months Ended June 30, 2010

Consent Order Imposed by Office of the Comptroller of the Currency (“OCC”). On May 19, 2010, Cadence’s Board of Directors executed a stipulation and consent to the issuance of a consent order by the OCC, and the OCC has issued a consent order effective as of that date. The consent order requires the Bank to achieve by September 19, 2010, and maintain a minimum Tier 1 leverage ratio of 9.0% and a minimum total risk-based capital ratio of 12.0%. These capital ratios are higher than the typical capital ratios required to meet “well-capitalized” standards. The Bank is not deemed to be “well-capitalized” under the applicable regulations while the consent order is in place, even if the Bank satisfies the capital ratios discussed above. The consent order also includes operational and supervisory provisions which we believe we have satisfied or will be able to satisfy, including taking certain actions and implementing certain action plans with respect to, among other things, a compliance committee, capital adequacy, strategic planning and capital planning, management competence and effectiveness, loan portfolio management, credit and collateral exceptions, loan review, the allowance for loan and lease losses, criticized assets, credit concentration risk management, liquidity risk management, internal audit, and correcting alleged legal violations identified in examination reports. Most of these action plans require that the Bank satisfy the requirements within a defined time period ranging from 30 to 120 days. The consent order terminates the earlier formal agreement entered into with the OCC on April 17, 2009.

Net Interest Income. Our net interest income declined from $23.0 million in the first six months of 2009 to $20.2 million in the first six months of 2010. For the first six months of 2010, our net interest margin was 2.35%, compared to 2.42% for the first six months of 2009. This seven basis point decline in margin resulted primarily from our intentionally building liquidity by accumulating deposits and investing in short-term assets with lower yields, the increase in the average balance of our nonaccrual loans, and the decline in our average earning assets. Our average earning assets declined by $175.2 million, or 9.2%, between the first six months of 2009 and the first six months of 2010. When comparing the first six months of 2010 to the same period of 2009, we lost 42 basis points of yield on our earning assets but were able to reduce the cost of funds by 43 basis points.

Provision for Loan Losses. Our provision for loan losses was $4.8 million for the first six months of 2010, as compared to $55.8 million for the first six months of 2009. We incurred $12.7 million in net charge-offs for the first six months of 2010, compared to $29.8 million for the first six months of 2009. In 2009, we experienced a significant increase in non-performing loans, mostly due to real estate construction and development loans. However, for the first six months of 2010, our non-performing loan balance remained relatively flat compared to the fourth quarter of 2009.

Other Income (Noninterest Income). Our noninterest income, exclusive of securities gains and losses, declined by $1.1 million, or 12.5%, between the first six months of 2009 and the first six months of 2010, primarily due to lower service charges and other noninterest income, primarily our mortgage loan fee income, as we significantly scaled back our activity in mortgage lending.

Other Expense (Noninterest Expense). During the first six months of 2010, total noninterest expenses declined by $66.9 million from the same period of 2009. This decline mainly resulted from a $66.5 million impairment loss on goodwill recognized in the first quarter of 2009. Also contributing to the decline in noninterest expenses was a $2.0 million decline in salaries and employee benefits, resulting from certain staff reductions made as part of an earnings improvement project we commissioned during the first quarter of 2010. Our other noninterest expenses increased by $1.5 million between the first six months of 2009 and the first six months of 2010, primarily due to higher OREO-related expenses and one-time costs related to the earnings improvement project.

Net Income/(Loss). For the first six months of 2010, we reported a net loss applicable to common shareholders of $4.2 million, or $(0.35) per common share, compared to a net loss of $99.1 million, or $(8.32) per common share, for the first six months of 2009.

Loan Portfolio. As of June 30, 2010, our loan portfolio was $998.4 million, distributed among commercial real estate loans, commercial and industrial loans, 1-4 family mortgages and consumer loans. As of June 30, 2010, our loan portfolio was composed of approximately 55.0% variable rate loans and 45.0% fixed rate loans. Beginning in the third quarter of 2008, we made a concerted effort to reduce our concentration in commercial real estate loans, particularly residential construction and development loans, which typically have higher yields but also higher risk. Overall, our average loan balances declined by approximately $244.4 million, or 18.9%, from the first six months of 2009 to the first six months of 2010, from $1.293 billion for the first six months of 2009 to $1.049 billion for the first six months of 2010.

Investment Portfolio. The average balance of our investment portfolio was $355.1 million for the first six months of 2010, compared to $454.7 million for the first six months of 2009, representing a decrease of $99.6 million, or 21.9%. Our yield on securities declined by 11 basis points to 4.20% over this same period.

Federal Funds Sold and Other Interest-Bearing Assets. Our average balances in federal funds sold and other interest-bearing assets increased significantly from the first six months of 2009 to the first six months of 2010, from $162.5 million to $331.4 million. This increase resulted from our intentionally building liquidity by accumulating deposits and investing in short-term assets. Our yields on these assets decreased from 0.22% for the first six months of 2009 to 0.21% for the first six months of 2010.

Deposits and Other Interest-Bearing Liabilities. Our overall cost of funds declined by 43 basis points from the first six months of 2009 to the first six months of 2010. Average borrowed funds declined by $97.4 million, or 31.6%, for the first six months of 2010 compared to the first quarter of 2009. Average interest-bearing deposits decreased slightly to $1.354 billion for the first six months of 2010, compared to $1.378 billion for the first six months of 2009.

Recent Events

On August 9, 2010, the Board of Directors voted to suspend quarterly dividends on its Senior Preferred Stock and defer regular interest payments on the Debentures issued to NBC Capital Corporation (MS) Statutory Trust (“Trust”).

The annual sum of quarterly dividend payments on the Senior Preferred Stock is $2.2 million for each of the first five years. The Senior Preferred Stock is non-voting, other than class voting on matters that could adversely affect the shares of Senior Preferred Stock, such as any authorizations of shares of capital stock ranking senior to the Senior Preferred Stock, any amendment to the terms of the Senior Preferred Stock, and any merger, exchange or similar transaction. If dividends on the Senior Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Department of Treasury shall have the right to appoint two directors. The right to appoint directors by the Department of Treasury will end when full dividends have been paid for four consecutive dividend periods.

On December 30, 2003, we issued $30.9 million of the Debentures to the Trust. The Trust in turn sold approximately $30 million of trust preferred securities to investors. Our obligations under the Debentures and related documents, taken together, practically constitute our full and unconditional guarantee of the trust preferred securities. The Debentures provide for the deferral, from time to time, of the payment of interest of up to 20 consecutive quarterly periods. During these deferral periods, no interest shall be due and payable. At the end of the deferral period, we shall pay all accrued and unpaid interest on the Debentures, along with additional interest calculated by compounded interest payments quarterly. Interest on the Debentures, as well as the trust preferred securities, is the three month London Interbank Offer Rate (“LIBOR”) plus 2.85% and is payable quarterly. Based on the three month LIBOR rate of 0.53% as of June 28, 2010, the quarterly interest payment would be approximately $259,000.

The Board of Directors believes the suspension of the dividend on the Senior Preferred Stock and the deferral of the payment of interest on the Debentures is in our best interest at the present time given our desire to conserve and grow capital and maintain liquidity.

Outlook for the Remainder of 2010

Our most significant challenges for 2010 are credit quality and raising capital. We have taken an aggressive stance in addressing credit issues in our loan portfolio to minimize future risks. We have increased our focus on underwriting standards and have revamped our loan policy. We also have a special assets team in place to manage workout situations and to assist in the timely disposition of defaulted assets. Our management information systems relating to loan concentrations provide us with current and detailed information about the status of the loans in our portfolio. We feel that these steps place us in a favorable position to manage credit quality; however, credit quality will remain an issue as long as current economic trends, including high unemployment rates and depressed real estate prices, continue.

We expect our loan portfolio balance to level off during the second half of 2010. However, we must still face the challenges of the current economic environment and flat loan demand, which will make it difficult for us to maintain our current loan portfolio balance as our existing credits pay down. Currently, we expect that interest rates will remain flat in the second half of 2010. We based our 2010 projections, budgets and goals on these expectations. If these trends move differently than expected in either direction or speed, they could have a material impact on our financial condition and results of operations. The areas of our operations most directly impacted would be the net interest margin, loan and deposit growth and the provision for loan losses.

We also expect our wholesale borrowing costs and higher cost retail time deposits to continue to decline for the remainder of 2010. We intend to use our excess liquidity to absorb this decrease in liabilities. This should decrease our interest expense and improve our net interest income and net interest margin during the second half of 2010.

As part of the consent order agreed to with the OCC in May 2010, Cadence was required to achieve by September 30, 2010, and maintain on an ongoing basis, a Tier 1 leverage ratio of 9.0% and a total risk-based capital ratio of 12.0%. As of June 30, 2010, Cadence had a Tier 1 leverage ratio of 5.4% and a total risk-based capital ratio of 10.7%. As a result of our recent losses and Cadence’s requirement for additional capital to meet these higher ratios, we have a need to raise additional capital. We are currently seeking to raise this capital through all available sources, including public or private equity offerings. It is difficult in the current economic environment for financial institutions to raise capital; however, we will continue our efforts to raise capital and meet the required capital ratios during our 2010 fiscal year. At our annual shareholder meeting held on May 25, 2010, our shareholders approved an amendment to our Restated Articles of Incorporation that increases the number of authorized shares of common stock from 50.0 million to 140.0 million.

We will also continue our efforts to control noninterest expenses by working to achieve maximum efficiencies within our franchise. The earnings improvement project we commissioned during the first quarter of 2010 is continuing to provide us with opportunities to reduce our overhead expenses during the remainder of 2010 and forward. Our 2010 six-month results of operations reflected savings due to restructuring certain operations and delivery channels to our customers and eliminating some redundant staff positions. We have established process improvement teams to focus on ongoing programs to enhance our efficiencies and improve the delivery of services to our customers. We expect that these programs will improve our product offerings, customer service, and overall profitability. These programs should be fully implemented during the second half of 2010. We continue to leverage the investments in infrastructure that we have made over the past few years and believe that they will continue to have a positive impact on our costs going forward. Reducing our efficiency ratio remains a key objective. However, our noninterest expenses for 2010 will continue to be negatively affected by costs associated with OREO.

We remain focused on our strategy to build future earnings and understand that improved asset quality and margin growth are the keys to achieving that strategy. We are managing our credit problems aggressively and refining our risk management processes in order to enhance our future earnings. Given recent regulatory actions, including our entry into the consent order, we have accumulated liquidity and have invested that liquidity primarily in short term assets with low returns. If this liquidity were invested in longer term assets with higher returns, we would expect to be profitable by the end of 2011. Additionally, we plan to raise capital to meet our capital ratio requirements imposed by the OCC.

Critical Accounting Policies and Other Accounting Issues

Our accounting and financial reporting policies conform to United States generally accepted accounting principles and to general practices within the banking industry. Note A of the Notes to Consolidated Financial Statements in our annual report contains a summary of our accounting policies. Management is of the opinion that Note A, read in conjunction with all other information in our annual report on Form 10-K for the year ended December 31, 2009, and the information in this quarterly report, including this Management’s Discussion and Analysis, should be sufficient to provide the reader with the information needed to understand our financial condition and results of operations.

Critical Accounting Policies. We believe that the areas of the financial statements that require the most difficult, subjective and complex judgments, and therefore contain the most critical accounting estimates, are as follows:

•	the provision for loan losses and the resulting allowance for loan losses;

•	the liability and expense relating to our pension and other postretirement benefit plans;

•	issues relating to other-than-temporary impairment losses in the investment portfolio; and

•	income taxes.

Provision/Allowance for Loan Losses. Our allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is maintained at a level that we believe is adequate to absorb all probable losses on loans inherent in the loan portfolio as of the reporting date. Events that are not within our control, such as changes in economic factors, could change subsequent to the reporting date and could cause our allowance for loan losses to be over or understated. The amount of the allowance is affected by loan charge-offs, which decrease the allowance; recoveries on loans previously charged off, which increase the allowance; and the provision for loan losses charged to earnings, which increases the allowance. In determining the provision for loan losses, we monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions. If actual losses exceed the amount of the allowance for loan losses, our earnings could be adversely affected.

The allowance for loan losses represents management’s estimate of the amount necessary to provide for losses inherent in the loan portfolio in the normal course of business. Due to the uncertainty of risks in the loan portfolio, the allowance necessary to absorb loan losses is an estimate, based on management’s judgment, using the information available at the reporting date. The allowance for loan losses is also subject to regulatory examinations and determination by the regulatory agencies as to its adequacy.

The allowance for loan losses is comprised of the following three components: specific reserves, general reserves and unallocated reserves. Generally, all loans that are identified as impaired are reviewed on a quarterly basis in order to determine whether a specific reserve is required. A loan is considered impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of the loan agreement. Once a loan has been identified as impaired, management measures impairment in accordance with ASC Topic 310, “Receivables.” The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral-dependent. When management’s measured value of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on our current evaluation of our loss exposure for each credit, given the payment status, financial condition of the borrower and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general reserve and unallocated reserve calculations described below. Changes in specific reserves from period to period are the result in changes in the circumstances of individual loans such as charge-offs, pay-offs, changes in collateral values or other factors.

We also maintain a general reserve for each loan type in the loan portfolio. Within each loan type, the portfolio is further segmented by risk ratings and by delinquency status. In determining the amount of the general reserve portion of our allowance for loan losses, we consider factors such as our historical loan loss experience, the growth, composition and diversification of our loan portfolio, current delinquency levels, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, the results of recent regulatory examinations and general economic conditions. Through the second quarter of 2009, general reserves for these loans were based upon three-year historical loss rates. Beginning in the third quarter of 2009, general reserves for these loans are based upon historical loss rates from the most recent three years (twelve quarters), with the more recent quarters receiving the most weight. Management believes that this method of weighting the latest quarters is more representative of the current economic cycle. We use this information to set the general reserve portion of the allowance for loan losses at a level we deem prudent.

Because there are additional risks of losses that cannot be quantified precisely or attributed to particular loans or types of loans, including general economic and business conditions and credit quality trends, we have established an unallocated portion of the allowance for loan losses based on our evaluation of these risks. The unallocated portion of our allowance is determined based on various factors, including general economic conditions of our market area, the growth, composition and diversification of our loan portfolio, types of collateral securing our loans, the experience level of our lending officers and staff, the quality of our credit risk management and the results of independent third party reviews of our classification of credits. The unallocated portion of the allowance for loan losses was $1.6 million, or 4.5% of the total allowance, as of June 30, 2010, and $2.7 million, or 6.3% of the total allowance, as of December 31, 2009.

Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to Cadence’s executive committee and our full Board of Directors, indicating any change in the allowance for loan losses since the last review and any recommendations as to adjustments in the allowance for loan losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as events change. The allowance for loan losses was $35.6 million as of June 30, 2010, compared to $43.4 million as of December 31, 2009.

Pension and Other Postretirement Benefit Plans. Another area that requires subjective and complex judgments is the liability and expense relating to our pension and other postretirement benefit plans. We maintain several benefit plans for our employees. They include a defined benefit pension plan, a defined contribution pension plan, a 401(k) plan and a deferred compensation plan. We make all contributions to these plans when they are due.

The defined benefit pension plan is the only plan that requires multiple assumptions to determine the liability under the plan. This plan has been frozen to new participants for several years. Management evaluates, reviews with the plan actuaries, and updates as appropriate the assumptions used in the determination of pension liability, including the discount rate, the expected rate of return on plan assets, and increases in future compensation. Actual experience that differs from the assumptions could have a significant effect on our financial position and results of operations. The discount rate and the expected rate of return on the plan assets have a significant impact on the actuarially computed present value of future benefits that is recorded on the financial statements as a liability, together with the corresponding pension expense.

In selecting the expected rate of return, management, in consultation with the plan trustees, selected a rate based on assumptions compared to recent returns and economic forecasts. We consider the current allocation of the portfolio and the probable rates of return of each investment type. In selecting the appropriate discount rate, management, with the assistance of actuarial consultants, performs an analysis of the plan’s projected benefit cash flows against discount rates from a national Pension Discount Curve (a yield curve used to measure pension liabilities). Based on the analysis, in 2009, management used a discount rate of 6.25% and an expected rate of return of 7.0%. From a historical perspective, the plan’s rate of return for 2009 was 23.8%. Additionally, our philosophy has been to fund the plan annually to the maximum amount deductible under the Internal Revenue Service (“IRS”) rules. As of December 31, 2009, the plan had a current accumulated benefit obligation of approximately $10.5 million, and plan assets with a fair value of approximately $12.1 million.

ASC Topic 715, “Compensation-Retirement Benefits,” requires us to recognize the funded status of the plan (defined as the difference between the fair value of plan assets and the projected benefit obligation) on the balance sheet and to recognize in other comprehensive income any gains or losses and prior service costs or benefits not included as components of periodic benefit cost. Detailed information on our pension plan and the related impacts of these changes on the amounts recorded in our financial statements can be found in Note M (Employee Benefits) of the Notes to Consolidated Financial Statements in our December 31, 2009 Form 10-K.

Other-Than-Temporary Impairment of Investment Securities. A third area that requires subjective and complex judgments on the part of management is the review of the investments in the investment portfolio for other-than-temporary impairments. ASC Topic 320, “Investments – Debt and Equity Securities,” requires us to review our investment portfolio and determine if it has impairment losses that are other-than-temporary. In making its determination, management considers the following items:

•	the length of time and extent to which the current market value is less than cost;

•	evidence of a forecasted recovery;

•

financial condition and the industry environment of the issuer, including whether the issuer is a government or government-backed agency (all of the mortgage-backed securities and collateralized mortgage obligations in our portfolio are issued by government-backed agencies);

•	downgrades of the securities by rating agencies;

•	whether there has been a reduction or elimination of dividends or interest payments;

•	whether we have the intent or ability to hold the securities for a period of time sufficient to allow for anticipated recovery of fair value; and

•	interest rate trends that may impact recovery and realization.

As of June 30, 2010, our investment portfolio included certain securities that were impaired by definition, but based on our review and consideration of the criteria listed above, we determined that none of the impairments were other-than-temporary.

Income Taxes. The calculation of our income tax provision is complex and requires the use of estimates and judgment in its determination. We are subject to the income tax laws of the various jurisdictions where we conduct business, and we estimate income tax expense based on amounts expected to be owed to these various tax jurisdictions. We assess the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other pertinent information, and we maintain tax accruals consistent with our evaluation. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations by the taxing authorities, and newly enacted statutory, judicial, and regulatory guidance that could affect the relative merits of the tax positions. These changes, when they occur, impact accrued taxes and can materially affect our operating results.

As of June 30, 2010, we had net deferred tax assets of $30.9 million, including a valuation allowance of $719,000 established against our state deferred tax asset. This valuation allowance was established due to differences in the carryforward periods in state and federal tax laws. In evaluating the need for a valuation allowance, we estimate future taxable income based on management approved forecasts. This process requires significant judgment by management about matters that are by nature uncertain. If future events differ significantly from our current forecasts, we may need to adjust our valuation allowance, which could materially impact our results of operations and financial condition. For additional information, see Note J (Income Taxes) of the Notes to Consolidated Financial Statements in our December 31, 2009 Form 10-K.

Other Accounting Issues. We own NBC Capital Corporation (MS) Statutory Trust I (the “Trust”), which was organized under the laws of the State of Connecticut for the purpose of issuing trust preferred securities (“TPSs”). In accordance with ASC Topic 810, “Consolidation,” the Trust, which is considered a variable interest entity, is not consolidated into our financial statements because the only activity of the variable interest entity is the issuance of TPSs.

Comparison of Results of Operations for the Six Months Ended June 30, 2010 and 2009

Net Income/(Loss)

For the first six months of 2010, we reported a net loss of $4.2 million, or $(0.35) per common share, compared to a net loss of $99.1 million, or $(8.32) per common share, for the first six months of 2009.

Net Interest Income

Net interest income, the primary source of our earnings, represents income generated from earning assets, less the interest expense of funding those assets. Changes in net interest income may be divided into two components: (1) the change in average earning assets (volume component) and (2) the change in the net interest spread (rate component). Net interest spread represents the difference between yields on earning assets and rates paid on interest-bearing liabilities. Net interest margin is net interest income divided by average earning assets.

Net interest income decreased by $2.7 million, or 11.9%, from $23.0 million for the first six months of 2009 to $20.2 million for the first six months of 2010. Between the first six months of 2009 and the first six months of 2010, the net interest margin declined from 2.42% to 2.35%. During this period, we lost 42 basis points of yield on our earning assets but decreased our cost of funds by 43 basis points.

The declining yield on earning assets is mostly attributable to changes in mix and volumes. Average earning assets declined from $1.911 billion in the first six months of 2009 to $1.735 billion in the first six months of 2010. This decline is primarily due to a $244.4 million decrease in average loan balances from the first six months of 2009 to the first six months of 2010 and a $99.6 million decrease in average investment securities during the same period. These declines were partially offset by a $168.9 million increase in federal funds sold and other interest-bearing assets, as we intentionally built liquidity by accumulating deposits and investing in short-term assets.

The decrease in our cost of funds from the first six months of 2009 to the first six months of 2010 was impacted by rates and volumes. Our average interest-bearing deposits decreased by $24.5 million from the first six months of 2009 to the first six months of 2010, and our deposit cost declined by 45 basis points. Our average balance of other borrowings declined by $97.4 million over this period, and our cost of other borrowings declined by 19 basis points.

The following table shows, for the periods indicated, an analysis of net interest income, including the average amount of earning assets and interest-bearing liabilities outstanding during the period, the interest earned or paid on such amounts, the average yields/rates paid and the net yield on earning assets on both a book and tax equivalent basis:

	Average Balance
(Dollars in thousands)	Six Months Ended 6/30/10	Six Months Ended 6/30/09
EARNING ASSETS:
Net loans	$1,048,878	$1,293,319
Federal funds sold and other interest-bearing assets	331,387	162,525
Securities:
Taxable	351,407	360,572
Tax-exempt	3,694	94,118

Totals	1,735,366	1,910,534

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	1,353,951	1,378,415
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	211,143	308,513

Totals	1,565,094	1,686,928

Net amounts	$170,272	$223,606

	Interest for
(Dollars in thousands)	Six Months Ended 6/30/10	Six Months Ended 6/30/09
EARNING ASSETS:
Net loans	$26,830	$32,175
Federal funds sold and other interest-bearing assets	343	176
Securities:
Taxable	7,308	7,874
Tax-exempt	88	1,851

Totals	34,569	42,076

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	11,629	14,873
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	2,697	4,233

Totals	14,326	19,106

Net amounts	$20,243	$22,970

	Yields Earned And Rates Paid (%)
	Six Months Ended 6/30/10	Six Months Ended 6/30/09
EARNING ASSETS:
Net loans	5.16	5.02
Federal funds sold and other interest-bearing assets	0.21	0.22
Securities:
Taxable	4.19	4.40
Tax-exempt	4.79	3.97

Totals	4.02	4.44

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	1.73	2.18
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	2.58	2.77

Totals	1.85	2.28

Net amounts	2.35	2.42

Note: Yields on a tax equivalent basis would be:
Tax-exempt securities	7.38	6.10

Total earning assets	4.02	4.55

Net yield on earning assets	2.35	2.53

The following table sets forth the effects of changing rates and volumes on our net interest income. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change to each.

	Six Months Ended June 30, 2010 Over Six Months Ended June 30, 2009 Change Due To:
(Dollars in thousands)	Total	Rate	Volume
Earning assets:
Loans	$(5,345)	$925	$(6,270)
Securities:
Taxable	(566)	(369)	(197)
Tax exempt	(1,763)	483	(2,246)
Federal funds sold and other	167	(8)	175

Total earning assets	$(7,507)	$1,031	$(8,538)

Interest-bearing liabilities:
Interest-bearing deposits	$(3,244)	$(2,987)	$(257)
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase	(1,536)	(274)	(1,262)

Total interest-bearing liabilities	$(4,780)	$(3,261)	$(1,519)

(1)	Change in volume is the change in volume times the previous period’s rate.
(2)	Change in rate is the change in rate times the previous period’s balance.
(3)	The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change to each.

Provision for Loan Losses

We use our provision for loan losses to replenish the allowance for loan losses on our balance sheet. Based on our evaluation of the risk exposure contained in the loan portfolio, management believes that the level of the allowance is adequate. The Board of Directors reviews and approves management’s evaluation. This is an ongoing process through which we review and determine the amount of the provision on a quarterly basis. The provision for loan losses declined from $55.8 million during the first six months of 2009 to $4.8 million in the first six months of 2010. We were able to reduce our provision for loan losses for the first six months of 2010 because of a significant decrease in net charge-offs, as well as slight declines in our nonperforming and classified loans. We incurred $12.7 million in net charge-offs for the first six months of 2010, compared to $29.8 million for the first six months of 2009. Our allowance for loan losses was $35.6 million, or 3.6% of outstanding loans, as of June 30, 2010, compared to $43.4 million, or 4.0% of outstanding loans, at December 31, 2009.

Other Income (Noninterest Income)

Other income refers to our noninterest income, which includes various service charges, fees and commissions. One of our strategic objectives has been, and continues to be, to increase the level of our other income. Our other income, exclusive of securities gains and losses, decreased by $1.1 million, or 12.5%, from the first six months of 2009 to the first six months of 2010. The following table presents for the periods indicated the major categories of noninterest income and the changes in the first six months of 2010 compared to the first six months of 2009:

	Six Months Ended June 30,
(Dollars in thousands)	2010	2009	Change
Service charges on deposit accounts	$3,739	$4,130	$(391)
Trust Department income	988	973	15
Other income	2,700	3,385	(685)

Total other income	$7,427	$8,488	$(1,061)

Our service charges on deposit accounts declined 9.5% from the first six months of 2009 to the first six months of 2010 primarily due to fewer insufficient funds fees charged in 2010. We believe that the decline in fees has resulted from our customers becoming better stewards of their funds and the increased use of electronic banking that provides our customers with real-time feedback on account balances. The 20.2% decrease in other noninterest income resulted primarily from a $588,000 decline in mortgage loan fee income from the first six months of 2009 to the first six months of 2010. In 2010, we significantly scaled back our mortgage lending activity.

We recognized $833,000 in net securities gains during the first six months of 2010, compared to $139,000 in net securities gains during the first six months of 2009. The increase in net gains in 2010 resulted from our decision to recognize a portion of the unrealized gains in our investment portfolio while they were available to us.

Other Expense (Noninterest Expense)

Noninterest expense represents ordinary overhead expenses and, from time to time, any impairments to goodwill or other intangibles. These expenses declined by $66.9 million during the first six months of 2010, compared with the first six months of 2009. The following table presents for the periods indicated the major categories of noninterest expense and the changes in the first six months of 2010 compared to the first six months of 2009:

	Six Months Ended June 30,
(Dollars in thousands)	2010	2009	Change
Salaries and employee benefits	$12,127	$14,082	$(1,955)
Premises and fixed asset expense	3,806	3,772	34
Impairment loss on goodwill	—	66,542	(66,542)
Other expense	12,611	11,079	1,532

Total other expense	$28,544	$95,475	$(66,931)

Salaries and employee benefits declined by 13.9% from the first six months of 2009 to the first six months of 2010. This decrease resulted mostly from certain staff reductions that were made in the first quarter of 2010, as a result of our ongoing earnings improvement project. As our customers continue to embrace our electronic banking services, the transaction volume in our branches has been reduced. We also combined some redundant positions and eliminated others, as we restructured our operations and delivery of services to our customers. The first quarter 2010 expenses include severance packages related to the staff reductions, but the second quarter expenses reflected the full impact of these staff reductions.

In accordance with the provisions of ASC Topic 350 and based on the results of a third party analysis, we recognized a $66.5 million impairment loss on goodwill as of March 31, 2009. This impairment charge eliminated all goodwill from our balance sheet, including approximately $304,000 relating to GCM Insurance (reflected in discontinued operations on the consolidated statement of income (loss)). Other noninterest expenses increased by 13.8%. Expenses relating to OREO increased from $2.2 million for the first six months of 2009, to $3.9 million for the first six months of 2010. Other noninterest expenses for the first six months of 2010 included consulting fees related to our earnings improvement project. We also incurred $250,000 in losses on letters of credit in the first quarter of 2010. Partially offsetting these expenses was a decline in FDIC insurance premiums ($1.8 million for the first six months of 2010 as compared to $2.1 million for the first six months of 2009).

Changes in our income tax expense have generally paralleled changes in income. The income tax benefits for the first six months of 2009 and 2010 resulted from the losses recognized for the periods, as well as the tax benefits of our tax-exempt income.

Comparison of Results of Operations for the Quarters Ended June 30, 2010 and 2009

Net Income/(Loss)

For the second quarter of 2010, we reported a net loss of $2.3 million, or $(0.19) per common share, compared to a net loss of $14.7 million, or $(1.23) per common share, for the second quarter of 2009.

Net Interest Income

Net interest income decreased by $0.7 million, or 6.2%, from $10.7 million for the second quarter of 2009 to $10.0 million for the second quarter of 2010. From the second quarter of 2009 to the second quarter of 2010, the net interest margin improved from 2.21% to 2.30%. During this period, we lost 32 basis points of yield on our earning assets while decreasing our cost of funds by 49 basis points.

The declining yield on earning assets is mostly attributable to changes in mix and volumes. Average earning assets declined from $1.932 billion in the second quarter of 2009 to $1.744 billion in the second quarter of 2010. This decline is primarily due to a $248.2 million decrease in average loan balances from the second quarter of 2009 to the second quarter of 2010 and a $75.3 million decrease in average investment securities during the same period. These declines were partially offset by a $135.5 million increase in federal funds sold and other interest-bearing assets, as we intentionally built liquidity by accumulating deposits and investing in short-term assets.

The decrease in our cost of funds from the second quarter of 2009 to the second quarter of 2010 was impacted by rates and volumes. Our average interest-bearing deposits declined by $50.6 million from the second quarter of 2009 to the second quarter of 2010, and our deposit cost declined by 52 basis points. Our average balance of other borrowings declined by $90.8 million over this period, and our cost of other borrowings declined by 15 basis points.

The following table shows, for the periods indicated, an analysis of net interest income, including the average amount of earning assets and interest-bearing liabilities outstanding during the period, the interest earned or paid on such amounts, the average yields/rates paid and the net yield on earning assets on both a book and tax equivalent basis:

	Average Balance
(Dollars in thousands)	Quarter Ended 6/30/10	Quarter Ended 6/30/09
EARNING ASSETS:
Net loans	$1,024,962	$1,273,120
Federal funds sold and other interest-bearing assets	352,285	216,766
Securities:
Taxable	362,752	358,386
Tax-exempt	3,693	83,389

Totals	1,743,692	1,931,661

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	1,365,187	1,415,793
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	209,080	299,868

Totals	1,574,267	1,715,661

Net amounts	$169,425	$216,000

	Interest for
(Dollars in thousands)	Quarter Ended 6/30/10	Quarter Ended 6/30/09
EARNING ASSETS:
Net loans	$13,153	$15,609
Federal funds sold and other interest-bearing assets	192	127
Securities:
Taxable	3,639	3,835
Tax-exempt	44	832

Totals	17,028	20,403

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	5,686	7,714
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	1,347	2,039

Totals	7,033	9,753

Net amounts	$9,995	$10,650

	Yields Earned And Rates Paid (%)
	Quarter Ended 6/30/10	Quarter Ended 6/30/09
EARNING ASSETS:
Net loans	5.15	4.92
Federal funds sold and other interest-bearing assets	0.22	0.23
Securities:
Taxable	4.02	4.29
Tax-exempt	4.77	4.00

Totals	3.92	4.24

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	1.67	2.19
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	2.58	2.73

Totals	1.79	2.28

Net amounts	2.30	2.21

Note: Yields on a tax equivalent basis would be:
Tax-exempt securities	7.33	6.16

Total earning assets	3.92	4.38

Net yield on earning assets	2.30	2.30

The following table sets forth the effects of changing rates and volumes on our net interest income. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change to each.

	Quarter Ended June 30, 2010 Over Quarter Ended June 30, 2009 Change Due To:
(Dollars in thousands)	Total	Rate	Volume
Earning assets:
Loans	$(2,456)	$775	$(3,231)
Securities:
Taxable	(196)	(150)	(46)
Tax exempt	(788)	199	(987)
Federal funds sold and other	65	(5)	70

Total earning assets	$(3,375)	$819	$(4,194)

Interest-bearing liabilities:
Interest-bearing deposits	$(2,028)	$(1,763)	$(265)
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase	(692)	(106)	(586)

Total interest-bearing liabilities	$(2,720)	$(1,869)	$(851)

(1)	Change in volume is the change in volume times the previous period’s rate.
(2)	Change in rate is the change in rate times the previous period’s balance.
(3)	The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change to each.

Provision for Loan Losses

We use our provision for loan losses to replenish the allowance for loan losses on our balance sheet. Based on our evaluation of the risk exposure contained in the loan portfolio, management believes that the level of the allowance is adequate. The Board of Directors reviews and approves management’s evaluation. This is an ongoing process through which we review and determine the amount of the provision on a quarterly basis. The provision for loan losses declined from $23.0 million during the second quarter of 2009 to $3.2 million in the second quarter of 2010. We were able to reduce our provision for loan losses for the second quarter of 2010 because of a significant decrease in net charge-offs, as well as slight declines in our nonperforming and classified loans. We incurred $10.0 million in net charge-offs for the second quarter of 2010, compared to $15.3 million for the second quarter of 2009.

Other Income (Noninterest Income)

Other income refers to our noninterest income, which includes various service charges, fees and commissions. One of our strategic objectives has been, and continues to be, to increase the level of our other income. Our other income, exclusive of securities gains and losses, decreased by $113,000, or 2.8%, from the second quarter of 2009 to the second quarter of 2010. The following table presents for the periods indicated the major categories of noninterest income and the changes in the second quarter of 2010 compared to the second quarter of 2009:

	Quarter Ended June 30,
(Dollars in thousands)	2010	2009	Change
Service charges on deposit accounts	$1,907	$2,125	$(218)
Trust Department income	503	507	(4)
Other income	1,527	1,418	109

Total other income	$3,937	$4,050	$(113)

Our service charges on deposit accounts declined 10.3% from the second quarter of 2009 to the second quarter of 2010 primarily due to fewer insufficient funds fees charged in 2010. We believe that the decline in fees has resulted from our customers becoming better stewards of their funds and the increased use of electronic banking that provides our customers with real-time feedback on account balances. The 7.7% increase in other noninterest income is due to approximately $130,000 in letter of credit fees from two commercial customers earned in the second quarter of 2010, a $147,000 increase in gains on sale of OREO and rental income from OREO, and several other noninterest income accounts, none of which were considered individually material in nature. However, these gains were partially offset by a reduction of $428,000 in mortgage loan fee income, as a result of our scaling back our mortgage loan activity in 2010.

We recognized $846,000 in net securities gains during the second quarter of 2010, compared to $76,000 in net securities gains during the second quarter of 2009. The increase in net gains in 2010 resulted from our decision to recognize a portion of the unrealized gains in our investment portfolio while they were available to us.

Other Expense (Noninterest Expense)

Noninterest expense represents ordinary overhead expenses and, from time to time, any impairments to goodwill or other intangibles. These expenses declined by $971,000 during the second quarter of 2010, compared with the second quarter of 2009. The following table presents for the periods indicated the major categories of noninterest expense and the changes in the second quarter of 2010 compared to the second quarter of 2009:

	Quarter Ended June 30,
(Dollars in thousands)	2010	2009	Change
Salaries and employee benefits	$5,521	$7,012	$(1,491)
Premises and fixed asset expense	1,941	1,888	53
Other expense	6,868	6,401	467

Total other expense	$14,330	$15,301	$(971)

Salaries and employee benefits declined by 21.3% from the second quarter of 2009 to the second quarter of 2010. This decrease resulted mostly from a full quarter’s impact of certain staff reductions made in the first quarter of 2010 through our ongoing earnings improvement project.

Other noninterest expenses increased by 7.3%, due primarily to increased expenses relating to OREO. These expenses, including costs of holding OREO, legal fees, and losses on sales of OREO, increased from $1.6 million for the second quarter of 2009, to $2.7 million for the second quarter of 2010. This increase was partially offset by expense reductions in several other categories, including advertising, communications, FDIC insurance premiums, and director fees.

Changes in our income tax expense have generally paralleled changes in income. The income tax benefits for the second quarters of 2009 and 2010 resulted from the losses recognized for the periods, as well as the tax benefits of our tax-exempt income.

Financial Condition as of June 30, 2010

Summary

Total assets were $1.886 billion as of June 30, 2010, compared to $1.844 billion as of December 31, 2009. Our loan portfolio balance was $998.4 million as of June 30, 2010, compared to $1.091 billion as of December 31, 2009, a decrease of $93.0 million, or 8.5%. Total deposits were $1.546 billion as of June 30, 2010, compared to $1.500 billion as of December 31, 2009, an increase of $46.6 million, or 3.1%. Shareholders’ equity remained relatively flat at $119.3 million as of June 30, 2010, compared to $119.8 million as of December 31, 2009.

Loan Portfolio

Historically, our lending focus has been distributed among commercial real estate, commercial and industrial loans, 1-4 family mortgages and consumer loans. Total commercial, financial and agricultural loans, which consist primarily of short-term loans for working capital purposes, inventories, seasonal loans, lines of credit and equipment loans, accounted for 16.4% of our loan portfolio as of June 30, 2010, compared to 17.0% as of December 31, 2009. Total real estate loans, which are secured by commercial real estate, one-to-four family residential properties and multi-family dwelling units, accounted for 73.1% of our loan portfolio as of June 30, 2010, compared to 72.7% as of December 31, 2009. Total consumer loans, which consist of home improvement, mobile home, automobile and unsecured personal loans, made up 1.8% of our loan portfolio as of June 30, 2010 and December 31, 2009.

Total loans were $998.4 million as of June 30, 2010, a decrease of $93.0 million, or 8.5%, compared to total loans of $1.091 billion as of December 31, 2009. The majority of the decline in loans occurred in commercial real estate loans due primarily to payoffs and chargedowns.

The following table summarizes our loan portfolio by type of loan and type of customer as of the dates indicated:

	As of June 30, 2010		As of December 31, 2009
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial:
Commercial	$163,717	16.4%	$185,466	17.0%
Commercial real estate	562,154	56.3%	612,706	56.1%
Real estate construction	22,258	2.2%	30,000	2.8%

Total commercial	748,129	74.9%	828,172	75.9%

Consumer:
Residential real estate	79,397	8.0%	83,744	7.7%
Home equity lines	66,382	6.7%	67,185	6.2%
Other consumer loans	18,427	1.8%	20,177	1.8%

Total consumer	164,206	16.5%	171,106	15.7%

Other	86,097	8.6%	92,199	8.4%

Total loans	$998,432	100.0%	$1,091,477	100.0%

The contractual maturity ranges of our loan portfolio and the amount of such loans with fixed and variable interest rates in each maturity range classified by borrower type as of June 30, 2010, are summarized in the following table:

	As of June 30, 2010
(Dollars in thousands)	One Year or Less	After One Through Five Years	After Five Years	Total
Commercial:
Commercial	$55,431	$103,790	$4,496	$163,717
Commercial real estate	139,496	350,066	72,592	562,154
Real estate construction	6,603	3,838	11,817	22,258

Total commercial	201,530	457,694	88,905	748,129

Consumer:
Residential real estate	10,419	22,261	46,717	79,397
Home equity lines	2,755	16,731	46,896	66,382
Other consumer loans	5,143	10,253	3,031	18,427

Total consumer	18,317	49,245	96,644	164,206

Other	67,497	9,047	9,553	86,097

Total loans	$287,344	$515,986	$195,102	$998,432

Loans with a fixed interest rate	$117,639	$289,916	$46,530	$454,085
Loans with a variable interest rate	169,705	226,070	148,572	544,347

Total loans	$287,344	$515,986	$195,102	$998,432

As of June 30, 2010, our loan portfolio was composed of approximately 45.0% fixed interest rate loans and 55.0% variable interest rate loans. Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of our loans is substantially less than their average contractual term because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loans rates are substantially lower than rates on existing mortgages due primarily to refinancings of adjustable rate and fixed rate loans at lower rates.

Higher-Risk Loans

Our loan portfolio does not include several types of loans generally considered higher-risk, such as option adjustable-rate mortgage loans, junior lien mortgages, high loan-to-value mortgages, interest-only loans, subprime loans, and loans with teaser rates. Management believes that the highest risk loans in our portfolio are our construction and land development loans.

We entered the Memphis, Birmingham, and Middle Tennessee markets late in the most recent real estate boom cycle. Consequently, our build-up in our construction and land development portfolio and the subsequent lack of demand for residential real estate due to declines in the mortgage markets caused our loan quality to deteriorate. In mid-2008, we established a moratorium on residential construction and development lending. From June 30, 2009 to June 30, 2010, we reduced our exposure in our construction and land development portfolio by $115.1 million, or 45.7%.

The following table reflects the composition of our construction and land development portfolio by market:

(Dollars in thousands)	As of June 30, 2010		As of March 31, 2010		As of December 31, 2009		As of June 30, 2009
	Balance	%	Balance	%	Balance	%	Balance	%
Birmingham	$11,781	8.6%	$14,363	9.2%	$17,043	10.3%	$20,009	7.9%
Florida	23,911	17.5%	28,299	18.1%	25,600	15.4%	26,430	10.5%
Georgia	9,760	7.1%	9,908	6.3%	10,820	6.5%	11,763	4.7%
Memphis	24,879	18.2%	29,553	18.9%	29,816	18.0%	49,086	19.5%
Middle Tennessee	32,941	24.1%	37,466	23.9%	43,420	26.1%	102,063	40.5%
Mississippi	23,070	16.9%	26,548	17.0%	29,796	17.9%	30,362	12.1%
Tuscaloosa	10,333	7.6%	10,256	6.6%	9,717	5.8%	12,054	4.8%

Total	$136,675	100.0%	$156,393	100.0%	$166,212	100.0%	$251,767	100.0%

During 2010, we have charged off approximately $6.5 million related to loans in this segment of our portfolio. As of June 30, 2010, our allowance for loan losses includes approximately $12.7 million allocated to construction and land development loans.

All commercial real estate loans, exclusive of the loans discussed above, total approximately $442.3 million as of June 30, 2010. Of this total, 53% represents owner occupied commercial real estate, and 47% represents non-owner occupied commercial real estate.

We have implemented additional risk management procedures focusing on real estate loans, so that we will reduce potential future losses. The moratorium on residential construction and development lending is continuing. We have tightened our underwriting standards for all commercial real estate loans and are not renewing certain loans to move them out of our portfolio. We are conducting builder/developer stress tests for larger relationships, and our loan officers are focusing more time on managing and reviewing existing loans, including stress testing, clearing exceptions, and collecting these loans.

We are beginning to see some positive signs in these portfolios; however, we are not ready to say that they have turned upward. We remain very proactive in monitoring these credits across our system since they represent the biggest risk to our future earnings.

Delinquent and Nonperforming Assets

We have several procedures that are designed to maintain the overall quality of our loan portfolio. We have established underwriting guidelines that are followed by our management and delinquency levels are monitored by our executive committee and reviewed by the board of directors for any negative or adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Trends in delinquency ratios represent an indicator, among other considerations, of credit risk within the loan portfolio. Nonperforming loans include nonaccrual loans, loans past due 90 days or more, and loans renegotiated or restructured because of a debtor’s financial difficulties.

We generally place loans on nonaccrual status if any of the following events occur:

•	the classification of a loan as nonaccrual internally or by regulatory examiners;

•	delinquency on principal for 90 days or more unless management is in the process of collection;

•	a balance remains after repossession of collateral;

•	notification of bankruptcy; or

•	management judges that nonaccrual status is appropriate.

Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. We are sometimes required to revise the interest rate or repayment terms in a troubled debt restructuring.

We obtain appraisals on loans secured by real estate with principal amounts in excess of $250,000 and may update those appraisals for loans categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, we evaluate the borrower’s overall financial condition to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses. We record real estate acquired through foreclosure at fair value at the time of acquisition, less estimated costs to sell the property.

The following table presents information regarding nonperforming assets as of the dates indicated:

(Dollars in thousands)	As of June 30, 2010	As of December 31, 2009	As of June 30, 2009
Nonaccrual loans	$36,384	$41,096	$59,464
Accruing loans past due 90 days or more	2,284	5,582	2,901
Restructured loans	30,588	23,505	10,393

Total nonperforming loans	69,256	70,183	72,758
Other real estate owned	35,413	34,259	16,686

Total nonperforming assets	$104,669	$104,442	$89,444

Nonperforming assets to total loans and other real estate owned	10.12%	9.28%	7.09%

The increase in our nonperforming assets to total loans and other real estate owned ratio resulted more from the decline in our overall loan balance than from the slight increase in our nonperforming assets.

As of June 30, 2010, other real estate was comprised primarily of residential real estate developments in various stages of completion.

We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list which helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans included on the watch list that are not otherwise classified show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements compared to those of a satisfactory credit.

In establishing the appropriate classification for specific assets, we consider, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s repayment history and the current delinquent status. As a result of this process, loans are classified as substandard, doubtful or loss.

Loans classified as “substandard” are those loans with clear and defined weaknesses such as a highly leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition which may jeopardize the repayment of the debt as contractually agreed. They are characterized by the distinct possibility that we will sustain some losses if the deficiencies are not corrected. Loans classified as “doubtful” are those loans which have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. Loans classified as “loss” are those loans that are in the process of being charged off. Once a loan is deemed uncollectible as contractually agreed, the loan is charged off either partially or in-full against the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses was $35.6 million as of June 30, 2010, compared to $43.4 million as of December 31, 2009. The following table summarizes the activity in our allowance for loan losses as of and for the periods indicated:

(Dollars in thousands)	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Average loans outstanding	$1,048,878	$1,237,411

Total loans outstanding at end of period	$998,432	$1,091,477

Allowance for loan losses at beginning of period	$43,422	$20,730
Charge-offs:
Commercial, financial and agricultural	(3,433)	(8,143)
Real estate	(11,158)	(49,944)
Installment loans and other	(308)	(755)

Total charge-offs	(14,899)	(58,842)

Recoveries:
Commercial, financial and agricultural	438	1,224
Real estate	1,579	695
Installment loans and other	223	287

Total recoveries	2,240	2,206

Net charge-offs	(12,659)	(56,636)
Provision for loan losses	4,822	79,328

Allowance for loan losses at end of period	$35,585	$43,422

Ratio of net charge-offs to average loans outstanding	1.21%	4.58%
Ratio of allowance for loan losses to period end loans	3.56%	3.98%
Ratio of allowance for loan losses to nonperforming loans	51.38%	61.87%

Allocated Allowance for Loan Losses. We use a risk rating and specific reserve methodology in the calculation and allocation of our allowance for loan losses. The following table describes the allocation of the allowance for loan losses among various categories of loans for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

(Dollars in thousands)	As of June 30, 2010		As of December 31, 2009
	Loan Balance	Allowance for Loan Losses	Loan Balance	Allowance for Loan Losses
Allocated component:
Impaired loans	$72,039	$3,798	$67,785	$11,407
Pooled loans	926,393	30,183	1,023,692	29,275
Unallocated component	—	1,604	—	2,740

Totals	$998,432	$35,585	$1,091,477	$43,422

Management believes that the allowance for loan losses as of June 30, 2010, is adequate to cover losses inherent in the portfolio as of such date.

Investment Portfolio

The investment portfolio serves as a source of liquidity and earnings and is used to manage interest rate risk and to ensure collateral is available for pledging requirements. Our investment portfolio primarily consists of agency mortgage-backed securities, pooled government guaranteed SBA loans and taxable and non-taxable municipal securities. Securities within the portfolio are classified as held-to-maturity or available-for-sale. As of June 30, 2010, we had no securities classified as trading. Fair values of securities are based on quoted market prices where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.

Securities available-for-sale are carried at fair value with unrealized holding gains and losses reported as a separate component of shareholders’ equity called accumulated other comprehensive income. Securities that are held as available-for-sale are used as a part of our asset/liability management strategy. Securities may be sold in response to interest rate changes, changes in liquidity needs, changes in tax strategies, changes in prepayment risk or changes to underlying bank funding. Available-for-sale securities were $332.4 million as of June 30, 2010, compared to $330.1 million as of December 31, 2009. As of June 30, 2010, $215.1 million, or 64.7%, of the available-for-sale securities were invested in mortgage-backed securities, compared to $227.3 million, or 68.9%, as of December 31, 2009. The remainder of the available-for-sale portfolio was invested primarily in government securities.

Securities held-to-maturity are carried at amortized historical cost. Securities that we have the intent and ability to hold until maturity or on a long-term basis are classified as held-to-maturity. Held-to-maturity securities were $2.7 million as of June 30, 2010 and December 31, 2009. All of the securities in the held-to-maturity category were issued by state and municipal subdivisions.

The following tables summarize the amortized cost of securities classified as available-for-sale and held-to-maturity and their approximate fair values as of the dates shown:

	As of June 30, 2010
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Mortgage-backed securities	$204,131	$10,995	$—	$215,126
Other securities	113,435	4,106	269	117,272

Total	$317,566	$15,101	$269	$332,398

Held-to-maturity:
Other securities	$2,668	$42	$—	$2,710

	As of December 31, 2009
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Mortgage-backed securities	$219,635	$8,358	$706	$227,287
Other securities	101,235	2,087	530	102,792

Total	$320,870	$10,445	$1,236	$330,079

Held-to-maturity:
Other securities	$2,671	$70	$—	$2,741

Some of our investment securities are valued at less than their historical cost. We believe these declines resulted primarily from increases in market interest rates. Because the declines in market value are due to changes in interest rates and not credit quality, and because we have the ability and intent to hold these securities until a recovery in fair value, management believes the declines in fair value for these securities are temporary. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net earnings in the period the other-than-temporary impairment is identified.

As of June 30, 2010, we had net unrealized gains of $14.9 million in the investment portfolio compared to net unrealized gains of $9.3 million as of December 31, 2009. The $5.6 million increase in net unrealized gains is primarily attributable to changes in market interest rates from December 31, 2009 to June 30, 2010.

Mortgage-backed securities (“MBSs”) are securities that have been developed by pooling a number of real estate mortgages and are principally issued by “quasi-federal” agencies such as Fannie Mae and Freddie Mac. These securities are deemed to have high credit ratings, and the minimum monthly cash flows of principal and interest are guaranteed by the issuing agencies. Although investors generally assume that the federal government will support these agencies, it is under no obligation to do so. Other MBSs are issued by Ginnie Mae, which is a federal agency, and are guaranteed by the U.S. government.

Unlike U.S. government securities, which have a lump sum payment at maturity, MBSs provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. MBSs that are purchased at a premium will generally suffer decreasing net yields as interest rates drop because homeowners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Conversely, MBSs purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate MBSs do not tend to experience heavy prepayments of principal, and consequently the average life of this security will be lengthened. If interest rates begin to fall, prepayments will increase, thereby shortening the estimated lives of these securities.

The following table summarizes the contractual maturities of investment securities on an amortized cost basis and their weighted average yields as of June 30, 2010. This table shows the contractual maturities of the related investment securities and not the estimated average lives of the securities. The contractual maturity of an MBS is the date at which the last underlying mortgage matures. In the case of a 15-year pool of loans or a 30-year pool of loans, the maturity date of the security will be the date the last payment is due on the underlying mortgages.

	As of June 30, 2010
	Due Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available-for-sale:
Mortgage-backed securities	$1,777	4.06%	$5,523	4.31%	$13,612	4.86%	$194,214	4.63%	$215,126	4.63%
Other securities	2,056	4.77%	9,147	3.69%	48,847	3.25%	56,616	4.77%	116,666	4.05%

Total	3,833	4.44%	14,670	3.92%	62,459	3.60%	250,830	4.66%	331,792	4.43%

Held-to-maturity:
Other securities	—	—	—	—	1,668	9.17%	1,000	9.73%	2,668	9.38%

Equity and other securities	—	—	—	—	—	—	13,837	2.15%	13,837	2.15%

Total securities	$3,833	4.44%	$14,670	3.92%	$64,127	3.75%	$265,667	4.55%	$348,297	4.37%

Contractual maturity of an MBS is not a reliable indicator of its expected life because borrowers have the right to prepay their obligations at any time. A third party analysis of our mortgage-backed securities as of June 30, 2010 showed the estimated average lives for fixed MBSs to be 3.2 years. The average life of the total investment portfolio is 3.8 years as of June 30, 2010.

Deposits

Deposits are our primary source of funds, and we rely on our banking centers and branches to attract and retain those deposits. We offer a variety of products, which consist of noninterest-bearing and interest checking accounts, money market and savings accounts and certificates of deposit. Deposits are gathered from individuals, partnerships and corporations in our market areas. From time to time, we also purchase brokered deposits.

As of June 30, 2010, core deposits (which we define as all deposits other than brokered deposits, 50% of time deposits $100,000 and greater and 50% of public funds) were $1.234 billion, or 79.8% of total deposits, while non-core deposits, including brokered deposits, made up 20.2% of total deposits. Total deposits increased to $1.546 billion as of June 30, 2010, compared to $1.500 billion as of December 31, 2009, an increase of $46.6 million, or 3.1%. Noninterest-bearing deposits increased by 2.6% over this period, and interest-bearing deposits, primarily time deposits, increased by 3.2%.

The interest rates we pay are based on the competitive environments in each of our markets. We manage our interest expense through weekly deposit pricing reviews that compare our deposit rates with the competition and wholesale alternatives. In addition, we have at times offered special products or attractive rates so that our deposits will keep up with our need for liquidity. The average cost of deposits, including noninterest-bearing deposits, for the first six months of 2010 was 1.53%, compared to 1.84% for the year ended December 31, 2009.

The following table presents the daily average balances and rates paid on deposits for the periods indicated:

	Six Months Ended June 30, 2010		Year Ended December 31, 2009
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing deposits	$174,398	—	$176,370	—
Interest-bearing demand (1)	568,643	0.96%	562,253	1.15%
Savings	46,480	0.42%	43,887	0.43%
Time deposits	738,828	2.41%	722,293	2.91%

Total	$1,528,349	1.53%	$1,504,803	1.84%

(1)	Includes money market accounts.

The following table provides the amount of our time deposits as of June 30, 2010, that are $100,000 and greater by time remaining until maturity:

(Dollars in thousands)	As of June 30, 2010
Three months or less	$133,791
Over three months through six months	83,727
Over six months through one year	109,236
Over one year	101,892

Total	$428,646

While a majority of the time deposits in amounts of $100,000 and greater will mature within one year, we expect that a significant portion of these deposits will be renewed, given that the rates we offer on time deposits are competitive in the market. If a significant portion of the time deposits were not renewed, it would have an adverse effect on our liquidity. We monitor maturities and have other available funding sources to mitigate this effect.

Borrowings, Repurchase Agreements and Junior Subordinated Debentures

We use borrowings to supplement deposits in funding our lending and investing activities. These borrowings are typically FHLB advances, which have terms ranging from overnight to several years. All FHLB borrowings are collateralized by investment securities or first mortgage loans. Additionally, we borrow from other financial institutions using investment securities as collateral and have issued junior subordinated debentures to a subsidiary trust. As of June 30, 2010, securities with a carrying value of $255.3 million and loans with a carrying value of $368.5 million were pledged as collateral.

Our borrowings and repurchase agreements were $179.4 million as of June 30, 2010. The outstanding balance as of June 30, 2010, includes $95.0 million in long-term FHLB advances, $50.0 million in repurchase agreements with brokerage firms and $34.4 million in repurchase agreements with clients and treasury tax and loan note payable.

The following table summarizes our outstanding borrowings and repurchase agreements of the dates indicated:

(Dollars in thousands)	As of June 30, 2010	As of December 31, 2009
Ending balance	$179,442	$184,072
Average balance for the period	180,215	242,661
Maximum month-end balance during the period	186,735	293,704
Average interest rate for the period	2.48%	2.57%
Weighted average interest rate at the end of the period	2.45%	2.44%

Note: This table includes federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds (primarily FHLB advances).

In addition to the borrowings and repurchase agreements discussed above, on December 20, 2003, the Corporation issued $30.9 million of floating rate junior subordinated deferrable interest debentures to the Trust. The debentures are the sole asset of the Trust. The net proceeds received by the Corporation from the issuance of the debentures were used for our acquisition of Enterprise Bancshares, Inc. The Trust issued $30.0 million of TPSs to investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the TPSs. The TPSs are redeemable at the Corporation’s option on or after December 30, 2008, on any interest payment date. The TPSs must be redeemed upon maturity of the debentures in 2033. Interest on the debentures and TPSs is the three month London Interbank Offer Rate (“LIBOR”) plus 2.85% and is payable quarterly.

The Trust is a statutory business trust organized for the sole purpose of issuing trust securities and investing the proceeds in our junior subordinated debentures. The TPSs represent preferred beneficial interests in the assets of the Trust and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the Trust. We own the common securities of the Trust. The Trust’s ability to pay amounts due on the TPSs depends solely on our making payment on the related junior subordinated debentures. The debentures, which are the only assets of the Trust, are subordinate and junior in right of payment to all of our present and future senior indebtedness.

Under the provisions of the issue of the junior subordinated debentures, we have the right to defer payment of interest on the debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the junior subordinated debentures are deferred, the distributions on the TPSs will also be deferred. However, the interest due would continue to accrue during any such interest payment deferral period.

Shareholders’ Equity

Shareholders’ equity was $119.3 million as of June 30, 2010, compared to $119.8 million as of December 31, 2009. During the first six months of 2010, we reported a net loss applicable to common shareholders of $4.2 million. Included in this amount are the payment of $1.1 million in preferred dividends and $216,000 of discount accretion related to the Series A preferred stock. Finally, an increase in the market value of our available-for-sale investment securities caused our accumulated other comprehensive income to increase from $2.6 million at December 31, 2009, to $6.0 million at June 30, 2010.

Dividends paid by the Corporation are provided from dividends received from Cadence. Under regulations controlling national banks, the payment of any dividends by a bank without prior approval from the OCC is limited to the current year’s net profits (as defined by the OCC) and retained net profits of the two preceding years. At June 30, 2010, Cadence can not make dividend payments to the Corporation without prior approval of the OCC. The Federal Reserve, as primary regulator for bank holding companies, has also stated that all common stock dividends should be paid out of current earnings. As the Corporation does not generate earnings on a stand-alone basis, it does not have the capability to pay common stock dividends without receiving dividends from Cadence. The Corporation does not expect to make dividend payments in the near future.

Return on Equity and Assets

The following table sets forth certain selected financial data for the periods indicated.

	Six Months Ended June 30,		Quarter Ended June 30,
	2010	2009	2010	2009
Return on assets (net income divided by total average assets)	-0.4%	-9.9%	-0.5%	-2.9%

Return on equity (net income divided by average equity)	-7.0%	-129.0%	-7.7%	-42.6%

Equity to asset ratio (average equity divided by total average assets)	6.4%	7.6%	6.3%	6.8%

Regulatory Capital

Cadence is subject to the capital adequacy requirements of the OCC. The Corporation, as a bank holding company, is subject to the capital adequacy requirements of the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Cadence must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

The risk-based capital requirements of the Federal Reserve and the OCC define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have a Tier 1 leverage ratio of at least 4.0% to be “adequately capitalized” and at least 5.0% to be “well-capitalized” and a total risk-based capital ratio (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets to be “adequately capitalized” and at least 10.0% to be “well-capitalized.” Tier 1 capital generally includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. Tier 2 capital may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses.

The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% in order to be categorized as “adequately capitalized” and at least 5.0% to be categorized as “well-capitalized.” These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

Our actual capital amounts and ratios are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

	Cadence Financial Corporation (Consolidated)		Cadence
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
As of June 30, 2010
Total risk-based	$118,729	11.3%	$111,858	10.7%
Tier 1 risk-based	105,314	10.0	98,475	9.4
Tier 1 leverage	105,314	5.7	98,475	5.4

As of December 31, 2009
Total risk-based	$125,730	10.9%	$117,053	10.2%
Tier 1 risk-based	110,980	9.6	102,338	8.9
Tier 1 leverage	110,980	6.3	102,338	6.0

The minimum amounts of capital and ratios as established by banking regulators are as follows:

	Cadence Financial Corporation (Consolidated)		Cadence
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
As of June 30, 2010
Total risk-based	$84,059	8.0%	$83,855	8.0%
Tier 1 risk-based	42,030	4.0	41,927	4.0
Tier 1 leverage	73,912	4.0	72,937	4.0

As of December 31, 2009
Total risk-based	$92,103	8.0%	$91,878	8.0%
Tier 1 risk-based	46,052	4.0	45,939	4.0
Tier 1 leverage	70,136	4.0	68,616	4.0

Cadence is subject to capital adequacy guidelines of the OCC at the bank level that are substantially similar to the Federal Reserve guidelines. Although current regulatory guidelines state that a financial institution must have a total risk-based capital ratio of 10.0%, a Tier 1 risk-based capital ratio of 6.0%, and a Tier 1 leverage ratio of 5.0% to be considered “well-capitalized” in accordance with the regulations, the primary regulator has the ability to impose higher ratios on financial institutions. These higher standards are imposed if the regulator believes that the risk profile on the institution is higher than they consider appropriate. As part of a consent order imposed on the Bank by the OCC in May 2010, Cadence is required to achieve by September 19, 2010, and maintain on an ongoing basis, a Tier 1 leverage ratio of 9.0% and a total risk-based capital ratio of 12.0%. As of June 30, 2010, Cadence did not satisfy this regulatory requirement, as it had a Tier 1 leverage ratio of 5.4% and a total risk-based capital ratio of 10.7%.

As a result of recent losses experienced by the Corporation and Cadence’s requirement for additional capital to meet these higher ratios, there is a need for the Corporation to raise additional capital. The Corporation is currently seeking to raise this capital through all available sources, including public or private equity offerings. However, at this time, there can be no assurance as to the availability or terms upon which this capital might be available.

Off-Balance Sheet Arrangements

There were no material changes to our contractual obligations during the first six months of 2010.

In the ordinary course of our business, we enter into agreements with customers to loan money. When a loan agreement is executed, the customer can either borrow the money immediately or draw against the loan over a predetermined time period. If an unfunded commitment is drawn against, the Bank charges the customer the interest rate established in the original agreement for the amount of the draw for the time period outstanding. As of June 30, 2010, the amount of unfunded commitments outstanding was $124.0 million.

We also provide letters of credit to our customers. A letter of credit is a contingent obligation to make a loan to the customer for up to the amount of the letter of credit and at a predetermined rate of interest. The Bank charges the customer approximately 1.5% of the face amount of a letter of credit as a fee for issuance. As of June 30, 2010, the amount of outstanding letters of credit was $11.7 million.

The issuance of a letter of credit or a loan commitment is subject to the same credit and underwriting standards as any other loan agreement.

At any point in time, we do not know when or if these commitments will be funded. Generally, if they are funded, they are funded at various times over the commitment period. As a result, we are able to fund them out of normal cash flow. If all outstanding commitments were funded at the same time, we have the ability to fund them through our current liquidity.

In June 2008, the FHLB of Dallas issued a $35 million standby letter of credit to the Bank to secure public funds.

Liquidity, Inflation and Asset/Liability Management

Liquidity may be defined as our ability to meet cash flow requirements created by decreases in deposits and/or other sources of funds or increases in loan demand. We did not experience any problems with liquidity during the first six months of 2010 and anticipate that all liquidity requirements will be met in the future. Our traditional sources of funds from deposit growth, maturing loans and investments, wholesale borrowing lines and earnings have generally allowed us to consistently generate sufficient funds to meet our daily operational liquidity needs. As the result of a $93.0 million decrease in loans and a $46.6 million increase in deposits as of June 30, 2010, compared to December 31, 2009, our loan/deposit ratio declined to 64.6% as of June 30, 2010, compared to a loan/deposit ratio of 72.8% as of December 31, 2009. Our total funding sources include not only deposits, but also federal funds purchased, securities sold under agreements to repurchase and FHLB borrowings. When we include these sources of funding with deposits, our loans to total funding ratio declined to 57.9% as of June 30, 2010, from 64.9% as of December 31, 2009. Management’s target loans to deposits ratio is in the range of 75-85%, and our goal is to limit wholesale funding to no more than 25% of total assets.

We offer retail repurchase agreements to accommodate excess funds of some of our larger depositors. Management believes that these repurchase agreements stabilize traditional deposit sources as opposed to risking the potential loss of these funds to alternative investment arrangements. Retail repurchase agreements, which we view as a source of funds, totaled $32.8 million as of June 30, 2010, and $37.4 million as of December 31, 2009. The level of retail repurchase agreement activity is limited by the availability of investment portfolio securities to be pledged against the accounts and our asset/liability funding policy. Because of the limited amount of retail repurchase agreements and the fact that the underlying securities remain under our control, we do not consider the exposure for this service to be material.

We believe that our traditional sources of cash flow, including retail deposits, maturing loans and investments, and the high level of cash currently carried on our balance sheet, will provide the cash to allow us to meet our future liquidity needs. At June 30, 2010, we had unused short-term borrowing lines (federal funds purchased lines) of approximately $37.5 million from upstream correspondent banks. We also have additional borrowing capacity from the Federal Reserve under certain circumstances. As of June 30, 2010, we had $95.0 million in outstanding FHLB borrowings. We have no additional borrowing capacity with the FHLB.

We currently have no plans to refinance or redeem any liabilities other than normal maturities and payments relating to the FHLB borrowings. We do not have plans at this time for any discretionary spending that would have a material impact on liquidity. Under regulations controlling bank holding companies and national banks, Cadence is limited in the amount it can lend to the Corporation, and those loans are required to be on a fully secured basis. At June 30, 2010, there were no loans between Cadence and the Corporation. The Corporation’s only source of liquidity is dividends it receives from Cadence. Under regulations controlling national banks, the payment of any dividends by a bank without prior approval from the OCC is limited to the current year’s net profits (as defined by the OCC) and retained net profits of the two preceding years.

Because the majority of assets and liabilities of a financial institution are monetary in nature, a financial institution differs greatly from most commercial and industrial companies, which have significant investments in fixed assets or inventories. Fluctuations in interest rate and actions of the Federal Reserve to regulate the national money supply to mitigate recessionary and inflationary pressures have a greater effect on a financial institution’s profitability than do higher costs for goods and services.

The primary objective of rate sensitivity management is to maintain net interest income growth while reducing exposure to adverse fluctuations in rates. The Asset/Liability Management Committee of the Board of Directors evaluates and analyzes our pricing, asset/liability maturities and growth, and balance sheet mix strategies in an effort to make informed decisions that will increase income and limit interest rate risk. The Committee uses simulation modeling as a guide for decision-making and to forecast changes in net income and the economic value of equity under assumed fluctuations in interest rate levels.

Due to the potential volatility of interest rates, our goal is to stabilize the net interest margin by maintaining a relatively neutral rate sensitive position. As of June 30, 2010, our balance sheet reflected approximately $238.4 million more in rate sensitive liabilities than assets that were scheduled to reprice within one year. This represented 12.64% of our total assets and indicates that we are in a liability-sensitive position. This computation results from a static gap analysis that weights assets and liabilities equally. Management believes that interest rates will continue to remain flat for the remainder of 2010 and that our current position places us in the correct interest rate risk posture for this rate environment. Management does not believe that it is in our best interest to speculate on changes in interest rate levels. Although earnings could be enhanced if predictions were correct, if interest rates move against predictions, then Cadence’s earnings will be less than predicted.

During the first six months of 2010, we believe we maintained a consistent and disciplined asset/liability management policy focusing on interest rate risk and sensitivity.

ITEM 3 – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Corporation is exposed only to U.S. dollar interest rate changes and, accordingly, we manage exposure by considering the possible changes in the net interest margin. We do not have any trading instruments nor do we classify any portion of our investment portfolio as held for trading. In 2009, we had hedged a portion of our floating rate prime based lending portfolio by entering into floating to fixed interest rate swaps; however, we had no outstanding hedges as of June 30, 2010. The transactions were cash flow hedges as defined by ASC Topic 815, “Derivatives and Hedging,” and were accounted for under that guidance. These transactions were in line with our asset/liability strategy and were entered into to help protect the Corporation against an unexpected downturn in short-term interest rates. As we continue to enhance our asset/liability management, we will continue to look for opportunities to protect the Corporation from unexpected changes in interest rates. We have no exposure to foreign currency exchange rate risk, commodity price risk, and other market risks.

The following table reflects the period-end position of our interest-earning assets and interest-bearing liabilities, which can either reprice or mature within the designated time period. The interest rate sensitivity gaps can vary from day-to-day and are not necessarily a reflection of the future. In addition, certain assets and liabilities within the same designated time period may nonetheless reprice at different times and at different levels.

	As of June 30, 2010
	Interest Sensitive Within (Cumulative)
(Dollars in thousands)	Three Months	Twelve Months	Five Years	Total
Interest-earning assets:
Loans	$499,106	$655,697	$907,703	$962,847
Investment and mortgage-backed securities	73,958	112,591	234,666	348,297
Federal funds sold and other	2,812	23,168	23,168	23,168

	$575,876	$791,456	$1,165,537	$1,334,312

Interest-bearing liabilities:
Deposits	$510,694	$864,536	$1,437,304	$1,546,435
Borrowed funds	65,370	165,370	185,370	210,370

	$576,064	$1,029,906	$1,622,674	$1,756,805

Sensitivity gap:
Dollar amount	$(188)	$(238,450)	$(457,137)	$(422,493)
Percent of total interest-earning assets	-0.03%	-30.13%	-39.22%	-31.66%

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amounts of interest-earning assets and interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets maturing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing within that same time frame. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. In a rising interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a greater increase in the yield of its assets relative to the costs of its liabilities and thus an increase in the institution’s net interest income would result.

At June 30, 2010, total interest-earning assets maturing or repricing within one year were less than interest-bearing liabilities maturing or repricing within the same time period by approximately $238.4 million (cumulative), representing a negative cumulative one-year gap of 30.13% of earning assets. Management believes this position to be acceptable in the current interest rate environment.

Banking regulators have issued advisories concerning the management of interest rate risk (“IRR”). The regulators consider effective interest rate management an essential component of safe and sound banking practices. To monitor our IRR, our interest rate management practices include (a) risk management, (b) risk monitoring and (c) risk control as described below.

Risk management consists of a system in which a measurement is taken of the amount of earnings at risk when interest rates change. We first prepare a “base strategy,” which is the position of Cadence and its forecasted earnings based upon the current interest rate environment or most likely interest rate environment. The IRR is then measured based upon hypothetical changes in interest rates by measuring the impact such a change will have on the “base strategy.”

Risk monitoring consists of evaluating the “base strategy” and the assumptions used in its development based upon the current interest rate environment. This evaluation is performed quarterly by management or more often in a rapidly changing interest rate situation and monitored by the Asset/Liability Management Committee of Cadence’s Board of Directors.

Risk control consists of setting policies and parameters regarding interest rates and performing simulations based on trends and projections. Interest rate risk is managed based upon our tolerance for interest rate exposure and the resulting effect on net interest income and the economic value of equity. A balance sheet and income statement simulation model is prepared monthly, using current month end data. A base case simulation is prepared monthly using current month growth trends, projected forward and a flat rate forecast. Two additional interest rate shock simulations are prepared, one showing rates rising 200 basis points and one showing a 200 basis point decline in rates. Our policy is that a 200 basis point shock in rates should not cause the projection of net interest income to change by more than 15% and cause the economic value of equity to change by more that than +25% and –20%. The June 2010 model reflects net interest income under this scenario increasing by 5.43% with a 200 basis point upward shock of rates and decreasing by 4.53% if rates are shocked down 200 basis points. At June 30, 2010, a 200 basis point immediate increase in interest rates would have resulted in a 10.51% increase in market value of equity, and a 200 basis point instant decrease would have resulted in a 9.67% decrease in market value of equity. At June 30, 2010, we were within policy on both of these tests.

ITEM 4 – CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 of the Exchange Act, the Corporation has evaluated, with the participation of management, including the Chief Executive Officer and the Chief Financial Officer, as of the end of the period covered by this report, the effectiveness of the design and operation of its disclosure controls and procedures. Based on such evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of the period covered by this report, such disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Corporation, including its consolidated subsidiaries, is recorded, processed, summarized and reported, including being made known to the certifying officers by others within the Corporation and its consolidated subsidiaries as appropriate to allow timely decisions regarding disclosure, within the time periods specified in the SEC’s rules and forms. From time to time, the Corporation reviews the disclosure controls and procedures, and may from time to time make changes aimed at enhancing their effectiveness and to ensure that the Corporation’s system evolves with its business.

Changes in Internal Controls over Financial Reporting

There was no change in the Corporation’s internal control over financial reporting during the quarter ended June 30, 2010, that has materially affected, or is reasonably likely to materially affect, the Corporation’s internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1 – LEGAL PROCEEDINGS

In the normal course of business, the Corporation and its subsidiaries from time to time are involved in legal proceedings. There are no pending proceedings to which either the Corporation or any of its subsidiaries are a party that upon resolution are expected to have a material adverse effect upon the Corporation’s or its subsidiaries’ financial condition or results of operations.

ITEM 1A – RISK FACTORS

In addition to the other information contained in this Report on Form 10-Q, the following significant risks may affect the Corporation and Cadence and update the risk factors contained in Part I, Item A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2009 and in Part II, Item 1A, “Risk Factors,” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The risk factors identified below are in addition to those contained in any other documents filed by the Corporation under the Securities Exchange Act of 1934, including without limitation, any other cautionary statements, written or oral, which may be made or otherwise addressed in connection with a forward-looking statement or contained in any of our subsequent filings with the Securities and Exchange Commission.

The current economic environment poses significant challenges for us and our industry and could adversely affect our financial condition and results of operations.

We are operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions. Financial institutions like us continue to be affected by declines in the real estate market and constrained financial markets. Declines in the housing market beginning in 2008, including falling home prices and increasing delinquencies, foreclosures and unemployment, have resulted in significant write-downs of asset values by many financial institutions, including us. Continuing concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their clients and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of consumer confidence, increased market volatility and widespread reduction in general business activity. Many financial institutions, including us, have experienced decreased access to deposits and borrowings. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition and results of operations. For example, a continued or deepening national economic recession or further deterioration in local economic conditions in the southeastern United States could cause losses that exceed our allowance for loan losses. We cannot predict when economic conditions are likely to improve. We may also face additional risks in connection with the current economic environment, including the following:

•

Economic conditions that negatively affect housing prices and the job market have caused, and may continue to cause, the credit quality of our loan portfolios to deteriorate, and that deterioration in credit quality has had, and could continue to have, a negative effect on our business and results of operations.

•	Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities.

•	Rapidly changing market conditions could make the historical references we use to estimate our allowance for loan losses and reserves less reliable.

•	The value of our securities portfolio may decline.

•	We face new and increased regulation of our industry, and compliance with that regulation has increased our costs and increased compliance challenges and may continue to do so.

As these conditions or similar ones continue to exist or worsen, we could experience continuing or increased adverse effects on our financial condition and results of operations.

We are heavily regulated, and that regulation could limit or restrict our activities and adversely affect our earnings.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies, including the OCC, the Board of Governors of the Federal Reserve, the FDIC, and to a limited degree, the regulators in the states in which our branches are located. Our compliance with these regulations is costly and may restrict some of our activities, including payment of dividends (which are restricted, as discussed below), mergers and acquisitions, investments, loans and interest rates and locations of offices. As further discussed below, we are also subject to capitalization guidelines established by our regulators, which require us to maintain certain higher levels of capital to support our business.

In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. New legislative proposals continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including with respect to compensation, interest rates and the effect of bankruptcy proceedings on consumer real property mortgages. Further, federal and state regulatory agencies may adopt changes to their regulations and/or change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulation to us. Compliance with current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance. Additionally, evolving regulations concerning executive compensation may impose limitations on us that affect our ability to compete successfully for executive and management talent.

In addition, given the current economic and financial environment, our regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management or other operational practices for financial services companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of the regulations and laws and their interpretation of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency’s assessment of the quality of our assets differs from our assessment, we may be required to take additional charges that would have the effect of materially reducing our earnings, capital ratios and stock price.

Financial reform legislation recently enacted by Congress will, among other things, eliminate the Office of Thrift Supervision, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.

Congress recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

The Dodd-Frank Act includes provisions affecting large and small financial institutions alike, including several provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future. Among other things, these provisions abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies, relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, permanently raise the current standard maximum deposit insurance amount to $250,000, and impose new capital requirements on bank and thrift holding companies.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on us. However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.

We are subject to a consent order with the OCC.

On May 19, 2010, the Bank’s board of directors executed a stipulation and consent to the issuance of a consent order by the OCC, and the OCC issued a consent order to the Bank effective as of such date. The consent order requires the Bank to meet and maintain a minimum Tier 1 leverage ratio of 9.0% and a minimum total risk-based capital ratio of 12.0%. As a result of the consent order, the Bank is not deemed to be “well capitalized” under the applicable regulations as long as the consent order is in place. Because the Bank is also deemed to be in “troubled condition,” the Bank is required, among other things, to obtain OCC or FDIC approval before making severance payments to departing executives, adding new directors or senior officers or making any change in responsibilities of any current senior executive officer who is proposing to assume a different senior officer position. Additionally, the Bank is required to seek FDIC approval before it can accept, renew or roll over brokered deposits or pay a dividend and it will not be eligible for expedited processing of certain applications. The Bank’s regulators have considerable discretion in whether to grant required approvals, and we may not be able to obtain approvals if requested. The consent order also includes other operational and supervisory provisions. The consent order requires us to take certain actions and to implement certain action plans with respect to, among other things, a compliance committee, capital adequacy, strategic planning and capital planning, management competence and effectiveness, loan portfolio management, credit and collateral exceptions, other real estate owned, loan review, the allowance for loan and lease losses, criticized assets, credit concentration risk management, liquidity risk management, internal audit, and the correction of alleged legal violations identified in examination reports.

The minimum capital ratios for the Bank under the consent order may restrict our ability to leverage our capital into earnings. Additionally, if the Bank fails to comply with the requirements of the consent order, it may be subject to further regulatory action, including a requirement to prepare a plan to sell or merge the Bank. Moreover, the imposition of the consent order with the OCC could cause reputation damage to the, thereby reducing our ability to leverage our capital into earnings. The OCC also has broad authority to take additional actions against the Bank, including assessing civil fines and penalties, issuing additional consent or cease and desist orders, removing officers and directors, requiring us to sell or merge the Bank, and ultimately, appointing the FDIC as receiver of the Bank.

We are required to maintain higher capital levels than many other banks and our failure to comply with these higher capital ratios could lead to the OCC taking additional actions against the Bank.

The consent order requires the Bank to meet by September 19, 2010, and maintain a minimum Tier 1 leverage ratio of 9.0% and a minimum total risk-based capital ratio of 12.0%. If we do not attain and maintain these required minimum capital ratios, the OCC has broad authority to take additional actions against the Bank, including assessing civil fines and penalties, issuing additional consent or cease and desist orders, removing officers and directors, requiring us to sell or merge the Bank, and ultimately, appointing the FDIC as receiver of the Bank. As of June 30, 2010, the Bank had a Tier 1 leverage ratio of 5.4% and a total risk-based capital ratio of 10.7%.

The consent order with the OCC requires us to raise additional capital, but that capital may not be available or may be dilutive.

As part of the consent order entered into with the OCC in May 2010, the Bank is required to achieve by September 19, 2010, and maintain on an ongoing basis, a Tier 1 leverage ratio of 9.0% and a total risk-based capital ratio of 12.0%. As of June 30, 2010, the Bank had a Tier 1 leverage ratio of 5.4% and a total risk-based capital ratio of 10.7%. As a result of our recent losses and the Bank’s requirement for additional capital to meet these higher ratios, we have a need to raise additional capital. We are currently seeking to raise this capital through all available sources, including public or private equity offerings. Our ability to raise capital will depend on conditions in the capital markets, which are outside of our control, and on our financial performance. Accordingly, we cannot be assured of our ability to raise capital when needed or on favorable terms. If we cannot raise additional capital when needed, we could be subject to further regulatory actions, which are enumerated under the risk factor entitled “We are subject to a consent order with the OCC.” Any additional capital that we generate in the future, whether through exchange offers, underwritten offerings of common stock, or other public or private transactions, would be dilutive to our common shareholders and may reduce the market price of our common stock. Our inability to raise capital could materially and adversely affect our business, financial condition, or results of operations.

We have a significant deferred tax asset that may not be fully realized.

We had net deferred tax assets of $30.9 million as of June 30, 2010. As of June 30, 2010, we had a valuation allowance of $719,000 established against our state deferred tax asset. This valuation allowance was established due to differences in the carryforward periods in state and federal tax laws. In evaluating the need for a valuation allowance, we estimated future taxable income based on management approved forecasts. This process required significant judgment by management about matters that are by nature uncertain. If future events differ significantly from our current forecasts, we may need to adjust our valuation allowance, which could have a material adverse effect on our results of operations and financial condition.

Our loan portfolio is highly concentrated in commercial real estate in certain geographic areas.

Commercial real estate and farm loans totaled $562.2 million as of June 30, 2010. Additionally, construction and development loans totaled $136.7 million as of June 30, 2010. As of June 30, 2010,

approximately 73.1% of our loans had real estate as a primary or secondary component of collateral. Our construction and development loan portfolio includes residential and non-residential construction and development loans. Our residential construction and development portfolio consists mainly of loans for the construction, development, and improvement of residential lots, homes, and subdivisions. Our non-residential construction and development portfolio consists mainly of loans for the construction and development of office buildings, hotels, and other non-residential commercial properties. Our commercial real estate and farm loan portfolio consists primarily of loans secured by office buildings, retail centers, warehouses, farm land and other commercial properties located primarily in our Mississippi, Memphis, Florida, Tuscaloosa, and Nashville market areas. The regional economic conditions in areas in which we conduct our business have an impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our deposit funding sources.

Commercial real estate loans are typically larger than residential real estate loans and consumer loans and depend on sales, in the case of construction and development loans, and cash flows, in the case of other commercial real estate loans, from the property to service the debt. Sales and cash flows have been and may continue to be adversely affected by general economic conditions, and a further deterioration in the markets where our collateral is located could increase the likelihood of default. Because our loan portfolio contains a significant number of commercial real estate loans with relatively large balances, the deterioration of a few of these loans has caused and could continue to cause a significant increase in our non-performing loan balances. The concentration of residential construction and development in our commercial real estate loan portfolio is a contributing factor that led to our entry into a consent order with the OCC. A further increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations. Additionally, the consent order requires us to implement additional policies and procedures with respect to our commercial real estate loan portfolio that could have a material adverse effect on our results of operations.

Our allowance for loan losses may not be adequate to cover actual losses.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease. Management maintains an allowance for loan losses based upon, among other things:

•	historical experience;

•	repayment capacity of borrowers;

•	an evaluation of local, regional and national economic conditions;

•	regular reviews of delinquencies and loan portfolio quality;

•	collateral evaluations;

•	current trends regarding the volume and severity of past due and problem loans;

•	the existence and effect of concentrations of credit;

•	results of regulatory examinations; and

•	from time to time, the advice of consultants.

Based on those factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, the consent order requires our board of directors to review our allowance for loan losses at least quarterly and the OCC periodically reviews our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs. The OCC judgments may differ from those of our management. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, which may be beyond our control, including changes in interest rates, and these losses may exceed current estimates. While we believe that the allowance for loan losses is adequate to cover current losses, we cannot provide assurance that we will not need to increase our allowance for loan losses or that regulators will not require an increase in our allowance. Either of these occurrences could materially and adversely affect our financial condition and results of operations.

We have incurred significant losses and may incur additional losses.

We incurred a net loss of $4.2 million, or $0.35 per common share, for the six months ended June 30, 2010, and a net loss of $112.2 million, or $9.42 per common share, for the year ended December 31, 2009. These losses, excluding the impact of the impairment loss on goodwill of $66.5 million in 2009, have resulted primarily from losses in our loan portfolio and we may suffer additional losses in the future.

Competition in the banking industry is intense and may adversely affect our profitability.

The banking business is highly competitive, and we experience competition from many other financial institutions in our markets. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other regional, super-regional, national and international financial institutions that operate offices in our markets and elsewhere. Moreover, this highly competitive industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Many of our competitors have fewer regulatory constraints, and some have lower cost structures. In recent years, competition has intensified as a result of consolidation efforts. During the first quarter of 2010, competition continued to intensify as the challenges of the financial crises and market disruption led to further redistribution of deposits and certain banking assets to stronger financial institutions. We expect this trend to continue. The competitive landscape has been affected by the conversion of traditional investment banks to bank holding companies during the financial crises due to the access it provides to government-sponsored sources of liquidity.

We compete with these institutions both in attracting deposits and in making loans. Price competition for loans might result in us originating fewer loans, or earning less on our loans, and price competition for deposits might result in a decrease in our total deposits or higher rates on our deposits. We have to attract our client base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. We may face a competitive disadvantage as a result of our smaller size and inability to spread our marketing costs across a broader market. Our ability to compete successfully depends on a number of factors, including, among other things, concentrating our marketing efforts in our communities with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local clients. Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which could materially and adversely affect our financial condition and results of operations.

Further deterioration of local economic conditions where we operate could have a continuing adverse effect on us.

Our success depends significantly on the general economic conditions of the geographic markets we serve in the states of Alabama, Florida, Georgia, Mississippi and Tennessee. The local economic conditions in these areas have a significant impact on our commercial, real estate, and construction loans, the ability of borrowers to repay these loans, and the value of the collateral securing these loans. As a consequence of the difficult economic environment, we experienced losses, resulting primarily from significant provisions for loan losses. There can be no assurance that the economic conditions that have adversely affected the financial services industry, and the capital, credit and real estate markets generally, will improve in the near term, in which case we could continue to experience losses and write-downs of assets, and could face capital and liquidity constraints or other business challenges. Adverse changes in, and further deterioration of, the economic conditions of the southeastern United States in general or any one or more of our local markets could negatively affect our financial condition, results of operations and our profitability. A continuing deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•	collateral for loans we make, especially real estate, may decline in value, in turn reducing a customer’s borrowing power, and reducing the value of assets and collateral associated with our loans.

Liquidity needs could adversely affect our results of operations and financial condition.

The Bank’s primary sources of funds are client deposits, maturing or called securities and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors outside of our control, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including interest rates paid by competitors, general interest rate levels, returns available to clients on alternative investments and general economic conditions. Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Those sources include federal funds lines of credit from correspondent banks and, under certain circumstances, borrowing from the Federal Reserve’s discount window. While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if regulatory restrictions should limit their availability. We may be required to slow or discontinue capital expenditures or other investments or liquidate assets should those sources not be adequate.

Emergency measures designed to stabilize the U.S. banking system are beginning to wind down.

Since mid-2008, a host of legislation and regulatory actions have been implemented in response to the financial crisis and the recession. Some of the programs are beginning to expire and the impact of the wind-down of these programs on the financial sector, including our counterparties, and on the economic recovery is unknown.

•

TARP, established pursuant to the EESA legislation, was scheduled to expire on December 31, 2009; however, the U.S. Treasury has announced that it will be extended until October 31, 2010. TARP includes the CPP, pursuant to which the U.S. Treasury is authorized to purchase senior preferred stock and warrants to purchase common stock of participating financial institutions. Also under TARP, the U.S. Treasury has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments, from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. Recent indications from the U.S. Treasury are that TARP funds may be used to stimulate small business lending and to support mortgage loan modification efforts.

•	The U.S. Treasury guarantee on money market mutual funds established on September 19, 2008, expired on September 18, 2009, and the U.S. Treasury did not extend the program.

•

On September 9, 2009, the FDIC issued a notice of proposed rulemaking requesting comments on whether a temporary emergency facility should be left in place following the expiration on October 31, 2009 of the Temporary Liquidity Guarantee Program, which guaranteed certain senior unsecured debt of banks and certain holding companies. The Transaction Account Guarantee portion of the program which guarantees noninterest bearing bank transaction accounts on an unlimited basis, is scheduled to continue until December 31, 2010.

•

Since 2008, the Federal Reserve has purchased several billion dollars of mortgage-related assets in order to support the mortgage lending industry during the financial crisis. The Federal Reserve is beginning to reduce its balance sheet as the financial crisis appears to abate, with the result that the supply of mortgage related assets on the market may increase substantially.

•

As part of its response to the financial crisis, the Federal Reserve has maintained interest rates at historically low levels. The chairman of the Federal Reserve has indicated that rates will remain low in the near term, but an increase in rates could occur in the coming year.

Legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act in response to the current crisis in the financial sector and on February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The U.S. Treasury and banking regulators have implemented a number of programs under this legislation to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual impact that the Emergency Economic Stabilization Act or the ARRA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the Emergency Economic Stabilization Act or the ARRA to help stabilize the financial markets and a continuation or worsening of current financial market conditions could have a material adverse effect on our business, financial condition, results of operations, access to credit or the value of our securities.

In addition, a stall in the economic recovery or a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

Changes in monetary policy and interest rates could adversely affect our profitability.

Our results of operations are affected by decisions of monetary authorities, particularly the Federal Reserve. Our profitability depends to a significant extent on our net interest income. Net interest income is the difference between income generated from interest-earning assets and interest expense on funding those assets. Our net interest income has declined in recent periods due to a decline in interest rates. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but those changes could also affect our ability to originate loans and obtain deposits, and the average duration of our mortgage-backed securities portfolio.

Our net interest income will be adversely affected if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest earned on loans and investments. Changes in interest rates could also adversely affect the income of some of our noninterest income sources. For example, declines in security values could further reduce our trust and investment income.

In light of changing conditions in the national economy and in the financial markets, particularly the uncertain economic environment, the continuing threat of terrorist acts and the current military operations in the Middle East, we cannot predict possible future changes in interest rates, which may negatively affect our deposit levels, our loan demand and our business and earnings. Furthermore, the actions of the United States and other governments in response to ongoing economic crisis may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Our non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition.

Although we believe the economy has stabilized and begun improving in some respects, we expect to continue to incur provisions for loan losses relating to non-performing loans. We generally do not record interest income on non-performing loans or other real estate owned, thereby adversely affecting our earnings, and increasing our loan administration costs. When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of non-performing assets increases our risk profile and may impact the capital levels our regulators believe are appropriate in light of the ensuing risk profile. While we reduce problem assets through loan sales, workouts, restructurings and otherwise, decreases in the value of the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of non-performing assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities. There can be no assurance that we will not experience future increases in non-performing assets.

We face regulatory risks related to our commercial real estate loan concentrations.

Commercial real estate is cyclical and poses risks of possible loss due to concentration levels and similar risks of the asset class. The consent order requires us to implement improved underwriting, internal controls, risk management policies and portfolio stress testing. Regulators may also require higher levels of provisions for possible loan losses and capital levels as a result of our commercial real estate lending concentration and exposures. We face the risk that our commercial real estate loan portfolio may continue to experience significant losses going forward.

Changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board, or other authoritative bodies, could materially impact our financial statements.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the regulatory agencies, the Financial Accounting Standards Board, and other authoritative bodies change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations.

Our financial condition and outlook may be adversely affected by damage to our reputation.

Our financial condition and outlook is highly dependent upon perceptions of our business practices and reputation. Our ability to attract and retain customers and employees could be adversely affected to the extent our reputation is damaged. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance, regulatory compliance, mergers and acquisitions, disclosure, sharing or inadequate protection of customer information and from actions taken by government regulators and community organizations in response to that conduct. Damage to our reputation could give rise to legal risks, which, in turn, could increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses. Additionally, reputation damage could result in a loss of deposits, thereby reducing liquidity and reducing our ability to leverage our capital into earnings.

The failures of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and potential failures of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with a variety of counterparties in the financial services industry. As a result, defaults by, or even rumors or concerns about, one or more financial institutions with whom we do business, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. Our credit risk may be exacerbated when the collateral we hold cannot be sold at prices that are sufficient for us to recover the full amount of our exposure. In addition, failures of other financial institutions, and in particular, the failure of community banks, could damage our reputation and credibility. Any losses or damage to our reputation could materially and adversely affect our financial condition and results of operations.

Diminished access to alternative sources of liquidity could adversely affect our net income, net interest margin and our overall liquidity.

We have historically had access to a number of alternative sources of liquidity, but given the downturn in the credit and liquidity markets, there is no assurance that we will be able to obtain such liquidity on terms that are favorable to us, or at all. For example, the cost of out-of-market deposits could exceed the cost of deposits of similar maturity in our local market area, making them unattractive sources of funding; financial institutions may be unwilling to extend credit to banks because of concerns about the banking industry and the economy generally; and, given recent downturns in the economy, there may not be a viable market for raising equity capital. If our access to these sources of liquidity is diminished, or only available on unfavorable terms, then our net interest margin and our overall liquidity will be adversely affected. In addition, under the consent order we must obtain a waiver from the FDIC prior to accepting, renewing or rolling over brokered deposits and must set our deposit rates at or under the national rate cap imposed by the regulators.

We may be required to pay significantly higher FDIC premiums in the future.

Recent insured institution failures, as well as deterioration in banking and economic conditions, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio to historical lows. The FDIC expects a higher rate of insured institution failures in the next few years compared to recent years. The FDIC may raise the premiums even higher in the future. Therefore, the reserve ratio may continue to decline, and there may be additional increases in FDIC premiums. In 2009, the Bank (together with all other insured depository institutions) was required to pre-pay three years of insurance premiums. Our FDIC insurance related costs totaled approximately $4.3 million for 2009 and approximately $1.8 million for the first six months of 2010. Additionally, the Dodd-Frank Act permanently increased the limit on FDIC coverage to $250,000, and we may incur increased FDIC premiums in the future as a result of such increase.

We are a bank holding company and depend on our subsidiaries for dividends, distributions and other payments.

The Corporation is a company separate and apart from the Bank, and we must provide for our own liquidity. Substantially all of our revenues are obtained from dividends declared and paid by the Bank. The Bank’s ability to declare and pay dividends is limited by the consent order. The consent order provides that the Bank may not pay a dividend or make a capital distribution unless it is approved by the OCC and the Bank is in compliance with its capital plan. The Federal Reserve has issued policy statements generally requiring insured banks and bank holding companies to pay dividends only out of current operating earnings. We do not anticipate paying dividends on our common stock in the near future.

In addition, if any of the Corporation’s subsidiaries become insolvent, the direct creditors will have a prior and superior claim on its assets. The Corporation’s rights and the rights of the Corporation’s creditors will be subordinate to such direct creditors’ claims. Additionally, if the Bank becomes subject to federal conservatorship or receivership, the Corporation would probably suffer a complete loss of the value of our ownership interest in the Bank.

We face litigation and legal liability risks.

We have been named, from time to time, as a defendant in various legal actions, including arbitrations and other litigation arising in connection with our activities. Threatened legal actions could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We are also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. Any substantial legal liability resulting from litigation could materially and adversely affect our business, financial condition or results of operations.

Our inability to hire or retain key professionals, management and staff could adversely affect our revenues and net income.

We rely on key personnel to manage and operate our business, including major revenue generating functions such as the loan and deposit portfolios. The ARRA has imposed significant limitations on executive compensation for recipients, like us, which may make it more difficult for us to retain and recruit key personnel. The loss of key staff may adversely affect our ability to maintain and manage these portfolios effectively, which could negatively affect our revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in our results of operations.

An interruption or breach in security with respect to our information systems, as well as information systems of our outsourced service providers, could have a material adverse effect on our financial condition and results of operations.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security with respect to our information systems, as well as information systems of our outsourced service providers, could damage our reputation, result in a loss of client business, subject us to additional regulatory scrutiny, or expose us to civil litigation, any of which could result in failures or disruptions in our client relationship management, general ledger, deposit, loan and other systems resulting in a material adverse effect on our financial condition and results of operations.

Hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business.

We operate and make loans in the state of Florida, which is viewed as a hurricane-prone area. Hurricanes destroy collateral and the service businesses that support the area, and may affect the demand for houses and services in a hurricane-prone area. Our results could be adversely affected if we suffered higher than expected losses on our loans due to weather events.

ITEM 2 – UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Not applicable

ITEM 3 – DEFAULTS UPON SENIOR SECURITIES

Not applicable

ITEM 4 – RESERVED

ITEM 5 – OTHER INFORMATION

Not applicable

ITEM 6 – EXHIBITS

11	Statement re computation of earnings per share

31.1	Certificate pursuant to Rule 13a-14(a) or 15d-14(a) of Securities Exchange Act of 1934 as adopted pursuant to section 302 of Sarbanes-Oxley Act of 2002-Principal Executive Officer

31.2	Certificate pursuant to Rule 13a-14(a) or 15d-14(a) of Securities Exchange Act of 1934 as adopted pursuant to section 302 of Sarbanes-Oxley Act of 2002-Principal Financial Officer

32.1	Certificate pursuant to 18 U.S.C., Section 1350 as adopted pursuant to section 906 of Sarbanes-Oxley Act of 2002—Chief Executive Officer

32.2	Certificate pursuant to 18 U.S.C., Section 1350 as adopted pursuant to section 906 of Sarbanes-Oxley Act of 2002—Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CADENCE FINANCIAL CORPORATION
Registrant

Date: August 11, 2010	/s/ Richard T. Haston
Richard T. Haston
Executive Vice President and Chief Financial Officer (on behalf of the Registrant and as principal financial officer)

REVOCABLE PROXY

CADENCE FINANCIAL CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

December 9, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert L. Calvert, III, Robert A. Cunningham, Allen B. Puckett, III, and Sammy J. Smith, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of Cadence Financial Corporation which the undersigned is entitled to vote only at the Special Meeting of Shareholders to be held on December 9, 2010 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

1.	To approve and adopt the Agreement and Plan of Merger dated as of October 6, 2010, by and among Cadence, Community Bancorp LLC (“CBC”) and Maroon Acquisition Corp., a wholly-owned subsidiary of CBC (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Cadence, with Cadence continuing thereafter as a wholly-owned subsidiary of CBC on and subject to the terms and conditions contained therein.

FOR	AGAINST	ABSTAIN

2.	To approve the proposal to adjourn the meeting to a later date or dates to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

FOR	AGAINST	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” the proposal. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.